Exhibit 2.1

Execution Version

Business Combination AGREEMENT

by and among

MDH Acquisition corp.

PAylink holdings inc.

Normandy holdco llc

OLIVE VENTURES HOLDINGS, INC.

MILESTONE Merger sub inc.

mdh merger sub inc.

CF OMS LLC

AND

OP GROUP HOLDINGS, LLC

Dated as of july 21, 2021

i

EXHIBITS

Exhibit A	Form of Company A&R LLCA

Exhibit B	Form of Tax Receivable Agreement

Exhibit C	Form of Investor Rights Agreement

Exhibit D	Form of Registration Rights Agreement

Exhibit E	Form of Lock-Up Agreement

Exhibit F	Form of PubCo A&R Charter

Exhibit G	Form of PubCo A&R Bylaws

SCHEDULES

Closing Consideration Schedule

Company Disclosure Schedules

Blocker Disclosure Schedules

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of July 21, 2021 (the “Effective Date”), by and among (i) MDH Acquisition Corp., a Delaware corporation (“MDH”), (ii) Paylink Holdings Inc., a Delaware corporation (“Blocker”), (iii) Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), (iv) Olive Ventures Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Blocker (“PubCo”), (v) Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Milestone Merger Sub”), (vi) MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“MDH Merger Sub,” and together with PubCo and Milestone Merger Sub, the “PubCo Parties”), (vii) CF OMS LLC, a Delaware limited liability company (“CF OMS”), and (viii) OP Group Holdings, LLC, a Delaware limited liability company (the “Company”). Each of MDH, Blocker, Blocker Owner, PubCo, Milestone Merger Sub, MDH Merger Sub, CF OMS and the Company is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

whereas, (a) MDH is a blank check company incorporated to acquire one or more operating businesses through a Business Combination, (b) PubCo is a newly-formed entity that was formed for the purposes of consummating the Transactions and the Parties have agreed that it is desirable for PubCo to register with the SEC to become a publicly-traded company and the parent company of MDH and the Company, (c) Milestone Merger Sub is a newly-formed entity that was formed for the sole purpose of consummating the Blocker Merger, and (d) MDH Merger Sub is a newly-formed entity that was formed for the sole purpose of consummating the MDH Merger.

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo has entered into subscription agreements (each, a “Subscription Agreement”) with the investors named therein (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in the aggregate amount of $15,000,000 in public equity in the form of shares of PubCo Class A Common Stock (the “PIPE Investment”) on the terms and subject to the conditions set forth therein, with such purchases to be consummated at or prior to the Closing.

WHEREAS, to effect the Transactions, the Company LLCA shall be amended and restated in substantially the form attached hereto as Exhibit A (the “Company A&R LLCA”) to, among other things, revise the capitalization of the Company and provide that the Equity Interests of the Company shall consist solely of Company Units.

WHEREAS, upon the closing of the PIPE Investment, PubCo shall contribute an amount equal to the Blocker Cash Consideration Amount to Milestone Merger Sub.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Milestone Merger Sub will merge with and into Blocker, with Blocker as the surviving company and a wholly-owned subsidiary of PubCo (the “Blocker Merger”).

WHEREAS, in connection with the Blocker Merger, all outstanding equity of Blocker shall be converted into the right of Blocker Owner to receive a number of shares of PubCo Class A Common Stock equal to the Blocker Share Consideration Amount, up to 2,500,000 Earnout Shares to the extent issuable pursuant to Section 3.3, and an amount of cash equal to the unreturned capital contribution balance of the Series A Preferred Units (as defined in the Company LLCA) owned by Blocker pursuant to the Company LLCA had the Company LLCA not been amended and restated (such cash consideration amount, the “Blocker Cash Consideration Amount”, which Blocker Cash Consideration Amount plus the CF OMS Cash Consideration Amount shall equal the Preferred Amount) and payments and certain rights under the Tax Receivable Agreement, in each case as further set forth on the Closing Consideration Schedule.

WHEREAS, immediately following the Blocker Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, MDH Merger Sub will merge with and into MDH, with MDH as the surviving company and a wholly-owned subsidiary of PubCo (the “MDH Merger,” and together with the Blocker Merger, the “Mergers”).

WHEREAS, in connection with the MDH Merger, (a) each share of MDH outstanding immediately prior to the Effective Time will be converted into one share of PubCo Class A Common Stock, and (b) each MDH Warrant outstanding as of immediately prior to the Effective Time will be exchanged for a PubCo warrant exercisable for shares of PubCo Class A Common Stock (such exchanged warrants, the “PubCo Warrants”).

WHEREAS, immediately following the MDH Merger, CF OMS shall pay to PubCo an amount equal to the aggregate par value thereof for (a) a number of shares of vested PubCo Class B Common Stock equal to the CF OMS Share Consideration Amount, which number of shares of PubCo Class B Common Stock shall be equal to the number of Common Units held by CF OMS after giving effect to the Transactions and (b) 2,500,000 shares of unvested PubCo Class B Common Stock, which number of shares of PubCo Class B Common Stock shall be equal to the number of Earnout Units held by CF OMS (collectively, the “CF OMS Class B Purchase”).

WHEREAS, immediately following the CF OMS Class B Purchase, PubCo shall contribute to Surviving MDH all the remaining cash of PubCo (the “Surviving MDH Contribution”).

WHEREAS, immediately following the Surviving MDH Contribution, CF OMS shall sell to Surviving MDH a number of Common Units (valued at $10 per Common Unit) such that the amount of cash paid by Surviving MDH to CF OMS is equal to the unreturned capital contribution balance of the Series A Preferred Units owned by CF OMS pursuant to the Company LLCA had the Company LLCA not been amended and restated (such cash consideration amount, the “CF OMS Cash Consideration Amount”, which CF OMS Cash Consideration Amount plus the Blocker Cash Consideration Amount shall equal the Preferred Amount) in exchange for the CF OMS Cash Consideration Amount and payments and certain rights under the Tax Receivable Agreement, in each case as further set forth on the Closing Consideration Schedule (such sale, the “CF OMS Sale”).

WHEREAS, immediately following the CF OMS Sale, Surviving MDH shall contribute to the Company all the remaining cash of Surviving MDH (such contribution, the “Company Contribution”) in exchange for (a) a number of Common Units equal to (i) the aggregate number of vested shares of PubCo Class A Common Stock outstanding as of the time of such sale (including shares issued in connection with the Mergers and the PIPE Investment) less (ii) all Common Units held by Surviving Blocker or already held by Surviving MDH as a result of the CF OMS Sale, and (b) 5,175,000 Earnout Units. The Company Contribution shall be used by the Company to fund repayment of certain Company indebtedness, payment of certain Transaction Expenses and operations and future growth of the Group Companies following the Closing.

WHEREAS, each of the Parties intends that the Transactions will qualify for the Intended Tax Treatment as described in Section 11.1(e).

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of MDH, PubCo, Milestone Merger Sub, MDH Merger Sub, the Blocker, the Blocker Owner, CF OMS and the Company, as applicable, have approved and declared advisable entry into this Agreement, the Mergers, and the other Transactions, upon the terms and subject to the conditions set forth in the Agreement and the Ancillary Agreements and in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), as applicable.

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of MDH, PubCo, Milestone Merger Sub, MDH Merger Sub, the Blocker, the Blocker Owner, CF OMS and the Company, as applicable, have determined that this Agreement, the Mergers and the other Transactions are fair to, advisable to and in the best interest of their respective equityholders and, in the case of the aforementioned Parties, as applicable, have recommended to their respective equityholders the adoption of this Agreement and the approval of the Mergers and the other Transactions.

WHEREAS, simultaneously with the Closing, CF OMS, the Company, Blocker Owner, MDH and PubCo will enter into a Tax Receivable Agreement in substantially the form attached hereto as Exhibit B (the “Tax Receivable Agreement”).

WHEREAS, simultaneously with the Closing, CF OMS, Blocker Owner, MDIH Sponsor, LLC, a Delaware limited liability company (“Sponsor”), and PubCo will enter into an Investor Rights Agreement in substantially the form attached hereto as Exhibit C (the “Investor Rights Agreement”).

WHEREAS, simultaneously with the Closing, PubCo and the other parties thereto will enter into the Registration Rights Agreement in substantially the form attached hereto as Exhibit D (the “Registration Rights Agreement”).

WHEREAS, concurrently with the execution of this Agreement, Sponsor, MDH, PubCo and the Company are entering into the Transaction Support Agreement (the “Transaction Support Agreement”).

WHEREAS, concurrently with the execution of this Agreement, Sponsor, MDH, PubCo and the Company are entering into a Letter Agreement (the “Sponsor Letter Agreement”) pursuant to which, subject to the terms and conditions set forth therein, the Sponsor has agreed to subject 5,175,000 shares of PubCo Class A Common Stock to be issued to it in connection with the MDH Merger to potential forfeiture.

WHEREAS, simultaneously with the Closing, PubCo, Blocker Owner, the Sponsor and CF OMS will enter into a Lock-Up Agreement in substantially the form attached hereto as Exhibit E (the “Lock-Up Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, agree as follows:

Article I
Certain Definitions

Section 1.1      Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.

“Additional MDH Filings” means all forms, reports and filings, collectively, other than the Proxy Statement/Prospectus, required to be made by MDH under the Securities Act and Securities Exchange Act in connection with the Transactions.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. Notwithstanding the foregoing, (a) no portfolio company of any Affiliate of a Group Company shall be deemed an “Affiliate” of any Group Company and (b) following the Closing, none of CF OMS, Blocker Owner or any of their respective equityholders will be considered Affiliates of a Group Company. Softbank and members of the Softbank Group shall not be deemed Affiliates of CF OMS or of its Affiliates.

“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby and thereby, including the Company A&R LLCA, the PubCo A&R Charter, the PubCo A&R Bylaws, the Subscription Agreements, the Tax Receivable Agreement, the Lock-Up Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the Transaction Support Agreement, the Sponsor Letter Agreement, and the documents entered in connection therewith, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws related to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and all other applicable Laws that prohibits bribery, corruption, fraud or other improper payments.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the MDH Stock Redemptions), plus (b) the amount of the PIPE Proceeds, plus (c) Cash on Hand, net of Transaction Expenses.

“Beneficial Owner” means, with respect to any Equity Interests, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such Equity Interests or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such Equity Interests. The terms “Beneficially Owned” and “Beneficial Ownership” have a correlative meaning.

“Blocker Capital Stock” means the capital stock of the Blocker.

“Blocker Disclosure Schedules” means the Disclosure Schedules delivered by the Blocker to MDH concurrently with the execution and delivery of this Agreement.

“Blocker/Pubco Fundamental Representations” means the representations and warranties set forth in Section 5.1(a), Section 5.1(b), the second sentence of Section 5.1(d) and Section 5.1(e) (Organization; Authority; Enforceability), Section 5.3 (Capitalization) and the first two sentences of Section 5.4(a) (Holding Company; Ownership).

“Blocker Share Consideration Amount” means an amount, rounded to the nearest whole number, resulting from (a) $890,500,000 minus the Preferred Amount, divided by (b) $10.00, divided by (c) 2.

“Business Combination” has the meaning ascribed to such term in the MDH Certificate of Incorporation.

“Business Day” means any day, other than a Saturday or Sunday, on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any other day on which commercial banks are not required or authorized to close in the State of New York.

“Cash on Hand” means all cash of the Group Companies (including deposits in transit that have not yet cleared and net of all amount in respect of outstanding checks (issued but uncleared)).

“CF OMS Share Consideration Amount” means an amount, rounded to the nearest whole number, resulting from (a) $890,500,000 minus the Preferred Amount, divided by (b) $10.00, divided by (c) 2.

“Clayton Act” means the Clayton Act of 1914.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the Company A&R LLCA.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to MDH concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, profit sharing, incentive, severance, separation, employment, transaction, change in control, retention, deferred compensation, retiree or post-termination health or welfare, fringe benefit or other employee benefit plan, program, policy, agreement, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies for the benefit of any current or former employees, independent contractors, or consultants of any of the Group Companies or under or with respect to which any of the Group Companies has any Liability, but in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA or any plan that is required by applicable law and is sponsored or maintained by a Governmental Entity.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1(a), Sections 4.1(b), the second sentence of Section 4.1(d) and Section 4.1(e) (Organization; Authority; Enforceability) and Section 4.3(a) (Capitalization).

“Company LLCA” means the Limited Liability Company Agreement of the Company, dated as of April 28, 2017.

“Company Representative” has the meaning given to such term in the Company A&R LLCA.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Units” means Equity Interests in the Company, which Equity Interests consist of the Common Units and the Earnout Units.

“Competing Transaction” means (a) any transaction which upon consummation thereof, would (i) result in a Group Company entity, directly or indirectly, becoming a public company or (ii) impede, materially interfere with or prevent the Transactions, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, spin-out or other business combination or similar transaction) of any material portion of the assets or business of the Group Company, taken as a whole (but excluding the sale of assets in the Ordinary Course of Business that in the aggregate would not reasonably be expected to impede, interfere with, prevent, or would not reasonably be expected to materially delay the Transactions) or (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale or other business combination or similar transaction) of Equity Interests, voting interests or debt securities of any Group Company, in each case, the purpose of which is to frustrate the consummation of the Transactions, in all cases of clauses (a) through (c), either in one or a series of related transactions.

“Confidential Information” means all confidential or proprietary information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by a Party or any Group Company (each, a “Disclosing Party”) to any other Party (each, a “Recipient”), which in any way relates or pertains to the Disclosing Party or its Affiliates. Notwithstanding the foregoing, “Confidential Information” shall not include information that is (at the time of disclosure) or becomes (a) available to the public through no fault of the Recipient or its Affiliates (other than the Disclosing Party) or representatives, (b) was properly known to the Recipient or its Affiliates (other than the Disclosing Party) or representatives, without restriction, prior to disclosure by the Disclosing Party, as shown by documentary or other reasonable evidence, (c) was properly disclosed to the Recipient or its Affiliates (other than the Disclosing Party) or their respective representatives by another Person without restriction or (d) was independently developed by the Recipient or its Affiliates (other than the Disclosing Party) or their respective representatives without use of or reference to the Confidential Information, as shown by documentary or other reasonable evidence.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 8, 2021 between MDH and the Company.

“Contract” means any legally binding contract, agreement, commitment, license, undertaking, arrangement, concession, understanding, or Lease, whether written or oral (including any amendments thereto).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Tax Measure” means any legislation or order enacted or issued by any U.S. federal Governmental Entity with respect to any Tax matter in response to COVID-19 (including, without limitation, the CARES Act and the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020) and any administrative authority issued pursuant to such legislation or order or otherwise issued with respect to any Tax matter in response to COVID-19 (including, without limitation, IRS Notice 2020-65).

“Credit Agreement” means the Credit Agreement, dated as of April 28, 2017, as previously amended and as may be further amended, restated, amended and restated, supplemented or modified from time to time), by and among Paylink Payment Plans, LLC, Omnisure Group, LLC, the Company, the lenders party thereto, The Huntington National Bank, as administrative agent and certain other parties thereto.

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“Disclosure Schedules” means the Blocker Disclosure Schedules and the Company Disclosure Schedules.

“Earnout Units” means an aggregate of: (a) 1,250,000 Series 2 Earnout Units (as defined in the Company A&R LLCA) and 1,250,000 Series 4 Earnout Units (as defined in the Company A&R LLCA) issued to CF OMS; (b) 1,250,000 Series 2 Earnout Units and 1,250,000 Series 4 Earnout Units issued to the Surviving Blocker; and (c) 1,725,000 Series 1 Earnout Units (as defined in the Company A&R LLCA), 1,725,000 Series 3 Earnout Units (as defined in the Company A&R LLCA) and 1,725,000 Series 5 Earnout Units (as defined in the Company A&R LLCA) issued to Surviving MDH; which Earnout Units may be converted into an equal number of Common Units upon the occurrence of the Milestones set forth in Section 3.3 or the Sponsor Letter Agreement, as applicable, and in accordance with the terms of the Company A&R LLCA.

“Environmental Laws” means all Laws concerning (a) human health or safety (as relating to exposure to Hazardous Materials), (b) Hazardous Materials, including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of such Hazardous Materials, or (c) the protection of the environment or natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource).

“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into Contracts to subscribe for or acquire Equity Interests in PubCo in exchange for cash prior to or in connection with the Transactions (the “Equity Financing”), including the parties named in any Subscription Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, Affiliates and their respective representatives involved in such subscription or acquisition and, in each case, their respective successors and assigns.

“Equity Interests” means, with respect to any Person, (a) all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, (b) all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, (c) all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, (d) warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and (e) all of the other ownership or profit interests of such Person (including partnership, member or trust interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Group Company, any Person other than the Group Companies that, together with any Group Company, is under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

“Ex-Im Laws” means all Laws related to export, controls, import, import controls, deemed export, reexport, transfer, and retransfer controls, including, the U.S. Export Administration Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Agent” means the agent for the surrender of MDH Class A Common Stock in exchange for PubCo Class A Common Stock, to be mutually agreed by the Company and MDH.

“Executives” means Rebecca Howard, Justin Thomas, Armon Withey and Kevin Hovis.

“Excluded Holders” means CF OMS, Blocker Owner, Sponsor and their respective Affiliates.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Flow-Through Tax Return” means any Tax Return filed by or with respect to any Group Company if (a) such entity is treated as a partnership, disregarded entity, or other “flow-through entity” for purposes of such Tax Return or (b) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of any direct or indirect owners of any Group Company, including any Tax Return required to be filed on IRS Form 1065 (or any similar state or local Tax Return).

“Form S-4” means the Registration Statement on Form S-4 (or such other applicable form as MDH and the Company may agree) to be filed by PubCo in connection with the registration under the Securities Act of the shares of PubCo Class A Common Stock and PubCo Warrants to be issued in the MDH Merger, and containing the Proxy Statement/Prospectus to be filed with the SEC by MDH in connection with the MDH Stockholder Meeting, including any supplements or amendments thereto.

“Fraud” with respect to a Party means (a) an intentional misrepresentation by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in this Agreement with the intent by such Party that the other Parties rely on such misrepresentation to such other Party’s material detriment and (b) such other party reasonably relies on, and suffers losses as a result of, such misrepresentation. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a company or corporation, its certificate of incorporation (or analogous document) and bylaws as amended from time to time, (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Group Companies” means, collectively, the Company and the Company Subsidiaries.

“Group Company Intellectual Property” means all Owned Intellectual Property and all material Intellectual Property used or held for use in connection with, or otherwise necessary for, conducting the business of the Group Companies as currently conducted.

“Group Company IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology equipment, and all associated documentation, in each case, used or held for use in connection with, or otherwise necessary for conducting the business of the Group Companies as currently conducted.

“Hazardous Materials” means all substances, materials or wastes regulated by, or for which Liability or standards of conduct may be imposed pursuant to, Environmental Laws due to their dangerous or deleterious properties or characteristics, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, noise, mold, odor, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, with respect to any Person, all Liabilities (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services, businesses (other than trade payables, or accruals incurred in the Ordinary Course of Business) or with respect to any conditional sale, title retention, consignment or similar Contracts, including earn-outs, (d) any obligation for a lease classified as a capital or finance Lease in the Financial Statements (or lease obligations that should have been on the books and records or financial statements of such Person as such or as synthetic lease obligations in accordance with GAAP), (e) any letters of credit, bankers acceptances or other obligation by which such Person assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts or instruments, and (g) in the nature of guarantees of the obligations described in clauses (a) through (g) above.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all patents, industrial designs, and utility models, and any applications for any of the foregoing; all re-issues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations, and continuations-in-part for any of the foregoing; all patents, applications, documents, and filings claiming priority to or serving as a basis for priority for any of the foregoing; and all statutory invention registrations, or similar rights in inventions, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, tag lines, trade names, corporate names, fictitious business names (d/b/a’s), uniform resource locators, Internet domain names, social media accounts, websites, and all other source or business identifiers or designators of origin (all whether registered or unregistered); all applications and registrations for any of the foregoing; all renewals and extensions for any of the foregoing; and all common law rights in and all goodwill associated with any of the foregoing (collectively, the “Trademarks”); (c) all works of authorship, copyrightable works, copyrights, mask work rights, and design rights (all whether registered or unregistered); all applications and registrations for any of the foregoing; all renewals and extensions for any of the foregoing; all moral rights associated with any of the foregoing; (d) all proprietary information, confidential information, and trade secrets (including inventions whether or not patentable, invention disclosures, ideas, developments, improvements, research and development, know-how, formulas, compilations, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, methods, processes, techniques, devices, data, specifications, reports, analyses, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all rights in Software and Databases; (f) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (g) all rights to sue and collect damages for past, present, or future infringement or other violation of any of the foregoing.

“Interested Party” means CF OMS, the Blocker Owner, any of their respective Affiliates (other than any Group Company) and any of their respective current or former officers, directors or employees.

“Intervening Event” means any material Event that (a) was not known and was not reasonably foreseeable to the MDH Board as of the Effective Date and that becomes known to the MDH Board after the Effective Date and (b) does not relate to (i) clearance of the Transactions by any Governmental Entity or any other applicable Laws, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 9.7 or (ii) an MDH Competing Transaction. Notwithstanding the foregoing, (a) any change in the price or trading volume of shares of MDH Class A Common Stock or MDH Warrants or (b) the Group Companies meeting, failing to meet or exceeding financial or other projections or predictions, shall not be taken into account for purposes of determining whether an Intervening Event has occurred.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or “to the Knowledge of the Pubco Entities” or phrases of similar import means the actual knowledge of any of the Executives after reasonable due inquiry, (b) as used in the phrase “to the Knowledge of Blocker” or phrases of similar import means the actual knowledge of Armon Withey and Kevin Hovis after reasonable due inquiry, and (c) as used in the phrase “to the Knowledge of MDH” or phrases of similar import means the actual knowledge of Franklin McLarty, Jim Wilkinson, Beau Blair and Brent Whittington after reasonable due inquiry.

“Latest Balance Sheet Date” means March 31, 2021.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, rulings and any Orders of a Governmental Entity, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds or occupies any Leased Real Property (along with all amendments, modifications, renewals and supplements thereto).

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens (statutory or otherwise), mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements or other priority or security agreements, covenants, restrictions on transfer and security interests thereon (other than as a result of federal or state securities Laws).

“Lookback Date” means the date which is three years prior to the Effective Date.

“Malicious Code” means any virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data.

“Material Adverse Effect” means any event, circumstance, result, occurrence, change, effect or state of facts (collectively, “Events”) that, individually or in the aggregate with any other Events, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of CF OMS, Blocker, Blocker Owner, the PubCo Parties or the Company to consummate the Transactions; provided, that, solely for purposes of clause (a) above, none of the following Events will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god; (vii) any national or international political conditions (including riots and social unrest) in any jurisdiction in which the Group Companies conduct business; (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (ix) any consequences arising from any action (A) taken by a Party expressly required by this Agreement (other than the Group Company’s compliance with Section 8.1 hereof), or (B) taken by any Group Company expressly at the direction of MDH; (x) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19); or (xi) the announcement or pendency of the transactions contemplated hereby; provided that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iv) (v), (vi), (vii) and (viii) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material, adverse and disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate.

“Material Suppliers” means the top 10 suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased by the Group Companies) during (a) the 12 months ended December 31, 2020 and (b) the five months ended May 31, 2021.

“MDH Board” means the board of directors of MDH.

“MDH Bylaws” means the bylaws of MDH currently in effect and as provided to the Company prior to the Effective Date.

“MDH Capital Stock” means the MDH Class A Common Stock, the MDH Class B Common Stock, the MDH Preferred Stock and the MDH Warrants.

“MDH Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of MDH, dated February 1, 2021 and filed by MDH with the SEC on February 5, 2021.

“MDH Class A Common Stock” means the Class A common stock of MDH, par value $0.0001 per share.

“MDH Class B Common Stock” means the Class B common stock of MDH, par value $0.0001.

“MDH Common Stock” means the MDH Class A Common Stock and the MDH Class B Common Stock.

“MDH Competing Transaction” means any transaction directly or indirectly involving any merger or consolidation with or acquisition of, purchase of all or a majority of the assets or equity of, consolidation or similar business combination with, or other transaction that would constitute a Business Combination with or involving, MDH (or any Affiliate of MDH) and any party other than the Parties.

“MDH Fundamental Representations” means the representations and warranties set forth in Section 7.1(a), Sections 7.1(b), 7.1(d), and 7.1(e) (Organization; Authority; Enforceability), Section 7.3 (Capitalization) and Section 7.7 (Trust Account).

“MDH Governing Documents” means the MDH Certificate of Incorporation and the MDH Bylaws.

“MDH Required Vote” means the affirmative vote of the MDH Stockholders set forth in the Form S-4 to the extent required to approve the Required MDH Stockholder Voting Matters.

“MDH SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by MDH with the SEC, including the Proxy Statement/Prospectus, Additional MDH Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“MDH Stock Redemption” means the election of an eligible holder of shares of MDH Class A Common Stock (as determined in accordance with the applicable MDH Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of MDH Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable MDH Governing Documents and the Trust Agreement) in connection with the Business Combination.

“MDH Stockholder Meeting” means a meeting of the MDH Stockholders to vote on the MDH Stockholder Voting Matters.

“MDH Stockholder Voting Matters” means the Required MDH Stockholder Voting Matters and the Other MDH Stockholder Voting Matters.

“MDH Stockholders” means the holders of the MDH Class A Common Stock and MDH Class B Common Stock.

“OFAC” means U.S. Department of Treasury Office of Foreign Assets Control.

“Order” means any order, writ, ruling, judgment, injunction, temporary restraining order, stipulation, determination, binding decision, verdict, award or decree made, entered, rendered or otherwise put into effect by or with any Governmental Entity (other than Laws) or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken by such Person in the ordinary course of business consistent with past practice and (b) any other reasonable action taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any Pandemic Measure, in each case with respect to this clause (b), in connection with or in response to COVID-19.

“Ordinary Course Tax Sharing Agreement” means any commercial agreement entered into in the ordinary course of business of which the principal subject matter is not Tax.

“Other MDH Stockholder Voting Matters” means (a) the adoption and approval of the EIP, (b) the adoption and approval of a proposal for the adjournment of the MDH Stockholder Meeting, if necessary, to permit further solicitation of proxies, and (c) the adoption and approval of any other proposals that are required for the consummation of the Transactions that are submitted to, and require the vote of, MDH Stockholders in the Form S-4.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Owned Software” means all Software that is Owned Intellectual Property.

“Pandemic Measures” means any quarantine, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guideline or recommendation by any Governmental Entity, in each case, in connection with or in response to, COVID-19.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar Liens of record affecting title to the property encumbered thereby which do not materially impair the use or occupancy, validity of title or value of such property in the operation of the business of any of the Group Companies conducted thereon, (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith through appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof) and are disclosed on the Financial Statements (if relating to the time periods covered thereby), (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof) and are disclosed on the Financial Statements, (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity having jurisdiction over the Leased Real Property, which do not materially impair or interfere with the applicable Group Company’s current use or occupancy of the Leased Real Property, (g) in the case of Leased Real Property, any rights of the landlord under the Lease, (h) Securities Liens, (i) non-exclusive licenses of Intellectual Property granted by a Group Company in the ordinary course of business consistent with past practice, and (j) those Liens set forth on Section 1.1(a) of the Company Disclosure Schedules.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information that, alone or in combination with other information, identifies, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual or can be used to contact an individual. Personal Information shall include all “personal information,” “personal data,” and “nonpublic personal information” as such terms are defined under applicable Law.

“PIPE Investor” means any Person (other than PubCo) that has executed a Subscription Agreement.

“PIPE Proceeds” means an amount equal to the cash proceeds from the PIPE Investment.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Preferred Amount” means $21,000,000.

“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing of Protected Data by or on behalf of the Group Companies or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Group Companies: (a) all applicable Laws, (b) provisions relating to Processing of Protected Data in all applicable Contracts, (c) all applicable written policies of any Group Company applicable to the Processing of Protected Data, and (d) the Payment Card Industry Data Security Standard.

“Proceeding” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity or arbitration.

“Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, processing, recording, distribution, transfer, transmission, receipt, import, export, access, protection, safeguarding, access, disposal, or disclosure, or any other activity regarding data (whether electronically or in any other form or medium).

“Protected Data” means Personal Information, data regulated by the Payment Card Industry Data Security Standard, and all data for which any Group Company is required by Law, Contract or a Group Company’s written privacy policy to safeguard or keep confidential.

“PubCo Capital Stock” means the PubCo Class A Common Stock and the PubCo Class B Common Stock.

“PubCo Class A Common Stock” means the Class A common stock of PubCo, par value $0.0001.

“PubCo Class A Common Stock Price” means the closing sale price per share of PubCo Class A Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

“PubCo Class B Common Stock” means the Class B common stock of PubCo, par value $0.0001.

“PubCo Stockholders” means the holders of PubCo Capital Stock.

“PubCo SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by PubCo with the SEC, including the Form S-4 and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Publicly Available Software” means (a) any Software that is distributed as free software or open source software (including Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft, or similar licensing and distribution models; and (b) any Software that requires as a condition of use, modification or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no or minimal charge.

“Registered Intellectual Property” means all of the Owned Intellectual Property that is the subject of an application, issued patent or registration by any Governmental Entity or registrar.

“Required MDH Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and (b) the adoption of the PubCo A&R Charter.

“Sanctioned Country” means any country or region that is, or since the Lookback Date has been, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all applicable Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any other EU Guarantor State or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means any: (a) data security breach or breach of Protected Data under applicable Laws, including any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data; or (b) unauthorized interference with system operations or security safeguards of the Group Company IT Assets, including any successful phishing incident or ransomware attack.

“Seller Advisor Fees” means those advisor fees set forth on Section 1.1(a) of the Company Disclosure Schedules.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 6.1(a), Sections 6.1(b), the second sentence of Section 6.1(d) and Section 6.1(e) (Organization; Authority; Enforceability) and Section 6.3 (Ownership).

“Sherman Act” means the Sherman Antitrust Act of 1890.

“SoftBank” mean SoftBank Group Corp.

“Softbank Group” means any Person controlling, controlled by or under common control with SoftBank that is not also controlled by Fortress Investment Group LLC. For purposes of this definition, “control” means the power, through ownership of securities, contract or otherwise, to direct the policies of the applicable person or entity.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code, or other form or format, including libraries, development tools, comments, user interfaces, menus, buttons, icons, subroutines, and other components thereof; and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms, and other items and documentation relating to or associated with any of the foregoing.

“Stock Exchange” means the New York Stock Exchange.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsequent Transaction” means: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act or any successor provisions thereto (excluding (i) the Excluded Holders or (ii) a Person owned, directly or indirectly, by the PubCo Stockholders in substantially the same proportions as their ownership of stock of PubCo) is or becomes the Beneficial Owner, directly or indirectly, of Equity Interests of PubCo representing more than 50% of the combined voting power of, or economic interests in, PubCo; (b) any sale, transfer, issuance, merger, liquidation, exchange offer or other transaction that results in the PubCo Stockholders immediately prior to such transaction having Beneficial Ownership of less than 50% of the outstanding voting Equity Interests of PubCo, directly or indirectly, immediately following such transaction; (c) the majority of the board of directors of PubCo, after the Closing, is not comprised of individuals who were either (i) nominated in accordance with the Investor Rights Agreement or (ii) elected or nominated for election to the board of directors of PubCo with the affirmative votes of at least a majority of the directors of the PubCo board of directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to PubCo); or (d) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, spin-out or other business combination or similar transaction) of a majority of the assets of PubCo and its Subsidiaries (measured as a whole by fair market value) to one or more Persons in which the PubCo Stockholders immediately prior to such transaction own less than 50% of the outstanding voting Equity Interests of such Person or Persons, directly or indirectly, immediately following such transaction.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Tax” or “Taxes” means all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or other minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes or similar assessments, duties or charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity and in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any written agreement or arrangement pursuant to which any Group Company is or may become obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means any day on which shares of MDH Capital Stock or PubCo Capital Stock are actually traded on the Stock Exchange or other principal securities exchange or securities market on which shares of MDH Capital Stock or PubCo Capital Stock are then traded.

“Transaction Expenses” means to the extent not paid prior to the Closing by MDH, the PubCo Parties, CF OMS, Blocker, Blocker Owner or any Group Company:

(a)            all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including the Deferred Discount, as such term is defined in the Trust Agreement), or other advisors, service providers, representatives) including brokerage fees and commissions, incurred or payable by MDH or the Sponsor through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the Transactions, the negotiation and preparation of this Agreement, the Ancillary Agreements, the MDH SEC Filings and the consummation of the Transactions (including due diligence) or in connection with MDH’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, in an amount not to exceed $16,000,000;

(b)            all fees, costs and expenses, including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other advisors, service providers, representatives (including the Seller Advisor Fees) incurred or payable by the Group Companies, the Blocker Owner, the PubCo Parties, CF OMS or the Blocker through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the Transactions, in an amount not to exceed $25,000,000;

(c)            any fees, costs and expenses incurred or payable by MDH, the Sponsor, the Blocker Owner, Blocker, the PubCo Parties, CF OMS or any Group Company through the Closing in connection with entry into and the negotiation of the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements or otherwise related to any financing activities in connection with the Transactions and the performance and compliance with all agreements and conditions contained therein;

(d)            all fees, costs and expenses paid or payable pursuant to the Tail Policy;

(e)            all filing fees paid or payable to a Governmental Entity in connection with the filing required to be made under the HSR Act;

(f)            any change in control, retention bonus, transaction bonus or other similar payment, and the employer portion of any payroll Taxes in respect thereof (except for any such Taxes imposed under Section 3111(a) of the Code with respect to any Person whose wages (as defined in Section 3121(a) of the Code) in 2020 were at least $137,700), payable to any current or former employee, individual independent contractor, director, officer or individual consultant of Blocker or any of the Group Companies as a result of the consummation of the Transactions; and

(g)            all fees, costs and expenses paid or payable to the Exchange Agent, to the extent related to the Transaction.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” means the trust account established by MDH pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated of February 1, 2021, by and between MDH and Continental Stock Transfer & Trust Company, a New York corporation.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“VWAP” with respect to any public equity means the volume-weighted average closing sale price of such public equity.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

Section 1.2      Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
$13.00 Earnout Milestone	Section 3.3(a)(i)
$17.00 Earnout Milestone	Section 3.3(a)(ii)
Affiliated Transactions	Section 4.20
Aggregate Consideration	Section 11.1(f)
Agreement	Preamble
Allocation	Section 11.1(f)
Antitrust Laws	Section 9.7(c)
Assets	Section 4.19
Audited Financial Statements	Section 4.4(a)(i)
Blocker	Preamble

Defined Term	Reference
Blocker Affiliated Transactions	Section 5.10
Blocker Cash Consideration Amount	Recitals
Blocker Certificate of Merger	Section 2.2(b)
Blocker Effective Time	Section 2.2(b)
Blocker Equity Interests	Section 5.3
Blocker Merger	Recitals
Blocker Merger Closing	Section 2.2(a)
Blocker Officer’s Certificate	Section 12.2(d)
Blocker Owned Company Equity Interests	Section 5.4(b)
Blocker Owner	Preamble
Blocker Owner $13.00 Earnout Shares	Section 3.3(a)(i)
Blocker Owner $17.00 Earnout Shares	Section 3.3(a)(ii)
CBA	Section 4.9(a)(i)
CF OMS	Preamble
CF OMS Cash Consideration Amount	Recitals
CF OMS Class B Purchase	Recitals
CF OMS Sale	Recitals
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Form 8-K	Section 9.9(g)
Closing Press Release	Section 9.9(g)
Company	Preamble
Company A&R LLCA	Recitals
Company Attorney-Client Communications	Section 14.16(b)
Company Contribution	Recitals
Company Equity Interests	Section 4.3(a)
Competing Buyer	Section 9.16
D&O Provisions	Section 9.12(a)
Data Room	Section 14.5
DGCL	Recitals
DLLCA	Recitals
Earnout Restrictions	Section 3.3(c)
Earnout Shares	Section 3.4(a)(ii)
Effective Date	Preamble
Effective Time	Section 2.2(c)
EIP	Section 9.3
Employment Laws	Section 4.14(c)
Environmental Permits	Section 4.18
Final Allocation	Section 11.1(f)
Financial Statements	Section 4.4(a)
Indemnified Persons	Section 9.12(a)
Insurance Policies	Section 4.16
Intended Tax Treatment	Section 11.1(e)
Internal Controls	Section 4.4(c)
Investor Rights Agreement	Recitals
IRS	Section 4.15(a)
Lock-Up Agreement	Recitals
Material Contract	Section 4.9(b)

Defined Term	Reference
Material Customer	Section 4.9(c)
MDH	Preamble
MDH Attorney-Client Communications	Section 14.16(d)
MDH Certificate of Merger	Section 2.2(c)
MDH Change in Recommendation	Section 9.11(b)
MDH Intervening Event Notice Period	Section 9.11(b)
MDH Merger	Recitals
MDH Merger Closing	Section 2.2(a)
MDH Merger Sub	Preamble
MDH Preferred Stock	Section 7.3
MDH Public Securities	Section 7.9
MDH SEC Documents	Section 7.8(a)
MDH Warrants	Section 7.3
Mergers	Recitals
Milestones	Section 3.3(a)(ii)
Milestone Merger Sub	Preamble
Non-Party Affiliate	Section 14.14
Outside Date	Section 13.1(c)
Parties	Preamble
Party	Preamble
PCAOB Financial Statements	Section 9.9(h)
Permits	Section 4.17(b)
PIPE Investment	Recitals
PIPE Investors	Recitals
Pre-Closing Period	Section 8.1
Pre-Closing Period Returns	Section 10.1(a)
PubCo	Preamble
PubCo A&R Bylaws	Section 2.4(c)
PubCo A&R Charter	Section 2.4(c)
PubCo Parties	Preamble
PubCo Warrants	Preamble
Real Property Leases	Section 4.7(a)
Registration Rights Agreement	Recitals
Signing Form 8-K	Section 9.9(b)
Signing Press Release	Section 9.9(b)
Sponsor	Recitals
Subscription Agreements	Recitals
Surviving Blocker	Section 2.1(c)
Surviving MDH	Section 2.1(d)
Surviving MDH Contribution	Recitals
Tail Policy	Section 9.12(b)(ii)
Tax Accounting Firm	Section 11.1(f)
Tax Contest	Section 11.1(h)
Tax Positions	Section 11.1(g)
Tax Receivable Agreement	Recitals
Trade Controls	Section 4.21(a)
Trademarks	Section 1.1
Transaction Support Agreement	Recitals
Trust Amount	Section 7.7
Trust Distributions	Section 14.9
Unaudited Balance Sheet	Section 4.4(a)(ii)
Unaudited Financial Statements	Section 4.4(a)(ii)

Article II
The Mergers; Closing

Section 2.1      Initial Closing Transactions; Mergers.

(a)            Company A&R LLCA. Prior to the Effective Time, the Company LLCA shall be amended and restated in order to, among other things, (i) revise the capitalization of the Company, (ii) amend and restate the rights and preferences of the Company Units, (iii) create or authorize the creation of the Common Units and Earnout Units, (iv) provide for the exchange of Common Units for PubCo Class A Common Stock, and (v) provide for the potential conversion of Earnout Units into Common Units, in each case as set forth in the Company A&R LLCA.

(b)            PIPE Closing; Milestone Merger Sub Contribution. Immediately prior to or substantially concurrently with the Blocker Effective Time, the PIPE Investment shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements. The PIPE Proceeds shall be received by PubCo in connection therewith, and a portion of the PIPE Proceeds equal to the Blocker Cash Consideration Amount will thereafter be contributed by PubCo to Milestone Merger Sub.

(c)            The Blocker Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time, Milestone Merger Sub shall be merged with and into Blocker. As a result of the Blocker Merger, the separate corporate existence of Milestone Merger Sub shall cease, Blocker shall continue as the surviving company and as a wholly owned subsidiary of PubCo (sometimes referred to, in such capacity, as the “Surviving Blocker”), and Blocker Owner will receive the consideration to be provided in connection with the Blocker Merger in accordance with Section 2.3(b).

(d)            The MDH Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, immediately following the Blocker Merger, MDH Merger Sub shall be merged with and into MDH. As a result of the MDH Merger, the separate corporate existence of MDH Merger Sub shall cease, MDH shall continue as the surviving company and a wholly owned subsidiary of PubCo (sometimes referred to, in such capacity, as the “Surviving MDH”), and the stockholders of MDH will receive the consideration to be provided in connection with the MDH Merger in accordance with Section 2.3(d).

(e)            CF OMS Class B Purchase, Surviving MDH Contribution and CF OMS Sale.

(i)            Immediately following the Mergers, the Parties shall effect the CF OMS Class B Purchase pursuant to which CF OMS shall pay an amount equal to the aggregate par value thereof for (a) a number of shares of vested PubCo Class B Common Stock, which number of shares of PubCo Class B Common Stock shall be equal to the number of Common Units held by CF OMS after giving effect to the Transactions and (b) 2,500,000 shares of unvested PubCo Class B Common Stock, which number of shares of PubCo Class B Common Stock shall be equal to the number of Earnout Units held by CF OMS.

(ii)            Immediately following the CF OMS Class B Purchase, PubCo shall effect the Surviving MDH Contribution.

(iii)           Immediately following the Surviving MDH Contribution, the Parties shall effect the CF OMS Sale pursuant to which CF OMS shall sell to Surviving MDH a number of Common Units equal to the CF OMS Cash Consideration Amount divided by $10.00, which sale shall be in exchange for certain rights under the Tax Receivable Agreement and the CF OMS Cash Consideration Amount.

(iv)           Immediately following the CF OMS Sale, Surviving MDH and the Company shall effect the Company Contribution in exchange for (A) a number of Common Units equal to (1) the aggregate number of vested shares of PubCo Class A Common Stock outstanding as of the time of such sale (including shares issued in connection with the Mergers and the PIPE Investment) less (2) all Common Units held by Surviving Blocker or already held by Surviving MDH as a result of the CF OMS Sale, and (B) 5,175,000 Earnout Units.

(v)            Following the Company Contribution:

(A)            CF OMS shall Beneficially Own (i) a number of Common Units equal to the CF OMS Share Consideration Amount, (ii) 1,250,000 Series 2 Earnout Units and (iii) 1,250,000 Series 4 Earnout Units;

(B)            Surviving Blocker shall Beneficially Own (i) a number of Common Units equal to the Blocker Share Consideration Amount, (ii) 1,250,000 Series 2 Earnout Units and (iii) 1,250,000 Series 4 Earnout Units; and

(C)            Surviving MDH shall Beneficially Own (i) a number of Common Units equal to (x) the number vested of shares of PubCo Class A Common Stock issued and outstanding as of immediately prior to the Effective Time less (y) all Common Units held by Surviving Blocker, (ii) 1,725,000 Series 1 Earnout Units, (iii) 1,725,000 Series 3 Earnout Units and (iv) 1,725,000 Series 5 Earnout Units.

Section 2.2      Closing; Effective Time.

(a)            The closing of the Blocker Merger (“Blocker Merger Closing”), the closing of the MDH Merger (the “MDH Merger Closing”) and the closing of the other Transactions (together with the Blocker Merger Closing and the MDH Merger Closing, the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the third Business Day after the conditions set forth in Article XII have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

(b)            On the Closing Date, the Parties shall cause the Blocker Merger to be consummated by filing a certificate of merger (the “Blocker Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of the filing, or, if another date and time is specified in the filing, such specified date and time, being the “Blocker Effective Time”).

(c)            On the Closing Date, and immediately after the Blocker Merger Closing, the Parties shall cause the MDH Merger to be consummated by filing a certificate of merger (the “MDH Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 2.3      Effects of the Mergers.

(a)            Blocker Merger. At the Blocker Effective Time, the effect of the Blocker Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Milestone Merger Sub shall vest in the Surviving Blocker, and all debts, liabilities, duties and obligations of Milestone Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Blocker.

(b)            Blocker Merger Consideration. At the Blocker Effective Time, by virtue of the Blocker Merger and without any action on the part of any other Party or any other Person, each issued and outstanding share of Blocker Capital Stock issued and outstanding as of immediately prior to the Blocker Effective Time shall be cancelled and extinguished into the right to receive (i) a number of newly issued, fully paid and non-assessable shares of PubCo Class A Common Stock equal to the Blocker Share Consideration Amount, (ii) the Earnout Shares to the extent issuable pursuant to Section 3.3, (iii) certain rights under the Tax Receivable Agreement and (iv) the Blocker Cash Consideration Amount, in each case, in accordance with the Closing Consideration Schedule. From and after the Blocker Effective Time, the holder(s) of certificates, if any, evidencing ownership of Blocker Capital Stock immediately prior to the Blocker Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(c)            MDH Merger. At the Effective Time, the effect of the MDH Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of MDH Merger Sub shall vest in Surviving MDH, and all debts, liabilities, duties and obligations of MDH Merger Sub become the debts, liabilities, duties and obligations of Surviving MDH.

(d)            MDH Merger Consideration. At the Effective Time, by virtue of the MDH Merger and without any action on the part of any other Party or any other Person, (i) each share of MDH Common Stock issued and outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished into the right to receive one newly issued, fully paid and non-assessable share of PubCo Class A Common Stock and (ii) each MDH Warrant that is outstanding immediately prior to the Effective Time shall, in accordance with the terms of the Warrant Agreement, dated February 1, 2021, by and between MDH and Trustee, as warrant agent (the “MDH Warrant Agreement”), shall cease to represent a right to acquire MDH Class A Common Stock and shall instead be exchanged into a right to acquire that number of shares of PubCo Class A Common Stock equal to the number of shares of MDH Common Stock set forth in such MDH Warrant on substantially the same terms as were in effect immediately prior to the Effective Time under the terms of the MDH Warrant Agreement (collectively, the “MDH Merger Consideration”). From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of MDH Capital Stock immediately prior to the Effective Time shall cease to have any rights with respect to such MDH Capital Stock except as otherwise provided for herein or under applicable Law. PubCo Warrants will mutatis mutandis have the same terms and be subject to the same conditions as set forth in the MDH Warrant Agreement (other than that any reference to MDH or the “Company” therein should be construed as a reference to PubCo) and in this Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 2.3, including entering into, together with the warrant agent under the MDH Warrant Agreement, an appropriate assignment, assumption and amendment agreement.

Section 2.4      Governing Documents.

(a)            At the Blocker Effective Time, the Governing Documents of Milestone Merger Sub in effect immediately prior to the Blocker Effective Time shall, in accordance with the DGCL and applicable Law, become the certificate of incorporation and the bylaws of the Surviving Blocker.

(b)            At the Effective Time, the Governing Documents of MDH Merger Sub in effect immediately prior to the Effective Time shall, in accordance with the DGCL and applicable Law, become the certificate of incorporation and the bylaws of Surviving MDH.

(c)            At the Blocker Effective Time, PubCo shall (i) amend and restate and its certificate of incorporation and file it with the Secretary of State of the State of Delaware in substantially the form attached hereto as Exhibit F (the “PubCo A&R Charter”), which shall be the certificate of incorporation of PubCo until thereafter amended in accordance with the DGCL and such PubCo A&R Charter and (ii) amend and restate its bylaws in substantially the form attached hereto as Exhibit G (the “PubCo A&R Bylaws”), which shall be the bylaws of PubCo until thereafter amended in accordance with the DGCL, the PubCo A&R Charter and such PubCo A&R Bylaws.

(d)            Immediately prior to the Blocker Effective Time, the Company A&R LLCA shall be adopted and shall be the limited liability company agreement of the Company until thereafter amended in accordance with the DLLCA and as provided in such Company A&R LLCA.

Section 2.5      Directors and Officers.

(a)            At the Blocker Effective Time, the directors and officers of Milestone Merger Sub immediately prior to the Blocker Effective Time shall be the initial directors and officers of the Surviving Blocker to hold office in accordance with the Governing Documents of the Surviving Blocker.

(b)            At the Effective Time, the directors and officers of MDH Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of Surviving MDH to hold office in accordance with the Governing Documents of Surviving MDH.

(c)            The applicable Parties shall take all necessary action, including causing the directors of PubCo to resign, so that, effective as of the Closing, the board of directors of PubCo (the “Post-Closing PubCo Board”) will consist of seven members, as follows: (i) two individuals that shall have been nominated by the Sponsor, including Franklin McLarty, and thereafter nominated pursuant to the Investor Rights Agreement (each, a “Sponsor Director”); (ii) two individuals shall have been nominated by the Blocker Owner, and thereafter nominated pursuant to the Investor Rights Agreement (each, a “Milestone Director”); and (iii) two individuals shall have been or will be nominated by CF OMS, and thereafter nominated pursuant to the Investor Rights Agreement (each, a “Fortress Director” and, together with the Sponsor Directors and Milestone Directors, the “Investor Directors”). As of the Closing, the CEO of PubCo and the Company will be nominated by the holders of PubCo Class A Common Stock party to the Investor Rights Agreement, initially Rebecca Howard (the “CEO Director”). Each of the Milestone Directors and each of the Fortress Directors shall be “independent” within the meaning of the rules of the New York Stock Exchange.

(d)            The applicable Parties shall take all necessary action, including causing the officers of PubCo to resign, so that effective as of the Closing, the officers of the Company as of immediately prior to the Closing will be the officers of PubCo as of the Closing, each to hold office until his or her successor shall have been duly elected, appointed and qualified or until his or her earlier death, resignation or removal in accordance with the PubCo A&R Charter, PubCo A&R Bylaws and applicable Law.

(e)            The applicable Parties shall take all necessary action so that effective as of the Closing, the board of managers of the Company shall be comprised of the same individuals as the Post-Closing PubCo Board in accordance with the Company A&R LLCA.

Section 2.6      Surrender and Payment.

(a)            MDH shall appoint the Exchange Agent for the purpose of exchanging the MDH Merger Consideration for: (i) certificates representing shares of MDH Common Stock (the “Certificates”) or (ii) uncertificated shares of MDH Common Stock (the “Uncertificated Shares”). Promptly after the Closing Date, PubCo will send, or will cause the Exchange Agent to send, to each holder of shares of MDH Common Stock at the Effective Time a letter of transmittal and instructions that will specify that the delivery will be effected, and risk of loss and title will pass, only on proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent.

(b)            Each holder of shares of MDH Common Stock will be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the MDH Merger Consideration that the holder has a right to receive under Section 2.3(d). The shares of PubCo Class A Common Stock constituting the MDH Merger Consideration will be in uncertificated book-entry form, unless a physical certificate is requested by the holder or is otherwise required under applicable Law. As a result of the MDH Merger, at the Effective Time, all shares of MDH Common Stock will cease to be outstanding and each holder of MDH Common Stock will cease to have any rights with respect to the MDH Common Stock, except the right to receive the MDH Merger Consideration payable in respect of the MDH Common Stock.

(c)            If any portion of the MDH Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to the payment that: (i) either the surrendered Certificate will be properly endorsed or will otherwise be in proper form for transfer or the applicable Uncertificated Share will be properly transferred, and (ii) the Person requesting the payment will pay to the Exchange Agent any transfer or other Taxes required as a result of the payment to a Person other than the registered holder of the Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that the Tax has been paid or is not payable.

(d)            After the Effective Time, there will be no further registration of transfers of shares of MDH Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Surviving MDH, they will be canceled and exchanged for the MDH Merger Consideration payable in respect of the MDH Common Stock provided for, and in accordance with the procedures set forth, in this Article II.

(e)            Any portion of the MDH Merger Consideration made available to the Exchange Agent under Section 2.6(a) that remains unclaimed by the holders of shares of MDH Common Stock 12 months after the Closing Date will be returned to Surviving MDH, on demand. Any holder who has not exchanged shares of MDH Common Stock for the MDH Merger Consideration in accordance with this Section 2.6 before that date will look only to Surviving MDH for payment of the MDH Merger Consideration, and any dividends and distributions with respect to the MDH Merger Consideration, in respect of those shares without any interest thereon. Regardless of the preceding sentence, Surviving MDH will not be liable to any holder of shares of MDH Common Stock for any amounts properly paid to a public official under applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of MDH Common Stock six years after the Closing Date (or that earlier date, immediately before the time when the amounts would otherwise escheat to or become property of any Governmental Entity) will become, to the extent permitted by applicable Law, the property of Surviving MDH, free and clear of any claims or interest of any Person previously entitled thereto.

Article III
Consideration; Closing Deliveries

Section 3.1      Blocker Owner Consideration. The total consideration to be paid to Blocker Owner in respect of the Transactions shall consist of the consideration set forth in Section 2.3(b) and the Closing Consideration Schedule to be received pursuant to the Blocker Merger.

Section 3.2      CF OMS Consideration. The total consideration to be paid to CF OMS in respect of the Transactions shall consist of the CF OMS Cash Consideration Amount and payments and certain rights under the Tax Receivable Agreement. In addition, CF OMS shall own (a) a number of Common Units equal to the CF OMS Share Consideration Amount, (b) a number of shares of vested PubCo Class B Common Stock equal to the CF OMS Share Consideration Amount and (c) 2,500,000 shares of unvested PubCo Class B Common Stock. Notwithstanding anything herein to the contrary, the total cash consideration to be paid collectively to the Blocker Owner and CF OMS in connection with the Transactions (not including payments pursuant to the Tax Receivable Agreement) shall equal the Preferred Amount.

Section 3.3      Earnout.

(a)            Blocker Owner Earnout. After the Closing, subject to the terms and conditions set forth herein, Blocker Owner shall have the right to receive additional consideration from PubCo based on the performance of PubCo and its Subsidiaries, in each case, to the extent the requirements as set forth in this Section 3.3(a) are met.

(i)            If, at any time on or prior to the seventh anniversary of the Closing Date, the VWAP of PubCo Class A Common Stock Price is greater than or equal to $13.00 for any 20 Trading Days within any 30 consecutive Trading Day period (such time when the foregoing is first satisfied, the “$13.00 Earnout Milestone”), then, subject to the terms and conditions of this Agreement, within five Business Days following the final day of the applicable 20 Trading Day period, (A) 1,250,000 Series 2 Earnout Units held by Surviving Blocker shall be converted into an equivalent number of Common Units pursuant to the Company A&R LLCA and (B) PubCo shall issue (or cause to be issued) to Blocker Owner 1,250,000 validly issued, fully paid and nonassessable shares of PubCo Class A Common Stock (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any Equity Interests into which such shares are exchanged or converted) (such number of shares issuable pursuant to this Section 3.3(a)(i) being referred to as the “Blocker Owner $13.00 Earnout Shares”); and

(ii)            If, at any time on or prior to the seventh anniversary of the Closing Date, the VWAP of PubCo Class A Common Stock Price is greater than or equal to $17.00 for any 20 Trading Days within any 30 consecutive Trading Day period (such time when the foregoing is first satisfied, the “$17.00 Earnout Milestone” and together with the $13.00 Earnout Milestone, the “Milestones”), then, subject to the terms and conditions of this Agreement, within five Business Days following the final day of the applicable 20 Trading Day period, (A) 1,250,000 Series 4 Earnout Units held by Surviving Blocker shall be converted into an equivalent number of Common Units pursuant to the Company A&R LLCA and (B) PubCo shall issue (or cause to be issued) to Blocker Owner 1,250,000 validly issued, fully paid and nonassessable shares of PubCo Class A Common Stock (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any Equity Interests into which such shares are exchanged or converted) (such number of shares issuable pursuant to this Section 3.3(a)(ii) being referred to as, the “Blocker Owner $17.00 Earnout Shares” and together with the Blocker Owner $13.00 Earnout Shares, the “Earnout Shares”).

(b)            CF OMS Earnout. After the Closing, subject to the terms and conditions set forth herein, (x) the Earnout Units held by CF OMS shall be converted into an equivalent number of Common Units, and (y) an equivalent number of unvested shares of PubCo Class B Common Stock issued to CF OMS in the CF OMS Class B Purchase shall no longer be subject to the Earnout Restrictions, in each case, to the extent the requirements as set forth in this Section 3.3(b) are met.

(i)            If, at any time on or prior to the seventh anniversary of the Closing Date, the VWAP of PubCo Class A Common Stock Price is greater than or equal to the $13.00 Earnout Milestone, then, subject to the terms and conditions of this Agreement, on the Business Day immediately following the final day of the applicable 20 Trading Day period, (A) 1,250,000 Series 2 Earnout Units held by CF OMS shall be converted into an equivalent number of Common Units pursuant to the Company A&R LLCA and exchangeable (together with a commensurate number of vested shares of PubCo Class B Common Stock), at the election of CF OMS and pursuant to the Company A&R LLCA, for 1,250,000 validly issued, fully paid and nonassessable shares of PubCo Class A Common Stock (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any Equity Interests into which such shares are exchanged or converted, and subject to the terms and conditions of the Company A&R LLCA), and (B) 1,250,000 unvested shares of PubCo Class B Common Stock issued to CF OMS in the CF OMS Class B Purchase shall become fully vested; and

(ii)            If, at any time on or prior to the seventh anniversary of the Closing Date, the VWAP of PubCo Class A Common Stock Price is greater than or equal to the $17.00 Earnout Milestone, then, subject to the terms and conditions of this Agreement, on the Business Day immediately following the final day of the applicable 20 Trading Day period, (A) 1,250,000 Series 4 Earnout Units held by CF OMS shall be converted into an equivalent number of Common Units pursuant to the Company A&R LLCA and exchangeable (together with a commensurate number of vested shares of PubCo Class B Common Stock), at the election of CF OMS and pursuant to the Company A&R LLCA, for 1,250,000 validly issued, fully paid and nonassessable shares of PubCo Class A Common Stock (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any Equity Interests into which such shares are exchanged or converted, and subject to the terms and conditions of the Company A&R LLCA), and (B) 1,250,000 unvested shares of PubCo Class B Common Stock issued to CF OMS in the CF OMS Class B Purchase shall become fully vested.

(c)            Subject to the terms of the Investor Rights Agreement, the Lock-Up Agreement or Company A&R LLCA, as may be applicable, CF OMS shall not (i) directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Earnout Units or unvested shares of PubCo Class B Common Stock or (ii) vote any Earnout Units or unvested shares of PubCo Class B Common Stock (the restrictions in clauses (i) and (ii), “Earnout Restrictions”), in each case until the date on which the relevant Milestone has been satisfied as described in Section 3.3(b), and thereafter, such Earnout Units (as converted into Common Units) and vested shares of PubCo Class B Common Stock shall continue to be subject to the terms and restrictions of the Investor Rights Agreement, the Lock-Up Agreement and the Company A&R LLCA.

(d)            For the avoidance of doubt, if the condition for more than one Milestone is achieved, the Earnout Shares to be issued to Blocker Owner and the conversion of the Earnout Units and vesting of shares of PubCo Class B Common Stock held by CF OMS in connection with such Milestone shall be cumulative with any Earnout Shares earned, Earnout Units converted or shares of PubCo Class B Common Stock vested prior to such time in connection with the achievement of any other Milestone. However, for the avoidance of doubt, (i) Earnout Shares earned, Earnout Units converted or shares of PubCo Class B Common Stock vested in respect of each Milestone will be earned or vested, as applicable, only once, (ii) the aggregate Earnout Shares issued to Blocker Owner shall in no event exceed 2,500,000 shares of PubCo Class A Common Stock (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any equity securities into which such shares are exchanged or converted) and (iii) the aggregate Earnout Units and equivalent number of shares of PubCo Class B Common Stock issued to CF OMS shall in no event exceed the aggregate 1,250,000 Series 2 Earnout Units and 1,250,000 Series 4 Earnout Units and the equivalent number of shares of PubCo Class B Common Stock (subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations, exchanges of shares and other like changes or transactions after the Closing Date, including to account for any equity securities into which such shares are exchanged or converted.

(e)            Notwithstanding anything herein to the contrary but subject to Section 3.3(d), if PubCo directly or indirectly consummates a Subsequent Transaction at any time on or prior to the seventh anniversary of the Closing Date, (i) Blocker Owner will be entitled to receive from PubCo the entirety of the Earnout Shares and (ii) the Earnout Units shall convert and the unvested shares of PubCo Class B Common Stock shall fully vest, in each case, upon the consummation of such Subsequent Transaction.

(f)            If (i) the $13.00 Earnout Milestone or the $17.00 Earnout Milestone has not occurred on or prior to the seventh anniversary of the Closing Date, and (ii) PubCo has not consummated a Subsequent Transaction on or prior to the seventh anniversary of the Closing Date, then the Earnout Shares issuable with respect to the $13.00 Earnout Milestone or the $17.00 Earnout Milestone (as the case may be) shall not be issued, and the Earnout Units shall not convert and shall be forfeited, and unvested shares of PubCo Class B Common Stock subject to vesting with respect to the $13.00 Earnout Milestone or the $17.00 Earnout Milestone (as the case may be) shall not vest and shall be forfeited.

(g)            Any certificates that represent the Earnout Units (or if uncertificated, the transfer books of the Company) shall contain the following legend until such time as the Earnout Units convert:

“THE EARNOUT UNITS OF THE COMPANY REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IF ON OR PRIOR TO THE SEVENTH ANNIVERSARY OF THE CLOSING DATE (AS DEFINED IN THE BUSINESS COMBINATION AGREEMENT, DATED JULY 21, 2021, BY AND AMONG OP GROUP HOLDINGS, LLC, OLIVE VENTURES HOLDINGS, INC., MDH ACQUISITION CORP., CF OMS LLC, PAYLINK HOLDINGS INC., MILESTONE MERGER SUB INC. AND MDH MERGER SUB INC.), THE VOLUME WEIGHTED AVERAGE TRADING PRICE OF THE SHARES OF CLASS A COMMON STOCK OF OLIVE VENTURES HOLDINGS, INC. FAILS TO REACH CERTAIN THRESHOLDS. COPIES OF THE DOCUMENTS SETTING FORTH SUCH VESTING THRESHOLDS AND FORFEITURE PROVISIONS ARE AVAILABLE FROM THE COMPANY WITHOUT CHARGE UPON REQUEST.”

(h)            Any certificates that represent the unvested shares of PubCo Class B Common Stock (or if they are uncertificated, the transfer books of PubCo) shall contain the following legend until such time as the Earnout Units vest:

“THE SHARES OF CLASS B COMMON STOCK OF OLIVE VENTURES HOLDINGS, INC. REPRESENTED BY THIS CERTIFICATE ARE NOT VESTED AND ARE SUBJECT TO FORFEITURE IF ON OR PRIOR THE SEVENTH ANNIVERSARY OF THE CLOSING DATE (AS DEFINED IN THE BUSINESS COMBINATION AGREEMENT, DATED JULY 21, 2021, BY AND AMONG OP GROUP HOLDINGS, LLC, OLIVE VENTURES HOLDINGS, INC., MDH ACQUISITION CORP., CF OMS LLC, PAYLINK HOLDINGS INC., MILESTONE MERGER SUB INC. AND MDH MERGER SUB INC.), THE VOLUME WEIGHTED AVERAGE TRADING PRICE OF THE SHARES OF OLIVE VENTURES HOLDINGS, INC. CLASS A COMMON STOCK FAILS TO REACH CERTAIN THRESHOLDS. COPIES OF THE DOCUMENTS SETTING FORTH SUCH VESTING THRESHOLDS AND FORFEITURE PROVISIONS ARE AVAILABLE FROM THE COMPANY WITHOUT CHARGE UPON REQUEST.”

(i)            Unvested Earnout Shares shall not be entitled to receive, or otherwise participate in, any dividends or distributions declared or paid on PubCo Class A Common Stock.

Section 3.4      Payment of Other Amounts at Closing. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Effective Time:

(a)            PubCo, Surviving MDH and the Company shall pay or cause to be paid the Transaction Expenses; and

(b)            the Company shall pay a portion of its outstanding debt in an amount up to $12,320,365, plus and accrued interest under the Credit Agreement.

Section 3.5      Company, Blocker and PubCo Closing Deliveries. At the Closing, the Company, the Blocker and PubCo shall deliver, or shall cause to be delivered, the following:

(a)            to MDH, a copy of the Blocker Certificate of Merger, as filed with the Secretary of State of the State of Delaware, together with certification from the Secretary of State of the State of Delaware evidencing that the same has been filed with the Delaware Secretary of State;

(b)            to MDH and the Sponsor, a duly executed counterpart of the Investor Rights Agreement and the Registration Rights Agreement, each executed by PubCo, the Blocker Owner and CF OMS;

(c)            to MDH, (i) duly executed counterparts of the Company A&R LLCA, executed by the Company, PubCo, CF OMS and Blocker, and (ii) the member and capitalization tables attached to the Company A&R LLCA, each amended to reflect the Transactions;

(d)            to MDH and the Sponsor, duly executed counterparts of the Lock-Up Agreement, executed by PubCo, CF OMS and Blocker Owner;

(e)            to MDH, duly executed counterparts of the Tax Receivable Agreement, executed by PubCo, the Company, CF OMS and Blocker Owner;

(f)            evidence reasonably satisfactory to MDH of the termination of any incentive equity or phantom equity plan for the benefit of any current employees, director, officers, or other service providers of the Group Companies (other than those referenced in Section 3.6(i) and Section 3.7(h)) that are set forth on Section 3.5(f) of the Company Disclosure Schedules; and

(g)            to MDH, a duly executed Company Officer’s Certificate from an authorized Person of the Company.

Section 3.6      Blocker Owner Closing Deliveries. At the Closing, the Blocker Owner shall deliver, or shall cause to be delivered, the following:

(a)            to MDH and PubCo, a duly executed counterpart of the Investor Rights Agreement;

(b)            to MDH and PubCo, a duly executed counterpart of the Lock-Up Agreement;

(c)            to MDH and PubCo, a duly executed counterpart of the Registration Rights Agreement;

(d)            to MDH and PubCo, a duly executed counterpart of the Tax Receivable Agreement;

(e)            to MDH, a duly executed Blocker Officer’s Certificate from an authorized Person of the Blocker;

(f)            to MDH, a duly executed Blocker Owner’s Officer’s Certificate from an authorized Person of Blocker Owner;

(g)            to MDH and PubCo, all certificates, if any, representing the Equity Interests of such Blocker;

(h)            to PubCo, a properly completed IRS Form W-9 (it being understood that MDH’s sole remedy for any failure to provide the foregoing shall be to withhold such amounts as are required by applicable Tax Law in accordance with Section 3.9); and

(i)            evidence reasonably satisfactory to MDH of the termination of the Normandy Holdco LLC 2014 Equity Incentive Plan and the Normandy Holdco LLC Long-Term Incentive Plan, provided that such terminations shall not impact the terms and conditions of any outstanding awards.

Section 3.7      CF OMS Closing Deliveries. At the Closing, CF OMS shall deliver, or shall cause to be delivered, the following:

(a)            to MDH and PubCo, a duly executed counterpart of the Investor Rights Agreement;

(b)            to MDH and PubCo, a duly executed counterpart of the Lock-Up Agreement;

(c)            to MDH, PubCo and the Company, a duly executed counterpart of the Company A&R LLCA;

(d)            to MDH and PubCo, a duly executed counterpart of the Tax Receivable Agreement;

(e)            to MDH and PubCo, a duly executed counterpart of the Registration Rights Agreement;

(f)            to MDH, a duly executed CF OMS Officer’s Certificate from an authorized Person of CF OMS;

(g)            to MDH and PubCo, a properly completed IRS Form W-9 (it being understood that MDH’s and PubCo’s respective sole remedy for any failure to provide the foregoing shall be to withhold such amounts as are required by applicable Tax Law in accordance with Section 3.9); and

(h)            evidence reasonably satisfactory to MDH of the termination of the Omnisure Management Holdings Equity Plan, provided that such terminations shall not impact the terms and conditions of any outstanding awards.

Section 3.8      MDH Deliveries. At Closing, MDH shall deliver, or shall cause to be delivered, the following:

(a)            to the Company and PubCo, a duly executed counterpart to each of (i) the Company A&R LLCA, executed by MDH, (ii) the Tax Receivable Agreement, executed by MDH, (iii) the Investor Rights Agreement, executed by the Sponsor, (iv) the Lock-Up Agreement, executed by the Sponsor, (v) the Registration Rights Agreement, executed by the Sponsor and (vi) the Sponsor Letter Agreement, executed by Sponsor and MDH;

(b)            to the Company and PubCo, a duly executed Officer’s Certificate from an authorized Person of MDH;

(c)            to PubCo, a copy of the MDH Certificate of Merger, as filed with the Secretary of State of the State of Delaware, together with certification from the Secretary of State of the State of Delaware evidencing that the same has been filed with the Delaware Secretary of State; and

(d)            to the Company, CF OMS and Blocker Owner, a properly completed IRS Form W-9 duly executed by MDH.

Section 3.9      Withholding and Wage Payments. Each PubCo Party shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided that each PubCo Party will (and PubCo will cause its transfer agent to), prior to any deduction or withholding, use commercially reasonable efforts to (a) notify the CF OMS and Blocker Owner of any anticipated withholding, except with respect to any compensatory wage payments or as a result of any failure to deliver the certificates described in Section 3.7(g), (b) consult with CF OMS and Blocker Owner in good faith to determine whether such deduction or withholding is required under applicable Law, and (c) cooperate with CF OMS and Blocker Owner to minimize the amount of any such applicable deduction or withholding. To the extent that such withheld amounts are so paid over to or deposited with the applicable Taxing Authority, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made.

Article IV
Representations and Warranties Regarding the Group Companies

As an inducement to MDH to enter into this Agreement and consummate the Transactions, except as set forth in the applicable section of the Company Disclosure Schedules, the Company represents and warrants to MDH as follows:

Section 4.1      Organization; Authority; Enforceability.

(a)            The Company is a limited liability company formed under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have a Material Adverse Effect.

(b)            Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c)            Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to the Group Companies, taken as a whole.

(d)            The Company is not in violation of any of its Governing Documents and no other Group Company is in material violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(e)            Each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Group Company will be a party will be) duly executed and delivered by such Group Company and, assuming the due authorization, execution and delivery of this Agreement and such other Ancillary Agreements by the counterparties thereto, constitutes a valid, legal and binding agreement of each Group Company, enforceable against such Group Company in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2      Non-contravention. Except as set forth on Section 4.2 of the Company Disclosure Schedules, and the filings pursuant to Section 9.7, the execution and delivery of this Agreement and any Ancillary Agreement by a Group Company and the performance by the Group Companies of their obligations hereunder and thereunder and the consummation of the Transactions do not and will not, with or without notice, lapse of time or both: (a) conflict with or result in any breach or violation of any provision of the Governing Documents of any Group Company; (b) require any notice or filing with, or the obtaining of any consent, authorization, declaration, waiver or approval of, any Governmental Entity; (c) violate, conflict with, result in a breach or default under, result in, or give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, give any Person the right to declare a default under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any Material Contract or Real Property Lease; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; or (e) violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations, defaults, Liens or other matters which would not reasonably be expected to have a Material Adverse Effect.

Section 4.3      Capitalization.

(a)            Section 4.3(a)(i) of the Company Disclosure Schedules sets forth the Equity Interests of the Company (including the number and class or series (as applicable) of Equity Interests) (the “Company Equity Interests”) and the ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Section 4.3(a)(i) of the Company Disclosure Schedules comprise all of the authorized capital stock, limited liability company interests or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Effective Date. In connection with entry into the Company A&R LLCA, the Company Equity Interests will be recapitalized into Company Units consistent with the terms and conditions set forth in this Agreement. Upon such recapitalization, the Company Units held by CF OMS and Blocker as of immediately prior to the Blocker Effective Time will be the only issued and outstanding Equity Interests of the Company as of immediately prior to the Blocker Effective Time.

(b)            Except as set forth on Section 4.3(b) of the Company Disclosure Schedules:

(i)            there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii)            the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;

(iii)            the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests; and

(iv)            there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests.

(c)            The Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests. All of the Company Equity Interests have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Company) or applicable Law.

(d)            Section 4.3(d) of the Company Disclosure Schedules sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, type of entity and the jurisdiction of its formation or organization (as applicable). Except as set forth on Section 4.3(d) of the Company Disclosure Schedules, all of the outstanding capital stock of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than Securities Liens), and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary. There are no exchangeable securities, commitments or other agreements or obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities of, or any other interest in, any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

Section 4.4      Financial Statements; No Undisclosed Liabilities.

(a)            Attached as Section 4.4 of the Company Disclosure Schedules are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)            the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports are unqualified) (the “Audited Financial Statements”); and

(ii)            the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss, cash flows and members’ equity for the three month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b)            Except as set forth on Section 4.4(b) of the Company Disclosure Schedules, the Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate).

(c)            Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) that the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(d)            The Company has not received written notice from an independent auditor regarding (i) any fraud that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record, process, summarize and report financial information.

(e)            Except as set forth on Section 4.4(e) of the Company Disclosure Schedules, no Group Company has any material Liabilities, except (i) Liabilities specifically reflected and adequately reserved against in the Financial Statements or specifically identified in the notes thereto, (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of Contract or material infringement or violation of Law), (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Company of its obligations hereunder or thereunder or (iv) Liabilities for Transaction Expenses.

(f)            No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.

Section 4.5      No Material Adverse Effect. Since December 31, 2020, through the Effective Date, there has been no Material Adverse Effect.

Section 4.6      Absence of Certain Developments. Except as set forth on Section 4.6 of the Company Disclosure Schedules, since December 31, 2020, (a) each Group Company has conducted its business in the Ordinary Course of Business in all material respects and (b) no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Effective Date would require MDH’s consent in accordance with Section 8.1(b).

Section 4.7      Real Property.

(a)            Section 4.7(a) of the Company Disclosure Schedules sets forth the address of each Leased Real Property and a true, correct and complete list of all Leases (including all amendments, extensions, and renewals, with respect thereto) for such Leased Real Property (such Leases, the “Real Property Leases”) and the parties to each such Real Property Lease. Except as set forth on Section 4.7(a) of the Company Disclosure Schedules, with respect to each of the Real Property Leases: (i) no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof; (ii) such Real Property Lease is legal, valid, binding, enforceable against the applicable Group Company, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles; (iii) there are no material disputes with respect to such Real Property Lease; (iv) no Group Company is currently in material default under, nor has any event occurred or, to the Knowledge of the Group Company, does any circumstance exist that, with notice of lapse of time or both would constitute a material default by the Group Company under any Real Property Lease; (v) to the Knowledge of the Group Company, no material default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a material default by any counterparty to any such Real Property Lease; and (vi) the transactions contemplated hereby do not require the consent of any other party to the Lease. The Group Companies have made available to MDH a true, correct and complete copy of all Real Property Leases. No Group Company owns any real property.

(b)            The Leased Real Property identified in Section 4.7(a) of the Company Disclosure Schedules comprises all of the real property used in the business of the Group Companies.

(c)            The buildings and material building components thereof are in good working condition and repair and sufficient for the operation of the business by each Group Company. No Group Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Leased Real Property; (ii) any special assessment or pending improvement liens to be made by any Governmental Entity; or (iii) violations of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting the Leased Real Property.

Section 4.8             Tax Matters. Except as set forth on Section 4.8 of the Company Disclosure Schedules:

(a)            All income or other material Tax Returns required to be filed under applicable Tax Law by or with respect to each Group Company have been timely filed (after taking into account any valid extensions). All such Tax Returns have been prepared in material compliance with all applicable Laws and are true, correct and complete in all material respects. Each Group Company has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Group Company has timely and properly withheld and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, or equityholder and has otherwise complied in all material respects with all applicable Tax Laws relating to the collection, withholding, reporting and remittance of Taxes. No Group Company has received any written notice from a Governmental Entity alleging the failure to timely make a report or other filing required to be made under applicable Law with respect to any material amount of unclaimed property. Since the date of the most recent balance sheet included in the Unaudited Financial Statements, the Company has not accrued a material amount of gain or income for Tax purposes outside the ordinary course of business (other than resulting from the Transactions).

(b)            As of the Effective Date, there is no Tax audit or examination now being conducted or, to the Knowledge of any Group Company, pending or threatened in writing with respect to any Taxes or Tax Returns of or with respect to any Group Company. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been paid, settled or withdrawn. No Group Company has commenced a material voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. In the last three years, no written claim has been made by any Taxing Authority in a jurisdiction where any Group Company does not file a Tax Return that such Group Company is subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(c)            Outside of the Ordinary Course of Business, no Group Company has agreed to any extension or waiver of the statute of limitations applicable to any material Tax or material Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency for a material Tax, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity). No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return.

(d)            No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(e)            The Company is treated as a partnership for U.S. federal and all applicable state and local income Tax purposes. Each Company Subsidiary is disregarded as separate from the Company for U.S. federal income Tax purposes, except for those Group Companies, if any, identified as being classified as corporations for such purposes on Section 4.8(e) of the Company Disclosure Schedules. No Group Company is organized in a jurisdiction outside of the United States.

(f)            No Group Company will be required to include a material item of income, or exclude a material item of deduction, for any taxable period beginning after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Tax Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal or state or local income Tax purposes; (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside of the Ordinary Course of Business; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) a closing agreement entered into with any Taxing Authority under Code Section 7121 on or prior to the Closing Date. No Group Company has made an election pursuant to Section 965(h) of the Code.

(g)            There is no Lien for Taxes on any of the assets of any Group Company, other than Permitted Liens.

(h)            No Group Company has ever been a member of any affiliated group (as defined in Section 1504(a) of the Code) (other than such an affiliated group the common parent of which is a Group Company). No Group Company has any actual liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor. No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(i)            No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two years.

(j)            Except as would not have a Material Adverse Effect, the Group Companies are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Entity.

(k)            No Group Company will be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by any Group Company (including the non-payment of a Tax) on or prior to the Closing Date (including (A) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (B) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including Section 3606 of the CARES Act)).

(l)             No Group Company has (i) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (ii) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, or (iii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.

Section 4.9            Contracts.

(a)            Except as set forth on Section 4.9(a) of the Company Disclosure Schedules, (and except for any Company Employee Benefit Plan), as of the Effective Date, no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any:

(i)              collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(ii)             Contract with any Material Customer or Material Supplier;

(iii)            (A) Contract for the employment or engagement of any directors, officers, employees, or individual independent contractors providing for annual base compensation or annual base fees, as applicable, in excess of $150,000 (other than “at-will” Contracts that may be terminated upon 30 days’ or less notice without the payment of severance), (B) Contract providing for severance payments in excess of $150,000 in the aggregate, or (C) Contract requiring the payment of any compensation by any Group Company as a result of the consummation of the Transactions;

(iv)            Contract with any staffing agency, employee leasing agency, or similar entity through which temporary labor is provided to any Group Company whereby a Group Company has any current obligation;

(v)            Contract under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case, in an amount in excess of $1,000,000;

(vi)            Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;

(vii)            Contract relating to the development, ownership, use, registration, enforcement, or exercise of any rights under any Intellectual Property (other than (A) licenses of unmodified, commercially available off-the-shelf Software licensed on commercially-available terms with an aggregate fee of less than $500,000, (B) non-exclusive licenses granted by a Group Company to its customers in the Ordinary Course of Business consistent with past practice in substantially the form provided by the Group Companies to MDH, and (C) employee invention assignment agreements executed on the Group Companies’ standard form of agreement);

(viii)          Contract entered into since the Lookback Date (A) for the settlement or avoidance of any actual dispute regarding the ownership, use, validity or enforceability of Intellectual Property (including consent-to-use and similar contracts) with material ongoing obligations of any Group Company, or (B) that materially restricts the use or licensing of any Owned Intellectual Property;

(ix)            Contract providing for any Group Company to make any material capital contribution to, or other material investment in, any Person;

(x)            Contract providing for aggregate future payments to or from any Group Company in excess of $5,000,000 in any calendar year, other than Contracts entered into in the Ordinary Course of Business;

(xi)            other than Contracts entered into in the Ordinary Course of Business, any material joint venture, partnership, strategic alliance or similar Contract;

(xii)            Contract that limits or restricts any Group Company (or after the Closing, MDH or any Group Company) from (A) engaging or competing in any line of business or business activity in any jurisdiction or (B) acquiring any material product or asset or receiving material services from any Person or selling any product or asset or performing services for any Person;

(xiii)           Contract that binds any Group Company pursuant to any of the following restrictions or terms: (A) a “most favored nation” or similar provision with respect to any Person; (B) “minimum purchase” requirement in excess of $1,000,000 in any 12 month period; (C) rights of first refusal or first offer (other than those related to Real Property Leases); or (D) a “take or pay” provision;

(xiv)           Contract entered into since the Lookback Date involving the settlement, conciliation or similar agreement (A) of any Proceeding or threatened Proceeding, (B) with any Governmental Entity or Person or (C) pursuant to which any Group Company will have any material outstanding obligation after the Effective Date, in each case, providing for payments to or from the Company Group in excess of $75,000.

(xv)            Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $100,000;

(xvi)           Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of $500,000 annually or $1,000,000 over the life of the agreement (other than with respect to Leased Real Property);

(xvii)         Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company, except for Contracts entered into in the Ordinary Course of Business;

(xviii)         Contracts providing for indemnification by any Group Company, except for any such Contract that is entered into in the Ordinary Course of Business or is not material to any Group Company;

(xix)           Contract concerning material confidentiality or non-solicitation obligations that are on-going (other than confidentiality and non-solicitation agreements with customers or prospective customers of the Group Companies or with any of the Group Company’s employees set forth in the applicable Group Company’s standard terms and conditions of sale or standard form of employment agreement, or non-disclosure agreements entered into by the Group Companies with respect to possible business transactions);

(xx)            Contract that relates to the future disposition or acquisition by any Group Company of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for (1) any Contract related to the Transactions, (2) any non-disclosure or similar entered into in connection with the potential sale of the Company or (3) any for the purchase or sale of inventory in the Ordinary Course of Business;

(xxi)            Contract that relates to any completed disposition or acquisition by any Group Company of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties in each case, entered into or consummated since the Lookback Date, other than sales of inventory in the Ordinary Course of Business;

(xxii)           Contract involving the payment of any earn-out or similar contingent payment, which are or may become due and payable after the Effective Date; and

(xxiii)          Contracts between any of the Group Companies, on the one hand, and any of their respective Affiliates (except for any other Group Company), on the other hand.

(b)            Except as specifically disclosed on Section 4.9(b) of the Company Disclosure Schedules, each Contract of the type referenced in Section 4.9(a) (each, a “Material Contract”) is legal, valid, binding and enforceable against the applicable Group Company party thereto and to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in material breach thereof or material default thereunder. During the last 12 months, no Group Company has received any written claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no Event has occurred, which individually or together with other Events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last 12 months, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate any such Material Contract.

(c)            Section 4.9(c) of the Company Disclosure Schedules sets forth a complete and accurate list of the names of the ten largest customers of the Group Companies (measured by aggregate billings) during the 12 months ended December 31, 2020 (each, a “Material Customer”) and the amount of revenue generated by such Material Customer during such 12 month period then ended. Since December 31, 2020, (i) no such Material Customer has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (ii) there have been no material disputes between any Group Company and any Material Customer.

(d)            Section 4.9(d) of the Company Disclosure Schedules sets forth a complete and accurate list of the names of the Material Suppliers and the amount paid by the Group Companies during such 12 month period then ended. Since December 31, 2020, (i) no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (ii) there have been no material disputes between any Group Company and any Material Supplier.

Section 4.10          Intellectual Property.

(a)            Each Group Company, the Owned Intellectual Property, and the former and current conduct of the business of the Group Companies and product and services thereof have not since the Lookback Date infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate, or otherwise violate, any Intellectual Property or rights of publicity of any Person in any material respect. No Group Company is the subject of any pending Proceeding that either alleges a claim of infringement, misappropriation, or other violation of any Intellectual Property rights or rights of publicity of any Person, or challenges the ownership, use, patentability, registration, validity, or enforceability of any Owned Intellectual Property; and no such claims have been asserted or threatened against any Group Company since the Lookback Date. Since the Lookback Date, no Group Company has received any charge, complaint, claim, demand, or notice alleging any infringement, misappropriation or other violation of any Person’s Intellectual Property Rights, alleging that any Group Company requires a license to any of such Person’s Intellectual Property rights, or challenging the ownership, registration, validity or enforcement of any Owned Intellectual Property. To the Knowledge of the Company, no Person is challenging, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property.

(b)            Each Group Company owns all right, title, and interest in, or has a license or other right to use, all Group Company Intellectual Property. Section 4.10(b) of the Company Disclosure Schedules contains a complete and accurate list of the Registered Intellectual Property and any material unregistered Trademarks that are Owned Intellectual Property. All Owned Intellectual Property is valid and enforceable. Each Group Company is the sole and exclusive owner of all Owned Intellectual Property, free and clear of any Liens, other than Permitted Liens. The Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Group Company or the business of the Group Companies. Since the Lookback Date, no Group Company has asserted any claim against any third party alleging any material infringement, misappropriation, or other violation of any Owned Intellectual Property. All material Registered Intellectual Property listed on Section 4.10(b) of the Company Disclosure Schedules has been maintained effective by the filing of all necessary filings maintenance and renewals and the payment of requisite fees.

(c)            Each Group Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information of such Group Company (and any confidential information owned by any Person to whom any of the Group Companies has a confidentiality obligation). Except as required or requested by Law or as part of any audit or examination by a Governmental Entity, no such trade secret or material confidential information has been disclosed by any Group Company to any Person other than to Persons subject to a fiduciary duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. No Person (including current and former founders, employees, contractors or consultants of any Group Company) has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. Each Person (including current and former founders, employees, contractors or consultants of any Group Company) who has developed any material Intellectual Property for any Group Company has assigned all right, title and interest in and to such Intellectual Property to a Group Company by a valid and enforceable written assignment or operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or assignment agreement.

(d)            No funding, facilities, or personnel of any Governmental Entity or any university or research organization has been used in connection with the development of any Owned Intellectual Property and no Group Company and their predecessors have participated in any standards setting organization. No Governmental Entity, university, research organization or standards setting organization has any right, title or interest in or to any Owned Intellectual Property.

(e)            The Group Company IT Assets are sufficient in all material respects for the current needs of the business of the Group Companies. The Group Companies have in place disaster recovery, data back-up, and security plans and procedures and have taken reasonable steps designed to safeguard the availability, security and integrity of the Group Company IT Assets and all data and information stored thereon, including from unauthorized access and infection by Malicious Code. The Group Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the Group Company IT Assets. The Group Company IT Assets have not suffered any material failure since the Lookback Date.

(f)            Except as set forth on Section 4.10(f) of the Company Disclosure Schedules, the Group Companies have not experienced any Security Breaches since the Lookback Date, and none of the Group Companies is aware of any written or oral notices or complaints from any Person regarding such a Security Breach. None of the Group Companies has received any written or oral complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity) regarding any of the Group Companies’ Processing of Protected Data or non-compliance with applicable Privacy and Security Requirements. Since the Lookback Date, none of the Group Companies has provided or has been obligated to provide notice under any Privacy and Security Requirements regarding any Security Breach.

(g)            Except as set forth on Section 4.10(g) of the Company Disclosure Schedules, the Group Companies are, and since the Lookback Date have been, in compliance in all material respects with all applicable Privacy and Security Requirements. The execution, delivery, or performance of this Agreement and the consummation of the Transactions will not violate any applicable Privacy and Security Requirements.

(h)            To the Knowledge of the Company, all Owned Software is operative for its intended purpose, free of any material defects or deficiencies, and does not contain any Malicious Code.

(i)             No Person other than the Group Companies is in possession of (in any form, print, electronic, or otherwise), or has been granted any license or other right with respect to, any source code constituting Owned Intellectual Property. No source code has been disclosed, licensed, released, distributed, escrowed or made available to or for any Person and no Person has been granted any rights thereto or agreed to disclose, license, release, deliver or otherwise grant any right thereto under any circumstance. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, distributed, escrowed or made available to or for, or any other grant of any right be made with respect thereto, any third party by any Group Company.

(j)             To the Knowledge of the Company, no Publicly Available Software has been incorporated in, linked to, distributed with, or otherwise used by the Group Companies in connection with any Owned Software in a manner that may require, or condition the use or distribution of any material Owned Software on the disclosure, licensing, or distribution of any source code for any portion of such Owned Software.

(k)            To the Knowledge of the Company, (i) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Group Companies’ right to own or use any Group Company Intellectual Property, and (ii) immediately subsequent to the Closing, the Group Company Intellectual Property will be owned or available for use by the Group Companies on terms and conditions identical to those under which the Group Companies own or use the Group Company Intellectual Property immediately prior to the Closing, without payment of additional fees.

Section 4.11       Information Supplied. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the MDH SEC Filings, the PubCo SEC Filings, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the Transactions (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 or other filing prior to the time the Form S-4 or other filing becomes effective, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the MDH Stockholders; (d) the time of the MDH Stockholder Meeting; or (e) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Company or that is included in such filings and/or mailings).

Section 4.12      Litigation. Except as set forth on Section 4.12 of the Company Disclosure Schedules, there are no, and since the Lookback Date, there have been no, material Proceedings or Orders pending, or to the Knowledge of the Company, threatened in writing against or relating to any Group Company or any of their respective assets or properties at Law or in equity, or any director, officer or employee of any Group Company in his or her capacity as such, that would, individually or in the aggregate, have a Material Adverse Effect.

Section 4.13      Brokerage. Except as set forth on Section 4.13 of the Company Disclosure Schedules, no Group Company has any Liability in connection with this Agreement or the Ancillary Agreements to which it is party, or the Transactions, that would result in the obligation of any Group Company or any of its Affiliates, or Pubco or MDH or any of their respective Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.14      Labor Matters.

(a)            No Group Company is a party to or bound by any CBA and no employees of any Group Company are represented by any labor union, works council, or other labor organization with respect to their employment with the Group Companies. There are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of any Group Company. There are no pending unfair labor practice charges, material labor grievances, material strikes or material labor disputes against any Group Company.

(b)            Section 4.14(b)(i) of the Company Disclosure Schedules sets forth a true and complete list of all employees of the Group Companies as of July 11, 2021, including for each, title, location, employing entity, 2021 base salary or hourly wage rate and status (as exempt or non-exempt under the Fair Labor Standards Act or similar state or local Laws or active or a description of leave). Section 4.14(b)(ii) of the Company Disclosure Schedules sets forth a true and complete list of all independent contractors and temporary employees servicing the Group Companies, including the fees paid to each in 2020 and 2021. To the Knowledge of the Company, no employee is in material violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement or restrictive covenant obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries. No Group Company has any material liability arising out of any violation of applicable labor- and employment-related Law as a joint employer of any temporary employee leased through a third-party since the Lookback Date.

(c)            The Group Companies are in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including all Laws regarding wages and hours, terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, equal opportunity, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, workers’ compensation, affirmative action, COVID-19, employee leave, employee trainings and notices, unemployment insurance, and collective bargaining (collectively, the “Employment Laws”). There are no material actions, proceedings, audits, investigations, claims, demands, or suits pending, or to the Knowledge of the Company, threatened against the Group Companies with respect to compliance with the Employment Laws or brought by any current or former employee, independent contractor, consultant, or temporary employee of any Group Company.

(d)            Since the Lookback Date, except as would not, individually or in the aggregate, materially and adversely affect the Group Companies, the Group Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to the current or former directors, officers, employees or independent contractors under applicable Law, Contract or policy.

(e)            No employee layoff, facility closure or shutdown (whether voluntary or by governmental order), reduction-in-force, furlough, temporary layoff or material work schedule change or reduction in hours, salary or wages affecting employees of the Group Companies has occurred since the Lookback Date or is currently contemplated, planned or announced, including as a result of COVID-19. The Group Companies have not implemented any plant closing or employee layoffs that triggered notice obligations under the WARN Act or any similar state Laws since the Lookback Date.

Section 4.15       Employee Benefit Plans.

(a)            Section 4.15(a) of the Company Disclosure Schedules sets forth a list of each material Company Employee Benefit Plan. With respect to each such Company Employee Benefit Plan, the Company has made available to MDH true and complete copies of, as applicable, (i) the current plan document, (ii) the most recent summary plan description, (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual reports and the three most recently completed annual testing results, and (v) any material correspondence with any Governmental Entity with respect to such Company Employee Benefit Plan dated since the Lookback Date.

(b)            Except as set forth on Section 4.15(b) of the Company Disclosure Schedules, no Company Employee Benefit Plan is, and none of the Group Companies maintains, sponsors, or contributes to or has any liability (including on account of an ERISA Affiliate) with respect to, (i) a plan that provides retiree or post-employment health or life insurance to any retirees of a Group Company other than as required under Section 4980B of the Code or any similar state Law, (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iv) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c)            Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a favorable determination, advisory or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There are no material actions, investigations, audits, proceedings, claims, demands, or suits pending, or to the Knowledge of the Company, threatened with respect to any Company Employee Benefit Plan (other than routine claims for benefits). The Group Companies have not engaged in any material non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. With respect to each Company Employee Benefit Plan, all contributions, premiums, or distributions that are due have been timely made in all material respects or are properly accrued and reflected on the applicable Group Company’s financial statements in accordance with GAAP.

(d)            Except as set forth on Section 4.15(d) of the Company Disclosure Schedules, neither the execution or delivery of this Agreement nor the consummation of the Transactions, alone or together with any other event, would, directly or indirectly, (i) result in any payment, severance, or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director, consultant or individual service provider of the Group Companies, (ii) increase the amount or value of any severance, benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director, consultant or individual service provider of the Group Companies or (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such severance, benefit or compensation. Neither the execution or delivery of this Agreement nor the consummation of the Transactions, alone or together with any other event, would result in any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any current or former employee, director, independent contractor, officer, consultant, or individual service provider of the Group Companies who is a “disqualified individual” within the meaning of Section 280G of the Code.

(e)            Each Company Employee Benefit Plan that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or related interest or penalties incurred by such Person under Sections 409A or 4999 of the Code.

Section 4.16      Insurance. Section 4.16 of the Company Disclosure Schedules contains a true, correct and complete list of all material insurance policies (other than insurance policies underlying a Company Employee Benefit Plan) carried by or for the benefit of the Group Companies (the “Insurance Policies”). Each Insurance Policy is legal, valid, binding and enforceable on the applicable Group Company, is in full force and effect and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. All premiums due under such Insurance Policies has been paid in accordance with the terms of such Insurance Policy. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the 12 months prior to the Effective Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

Section 4.17      Compliance with Laws; Permits.

(a)            Except as set forth on Section 4.17(a) of the Company Disclosure Schedules, (i) each Group Company is and, since the Lookback Date has been, in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written notice from any Governmental Entity or any other Person alleging a material violation of or material noncompliance with any such Laws or Orders that remains uncured and outstanding.

(b)            Each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity required for the ownership and use of its assets and properties or the conduct of its business as currently conducted (collectively, “Permits”) and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, material to the business of the Group Companies. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the Transactions. No Group Company is in material default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business.

Section 4.18      Environmental Matters. Except as set forth in Section 4.18 of the Company Disclosure Schedules: (a) each Group Company is, and since the Lookback Date, has been, in material compliance with all Environmental Laws; (b) each Group Company has since the Lookback Date obtained and maintained, and is, and since the Lookback Date, has been, in material compliance with, all Permits required by Environmental Laws for the operation of the business of the Group Companies, as presently conducted (collectively, the “Environmental Permits”); (c) no Group Company has received any written notice regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved; (d) no Group Company has used, generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Materials on, at, from or under any Leased Real Property, in each case that would be reasonably likely to result in material Liability to any of the Group Companies under Environmental Laws; and (e) no Group Company has assumed in writing, or provided a written indemnity with respect to, any material Liability of any other Person, in each case under Environmental Laws. The Group Companies have provided to MDH true and correct copies of all material environmental, health and safety assessments, reports and audits prepared in the last five years relating to any of the Group Companies or the Leased Real Property that, in each case, are in the Group Companies’ possession or reasonable control.

Section 4.19      Title to and Sufficiency of Assets. Each Group Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its assets and properties free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). The Assets constitute all of the material assets and properties necessary to conduct the business of the Group Companies after the Closing, in all material respects, as it has been operated for the 12 months prior to the Effective Date.

Section 4.20      Affiliate Transactions. Except for (a) employment relationships and compensation and benefits, (b) transactions with any Affiliate in the Ordinary Course of Business and on arms’-length terms, or (c) as disclosed on Section 4.20 of the Company Disclosure Schedules, (i) there are no loans, Leases, commitments or guarantees (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand and (ii) no Interested Party (A) owes any material amount to any Group Company, (B) owns any material property or right that is used by any Group Company or (C) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a material supplier, customer or landlord of any Group Company (other than in connection with ownership of less than 5% of the stock of a publicly traded company) (such transactions or arrangements described in clauses (i) and (ii), “Affiliated Transactions”).

Section 4.21      Trade & Anti-Corruption Compliance.

(a)            Neither the Company nor any of its Subsidiaries, nor any of its respective directors, officers, managers, employees, or to the Company’s Knowledge, its agents or third-party representatives of the Company or any of its Subsidiaries, is or has been since the Lookback Date: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned country; (iii) operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Company; (iv) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (v) otherwise in violation of any applicable Sanctions or applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Company.

(b)            Since the Lookback Date, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, nor any its respective directors, officers, managers, employees, or to the Company’s Knowledge, agents or third-party representatives of the Company or any of its Subsidiaries (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.

(c)            To the Company’s Knowledge, there are no, and since the Lookback Date there have been no, legal, regulatory, or administrative Proceedings, filings, Orders, or governmental investigations alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct or any other such violation of any Trade Controls or Anti-Corruption Laws.

Section 4.22      No Other Representations and Warranties. MDH, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS Article IV OR IN ANY ANCILLARY AGREEMENT, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO MDH, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NEITHER MDH NOR ANY OF ITS AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY GROUP COMPANY OR ANY AFFILIATE THEREOF, INCLUDING CF OMS AND BLOCKER OWNER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS Article IV OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS Section 4.22 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article V
Representations and Warranties of the Blocker and the PubCo Parties

As an inducement to MDH to enter into this Agreement and consummate the Transactions, except as set forth in the applicable section of the Blocker Disclosure Schedules, the Blocker and the PubCo Parties represents and warrants to MDH as follows:

Section 5.1         Organization; Authority; Enforceability.

(a)            Blocker and each PubCo Party is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with the requisite power and authority to enter into this Agreement, the Ancillary Agreements to which such Party is party and to perform its respective obligations hereunder and thereunder. Blocker and each PubCo Party is in good standing under the Laws of the State of Delaware.

(b)            Blocker and each PubCo Party has all the requisite corporate power and authority to own, lease and operate their assets and properties and to carry on their businesses as presently conducted in all material respects.

(c)            Blocker and each PubCo Party is duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(d)            A correct and complete copy of each Governing Document of Blocker and each PubCo Party has been made available to MDH. Neither Blocker nor any Pubco Party is in violation of any of its Governing Documents. Neither Blocker nor any Pubco Party is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.

(e)            Blocker and each PubCo Party has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate actions other than the PubCo Stockholder Consents and the Blocker Merger Stockholder Consent. This Agreement has been (and each of the Ancillary Agreements to which Blocker or any PubCo Party will be a party will be) duly executed and delivered by Blocker or such Pubco Party and, assuming the due authorization, execution and delivery of this Agreement and such other Ancillary Agreements by the counterparties thereto, constitutes a valid, legal and binding agreement of such Party, enforceable against such Party in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2         Non-contravention. Except as set forth in Section 5.2 of the Blocker Disclosure Schedules, the filing of the Blocker Certificate of Merger and the filings pursuant to Section 9.7, the execution and delivery of this Agreement and any Ancillary Agreement by the Blocker and the performance by the Blocker of its obligations hereunder and thereunder and the consummation of the Transactions do not and will not, with or without notice, lapse of time or both: (a) conflict with or result in any breach or violation of any provision of the Governing Documents of the Blocker; (b) require any notice or filing with, or the obtaining of any consent, authorization, declaration, waiver or approval of, any Governmental Entity; (c) violate, conflict with, result in a breach or default under, result in, or give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, give any Person the right to declare a default under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any material Contract to which the Blocker is bound or is otherwise subject to; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Blocker; or (e) violate in any material respect any Law, Order, or Lien applicable to the Blocker, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations, defaults, Liens or other matters which would not reasonably be expected to effect the ability of the Blocker to perform its obligations hereunder and under any Ancillary Agreement to which it is a party and to consummate the Transactions. The Blocker Merger Stockholder Consent is the only action of the holders of any Equity Interests of the Blocker necessary to approve the Transactions.

Section 5.3         Capitalization.

(a)            Section 5.3 of the Blocker Disclosure Schedules sets forth the Equity Interests of the Blocker (including the number and class or series (as applicable) of Equity Interests) (the “Blocker Equity Interests”) All outstanding Blocker Equity Interests are validly issued, fully paid and non-assessable and are not subject to preemptive rights or any other Liens. Other than the Blocker Equity Interests, there are no options, warrants or other rights to subscribe for, purchase or acquire from Blocker any Equity Interests in Blocker or securities convertible into or exchangeable or exercisable for any Equity Interests in Blocker. There are not any stockholder agreements, operating agreements, voting trusts or other Contracts to which Blocker is a party or by which it is bound relating to the voting of the Blocker Equity Interests. Except for the Equity Interests Blocker holds in PubCo and the Group Companies, Blocker does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b)            As of the Effective Date, the authorized share capital of PubCo consists of 1,000 shares of common stock, par value $0.0001. Prior to giving effect to the Transactions, other than Milestone Merger Sub and MDH Merger Sub, PubCo does not have any Subsidiaries or own any equity interests in any other Person.

(c)            Milestone Merger Sub is wholly owned by PubCo and does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. MDH Merger Sub is wholly owned by PubCo and does not hold any equity interest or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(d)            The shares of PubCo Class A Common Stock and PubCo Warrants to be issued as MDH Merger Consideration and the shares of PubCo Class A Common Stock to be issued to the Blocker Owner, and the shares of PubCo Class B Common Stock to be issued to CF OMS, in each case pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv)  be issued to Blocker Owner, the MDH Stockholders and CF OMS with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the PubCo A&R Charter, the Company A&R LLCA, the Investor Rights Agreement, the Registration Rights Agreement and the Tax Receivable Agreement (as applicable).

Section 5.4         Holding Company; Ownership.

(a)            Blocker is a holding company and does not own any assets except for Equity Interests of certain Group Companies and PubCo Parties, cash and other working capital assets typical of a holding company. Since its incorporation, Blocker has not engaged in any business activities other than activities directed toward its investment in and ownership of Equity Interests of the Group Companies and the accomplishment of the Transactions. Except for (i) Liabilities incident to its incorporation and organization, incident to the maintenance of its existence, (ii) indebtedness issued to, or held by, the direct owners of the Blocker that will be contributed to capital prior to the Closing Date, (iii) Tax Liabilities (including those incurred in connection its ownership of Equity Interests in the Group Companies), and (iv) guarantees of certain Indebtedness of certain of the Group Companies, neither Blocker nor any PubCo Party has any Liabilities.

(b)            Blocker is Beneficial Owner and owner of record of the Equity Interests of the Company set forth next to Blocker’s name on Section 4.3(a)(i) and Section 4.3(a)(ii) of the Company Disclosure Schedules (such Equity Interests, the “Blocker Owned Company Equity Interests”). Blocker has, and as of immediately prior to the Closing (including the execution and delivery of the Company A&R LLCA), Blocker will have, good and valid title to the Blocker Owned Company Equity Interests, free and clear of all Liens, other than Permitted Liens.

Section 5.5         Information Supplied; Form S-4. The information supplied or to be supplied by Blocker and the PubCo Parties for inclusion in the MDH SEC Filings, the PubCo SEC Filings, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the Transactions (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at: (a) the time such information is filed or made publicly available (provided that, if such information is revised by any subsequently filed amendment to the Form S-4 or other filing prior to the time the Form S-4 or other filing becomes effective, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the MDH Stockholders; (d) the time of the MDH Stockholder Meeting; or (e) the Closing (subject to the qualifications and limitations set forth in the materials provided by MDH or that are included in such filings or mailings). The Form S-4 will comply in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Form S-4.

Section 5.6         Litigation. Except as set forth on Section 5.6 of the Blocker Disclosure Schedules, since the Lookback Date, there have been no Proceedings or Orders pending, or to the Knowledge of PubCo or Blocker, threatened against or otherwise relating to Blocker or any PubCo Party or any of their respective assets or properties at Law or in equity, or any director, officer or employee of Blocker or any Pubco Party in his or her capacity as such that would, individually or in the aggregate, have a Material Adverse Effect.

Section 5.7         Brokerage. Except as set forth on Section 5.7 of the Blocker Disclosure Schedules, Blocker does not have any Liability in connection with this Agreement or the Ancillary Agreements to which it is party, or the Transactions, that would result in the obligation of Blocker or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 5.8         Organization of PubCo, Milestone Merger Sub and MDH Merger Sub. PubCo was formed solely for the purpose of engaging in the Transactions, and, except as otherwise set forth in this Agreement, has not conducted any business activities and has no assets or Liabilities other than those incident to its formation and pursuant to this Agreement and the Transactions. Milestone Merger Sub was formed solely for the purpose of engaging in the transactions, has not conducted any business activities and has no assets or Liabilities other than those incident to its formation and pursuant to this Agreement and the Transactions. MDH Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business activities and has no assets or Liabilities other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 5.9         PIPE Investments. PubCo has delivered to MDH true and complete copies of each of the Subscription Agreements entered into by PubCo with the PIPE Investors. To the Knowledge of PubCo, with respect to each PIPE Investor, as of the Effective Date, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended, restated or modified, and no withdrawal, termination, amendment, restatement or modification is contemplated by MDH. Each Subscription Agreement is a legal, valid and binding obligation of PubCo and, to the Knowledge of PubCo, each PIPE Investor. Neither the execution or delivery by PubCo, or to the Knowledge of PubCo, any PIPE Investor, nor the performance by PubCo, or to the Knowledge of PubCo, any PIPE Investor, of such party’s obligations under any such Subscription Agreement violates any Laws. The Subscription Agreements provide that the Company and MDH are each a third party beneficiary thereof and each is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between PubCo and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of any PIPE Investor to contribute to PubCo the Subscription Amount (as defined in the Subscription Agreements) set forth in such PIPE Investor’s Subscription Agreement, and, as of the Effective Date, PubCo does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the aggregate amount of all Subscription Amounts (as defined in the Subscription Agreements) not being available to PubCo on the Closing Date. As of the Effective Date, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of PubCo, or to the Knowledge of PubCo, any PIPE Investor, under any term or condition of any Subscription Agreement and, as of the Effective Date, to the Knowledge of PubCo, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would reasonably be likely to (i) make any statements by PubCo or any PIPE Investor inaccurate in any material respect or (ii) subject to the satisfaction (or waiver by the PubCo Parties) of the conditions set forth in Section 12.1 or Section 12.3 of this Agreement, otherwise result in any portion of the PIPE Investment not being available. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to PubCo such PIPE Investor’s Subscription Amount (as defined in the Subscription Agreements) set forth in such PIPE Investor’s the Subscription Agreement on the terms therein. No fees, consideration or other discounts are payable or have been agreed to by PubCo to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 5.10      Affiliate Transactions. Except as disclosed on Section 5.10 of the Blocker Disclosure Schedules, there are no transactions or arrangements (a) between Blocker or any PubCo Party, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Blocker or any Pubco Party or any family member of the foregoing Persons (such transactions or arrangements, “Blocker Affiliated Transactions”).

Section 5.11      Tax Matters.

(a)            All income and other material Tax Returns required to be filed under applicable Tax Law by each of Blocker and PubCo have been timely filed (after taking into account any valid extensions). All such Tax Returns are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Tax Laws. Each of Blocker and PubCo has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each of Blocker and PubCo has timely and properly withheld and paid to the applicable Governmental Entity all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, or equityholder.

(b)            As of the Effective Date, there is no Tax audit or examination now being conducted or, to the Knowledge of Blocker, pending or threatened in writing with respect to any Taxes or Tax Returns of Blocker or PubCo. All material deficiencies for Taxes asserted or assessed in writing against Blocker or PubCo have been paid, settled or withdrawn. Neither Blocker nor PubCo has commenced a material voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. In the last three years, no written claim has been made by any Taxing Authority in a jurisdiction where Blocker or PubCo does not file a Tax Return that Blocker or PubCo (as applicable) is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(c)            Neither Blocker nor PubCo has agreed to any extension or waiver of the statute of limitations applicable to any material Tax or material Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency for a material Tax, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity). Neither Blocker nor PubCo is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return.

(d)            Each of Blocker and PubCo is treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.

Section 5.12      No Other Representations or Warranties. MDH, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BLOCKER IN THIS Article V OR IN ANY ANCILLARY AGREEMENT AND BY THE COMPANY IN Article IV OR IN ANY ANCILLARY AGREEMENT, NEITHER THE BLOCKER, NOR ANY AFFILIATE THEREOF OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE BLOCKER OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO MDH, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NEITHER MDH NOR ANY OF ITS AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY BLOCKER OR ANY AFFILIATE THEREOF, INCLUDING ANY GROUP COMPANY OR ANY BLOCKER OWNER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BLOCKER IN THIS Article V OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY BLOCKER. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS Section 5.12 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article VI
Representations and Warranties of CF OMS and Blocker Owner

As an inducement to MDH to enter into this Agreement and consummate the Transactions, each of CF OMS and the Blocker Owner severally, and not jointly, represents and warrants to MDH with respect to itself as follows:

Section 6.1         Organization; Authority; Enforceability.

(a)            Such Party is a limited liability company duly organized and validly existing under the Laws of the State of Delaware. Such Party is in good standing under the Laws of the State of Delaware.

(b)            Such Party has all the requisite power and authority to own, lease and operate its assets and properties, including its ownership of Equity Interests of the Company or the Blocker, as applicable, and to carry on its businesses as presently conducted in all material respects.

(c)            Such Party duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(d)            Such Party is not in violation of any of its Governing Documents. Such Party is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.

(e)            Such Party has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions by such Party have been duly authorized by all necessary corporate actions of such Party. This Agreement has been (and each of the Ancillary Agreements to which such Party will be a party will be) duly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such other Ancillary Agreements by the counterparties thereto, constitutes a valid, legal and binding agreement of such Party, enforceable against such Party in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 6.2         Non-contravention. Except as set forth in Section 5.2 of the Blocker Disclosure Schedules, the filing of the Blocker Certificate of Merger and the filings pursuant to Section 9.7, the execution and delivery of this Agreement and any Ancillary Agreement by such Party and the performance by such Party of its obligations hereunder and thereunder and the consummation of the Transactions do not and will not, with or without notice, lapse of time or both: (a) conflict with or result in any breach or violation of any provision of the Governing Documents of such Party; (b) require any notice or filing with, or the obtaining of any consent, authorization, declaration, waiver or approval of, any Governmental Entity; (c) violate, conflict with, result in a breach or default under, result in, or give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, give any Person the right to declare a default under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any material Contract to which such Party is bound or is otherwise subject to; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Party; or (e) violate in any material respect any Law, Order, or Lien applicable to such Party, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations, defaults, Liens or other matters which would not reasonably be expected to effect the ability of such Party to perform its obligations hereunder and under any Ancillary Agreement to which it is a party and to consummate the Transactions.

Section 6.3         Ownership. Such Party, (a) in the case of CF OMS, (i) is the Beneficial Owner and the owner of record of the Equity Interests of the Company set forth next to CF OMS’s name on Section 4.3(a)(i) and Section 4.3(a)(ii) of the Company Disclosure Schedules and (ii) has, and as of immediately prior to the Closing, will have, good and valid title to such Equity Interests, free and clear of all Liens, other than Permitted Liens, or (b) in the case of Blocker Owner, (i) is the Beneficial Owner and the owner of record of all of the Blocker Equity Interests, and (ii) has, and as of immediately prior to the Blocker Effective Time, will have, good and valid title to the Blocker Equity Interests, free and clear of all Liens, other than Permitted Liens.

Section 6.4         Information Supplied. The information supplied or to be supplied by such Party for inclusion or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the Transactions (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at: (a) the time such information is filed, submitted or made publicly available (provided that, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the MDH Stockholders; (d) the time of the MDH Stockholder Meeting; or (e) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by such Party or that is included in such filings or mailings).

Section 6.5         Litigation. There is no Proceeding or Order pending, or to the knowledge of such Party, threatened against or otherwise relating to such Party or any of its assets or properties at Law or in equity, or any director, officer or employee of such Party in his or her capacity as such, that would, individually or in the aggregate, have a Material Adverse Effect.

Section 6.6         Brokerage. Such Party does not have any Liability in connection with this Agreement or the Ancillary Agreements to which it is party, or the Transactions, that would result in the obligation of the Company, the Blocker, any PubCo Party or MDH or any of their respective Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 6.7         No Other Representations or Warranties. MDH, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING THE SPONSOR, ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY CF OMS OR BLOCKER OWNER, AS APPLICABLE, IN THIS Article VI OR IN ANY ANCILLARY AGREEMENT, BY THE COMPANY IN Article IV OR IN ANY ANCILLARY AGREEMENT AND BY BLOCKER IN ARTICLE V OR IN ANY ANCILLARY AGREEMENT, NONE OF CF OMS, BLOCKER OWNER NOR ANY AFFILIATE THEREOF OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CF OMS OR BLOCKER OWNER, AND (B) NEITHER MDH NOR ANY OF ITS AFFILIATES, INCLUDING THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY CF OMS OR BLOCKER OWNER OR ANY AFFILIATE THEREOF, INCLUDING ANY GROUP COMPANY OR BLOCKER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY CF OMS OR BLOCKER OWNER IN THIS Article VI OR IN ANY ANCILLARY AGREEMENT, BY THE COMPANY IN Article IV OR IN ANY ANCILLARY AGREEMENT AND BY BLOCKER IN ARTICLE V OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY CF OMS AND BLOCKER OWNER. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 6.7 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article VII
Representations and Warranties of MDH

As an inducement to the Blocker and the Company to enter into this Agreement and consummate the Transactions, except as disclosed in any MDH SEC Documents filed with, or furnished to, the SEC by MDH and publicly available prior to the Effective Date, MDH represents and warrants as follows:

Section 7.1         Organization; Authority; Enforceability.

(a)            MDH is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with the requisite power and authority to enter into this Agreement, the Ancillary Agreements to which MDH is party and to perform its respective obligations hereunder and thereunder.

(b)            MDH has all the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted in all material respects.

(c)            MDH is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to MDH.

(d)            A correct and complete copy of the MDH Certificate of Incorporation, as in effect on the Effective Date, is filed as Exhibit 3.1 to the Form 8-K filed with the SEC on February 5, 2021. MDH is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.

(e)            MDH has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and subject to the receipt of the requisite approval of the Required MDH Stockholder Voting Matters by the MDH Stockholders, to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions other than receipt of the requisite approval of the Required MDH Stockholder Voting Matters by the MDH Stockholders. This Agreement has been (and each of the Ancillary Agreements to which MDH will be a party will be) duly executed and delivered by MDH and constitutes a valid, legal and binding agreement of MDH, enforceable against MDH in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 7.2         Non-contravention. Subject to the receipt of the requisite approval of the Required MDH Stockholder Voting Matters by the MDH Stockholders, the filing of the Certificates of Merger, and the filings pursuant to Section 9.7, the execution and delivery of this Agreement and any Ancillary Agreement by MDH and the performance by MDH of its obligations hereunder and thereunder and the consummation of the Transactions do not and will not, with or without notice, lapse of time or both: (a) conflict with or result in any breach or violation of any provision of the Governing Documents of MDH; (b) require any notice or filing with, or the obtaining of any consent, authorization, declaration, waiver or approval of, any Governmental Entity; (c) violate, conflict with, result in a breach or default under, result in, or give any Person a right of, termination, cancellation, acceleration, suspension, modification or revocation under, give rise to any obligation to make payments or provide compensation under, give any Person the right to declare a default under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any material Contract to which MDH is bound or is otherwise subject to; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of MDH; or (e) violate in any material respect any Law, Order, or Lien applicable to MDH, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations, defaults, Liens or other matters which would not reasonably be expected to effect the ability of MDH to perform their respective obligations hereunder and under any Ancillary Agreement to which it is a party and to consummate the Transactions. The MDH Required Vote is the only vote of the holders of any class or series of the MDH Capital Stock necessary to approve the Transactions.

Section 7.3         Capitalization. As of the Effective Date, the authorized share capital of MDH consists of (a) 200,000,000 shares of MDH Class A Common Stock, (b) 12,000,000 shares of MDH Class B Common Stock, and (c) 1,000,000 shares of MDH Preferred Stock, par value $0.0001 per share (“MDH Preferred Stock”). As of the Effective Date (and for the avoidance of doubt, without giving effect to the PIPE Investment), (i) 27,600,000 shares of MDH Class A Common Stock are issued and outstanding, (ii) 6,900,000 shares of MDH Class B Common Stock are issued and outstanding, (iii) no shares of MDH Preferred Stock are issued and outstanding, and (iv) 20,350,000 warrants are issued and outstanding (the “MDH Warrants”) entitling the holder thereof to purchase one share of MDH Class A Common Stock at an exercise price of $11.50 per MDH Warrant. As of the Effective Date, all outstanding MDH Class A Common Stock, MDH Class B Common Stock, MDH Preferred Stock and MDH Warrants are (A) issued in compliance in all material respects with applicable Law and (B) not issued in breach or violation of preemptive rights or Contract. As of the Effective Date, except in each case as set forth in the MDH Governing Documents, this Agreement, the Subscription Agreements, or the MDH SEC Documents, there are no outstanding (1) Equity Interests of MDH, (2) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance units, profit participation, restricted stock, restricted stock units, other equity-based compensation awards or similar rights, or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of MDH to acquire from any Person, and no obligation of MDH to issue or sell, or cause to be issued or sold, any Equity Interest of MDH, or (3) obligations of MDH to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). MDH does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

Section 7.4         Information Supplied; Form S-4. The information supplied or to be supplied by MDH and PubCo for inclusion in the MDH SEC Filings, the PubCo SEC Filings, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the Transactions (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at: (a) the time such information is filed or made publicly available (provided that, if such information is revised by any subsequently filed amendment to the Form S-4 or other filing prior to the time the Form S-4 or other filing becomes effective, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the MDH Stockholders; (d) the time of the MDH Stockholder Meeting; or (e) the Closing (subject to the qualifications and limitations set forth in the materials provided by MDH or that are included in such filings or mailings).

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Section 7.5         Litigation. There is no material Proceeding or Order pending, or, to the Knowledge of MDH, threatened, against or affecting MDH or any of its properties or rights.

Section 7.6         Brokerage. Except for Oppenheimer & Co. Inc., Stifel Nicolaus & Co. Inc., and Keefe, Bruyette & Woods, Inc., MDH has not incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the Transactions, that would result in the obligation of MDH to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 7.7         Trust Account. As of the Effective Date, MDH has at least $276,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of MDH, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, restated, supplemented or modified, in any respect by MDH or the Trustee, and no such termination, repudiation, rescission, amendment, restatement, supplement or modification is contemplated by MDH. MDH is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the MDH SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the MDH Stockholders who shall have exercised their rights to participate in the MDH Stock Redemption, (ii) the underwriters of the MDH’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) MDH with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of MDH, investigations) pending or, to the Knowledge of MDH, threatened with respect to the Trust Account.

Section 7.8         MDH SEC Documents; Controls.

(a)         MDH has timely filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of MDH’s securities, together with any amendments, restatements or supplements thereto, all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (such forms, reports, schedules, statements and other documents filed with the SEC, the “MDH SEC Documents”). Except to the extent related to or resulting from the SEC’s issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, made on April 12, 2021 on the accounting treatment of the MDH Warrants, as of their respective dates and after giving effect to any amendments or supplements thereto, each of the MDH SEC Documents complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MDH SEC Documents and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b)        Except to the extent related or resulting from the SEC’s issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, made on April 12, 2021 on the accounting treatment of the MDH Warrants, the financial statements of MDH included or incorporated by reference into the MDH SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of MDH, as of their respective dates and the results of operations and the cash flows of MDH, for the periods presented therein.

(c)         Except to the extent related to or resulting from the SEC’s issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, made on April 12, 2021 on the accounting treatment of the MDH Warrants: (i) since the consummation of the initial public offering of MDH’s securities, MDH has timely filed all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (B) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any MDH SEC Document, (ii) each such certification is correct and complete and (iii) MDH maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning MDH is made known on a timely basis to the individuals responsible for the preparation of MDH’s SEC filings.

Section 7.9         Listing. The issued and outstanding MDH Class A Common Stock, MDH Class B Common Stock and the MDH Warrants (the foregoing, collectively, the “MDH Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. To the Knowledge of MDH, there is no Proceeding pending against MDH by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the MDH Public Securities or prohibit or terminate the listing of the MDH Public Securities on the Stock Exchange. To the Knowledge of MDH, MDH has not received any written or oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the MDH Public Securities.

Section 7.10       Investment Company; Emerging Growth Company. MDH is not an “investment company” within the meaning of the Investment Company Act of 1940. MDH constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 7.11       Business Activities.

(a)         Since its incorporation, other than as described in the MDH SEC Documents, MDH has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the MDH Governing Documents, there is no Contract, commitment, or Order binding upon MDH or to which MDH is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of MDH or any acquisition of property by MDH or the conduct of business by MDH after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to MDH.

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(b)        Except for this Agreement and the Transactions, MDH has no interests, rights, obligations or Liabilities with respect to, and MDH is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. MDH has not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c)        MDH has no Liabilities, except (i) Liabilities specifically reflected and adequately reserved against in the most recent financial statements in the MDH SEC Documents or specifically identified in the notes thereto), (ii) Liabilities which have arisen after the date of such most recent financial statements in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty or Contract, infringement or violation of Law), (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by MDH or Sponsor of their obligations hereunder or thereunder and (iv) for Transaction Expenses.

Section 7.12      Compliance with Laws. MDH is, and has been since its formation, in compliance in all material respects with all Laws applicable to the conduct of MDH and MDH has not received any written notices from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws.

Section 7.13      Tax Matters.

(a)        All income and other material Tax Returns required to be filed under applicable Tax Law by MDH have been timely filed (after taking into account any valid extensions). All such Tax Returns are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Tax Laws.  MDH has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return).  MDH has timely and properly withheld and paid to the applicable Governmental Entity all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, or equityholder.

(b)        As of the Effective Date, there is no Tax audit or examination now being conducted or, to the Knowledge of MDH, pending or threatened in writing with respect to any Taxes or Tax Returns of MDH. All material deficiencies for Taxes asserted or assessed in writing against MDH have been paid, settled or withdrawn. MDH has not commenced a material voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. In the last three years, no written claim has been made by any Taxing Authority in a jurisdiction where MDH does not file a Tax Return that MDH is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(c)        MDH has not agreed to any extension or waiver of the statute of limitations applicable to any material Tax or material Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency for a material Tax, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity).  MDH is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return.

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(d)          MDH is treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.

Article VIII
Covenants Relating to the Conduct of The Blocker and The Group Companies, the PubCo Parties and MDH

Section 8.1            Interim Operating Covenants of the Blocker, the PubCo Parties and the Group Companies. From and after the Effective Date until the earlier of the date this Agreement is terminated in accordance with Article XIII and the Closing Date (such period, the “Pre-Closing Period”):

(a)           The Company shall use commercially reasonable efforts to, and shall cause the other Group Companies to use commercially reasonable efforts to, (i) conduct and operate their business in the Ordinary Course of Business and (ii) to maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom a Group Company has a material business relationship, except, in each case, (w) as required by applicable Law, (x) with the prior written consent of MDH (such consent not to be unreasonably withheld, conditioned or delayed), (y) as expressly required hereby or (z) as set forth on Section 8.1(a) of the Company Disclosure Schedules.

(b)          Without limiting Section 8.1(a), except (w) as required by applicable Law, (x) with the prior written consent of MDH (such consent not to be unreasonably withheld, conditioned or delayed), (y) as expressly required hereby or (z) as set forth on Section 8.1(b) of the Company Disclosure Schedules, each of the Company, the Blocker and each PubCo Party shall not, and shall cause the other Group Companies not to:

(i)           amend or otherwise modify any of its Governing Documents;

(ii)          except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices (or change an annual accounting period);

(iii)         except as may be required by Law, make, change or revoke any material election relating to Taxes; enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, file any amended material Tax Return, or change any material method of Tax accounting;

(iv)         issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any Equity Interests convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of such Person (other than to another Group Company);

(v)          declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to any equityholder of such Person (other than (A) dividends or distributions among Group Companies or (B) tax distributions in the Ordinary Course of Business);

(vi)         except in accordance with the Company A&R LLCA, split, combine, redeem or reclassify, or purchase or otherwise acquire, any Equity Interests of the Company or Blocker;

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(vii)        sell, assign, lease, sublease, exclusively license, exclusively sublicense, pledge or otherwise transfer or dispose of or grant any option or exclusive rights in, to or under, any material assets (including material Intellectual Property) of any Group Company (other than any such actions performed in the Ordinary Course of Business or that would not require a change in any of the disclosure set forth in the Form S-4 or any financial information required to be included therein);

(viii)       incur, create, assume, guarantee or otherwise become liable for any Indebtedness except for (A) advances of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of the Company existing as of the date hereof not to exceed, individually or in the aggregate, $600,000,000, (B) any such indebtedness among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (C) the accrual of interest on indebtedness outstanding as of the Effective Date or otherwise incurred in compliance with this Section 8.1(b)(viii) and (D) any such Indebtedness that would not require a change in any of the disclosure set forth in the Form S-4 or any financial information required to be included therein;

(ix)          enter into (or amend, modify, terminate or waive any material right under) any Material Contract of the type described in Section 4.9(a)(xxiii) or, to the extent such execution, amendment, modification, termination or waiver of a material right would require a change in any of the disclosure set forth in the Form S-4 or any financial information required to be included therein, Section 4.9(a)(xii);

(x)           adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xi)         other than as required by applicable Law or pursuant to the terms of a Company Employee Benefit Plan, pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards, sale, retention, change-in-control or other discretionary bonus;

(xii)         negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(xiii)        implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act; or

(xiv)       propose, agree, authorize or commit to do any of the foregoing.

(c)           Notwithstanding anything to the contrary in this Section 8.1, Blocker’s or the Group Companies’ failure to take any action prohibited by Section 8.1(b) will not be a breach of Section 8.1(a).

(d)           Nothing contained herein shall be deemed to give MDH the right to control or direct the Company or any Group Company prior to the Closing.  Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.

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Section 8.2           Interim Operating Covenants of MDH .

(a)           During the Pre-Closing Period, except (x) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) or (y) as expressly required hereby, MDH shall not:

(i)           amend or otherwise modify any of its Governing Documents or the Trust Agreement;

(ii)          withdraw any of the Trust Amount, other than as permitted by the MDH Governing Documents or the Trust Agreement;

(iii)         other than in connection with the MDH Required Vote, issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any Equity Interests convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of MDH;

(iv)        declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of MDH;

(v)          split, combine, redeem or reclassify any of its Equity Interests;

(vi)         (A) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness, other than Indebtedness incurred in order to finance working capital needs in an amount not to exceed $2,000,000, (B) make any loans, advances or capital contributions to, or investments in, any Person or (C) amend or modify any Indebtedness;

(vii)        commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

(viii)       enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by MDH to the Sponsor, MDH’s officers or directors, or any Affiliate of the Sponsor or MDH’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

(ix)         waive, release, assign, settle or compromise any pending or threatened Proceeding, other than Proceedings which are not material to MDH and which do not relate to the transactions contemplated by this Agreement;

(x)          buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person;

(xi)         enter into any new line of business;

(xii)        except as may be required by Law, make, change or revoke any material election relating to Taxes; enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, file any amended material Tax Return, change any material method of Tax accounting; or

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(xiii)        propose, agree, authorize or commit to do any of the foregoing.

(b)           Nothing contained herein shall be deemed to give the Company the right to control or direct MDH prior to the Closing. Prior to the Closing, MDH shall exercise, consistent with the terms and conditions hereof, control over its business.

Article IX
Pre-Closing Agreements

Section 9.1           Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, (a) the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and (b) the Blocker, the PubCo Parties and the Group Companies shall use reasonable best efforts, and MDH shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents, approvals, waivers or authorizations of any Persons that may be required in connection with the Transactions; provided that no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent).

Section 9.2           Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article XII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice MDH shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the MDH Governing Documents, at the Closing, MDH shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered.

Section 9.3            EIP. Prior to the Closing Date, MDH and PubCo shall approve and, subject to the approval of the MDH Stockholders, adopt an incentive plan reasonably acceptable to CF OMS and Blocker Owner to be effective after the Closing (the “EIP”).

Section 9.4           Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein and applied to each such Party thereunder, and such provisions are incorporated herein by reference. Notwithstanding the foregoing, any restriction set forth in the Confidentiality Agreement which requires the consent of a Party to share Evaluation Material (as defined in the Confidentiality Agreement) with Equity Financing Sources shall be waived. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party agrees, that during the Pre-Closing Period, except in connection with or support of the Transactions or at the request of MDH or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliate or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of MDH, communicate such information to any other Person for purposes of selling or transferring securities of MDH or cause or encourage any Person to do any of the foregoing.

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Section 9.5           Access to Information. During the Pre-Closing Period, upon reasonable prior notice, the Company, Blocker and the PubCo Parties shall, and shall cause the other Group Companies to, afford the representatives of MDH reasonable access, during normal business hours, to the properties, books and records of the Group Companies, as applicable, and furnish to the representatives of MDH such additional financial and operating data and other information regarding the business of and the Group Companies as MDH or its representatives may from time to time reasonably request for purposes of consummating the Transactions and preparing to operate the business of the Group Companies following the Closing. Notwithstanding the foregoing, nothing herein shall require the any Group Company to provide access to, or to disclose any information to, MDH or any of its representatives if such access or disclosure, in the good faith reasonable belief of the Company, after consultation with outside counsel, (a) would waive any attorney/client privilege or (b) would be in violation of applicable Laws (including the HSR Act).

Section 9.6           Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 12.1, Section 12.2 or Section 12.3 to be satisfied. Notwithstanding the foregoing, no such disclosure, nor the obligation to make such disclosure, shall affect the representations, warranties or covenants of, or the conditions of, any Party to this Agreement.

Section 9.7           Antitrust Laws.

(a)           Each of the Parties will: (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the Transactions to be filed no later than ten Business Days after the Effective Date; (ii) request early termination of the waiting period relating to such HSR Act filings (if available); (iii) make an appropriate response to any requests for additional information and documentary material made by a Governmental Entity pursuant to the HSR Act; and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the Transactions as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the Transactions. All filing fees required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be Transaction Expenses.

(b)           The Parties shall keep each other apprised of the status of matters relating to the completion of the Transactions and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the Transactions, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions.

(c)           Each Party shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 9.7, each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the Effective Date.

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Section 9.8           Requisite Consents.

(a)           Within one day of the Effective Date, PubCo, as the sole stockholder of each of Milestone Merger Sub and MDH Merger Sub, shall deliver to MDH and the Company a written consent evidencing the adoption of this Agreement (the “PubCo Stockholder Consents”).

(b)           Within one day of the Effective Date, Blocker Owner, as the sole stockholder of Blocker, shall deliver to MDH and the Company a written consent evidencing adoption of this Agreement (the “Blocker Merger Stockholder Consent”).

Section 9.9           Communications; Press Release; SEC Filings.

(a)           None of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning the Transactions without the prior written consent of MDH, in the case of the Company, the Blocker, the Blocker Owner, the PubCo Parties and CF OMS, or the prior written consent of the Company, in the case of MDH, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (i) each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law or the requirements of any national securities exchange applicable to such Party (including in connection with the exercise of the fiduciary duties of the MDH Board or that is contemplated hereby) and (ii) each Affiliate of a Party that is a private equity fund may make customary disclosures to its existing or potential financing sources, including direct or indirect limited partners and members (whether current or prospective) to the extent that such disclosure does not constitute material nonpublic information and is subject to customary obligations of confidentiality.

(b)           As promptly as practicable following the Effective Date, MDH shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements, and make public all material nonpublic information provided to potential PIPE Investors prior to the Effective Date (the “Signing Form 8-K”), and MDH, PubCo and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, MDH will make available to Company, CF OMS and Blocker Owner a draft of the Signing Form 8-K and will provide the Company, CF OMS and Blocker Owner with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(c)           As promptly as practicable after the execution of this Agreement and the delivery of the PCAOB Financial Statements, MDH, the PubCo Parties and the Company shall prepare and (i) MDH shall file with the SEC a definitive proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the MDH Stockholders relating to the MDH Stockholder Meeting for the purpose of soliciting proxies from the MDH Stockholders to vote at the MDH Stockholder Meeting in favor of the MDH Stockholder Voting Matters and providing the public MDH Stockholders an opportunity in accordance with MDH Governing Documents to redeem their shares of MDH Class A Common Stock and (ii) PubCo shall file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of the shares of PubCo Class A Common Stock and PubCo Warrants to be issued in the MDH Merger. Each Party shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, including providing any necessary opinions of counsel, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and to keep the Form S-4 effective as long as is necessary to consummate the Transactions.

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(d)           Prior to filing with the SEC, PubCo will make available to MDH, the Company, CF OMS and Blocker Owner drafts of the Form S-4 and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Form S-4 or such other documents and will provide MDH, the Company, CF OMS and Blocker Owner with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. PubCo will advise MDH, the Company, CF OMS and Blocker Owner promptly after it receives notice thereof, of: (i) the time when the Form S-4 has been filed; (ii) receipt of oral or written notification of the completion of the review by the SEC; (iii) the filing of any supplement or amendment to the Form S-4; (iv) any request by the SEC for amendment of the Form S-4; (v) any comments, written or oral, from the SEC relating to the Form S-4 and responses thereto; (vi) requests by the SEC for additional information in connection with the Form S-4; and (vii) the issuance of any stop order or suspension of the qualification of the shares of PubCo Class A Common Stock or PubCo Warrants issuable in connection with the MDH Merger for offering or sale in any jurisdiction. The Parties shall cooperate to promptly respond to any comments of the SEC on the Form S-4, and the Parties shall use their respective reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act and Securities Exchange Act as soon after filing as practicable.

(e)           If at any time prior to the MDH Stockholders Meeting any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Form S-4 so that the Form S-4 (and the prospectus contained therein) would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties and MDH shall promptly transmit to the MDH Stockholders an amendment or supplement to the Form S-4 or such prospectus containing such information.

(f)            The Parties acknowledge that a substantial portion of the Form S-4 and certain Additional MDH Filings shall include disclosure regarding the Blocker, the Blocker Owner, CF OMS and the Group Companies and the business of the Blocker and the Group Companies and the management, operations and financial condition of the Blocker and the Group Companies. Accordingly, the Blocker and the Company agree to, and the Company agrees to cause the Group Companies to, as promptly as reasonably practicable, provide PubCo and MDH with all information concerning the Blocker Owner, CF OMS, the Blocker, the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, Additional MDH Filings or any other MDH SEC Filing or PubCo SEC Filing. The Blocker and the Company shall make, and the Company shall cause the Group Companies to, make, and shall cause their Affiliates, directors, officers, managers and employees to make, available to each of PubCo and MDH and their respective counsel, auditors and other representatives in connection with the drafting of the Form S-4, Additional MDH Filings and any other MDH SEC Filing or PubCo SEC Filings and responding in a timely manner to comments thereto from the SEC all information concerning the Blocker and the Group Companies, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, such Additional MDH Filing or other MDH SEC Filing or PubCo SEC Filing. Each of PubCo and MDH shall be permitted to make all necessary filings with respect to the Transactions under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide MDH, PubCo, the Company, CF OMS and Blocker Owner with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Blocker and the Company shall reasonably cooperate in connection therewith.

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(g)           At least five days prior to Closing, the Parties shall mutually begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with the Closing, MDH shall distribute the Closing Press Release, and as soon as practicable thereafter, each of MDH and PubCo shall file the Closing Form 8-K with the SEC.

(h)           The Company shall provide to MDH and PubCo as promptly as practicable after the Effective Date: (i) an audited consolidated balance sheet of the Company as of December 31, 2019 and December 31, 2020, in each case together with related audited consolidated statements of operations, members’ equity and cash flows for the fiscal year ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods, and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) the Unaudited Financial Statements; (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Form S-4 or the Closing Form 8-K (including pro forma financial information); (iv) all selected financial data of the Group Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Form S-4 and Closing Form 8-K; and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i), (ii), and (iii) above, as necessary for inclusion in the Form S-4 and Closing Form 8-K (including pro forma financial information).

Section 9.10         Expenses. Except as otherwise provided herein (including if included in the definition of Transaction Expenses, which shall be payable from Cash on Hand or otherwise by the Company), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the Transactions. To the extent there are any Transaction Expenses that become due and payable following the Closing, such Transaction Expenses shall be borne by the Company following the Closing.

Section 9.11         MDH Stockholder Meeting.

(a)           MDH, acting through the MDH Board, shall take all actions in accordance with applicable Law, the MDH Governing Documents and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold the MDH Stockholder Meeting for the purpose of considering and voting upon the MDH Stockholder Voting Matters, which meeting shall be held not more than 25 days after the date on which MDH completes the mailing of the definitive Proxy Statement/Prospectus to the MDH Stockholders pursuant to Section 9.9. Subject to this Section 9.11, the MDH Board shall, through unanimous approval, recommend adoption of this Agreement and approval of the other MDH Stockholder Voting Matters and include such recommendation in the Proxy Statement/Prospectus. Unless this Agreement has been duly terminated in accordance with the terms herein and except as required by applicable Law upon the advice of outside counsel, neither the MDH Board nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company, the Blocker or CF OMS, the recommendation of the MDH Board that the MDH Stockholders vote in favor of the approval of the MDH Stockholder Voting Matters. Subject to this Section 9.11, unless this Agreement has been duly terminated in accordance with the terms herein, MDH shall take all reasonable lawful action to solicit from the MDH Stockholders proxies in favor of the proposal to adopt this Agreement and approve the Required MDH Stockholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the vote or consent of the MDH Stockholders that are required by the rules of the Stock Exchange.

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(b)           MDH covenants that none of the MDH Board or MDH nor any committee of the MDH Board shall withdraw or modify, or propose publicly or by formal action of the MDH Board, any committee of the MDH Board or MDH to withdraw or modify, in a manner adverse to the Group Companies, its recommendation to approve the MDH Stockholder Voting Matters or any other recommendation by the MDH Board or MDH of the proposals set forth in the Proxy Statement/Prospectus. Notwithstanding anything to the contrary contained in this Agreement, but subject to compliance with this Section 9.11(b), and without limiting the generality of the previous sentence, at any time prior to the adoption of this Agreement by MDH Stockholders, the MDH Board may, in connection with an Intervening Event, withdraw or modify, or propose publicly to withdraw or modify, the MDH Board recommendation that MDH Stockholders adopt this Agreement and approve the other MDH Stockholder Voting Matters (or publicly propose to withhold, amend, withdraw or modify such recommendation) (a “MDH Change in Recommendation”) if (and solely if): (i) the MDH Board determines in good faith, after consultation with its outside legal counsel, that the failure to make or effect an MDH Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; (ii) MDH shall have provided prior written notice to the Company at least four Business Days in advance of such MDH Change in Recommendation (the “MDH Intervening Event Notice Period”) of its intent to effect such an MDH Change in Recommendation, which notice shall include a description in reasonable detail of the Intervening Event (it being understood that such notice itself shall not constitute an MDH Change in Recommendation); (iii) MDH has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, during the MDH Intervening Event Notice Period, with the Company in good faith to consider such adjustments to the terms and conditions of this Agreement so that the failure of the MDH Board to make or effect an MDH Change in Recommendation would no longer be inconsistent with its fiduciary duties under applicable Law, (iii) after the Company shall have delivered to MDH a written offer to alter the terms or conditions of this Agreement during the MDH Intervening Event Notice Period, the MDH Board shall have determined in good faith that the failure to effect an MDH Change in Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law (to the extent the Company so desires to negotiate), and (iv) after the Company shall have delivered to MDH a written offer to alter the terms or conditions of this Agreement during the MDH Intervening Event Notice Period, the MDH Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to effect an MDH Change in Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law. Each time a material modification to the Intervening Event occurs, MDH shall notify the Company of such modification and the MDH Intervening Event Notice Period shall be extended for two Business Days from the day of such notification (and in no event shall the MDH Intervening Event Notice Period be less than four Business Days).

(c)           Notwithstanding anything to the contrary contained in this Agreement, MDH may (and in the case of the following clause (ii), at the reasonable request of the Company, shall) adjourn or postpone the MDH Stockholder Meeting: (i) to the extent necessary to ensure that any legally required supplement or amendment to the Form S-4 is provided to the MDH Stockholders; (ii) if as of the time for which the MDH Stockholder Meeting is originally scheduled (as set forth in the Form S-4), there are insufficient voting Equity Interests of MDH represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the MDH Stockholder Meeting; or (iii) in order to solicit additional proxies from the MDH Stockholders for purposes of obtaining approval of the Required MDH Stockholder Voting Matters. In no event, however, shall MDH postpone or adjourn the MDH Stockholder Meeting beyond the date that is three Business Days prior to the Outside Date without the prior written consent of the Company. In the event of a postponement or adjournment, MDH shall reconvene the MDH Stockholder Meeting as promptly as practicable following such time as the matter causing such adjournment has been resolved.

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Section 9.12         Directors and Officers.

(a)           From and after the Effective Time, PubCo shall, and shall cause the other PubCo Parties, Surviving MDH and the Group Companies to, indemnify and hold harmless (including through reimbursement of expenses and exculpation) each Person that prior to the Closing served as a director or officer of any Group Company or MDH or who, at the request of any Group Company or MDH, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) to the extent provided in the applicable Governing Documents in effect as of the Effective Date (“D&O Provisions”) and to the extent such D&O Provisions are rights of Contract. For a period of six years following the Closing Date, no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or any Group Company’s or MDH’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

(b)          Tail Policy.

(i)           At or prior to the Closing Date, PubCo shall purchase and maintain in effect for a period of six years from and after the Closing Date policies of directors’ and officers’ liability insurance covering the Indemnified Persons with respect to claims arising from facts or events that occurred on or before the Closing with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by the Company’s comparable current policy.

(ii)          At or prior to the Closing Date, PubCo shall purchase and maintain in effect for a period of six years thereafter, “run-off” coverage as provided by any Group Company’s and MDH’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or MDH’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Group Company or MDH shall be settled without the prior written consent of PubCo (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnified Persons are intended third party beneficiaries of this Section 9.12.

Section 9.13         Subscription Agreements. PubCo may not modify or waive any provisions of a Subscription Agreement without the prior written consent of the Company and MDH; provided that any modifications or waiver of a de minimis nature or otherwise immaterial and does not affect any economic conditionality or any other material term of a Subscription Agreement shall not require the prior written consent of the Company or MDH. PubCo shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including: (a) to maintain in effect the Subscription Agreements, to satisfy on a timely basis all conditions and covenants applicable to PubCo in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (c) to deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; and (d) without limiting the Company’s rights to enforce the Subscription Agreements, to enforce PubCo’s rights under the Subscription Agreements, subject to all provisions thereof, to cause the applicable Equity Financing Sources fund the amounts set forth in the Subscription Agreements in accordance with their terms.

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Section 9.14         Affiliate Obligations. On or before the Closing Date, except for this Agreement and any Ancillary Agreements, (i) Blocker shall take all actions necessary to cause all Liabilities and obligations of Blocker or any PubCo Party under any Blocker Affiliated Transaction set forth on Section 5.10 of the Blocker Disclosure Schedules (other than such Blocker Affiliate Transactions identified on Section 9.14 of the Blocker Disclosure Schedules) to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company, PubCo Party, Surviving Blocker or Surviving MDH and (ii) the Company shall take all actions necessary to cause all Liabilities and obligations of the Group Companies under any Affiliated Transaction set forth on Section 4.20 of the Company Disclosure Schedules (other than such Affiliate Transactions identified on Section 9.14 of the Company Disclosure Schedules) to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company, PubCo Party, Surviving Blocker or Surviving MDH.

Section 9.15         No MDH or PubCo Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated hereby, none of the PubCo Parties, the Company, the Blocker, the Blocker Owner or CF OMS nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of MDH or PubCo without the prior written consent of MDH.

Section 9.16         Stock Exchange Listing. Each of the Parties shall use its reasonable best efforts to cause the shares of PubCo Class A Common Stock and PubCo Warrants issuable in the Transactions and the shares of PubCo Class A Common Stock that will become issuable upon the exercise of the PubCo Warrants to be approved for listing on the Stock Exchange, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 9.17         Delisting and Deregistration. Each of the Parties shall use its reasonable best efforts to cause the MDH Capital Stock to be delisted from the Stock Exchange and to have MDH terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Securities Exchange Act (or be succeeded by PubCo) as of the Closing Date or as soon as practicable thereafter.

Section 9.18         Exclusivity.

(a)           During the Pre-Closing Period, each of (i) the Blocker and each PubCo Party, (ii) the Blocker Owner and its controlled Affiliates, (iii) CF OMS and its controlled Affiliates and (iv) the Company shall not, and shall cause their respective Subsidiaries and representatives not to, directly or indirectly: (A) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than MDH and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (B) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (C) furnish (including through any virtual data room) any information relating to the Blocker or any Group Company or any of their respective assets or businesses, or afford access to the assets, business, properties, books or records of the Blocker or any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (D) approve, endorse or recommend any Competing Transaction; or (E) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

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(b)           During the Pre-Closing Period, MDH and its Affiliates shall not, and shall cause its representatives not to, directly or indirectly: (i) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from MDH, the Sponsor, their respective controlled Affiliates or any other Person or group of Persons (other than the Company, Blocker, the PubCo Parties, Blocker Owner or CF OMS) that may constitute, or would reasonably be expected to lead to, an MDH Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding an MDH Competing Transaction; (iii) commence due diligence with respect to any Person for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, an MDH Competing Transaction; (iv) approve, endorse or recommend any MDH Competing Transaction; or (v) enter into an MDH Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to an MDH Competing Transaction or publicly announce an intention to do so.

Article X
Additional Agreements

Section 10.1         Access to Books and Records. From and after the Closing, PubCo shall make or cause to be made available to CF OMS, the Sponsor or Blocker Owner or any of their respective Affiliates (at such Person’s sole expense) all books, records, and documents relating to periods prior to the Closing Date of MDH, any Blocker or any Group Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for: (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by the Sponsor, CF OMS, Blocker Owner or the Company arising under this Agreement or (ii) brought or threatened to be brought by PubCo or its Affiliates against the Sponsor, CF OMS or Blocker Owner arising under this Agreement); (b) preparing reports to Governmental Entities; or (c) such other purposes (that do not involve an actual or potential Proceeding brought by the Sponsor, CF OMS, Blocker Owner or their respective Affiliates against PubCo or by PubCo or its Affiliates against the Sponsor, CF OMS or Blocker Owner relating to or arising out of this Agreement) for which access to such documents is reasonably necessary. PubCo shall (at the Company’s sole expense) cause each Group Company to maintain and preserve all such books, records and other documents in the possession of the Group Companies as of the Closing Date for the greater of (i) six years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything herein to the contrary, PubCo shall not be required to provide any access or information to the Sponsor, CF OMS, Blocker Owner or any of their respective representatives which PubCo reasonably believes constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law. This Section 10.1 shall not apply to Taxes or Tax matters, which are the subject of Section 11.1.

Article XI
Tax Matters

Section 11.1         Certain Tax Matters.

(a)           The Company shall prepare and file, or cause to be prepared and filed, all Tax Returns of each Group Company, and Blocker shall prepare and file, or cause to be prepared and filed, all Tax Returns of Blocker and the PubCo Parties, for any Pre-Closing Tax Period (other than the portion of any Straddle Period ending on the Closing Date) that are due after the Closing Date (taking into account applicable extensions) (the “Pre-Closing Period Returns”). Each Pre-Closing Period Return that is a Flow-Through Tax Return shall be prepared using the historical income Tax Return preparers of the applicable Group Company entity and shall be submitted to CF OMS for review, comment and approval no later than 45 days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Company shall incorporate, or cause to be incorporated, all reasonable comments received from CF OMS no later than ten days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and will provide a copy of such filed Tax Returns to CF OMS. Notwithstanding the foregoing, in the case of each Flow-Through Tax Return described in this Section 11.1(a) for a taxable period that includes the Closing Date, if the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available, such Tax Return shall be prepared in accordance with such method. The Parties shall cause an election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) to be effective with respect to any taxable period of the Company that includes the Closing Date.

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(b)           With respect to any audit, examination or other Proceeding of any Group Company and for which the election provided for in Section 6226 of the Code (or any similar provisions under state or local law) is available, CF OMS, the Blocker and the Company shall, or shall cause their respective applicable Affiliates to, timely make, and to the extent required, fully cooperate with MDH and the Company to make, all such available elections in accordance with applicable Laws. CF OMS, the Blocker and the Company shall, and shall cause their respective Affiliates to, comply with all applicable Laws with respect to the making and implementation of any such election.

(c)           Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 11.1(a) and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company or the Blocker. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, each Party shall (and CF OMS and Blocker Owner shall cause their respective Affiliates to) retain all books and records with respect to Tax matters pertinent to the Group Companies, MDH, the PubCo Parties or the Blocker relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the CF OMS, Blocker Owner or MDH, as applicable, any extensions thereof) of such taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement. CF OMS and Blocker Owner shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow MDH or any Group Company or the Blocker to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(d)           All Transfer Taxes shall be borne by the Company. Each Party shall prepare and file, or cause to be prepared and filed, all Tax Returns and other documentation required to be filed with respect to Transfer Taxes, and, if and to the extent required by applicable Law, each Party will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation.

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(e)           The Parties acknowledge and agree that for U.S. federal and, as applicable, state and local Tax purposes, they intend that (i) the MDH Merger, the Blocker Merger, the CF OMS Class B Purchase, and the PIPE Investment, taken together, be treated as part of an integrated transaction that qualifies as a transfer described in Section 351 of the Code in which PubCo is the transferee corporation, (ii) the MDH Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) the Company Contribution will be treated as a transaction governed by Section 721 of the Code, (iv) the CF OMS Sale be treated as a sale as of the Closing Date of Company Units by CF OMS to MDH and a purchase of such Company Units by MDH from CF OMS in a transaction described in Section 741 of the Code (and any similar applicable state or local provisions of Tax Law) giving rise to an adjustment to MDH’s basis in its share of the direct and indirect assets of the Company pursuant to Section 743 of the Code, and (v) this Agreement be, and they hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g) with respect to the reorganizations described in clause (ii) (clauses (i) through (v) collectively, the “Intended Tax Treatment”).

(f)            Within 90 days following the Closing Date, (i) CF OMS and Blocker Owner will prepare, and deliver to MDH, an allocation statement allocating the CF OMS Cash Consideration Amount and any other amounts treated as consideration for U.S. federal income Tax purposes with respect to the Common Units sold in the CF OMS Sale (the “Aggregate Consideration”) among the assets of the Company and the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) and the methodologies set forth on Section 11.1(e) of the Company Disclosure Schedules (the “Allocation”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within 45 days after the receipt of the Allocation, MDH will propose any changes or will indicate its concurrence therewith. If MDH, on the one hand, and CF OMS and Blocker Owner, on the other hand, do not agree with the Allocation, then MDH, CF OMS and Blocker Owner shall attempt in good faith to reach agreement on the Allocation, as applicable, in a manner consistent with applicable income Tax Law. If MDH, on the one hand, and CF OMS and Blocker Owner, on the other hand, cannot reach agreement on the Allocation within 15 days after receipt by CF OMS and Blocker Owner of MDH’s proposed changes, then MDH, CF OMS and Blocker Owner shall submit the dispute to a nationally recognized independent accounting firm mutually acceptable to MDH, CF OMS and Blocker Owner (the “Tax Accounting Firm”) for resolution. For this purpose, (i) the Tax Accounting Firm may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any party or less than the lowest value for such disputed item claimed by any party and (ii) all fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be allocated between MDH, on the one hand, and CF OMS and Blocker Owner, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Tax Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Tax Accounting Firm) bears to the total amount of such disputed items so submitted. The Allocation, as agreed to by MDH, CF OMS and Blocker Owner or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Allocation,” respectively).

(g)           The Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (ii) take no position in any communication (whether written or unwritten) with any Governmental Entity (including during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code) inconsistent with the Tax Positions; (iii) take no action, and not fail to take any action, which action or failure to act would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; (iv) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; (v) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions; and (vi) use their respective commercially reasonable efforts to defend the Tax Positions in any Tax Proceeding; provided that, to the extent permitted by applicable Law, the Parties shall cooperate to make appropriate adjustments to the Final Allocation (in a manner consistent with the principles used to create the Final Allocation) to reflect any adjustments to the Aggregate Consideration as a result of any payments to CF OMS and its permitted successors and assigns under the Tax Receivable Agreement, in which case such adjustments as mutually agreed by the Parties shall be binding on all Parties and considered part of the Final Allocation for purposes of this Section 11.1(g).

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(h)           In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or Proceeding reasonably expected to impact any Flow-Through Tax Return of any Group Company with respect to any Pre-Closing Tax Period (other than the portion of any Straddle Period ending on the Closing Date) (a “Tax Contest”), the Company will, or will cause the applicable Group Company to, within 15 days of becoming aware of such Tax Contest, notify CF OMS and MDH of such Tax Contest. The Company or the applicable Group Company shall include in such notice any written notice or other documents received from any Governmental Entity with respect to such Tax Contest. Pursuant to Section 10.4 of the Company A&R LLCA, the Company Representative will control the contest or resolution of any such Tax Contest; provided that (i) the Company will obtain the prior consent of CF OMS (which consent will not be unreasonably withheld, conditioned or delayed) before any settlement of any of the claims comprising such Tax Contest (or the cessation of the defense of such claim), (ii) to the extent permitted by applicable Law and subject to the rights and powers of the Company Representative under applicable Law, CF OMS will be entitled to participate in the defense of such claim, at its sole cost and expense, and to employ counsel of its choice for such purpose, and (iii) the Company shall bear the cost and expense of defending any such Tax Contest.

(i)            After the Closing, MDH and its Affiliates (including the Group Companies and Blocker) will not, without the consent of CF OMS and Blocker Owner (which consent will not be unreasonably withheld, conditioned or delayed), (i) amend or otherwise modify any Flow-Through Tax Return relating to any Pre-Closing Tax Period (other than the portion of any Straddle Period ending on the Closing Date) of any Group Company, (ii) extend or waive, or cause or request to be extended or waived, any statute of limitations or other period for the assessment of any Taxes for any Pre-Closing Tax Period with respect to any Flow-Through Tax Return of any Group Company, (iii) voluntarily approach any Taxing Authority regarding any Flow-Through Tax Return of any Group Company or the Blocker relating to any Pre-Closing Tax Period (other than the portion of any Straddle Period ending on the Closing Date), (iv) make or change any election or accounting method or practice with respect to any Flow-Through Tax Return for any Pre-Closing Tax Period (other than the portion of any Straddle Period ending on the Closing Date) of any Group Company and other than an election under Section 6226 as contemplated by Section 11.1(b), (v) make any election under Section 336 or 338 of the Code with respect to any transaction contemplated under this Agreement) of any Group Company or the Blocker or (vi) take any other action (or inaction) relating to any Pre-Closing Tax Period which is reasonably expected to cause CF OMS or Blocker Owner (or their respective direct or indirect owners) to have a material additional Tax liability for a Pre-Closing Tax Period.

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Article XII
Conditions to Obligations of Parties

Section 12.1         Conditions to the Obligations of Each Party. The obligation of each Party to consummate the Transactions is subject to the satisfaction or written waiver, as of the Closing, of each of the following conditions:

(a)           Regulatory Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(b)           No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the Transactions illegal or any Order in effect preventing the consummation of the Transactions.

(c)           MDH Required Vote. The MDH Required Vote shall have been obtained.

(d)           Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(e)           Listing. The PubCo Class A Common Stock (including the shares to be issued in the MDH Merger, the PIPE Investment and the other Transactions) and the PubCo Warrants shall be listed on the Stock Exchange and shall be eligible for continued listing on the Stock Exchange immediately following the Closing.

Section 12.2        Conditions to the Obligations of MDH. The obligations of MDH to consummate the Transactions is subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties.

(i)           The representations and warranties of the Group Companies set forth in Article IV hereof (other than the Company Fundamental Representations), of the Blocker and the PubCo Parties set forth in Article V hereof (other than the Blocker/Pubco Fundamental Representations), and of CF OMS and the Blocker Owner set forth in Article VI hereof (other than the Seller Fundamental Representations) in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect.

(ii)          The Company Fundamental Representations, the Blocker/Pubco Fundamental Representations and the Seller Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date).

(b)           Performance and Obligations of the Company, CF OMS, Blocker Owner, the Blocker and the PubCo Parties. The respective covenants and agreements of the Company, CF OMS, the Blocker Owner, the Blocker and the PubCo Parties to be performed or complied with by such party on or prior to the Closing pursuant to this Agreement, shall have been performed in all material respects.

(c)           Material Adverse Effect. Since the Effective Date, there has been no Material Adverse Effect.

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(d)           Officers Certificate. The Company, Blocker, CF OMS and Blocker Owner shall each deliver to MDH a duly executed certificate from an authorized Person of the Company (the “Company Officer’s Certificate”), the Blocker (the “Blocker Officer’s Certificate”), CF OMS (the “CF OMS Officer’s Certificate”) and the Blocker Owner (the “Blocker Owner Officer’s Certificate”), in each case, dated as of the Closing Date, certifying, (i) with respect to the Company, that the conditions set forth in Section 12.2(a), (b) and (c) have been satisfied with respect to the Company, and (ii) with respect to the Blocker, CF OMS and the Blocker Owner, that the conditions set forth in Section 12.2(a) and (b) have been satisfied with respect to the Blocker, CF OMS and the Blocker Owner, as applicable.

(e)            Deliverables. MDH and, where applicable, the Sponsor, shall have received each of the items set forth on Section 3.5, Section 3.6 and Section 3.7.

(f)            PubCo Stockholder Consents and Blocker Merger Stockholder Consent. The PubCo Stockholder Consents and the Blocker Merger Stockholder Consent shall have been obtained.

Section 12.3      Conditions to the Obligations of the Blocker, the PubCo Parties, Blocker Owner, CF OMS and the Company. The obligation of the Blocker, the Pubco Parties, Blocker Owner, CF OMS and the Company to consummate the Transactions is subject to the satisfaction or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of MDH set forth in Article VII (other than the MDH Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would not have a material adverse effect on MDH.

(ii)           The MDH Fundamental Representations in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, immaterial inaccuracies.

(b)           Performance and Obligations of MDH. The covenants and agreements of MDH to be performed or complied with by MDH on or prior to the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)            Officers Certificate. MDH shall deliver to the Company a duly executed certificate from a director or an officer of MDH, dated as of the Closing Date, certifying that the conditions set forth in Section 12.3(a) and Section 12.3(b) have been satisfied.

(d)           Trust Account. MDH shall have made all necessary and appropriate arrangements with the Trustee to have all of the remaining funds from the Trust Account available at the Closing as contemplated in the Closing Consideration Schedule.

(e)            Minimum Cash Amount. The Available Closing Date Cash shall be equal to or greater than $165,000,000.

(f)            Deliverables. MDH shall have delivered to the parties set forth in Section 3.8, each of the items set forth in Section 3.8.

Section 12.4      Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article XII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the closing conditions of each such other Party to be satisfied.

Section 12.5      Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article XII that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Article XIII
Termination

Section 13.1      Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing only as follows:

(a)            by the mutual written consent of the Company and MDH;

(b)           by either the Company or MDH by written notice to the other Party if any Governmental Entity has enacted any applicable Law which has become final and non-appealable and has the effect of making the consummation of the Transactions illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the Transactions; provided that the right to terminate this Agreement pursuant to this Section 13.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or causes such final, non-appealable Order or other action;

(c)            by either the Company or MDH by written notice to the other if the consummation of the Transactions shall not have occurred on or before December 31, 2021 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 13.1(c) shall not be available to any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement;

(d)           by the Company, if MDH breaches in any material respect any of its representations or warranties contained herein or breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the Transactions set forth in Section 12.1 or Section 12.3 not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to MDH by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) 30 days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided that the right to terminate this Agreement under this Section 13.1(d) shall not be available to the Company if the Company, the Blocker, any PubCo Party, CF OMS or Blocker Owner is then in material breach of any representation, warranty, covenant or agreement contained herein;

(e)            by MDH, if the Company, the Blocker or any PubCo Party breaches in any material respect any of their respective representations or warranties contained herein or the Company, the Blocker, any PubCo Party, CF OMS or Blocker Owner breaches or fails to perform in any material respect any of their respective covenants contained herein, which breach or failure to perform (i) would render a condition precedent to MDH’s obligation to consummate the Transactions set forth in Section 12.1 or Section 12.2 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to CF OMS and Blocker Owner by MDH, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) 30 days after the delivery of such written notice and MDH has not waived in writing such breach or failure; provided that the right to terminate this Agreement under this Section 13.1(e) shall not be available to MDH if MDH is then in material breach of any representation, warranty, covenant or agreement contained herein; or

(f)            after the third day following the Effective Date, by MDH if the Pubco Stockholder Consents and the Blocker Merger Stockholder Consent shall have not been obtained and delivered to MDH prior to the termination of this Agreement.

Section 13.2      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person (other than Liability for Fraud or willful and material breach by such Party occurring prior to termination), and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 9.9(a), Section 9.10, this Section 13.2 and Article XIV hereof survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

Article XIV
Miscellaneous

Section 14.1      Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 14.2      Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by email (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 14.2, notices, demands and communications to the Company, MDH, CF OMS and Blocker Owner shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

Notices to MDH:	with a copy to (which shall not constitute notice):

MDH Acquisition Corp.	Shearman & Sterling LLP
600 North Caroll Avenue, Suite 100	401 9th Street NW
Southlake, Texas 76092	Washington, D.C. 20004
Attention: Franklin McLarty	Attention: Christopher M. Zochowski
Email: fmoffice@mclartydiversified.com	Bradley A. Noojin
Alain Dermarkar
Email: Chris.Zochowski@Shearman.com
Bradley.Noojin@Shearman.com
Alain.Dermarkar@Shearman.com

Notices to the Company (and after the Closing, the PubCo Parties):	with copies to (which shall not constitute notice):

OP Group Holdings, LLC		Kirkland & Ellis LLP
222 S. Riverside Plaza, Suite 950		2049 Century Park East, Suite 3700
Chicago, Illinois 60606		Los Angeles, California 90067
Attention:	Rebecca Howard	Attention: Jonathan Benloulou, P.C.
	Kevin Hovis		Evan Roberts
Email:	RHoward@paylinkdirect.com	Email:	jonathan.benloulou@kirkland.com
	KHovis@paylinkdirect.com		evan.roberts@kirkland.com

Notices to CF OMS:	With copies to (which shall not constitute notice):

CF OMS LLC		Kirkland & Ellis LLP
c/o Fortress Investment Group		300 North LaSalle
1345 Avenue of the Americas, 46th Fl.		Chicago, Illinois 60654
New York, NY 10105’		Attention:	Kevin Mausert, P.C.
Attention:	General Counsel – Credit Funds	Email:	kmausert@kirkland.com
Email:	gc.credit@fortress.com

Notices to Blocker Owner and, prior to the Closing, Blocker:	with copies to (which shall not constitute notice):

Milestone Partners		Troutman Pepper Hamilton Sanders LLP
555 East Lancaster Ave., Suite 500		301 Carnegie Center, Suite 400
Radnor, PA 19087		Princeton, New Jersey 08540
Attention:	Adam Curtin	Attention:	Donald Readlinger
Email:	acurtin@milestonepartners.com	Email:	donald.readlinger@troutman.com

Notices to the PubCo Parties prior to the Closing:	with copies to (which shall not constitute notice):

Milestone Partners		Troutman Pepper Hamilton Sanders LLP
555 East Lancaster Ave., Suite 500		301 Carnegie Center, Suite 400
Radnor, PA 19087		Princeton, New Jersey 08540
Attention:	Adam Curtin	Attention:	Donald Readlinger
Email:	acurtin@milestonepartners.com	Email:	donald.readlinger@troutman.com

Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, California 90067
Attention:	Jonathan Benloulou, P.C.
Evan Roberts
Email:	jonathan.benloulou@kirkland.com
evan.roberts@kirkland.com

Section 14.3      Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 14.3 shall be null and void. Notwithstanding the foregoing, Blocker Owner may assign its right to receive Earnout Shares pursuant to Section 3.3 to any of its Permitted Transferees (as defined in the Investor Rights Agreement).

Section 14.4      Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 14.5      Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule, Disclosure Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule, Disclosure Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Disclosure Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided that nothing contained in this Section 14.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to MDH if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Project Canopy” online data site hosted by Intralinks at https://services.intralinks.com/web/index.html?#workspace/10708315/documents for purposes of the transactions contemplated hereby (the “Data Room”) or are otherwise provided to MDH’s representatives (including counsel) via email, in each case, at least three Business Days prior to the Effective Date.

Section 14.6      Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Schedules, Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way (including term sheets and letters of intent). The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 14.7      Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 14.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 14.8      Non-Survival. None of the representations, warranties, covenants or agreements set forth herein or in any certificate delivered pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until 30 days following the date of the expiration by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 14.9      Trust Account Waiver. Each of the Company, the Blocker, CF OMS and Blocker Owner acknowledge that MDH has established the Trust Account for the benefit of its public MDH Stockholders, which holds proceeds of its initial public offering. For and in consideration of MDH entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, each of the Company, the Blocker, CF OMS and Blocker Owner, for itself and the Affiliates and Persons it has the authority to bind, agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (a) the public MDH Stockholders upon the redemption of their shares and (b) the underwriters of MDH’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, Contracts or agreements (including this Agreement) among MDH and the Company or CF OMS and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided that, nothing in this Section 14.9 shall limit any right to specifically enforce this Agreement pursuant to Section 14.11. The Company, the Blocker, CF OMS and Blocker Owner agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by MDH and the Sponsor to induce MDH to enter into this Agreement, and the Company, the Blocker, CF OMS and Blocker Owner further intend and understand such waiver to be valid, binding and enforceable against the Company, the Blocker, CF OMS and Blocker Owner and each of their respective Affiliates and Persons that they have the authority to bind under applicable Law. To the extent that the Company, the Blocker, CF OMS or Blocker Owner or any of their respective Affiliates or Persons that they have the authority to bind commences any Proceeding against MDH or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to MDH or its representatives, which proceeding seeks, in whole or in part, monetary relief against MDH or its representatives, the Company, the Blocker, CF OMS and Blocker Owner acknowledge and agree that their respective and their respective Affiliates’ sole remedy shall be against assets of MDH not in the Trust Account and that such claim shall not permit the Company, the Blocker, CF OMS or Blocker Owner or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account. Notwithstanding the foregoing, nothing in this Section 14.9 shall serve to limit or prohibit (i) the Company’s, Blocker’s, CF OMS’ or Blocker Owner’s right to pursue a claim against MDH for legal relief against assets held outside the Trust Account or pursuant to Section 14.11 for specific performance or other non-monetary relief, or (ii) any claims that the Company, CF OMS or the Blocker Owner may have in the future against MDH’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than Trust Distributions) and any assets that have been purchased or acquired with any such funds) other than as contemplated by this Agreement.

Section 14.10    Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 14.11    Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique and recognize and affirm that if any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 14.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 14.12    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (a) Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the provisions of Section 14.14, (b) the Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 9.13, (c) Kirkland, Shearman, W&S and the Sponsor, each of whom is an express third-party beneficiary hereunder to the provisions of Section 14.16).

Section 14.13    Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Disclosure Schedules shall be deemed disclosed in each other Section of the applicable section of a Disclosure Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or portion of a Disclosure Schedule. The headings contained in the Disclosure Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules. The Disclosure Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Schedules shall not by reason only of such inclusion (x) be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, (y) represent a determination that such item or matter did not arise in the Ordinary Course of Business or (z) be deemed or interpreted to expand the scope of a Party’s representations and warranties, obligations, covenants, conditions or agreements contained herein or in the Agreements. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. The inclusion of any item or information in the Disclosure Schedules shall not be deemed an admission of any fact, circumstance, liability or obligation to any third party. Moreover, notwithstanding any disclosure of information in the Disclosure Schedules, each the Company, the Blocker, the PubCo Parties and MDH expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 14.14    No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise. No personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 14.14. Nothing in this Section 14.14 shall in any way limit or qualify the rights and obligations of the Equity Financing Sources for the applicable Equity Financing and the other parties to the Subscription Agreements, as applicable, to each other thereunder or in connection therewith (including the Company’s rights as a third party beneficiary to the Subscription Agreements in accordance with their terms to the extent expressly set forth therein).

Section 14.15    Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of PubCo Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of PubCo Capital Stock will be appropriately adjusted to provide to the Blocker Owner and CF OMS the same economic effect as contemplated hereby prior to such event.

Section 14.16    Waiver of Conflicts; Attorney-Client Communications.

(a)            Recognizing that: (i)(A) Kirkland & Ellis LLP (“Kirkland”) has acted as legal counsel to the Group Companies, the PubCo Parties, CF OMS and their respective Affiliates prior to the Closing, (B) Troutman Pepper Hamilton Sanders LLP (“Troutman”) has acted as legal counsel to the Group Companies, Blocker, Blocker Owner, the PubCo Parties and their respective Affiliates prior to the Closing, and (C) CF OMS and Blocker Owner share a common legal interest with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any other Ancillary Agreement or any acquisition proposal (the “Common Legal Interest”); and that (ii)(A) CF OMS, Blocker Owner, the PubCo Parties and their respective Affiliates (other than the Group Companies) may continue to engage Kirkland to act as legal counsel to such Persons after the Closing, and (B) Blocker Owner and its respective Affiliates (other than the Group Companies) may engage Troutman to act as legal counsel to such Persons after the Closing, MDH, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), consents to, waives, and will not assert, and agrees, after the Closing, to cause the Group Companies to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with Kirkland or Troutman representing CF OMS, Blocker Owner, the PubCo Parties or their respective Affiliates (including the Group Companies) prior to or after the Closing with respect to any prior representation, and the communication by Kirkland or Troutman to such Persons, in any such representation, of any fact known to Kirkland or Troutman, including Company Attorney-Client Communications (as defined herein), including in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with either of MDH or the Group Companies or other Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.

(b)           MDH, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), irrevocably acknowledges and agrees as follows: (i) CF OMS and Blocker Owner share a common legal interest with respect to the Common Legal Interest; (ii) all communications of any nature prior to the Closing (and all records of such communications) between any or all of CF OMS, the Blocker Owner, the Blocker, the PubCo Parties, the Group Companies, any officer, director, employee, or agent of any Group Company, and their respective Affiliates, any of the financial advisors, attorneys, accountants and other advisors to the foregoing, on the one hand, and Kirkland and its partners and employees or Troutman and its partners and employees, on the other hand, and all of Kirkland’s and Troutman’s work product with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any other Ancillary Agreement or any acquisition proposal, and all matters related to any of the foregoing, in each case, to the extent constituting attorney-client privileged communication, work product, materials or matters (individually and collectively “Company Attorney-Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by CF OMS or Blocker Owner, as applicable, and shall be deemed to be confidential and proprietary information solely of CF OMS and Blocker Owner; (iii) such privilege or doctrine shall be held solely by, and may be waived only by, CF OMS or Blocker Owner, as applicable, and their respective personal representatives, successors and assigns, and not by PubCo or any of its Subsidiaries (including Surviving MDH, the Group Companies and Blocker), or their Affiliates, successor or assigns; (iv) all Company Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by the Group Companies or Blocker of Company Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by the Group Companies and Blocker to CF OMS or Blocker Owner, as applicable, immediately prior to Closing, and MDH, the Group Companies and the Subsidiaries of MDH and their Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Company Attorney-Client Communications; and (v) neither Kirkland nor Troutman shall have any duty whatsoever to reveal or disclose any such Company Attorney-Client Communications or files to the Group Companies by reason of any attorney-client relationship between Kirkland and the Group Companies.

(c)            Recognizing that Shearman & Sterling LLP (“Shearman”) and Winston & Strawn, LLP (“W&S”) have acted as legal counsel to MDH and its Affiliates (including the Sponsor) prior to the Closing, and that MDH and the Sponsor and its Affiliates may continue to engage Shearman or W&S to act as legal counsel to such Persons after the Closing, each of PubCo, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), CF OMS and the Blocker Owner consents to, waives, and will not assert, and agrees, after the Closing, to cause PubCo and its Subsidiaries and its and their respective Affiliates and representatives to consent to, waive, and to not assert any present, past or future actual or potential conflict of interest that may arise in connection with Shearman or W&S representing the Sponsor or its Affiliates prior to or after the Closing with respect to the Transactions, and the communication by Shearman or W&S to such Persons, in any such representation, of any fact known to Kirkland, including MDH Attorney-Client Communications (as defined herein), including in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with PubCo, the Group Companies or other Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.

(d)           Each of PubCo, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies), CF OMS and Blocker Owner irrevocably acknowledges and agrees as follows: (i) all communications of any nature prior to the Closing (and all records of such communications) between any or all of MDH, the Sponsor, any officer, director, employee, or agent of MDH or the Sponsor, and their respective Affiliates, any of the financial advisors, attorneys, accountants and other advisors to the foregoing, and Shearman or W&S and its partners and employees, and all of Shearman’s or W&S’ work product with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any other Ancillary Agreement or any acquisition proposal, and all matters related to any of the foregoing, in each case, to the extent constituting attorney-client privileged communication, work product, materials or matters (individually and collectively “MDH Attorney-Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by the Sponsor, and shall be deemed to be confidential and proprietary information solely of the Sponsor; (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Sponsor and its personal representatives, successors and assigns, and not by PubCo or any of its Subsidiaries (including the Group Companies), or their Affiliates, successor or assigns; (iii) all MDH Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by PubCo or any of its Subsidiaries of MDH Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by PubCo to the Sponsor immediately prior to Closing, and PubCo and its Subsidiaries and their Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever including any access to or possession of such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any MDH Attorney-Client Communications; and (iv) neither Shearman nor W&S shall have any duty whatsoever to reveal or disclose any such MDH Attorney-Client Communications or files to PubCo or its Subsidiaries or any of their Affiliates by reason of any attorney-client relationship between Shearman or W&S and PubCo and its Subsidiaries.

(e)            Each of Kirkland, Shearman, W&S and the Sponsor is an express third-party beneficiary hereunder to the provisions of this Section 14.16.

* * * * *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

MDH:

MDH ACQUISITION CORP.

By:	/s/ Beau Blair

Name: Beau Blair
Title: Chief Executive Officer

BLOCKER:

PAYLINK HOLDINGS INC.

By:	/s/ Rebecca Howard

Name: Rebecca Howard
Title: Chief Executive Officer

BLOCKER OWNER:

NORMANDY HOLDCO LLC

By:	/s/ John Shoemaker

Name: John Shoemaker
Title: Authorized Signatory

PUBCO:

OLIVE VENTURES HOLDINGS, INC.

By:	/s/ Rebecca Howard

Name: Rebecca Howard
Title: Chief Executive Officer

MILESTONE MERGER SUB:

MILESTONE MERGER SUB INC.

By:	/s/ Rebecca Howard

Name: Rebecca Howard
Title: Chief Executive Officer

Signature Page to Business Combination Agreement

MDH MERGER SUB

MDH MERGER SUB INC.

By:	/s/ Rebecca Howard

Name: Rebecca Howard
Title: Chief Executive Officer

COMPANY:

OP GROUP HOLDINGS, LLC

By:	/s/ Rebecca Howard

Name: Rebecca Howard
Title: Chief Executive Officer

CF OMS:

CF OMS LLC

By:	/s/ William Covino

Name: William Covino
Title: CFO

Signature Page to Business Combination Agreement

EXHIBIT A

FORM OF COMPANY A&R LLCA

(see attached)

Exhibit A to Business Combination Agreement

Final Form

FORM OF AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

OP GROUP HOLDINGS, LLC

DATED AS OF [●], 2021

THE LIMITED LIABILITY COMPANY INTERESTS IN OP GROUP HOLDINGS, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO BETWEEN THE MEMBERS. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

OP GROUP HOLDINGS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “LLC Agreement”) of OP Group Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of [●], 2021 (the “Effective Date”), by and among the Company, CF OMS LLC, a Delaware limited liability company (“CF OMS”), Paylink Holdings Inc., a Delaware corporation (“Paylink Holdings,” and together with CF OMS, the “Continuing Members”), Olive Ventures Holdings, Inc., a Delaware corporation (“PubCo”), MDH Acquisition Corp, a Delaware corporation (“MDH SPAC”), for purposes of Section 12.1, Normandy Holdco LLC, a Delaware limited liability company (“Normandy Holdco”), MDIH Sponsor LLC, a Delaware corporation (“MDIH”), and each other Person who is or at any time becomes a Member in accordance with the terms of this LLC Agreement and the Act. Capitalized terms used in this LLC Agreement shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on January 31, 2017, and was originally governed by the Limited Liability Company Agreement of the Company, dated as of April 28, 2017 (the “Initial LLC Agreement”);

WHEREAS, immediately prior to giving effect to the transactions contemplated by the Business Combination Agreement, the Company was wholly owned by the Continuing Members;

WHEREAS, on July 21, 2021, the Company, the Continuing Members, PubCo, MDH SPAC, Normandy Holdco, Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Milestone Merger Sub”), and MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“MDH Merger Sub”), entered into the Business Combination Agreement (as amended, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, among other things, as of the Effective Time, (i) Milestone Merger Sub will merge with and into Paylink Holdings, with Paylink Holdings surviving as a Subsidiary of PubCo, (ii) MDH Merger Sub will merge with and into MDH SPAC, with MDH SPAC surviving as a Subsidiary of PubCo, and (iii) each Member as of the Effective Time will receive or retain the number of Common Units and Earnout Units set forth next to such Member’s name on Exhibit A; and

WHEREAS, the Continuing Members desire to amend and restate the Initial LLC Agreement in its entirety as of immediately prior to the Blocker Effective Time to reflect: (a) the consummation of the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements (as such term is defined in the Business Combination Agreement), including the changes to the Company’s capitalization and admission of MDH SPAC as a Member and (b) the rights and obligations of the Members and other Parties and other terms and provisions, in each case as set forth in this LLC Agreement.

NOW THEREFORE, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1      Definitions. As used in this LLC Agreement and the Schedules and Exhibits attached to this LLC Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Action” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity or arbitration.

“Adjusted Basis” has the meaning given to such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account at the end of any Taxable Year or other taxable period, after giving effect to the following adjustments:

(a)            credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)            debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advancement of Expenses” is defined in Section 7.5(c).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. “Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. No Member shall be deemed to be an Affiliate of any other Member solely as a result of membership in the Company. Notwithstanding the foregoing, Softbank and members of the Softbank Group shall not be deemed Affiliates of CF OMS, of the members of CF OMS, or their respective Affiliates.

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“Affiliate Indemnitors” is defined in Section 7.5(b).

“Audit” is defined in Section 10.4(b).

“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) as amended by the Bipartisan Budget Act of 2015, and any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Blocker Effective Time” has the meaning given to such term in the Business Combination Agreement.

“Board” is defined in Section 7.1(a).

“Business Combination Agreement” is defined in the recitals to this LLC Agreement.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Business Opportunities Exempt Party” is defined in Section 8.2(a).

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 4.4. The initial Capital Account of each Member as of the Effective Time (the “Closing Date Capital Account Balance”) is retained in the books and records of the Company.

“Capital Contribution” means, with respect to any Member, the amount of cash and the Fair Market Value of any property (other than cash) contributed to the Company by such Member, net of any liabilities assumed by the Company from such Member in connection with such contribution, as set forth from time to time in the books and records of the Company. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member. As of the Effective Time, each Member shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Member retained in the books and records of the Company.

“Cash Available for Tax Distributions” is defined in Section 6.2(a).

“Cash Exchange Notice” has the meaning set forth in Section 4.6(a)(ii).

“Cash Exchange Payment” means, with respect to a particular Exchange for which the PubCo Board has elected to cause the Company to make a Cash Exchange Payment in accordance with Section 4.6(a)(ii), an amount of cash equal to the product of (a) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for the Common Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had caused the Company to pay the Stock Exchange Payment with respect to such Common Units, and (b) the Exchange Date VWAP.

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“Certificate Delivery” means, in the case of any shares of Class B Common Stock to be transferred and surrendered by an Exchanging Member in connection with an Exchange which are represented by a certificate or certificates, the process by which the Exchanging Member shall also present and surrender such certificate or certificates representing such shares of Class B Common Stock during normal business hours at the principal executive offices of PubCo, or if any agent for the registration or transfer of shares of Class B Common Stock is then duly appointed and acting, at the office of such transfer agent, along with any instruments of transfer reasonably required by the Board or such transfer agent, as applicable, duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative.

“CF OMS” is defined in the preamble to this LLC Agreement.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of PubCo. Following any consolidation, merger, reclassification or other similar event involving PubCo, “Class A Common Stock” means any shares or other securities of PubCo or any other Person that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of PubCo. Following any consolidation, merger, reclassification or other similar event involving PubCo, “Class B Common Stock” means any shares or other securities of PubCo or any other Person that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing Date Capital Account Balance” has the meaning set forth in the definition of “Capital Account”.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission, including any Governmental Entity succeeding to the functions thereof.

“Common Units” means the common units of limited liability company interests issued under this LLC Agreement, including by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization. Common Units shall exclude any Earnout Units prior to their conversion into Common Units upon the occurrence of a Vesting Event.

“Company” is defined in the preamble to this LLC Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

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“Company Representative” shall mean the Person designated under this LLC Agreement in its capacity as the “partnership representative” (as such term is defined under the BBA Rules and any analogous provision of state or local tax Law) of the Company (which Person shall be, as of the Effective Time, PubCo) and as the “tax matters partner” (to the extent applicable for state and local tax purposes and for U.S. federal income tax purposes for Taxable Years beginning on or before December 31, 2017) of the Company, including, as the context requires, any “designated individual” through whom the Company Representative is permitted by applicable Law to act in accordance with the terms hereof. For the avoidance of doubt, the tax matters partner and the designated individual shall be designated by the Board in accordance with applicable Law.

“Company Units” means the Common Units and the Earnout Units.

“Confidential Information” means confidential or proprietary information obtained by a Member from the Company, PubCo or any of their respective Subsidiaries, directly or indirectly, including from their representatives. Confidential Information includes confidential and proprietary ideas, financial information, products, services, business strategies, innovations, all aspects of the Company’s or PubCo’s business plan, proposed operation and products, corporate structure, board minutes and materials, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company or PubCo plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s or PubCo’s business. With respect to any Member, Confidential Information does not include information that: (a) was in the possession of such Member on a non-confidential basis at the time of disclosure by or on behalf of the Company or any of its Affiliates (whether disclosed before or after the Effective Date); (b) becomes part of public knowledge not as a result of any action or inaction of a Member in violation of any contractual obligation to the Company or any of its Affiliates (including under this LLC Agreement); (c) is approved for release by written authorization of the Company; or (d) is disclosed to such Member or its representatives by a third party not in violation of any obligation of confidentiality owed to the Company or any of its Affiliates with respect to such information.

“Continuing Members” is defined in the preamble to this LLC Agreement.

“Continuing Member Representative” means CF OMS or any Affiliate of CF OMS designated in writing by CF OMS to PubCo, the Company and each of the other Continuing Members after the Effective Date.

“Conversion Date” means, with respect to any Earnout Unit, the date on which a Vesting Event occurs for such Earnout Unit or such later date as determined pursuant to Section 4.1(d).

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Demand Registration” is defined in the Registration Rights Agreement.

5

“Depreciation” means, for each Taxable Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Taxable Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other taxable period shall be the amount of book basis recovered for such Taxable Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Taxable Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other taxable period bears to such beginning Adjusted Basis; provided, for purposes of clause (b) of this definition, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Taxable Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“DGCL” means the General Corporation Law of the State of Delaware.

“Distributable Cash” as of any relevant date means the amount of cash reasonably determined by the Board to be available for distribution.

“Earnout Shares” has the meaning set forth in the Business Combination Agreement.

“Earnout Units” means the Units which are restricted subject to vesting, including the Series 1 Earnout Units, the Series 2 Earnout Units, the Series 3 Earnout Units, the Series 4 Earnout Units and the Series 5 Earnout Units. Except as otherwise expressly set forth in this LLC Agreement, no Earnout Unit shall entitle the holder thereof to (a) receive any distributions pursuant to this LLC Agreement or otherwise hold any economic interest or percentage interest in the Company or (b) hold any voting rights.

“Effective Date” is defined in the preamble to this LLC Agreement.

“Effective Time” has the meaning given to such term in the Business Combination Agreement.

“Equity Securities” means, with respect to any Person, (a) all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, (b) all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, (c) all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, including convertible debt securities, or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and (d) all of the other ownership or profit interests of such Person (including partnership or member interests), whether voting or nonvoting.

“ERISA” means the Employee Retirement Security Act of 1974.

6

“Exchange” means (a) the exchange by a Member of Common Units held by the Member (together with the surrender and cancellation of the same number of outstanding shares of Class B Common Stock held by such Member) for either (i) a Stock Exchange Payment or (ii) a Cash Exchange Payment from the Company or (b) the direct purchase by PubCo of Common Units and shares of Class B Common Stock held by a Member in accordance with a PubCo Call Right, in each case in accordance with Section 4.6.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Blackout Period” means (a) any “black out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Exchanging Member (or its Affiliates) is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (b) the period of time commencing on (i) the date of the declaration of a dividend by PubCo and ending on (ii) the first day following the record date determined by the Board with respect to such dividend declared pursuant to clause (i). In no event shall an Exchange Blackout Period which respect to clause (b) of the foregoing sentence occur more than four times per calendar year.

“Exchange Condition” means any of the following conditions: (a) any Registration Statement pursuant to which the resale of the Class A Common Stock to be registered for such Exchanging Member at or immediately following the consummation of the Exchange shall have ceased to be effective or has not yet become effective, (b) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Exchange, (c) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a Registration Statement and such deferral, delay or suspension shall affect the ability of such Exchanging Member to have its Class A Common Stock registered at or immediately following the consummation of the Exchange, (d) any stop order relating to the Registration Statement pursuant to which the Class A Common Stock was to be registered by such Exchanging Member at or immediately following the Exchange shall have been issued by the Commission, (e) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Exchange, or (f) PubCo shall have failed to comply in any material respect with its obligations under the Registration Rights Agreement to the extent related to the resale of the Class A Common Stock of an Exchanging Member, and such failure shall have adversely affected the ability of such Exchanging Member to consummate the resale of Class A Common Stock to be received upon such Exchange pursuant to an effective Registration Statement.

“Exchange Date” means the date that is three Business Days after the Exchange Notice Date is given; provided that (a) if an Exchanging Member delays the consummation of an Exchange by delivering an Exchange Delay Notice, the Exchange Date shall occur on the date that is three Business Days following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the PubCo and such Exchanging Member may agree in writing); (b) if the Exchange Date for any Exchange with respect to which PubCo elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the second Business Day following the end of such Exchange Blackout Period; and (c) to the extent an Exchange is made in connection with an Exchanging Member’s proper exercise of its rights to participate in a Piggyback Registration pursuant to the Registration Rights Agreement, the Exchange Date shall be the date on which the offering with respect to such Piggyback Registration is completed.

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“Exchange Date VWAP” means the VWAP on the Trading Day immediately preceding the Exchange Date.

“Exchange Delay Notice” is defined in Section 4.6(a)(iii).

“Exchange Notice” means a written election of Exchange in the form of Exhibit B, duly executed by the Exchanging Member.

“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 12.9.

“Exchanged Units” means, with respect to any Exchange, the Common Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of shares of vested Class B Common Stock held by the relevant Exchanging Member; provided that such amount of Common Units shall in no event be less than the Minimum Exchange Amount.

“Exchanging Member” means any Member holding Common Units (other than PubCo and its wholly-owned Subsidiaries) whose Common Units are subject to an Exchange.

“Fair Market Value” means the fair market value of any property as determined in the good faith reasonable discretion of the Board after taking into account such factors as the Board shall reasonably deem appropriate.

“Family Member” means with respect to any Person, a sibling, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Persons (and no others) or of which any of the foregoing are the sole beneficiaries.

“Final Adjudication” is defined in Section 7.5(c).

“Fortress” means Fortress Investment Group LLC.

“GAAP” means United States generally accepted accounting principles at the time.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

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“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)      the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)      the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) or (s), as applicable, except as otherwise provided in this LLC Agreement, as of the following times: (i) the acquisition of a Unit (or additional Units) by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or the issuance by the Company of a noncompensatory option (other than an option for a de minimis interest in the Company); (ii) the grant of a Unit (other than a de minimis interest in the Company) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(d)); (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets; (iv) the liquidation of the Company (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1)); (v) the acquisition of a Unit by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (vi) the conversion of any Earnout Units into Common Units upon the occurrence of a Vesting Event in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (vii) any other event to the extent determined by the Board to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g); provided that adjustments pursuant to clauses (i), (ii), (iii), and (vi) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; provided, further, that adjustments pursuant to clause (i) above shall be made upon the contribution of capital to the Company by MDH SPAC which is contemplated by the Business Combination Agreement. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vii) (other than, if applicable, the noncompensatory options being exercised that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). If any Earnout Units are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vii) (other than, if applicable, the Earnout Units being converted that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(h)(2), as though such Earnout Units were noncompensatory options, unless the Board reasonably determines that doing so is not permitted under then current Law;

(c)          the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)          the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this clause (d) to the extent the Board determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

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(e)          if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“HSR Act” is defined in Section 4.1(d).

“Imputed Tax Underpayments” is defined in Section 10.4(c).

“Indebtedness” means (a) all indebtedness for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, and (c) all capitalized lease obligations or obligations required to be capitalized in accordance with GAAP.

“Indemnifiable Losses” is defined in Section 7.5(a).

“Indemnitee” is defined in Section 7.5(a).

“Initial LLC Agreement” is defined in the recitals to this LLC Agreement.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the Effective Date, by and among PubCo, certain of the Continuing Members and the other parties thereto.

“Investors” has the meaning set forth in the Investor Rights Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Law” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Laws, unless the context otherwise requires.

“Liability” means any debt, liability or obligation, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liquidating Event” is defined in Section 11.1.

“Liquidity Limitations” is defined in Section 6.2(a).

“LLC Agreement” is defined in the preamble to this LLC Agreement.

“Lock-Up Period” is defined in Section 4.6(a).

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“MDIH” is defined in the preamble to this LLC Agreement.

“MDH Merger Sub” is defined in the recitals to this LLC Agreement.

“MDH SPAC” is defined in the preamble to this LLC Agreement.

“Member” means any Person that executes this LLC Agreement as a Member and any other Person admitted to the Company as an additional or substituted Member, in each case, that has not made a disposition of all of such Person’s Units.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3), as set forth in Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Milestone” means Milestone Partners Management Co., LP.

“Milestone Merger Sub” is defined in the recitals to this LLC Agreement.

“Minimum Exchange Amount” means a number of Common Units held by an Exchanging Member equal to (x) if such Exchanging Member holds more than 100,000 Common Units as of the Effective Date, the lesser of (1) 100,000 Common Units and (2) all of the Common Units then held by the applicable Exchanging Member or (y) if such Exchanging Member holds 100,000 Common Units or less as of the Effective Date, the lesser of (1) fifty percent (50%) of the Common Units held by the applicable Exchanging Member as of the Effective Date and (2) all of the Common Units then held by the applicable Exchanging Member.

“National Securities Exchange” means a securities exchange registered with the Commission under Section 6 of the Exchange Act.

“Non-Party Affiliate” is defined in Section 12.15.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2 (b)(3).

“Normandy Holdco” is defined in the preamble to this LLC Agreement.

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“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.4. The initial Officers are listed on Exhibit D.

“Party” and “Parties” means, individually or collectively, each Member, the Company and each other party to this LLC Agreement.

“Paylink Holdings” is defined in the preamble to this LLC Agreement.

“Permitted Transfer” is defined in Section 9.1(b).

“Permitted Transferee” means, with respect to any Member, (i) any Family Member of such Member, (ii) any Affiliate of such Member (including any partner, shareholder or member controlling or under common control with such Member and Affiliated investment fund or vehicle of such Member), but excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business the Company, and (iii) upon the dissolution of such Member, the equityholders of such Member. Notwithstanding the foregoing, no Affiliate of Fortress or Milestone (excluding portfolio companies who operate or engage in a business which competes directly with the business of the Company) shall be deemed to operate or engage in any such competing business.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Piggyback Registration” is defined in the Registration Rights Agreement.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations.

“Profits” or “Losses” means, for each Taxable Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)      any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)      any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)      in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

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(d)          gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)          in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period;

(f)          to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)          any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any Taxable Year, but such items available to be specially allocated pursuant to Section 5.2 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“PubCo” is defined in the preamble to this LLC Agreement.

“PubCo Board” means the board of directors of PubCo, as constituted at any given time.

“PubCo Bylaws” means the Bylaws of PubCo, as amended or restated from time to time.

“PubCo Call Notice” is defined in Section 4.6(f).

“PubCo Call Right” means PubCo’s election, in accordance with Section 4.6(f), to directly purchase Exchanged Units described in an Exchange Notice given by an Exchanging Member.

“PubCo Charter” means the Certificate of Incorporation of PubCo, as amended or restated from time to time.

“PubCo Common Stock” means all classes of common stock of PubCo, including the Class A Common Stock and the Class B Common Stock (whether vested or unvested).

“PubCo Distributions” is defined in Section 6.1(c).

“PubCo Members” means Paylink Holdings and MDH SPAC.

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“PubCo Offer” is defined in Section 4.1(h)(ii).

“PubCo Warrants” has the meaning given to “PubCo Warrants” in the Business Combination Agreement.

“Push-Out Election” means an election provided for in Section 6226 of the Code (or any similar provisions under state or local law).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Effective Date, by and among PubCo, certain of the Continuing Members and the other parties thereto.

“Registration Statement” means any registration statement that PubCo is required to file pursuant to the Registration Rights Agreement.

“Regulatory Allocations” is defined in Section 5.2(j).

“Sale Transaction” means a bona fide arm’s length transaction with any Person (other than the Company, any subsidiary of the Company, Paylink Holdings, CF OMS or any Affiliate of the foregoing) involving (a) the direct or indirect acquisition (whether by sale, merger, issuance or otherwise) of Units representing a majority of the Common Units by such Person, or such Persons acting in concert, by means of any transaction or series of related transactions in which outstanding equity of the Company is exchanged for securities or other consideration issued or paid, or caused to be issued or paid, by such acquiring Person or any subsidiary of such acquiring Person, including specifically a transaction involving the sale of the common stock, par value $0.001 per share, of Paylink Holdings in lieu of such outstanding equity of the Company, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its subsidiaries.

“Securities Act” means the Securities Act of 1933.

“Series 1 Earnout Unit” means an Earnout Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 1 Vesting Event.

“Series 2 Earnout Unit” means an Earnout Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 2 Vesting Event.

“Series 3 Earnout Unit” means an Earnout Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 3 Vesting Event.

“Series 4 Earnout Unit” means an Earnout Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 4 Vesting Event.

“Series 5 Earnout Unit” means an Earnout Unit which is restricted subject to vesting and will vest upon the occurrence of a Series 5 Vesting Event.

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“Series 1 Vesting Event” means, with respect to each Series 1 Earnout Unit, (a) the occurrence of a VWAP 1 Vesting Event, (b) the consummation of a Subsequent Transaction or (c) a Liquidating Event pursuant to which each Common Unit would be entitled to at least $12.00 per Common Unit (taking into account the conversion of each Series 1 Earnout Unit to a Common Unit and subject to equitable adjustment for unit splits, unit dividends, reorganizations, combinations, recapitalizations, exchanges of units and other like changes or transactions after the Effective Date).

“Series 2 Vesting Event” means, with respect to each Series 2 Earnout Unit, (a) the occurrence of a VWAP 2 Vesting Event, (b) the consummation of a Subsequent Transaction or (c) a Liquidating Event pursuant to which each Common Unit would be entitled to at least $13.00 per Common Unit (taking into account the conversion of each Series 2 Earnout Unit to a Common Unit and subject to equitable adjustment for unit splits, unit dividends, reorganizations, combinations, recapitalizations, exchanges of units and other like changes or transactions after the Effective Date).

“Series 3 Vesting Event” means, with respect to each Series 3 Earnout Unit, (a) the occurrence of a VWAP 3 Vesting Event, (b) the consummation of a Subsequent Transaction or (c) a Liquidating Event pursuant to which each Common Unit would be entitled to at least $13.50 per Common Unit (taking into account the conversion of each Series 3 Earnout Unit to a Common Unit and subject to equitable adjustment for unit splits, unit dividends, reorganizations, combinations, recapitalizations, exchanges of units and other like changes or transactions after the Effective Date).

“Series 4 Vesting Event” means, with respect to each Series 4 Earnout Unit, (a) the occurrence of a VWAP 4 Vesting Event, (b) the consummation of a Subsequent Transaction or (c) a Liquidating Event pursuant to which each Common Unit would be entitled to at least $17.00 per Common Unit (taking into account the conversion of each Series 4 Earnout Unit to a Common Unit and subject to equitable adjustment for unit splits, unit dividends, reorganizations, combinations, recapitalizations, exchanges of units and other like changes or transactions after the Effective Date).

“Series 5 Vesting Event” means, with respect to each Series 5 Earnout Unit, (a) the occurrence of a VWAP 5 Vesting Event, (b) the consummation of a Subsequent Transaction or (c) a Liquidating Event pursuant to which each Common Unit would be entitled to at least $17.00 per Common Unit (taking into account the conversion of each Series 5 Earnout Unit to a Common Unit and subject to equitable adjustment for unit splits, unit dividends, reorganizations, combinations, recapitalizations, exchanges of units and other like changes or transactions after the Effective Date).

“SoftBank” mean SoftBank Group Corp.

“Softbank Group” means any Person Controlling, Controlled by or under Common control with SoftBank that is not also Controlled by Fortress.

“Specified Audit” is defined in Section 10.4(d).

“Sponsor” means MDIH Sponsor, LLC, a Delaware limited liability company.

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“Sponsor Letter Agreement” means the letter agreement, dated as of July 21, 2021, by and among, MDIH, MDH SPAC, PubCo and the Company.

“Stock Exchange Payment” means, with respect to any Exchange of Common Units for which a Stock Exchange Payment is elected by the Board, a number of shares of Class A Common Stock equal to the number of Common Units so exchanged (subject to equitable adjustments for any splits, in-kind dividends, reorganizations, combinations, recapitalizations, exchanges and other like changes or transactions after the Effective Date with respect to Common Units or Class A Common Stock).

“Subsequent Transaction” has the meaning set forth in the Business Combination Agreement.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Advances” is defined in Section 10.5(a).

“Tax Distribution Date” means April 10, June 10, September 10, and December 10 of each calendar year, which shall be adjusted by the Board as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law. In no event shall the Board make adjustments such that there are more than four Tax Distribution Dates in any calendar year. If a Tax Distribution Date in a given calendar year is not a Business Day, such Tax Distribution Date shall be the Business Day immediately prior to such date.

“Tax Distributions” is defined in Section 6.2(a).

“Tax Receivable Agreement” means the tax receivable agreement, dated as of the Effective Date, by and among PubCo, the Company, CF OMS, MDH SPAC, and Normandy Holdco.

“Taxable Year” means the Company’s taxable year for U.S. federal income tax purposes, which shall end on December 31 of each calendar year unless otherwise required by applicable Law.

“Tier 1 Assumed Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate applicable to a corporation organized under the laws of the State of Delaware, in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year, taking into account (to the extent relevant to such a corporation) the character of any income, gains, deductions, losses or credits, and the extent to which state and local income taxes are deductible by such a corporation under then current U.S. federal income tax Law. The Tier 1 Assumed Rate shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners.

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“Tier 2 Assumed Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including, if applicable, under Section 1411 of the Code) applicable to an individual resident in New York, NY, in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year, taking into account (a) the character of any income, gains, deductions, losses or credits, and the extent to which state and local income taxes are deductible by such an individual under then current U.S. federal income tax Law, and (b) at the Company’s sole discretion, available deductions under Code Section 199A, as applicable. The Tier 2 Assumed Rate shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners.

“Tier 1 Tax Amount” means, with respect to a Taxable Year commencing after the Effective Date (or, in the case of a Taxable Year that includes the Effective Date, the portion thereof after the Effective Date), the excess, if any, of (a) the product of (i) an amount, if positive, equal to the product of (A) the taxable income of the Company allocable to a Member pursuant to this LLC Agreement (taking into account corrective allocations made pursuant to Section 5.3(e)) with respect to the relevant Taxable Year (or portion thereof) (determined based upon a good faith estimate by the Board and updated to reflect the final Company tax returns filed for such Taxable Year, and, for purposes of this definition, (w) including adjustments to taxable income in respect of Section 704(c) of the Code, (x) excluding adjustments to taxable income in respect of Section 743(b) of the Code, (y) calculated as if allocations of such taxable income were, for such Taxable Year (or portion thereof), the sole source of income and loss for such Member, (or, as appropriate, of its direct or indirect partners or members), and (z) at the Company’s sole discretion, taking into account the carryover of items of loss, deduction and expense, including the utilization of any excess business interest expense under Code Section 163(j), previously allocated to such Member for a Taxable Year (or portion thereof) that begins after the Effective Time to the extent not previously taken into account for purposes of determining the Tier 1 Tax Amount for a Taxable Year (or portion thereof)) times (B) one-fourth (1/4) in the case of the first quarter, one-half (1/2) in the case of the second quarter, three-fourths (3/4) in the case of the third quarter, and one (1) in the case of the fourth quarter times (ii) the Tier 1 Assumed Rate with respect to such Taxable Year (or portion thereof), over (b) the amount of distributions previously made to such Member pursuant to Section 6.2 with respect to such Taxable Year (or portion thereof) after the Effective Time.

“Tier 2 Tax Amount” means, with respect to a Taxable Year commencing after the Effective Date (or, in the case of a Taxable Year that includes the Effective Date, the portion thereof after the Effective Date), the excess, if any, of (a) the product of (i) an amount, if positive, equal to the product of (A) the taxable income of the Company allocable to a Member pursuant to this LLC Agreement (taking into account corrective allocations made pursuant to Section 5.3(e)) with respect to the relevant Taxable Year (or portion thereof) (determined based upon a good faith estimate by the Board and updated to reflect the final Company tax returns filed for such Taxable Year, and, for purposes of this definition, (w) including adjustments to taxable income in respect of Section 704(c) of the Code, (x) excluding adjustments to taxable income in respect of Section 743(b) of the Code, (y) calculated as if allocations of such taxable income were, for such Taxable Year (or portion thereof), the sole source of income and loss for such Member, (or, as appropriate, of its direct or indirect partners or members), and (z) at the Company’s sole discretion, taking into account the carryover of items of loss, deduction and expense, including the utilization of any excess business interest expense under Code Section 163(j), previously allocated to such Member for a Taxable Year (or portion thereof) that begins after the Effective Time to the extent not previously taken into account for purposes of determining the Tier 2 Tax Amount for a Taxable Year (or portion thereof)) times (B) one-fourth (1/4) in the case of the first quarter, one-half (1/2) in the case of the second quarter, three-fourths (3/4) in the case of the third quarter, and one (1) in the case of the fourth quarter times (ii) the Tier 2 Assumed Rate with respect to such Taxable Year (or portion thereof), over (b) the amount of distributions previously made to such Member pursuant to Section 6.2 with respect to such Taxable Year (or portion thereof) after the Effective Time.

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“Trading Day” means any day on which shares of Class A Common Stock are actually traded on the New York Stock Exchange or other principal securities exchange or securities market on which shares of Class A Common Stock are then traded.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition, or legally binding agreement to undertake any of the foregoing, by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. Any such indirect pledge, encumbrance or hypothecation that does not provide the counterparty thereto the right to take direct possession, as the holder of record, of any Units shall not be considered a “Transfer.” Any transfer, sale, pledge, hedge, encumbrance, hypothecation or other disposition of the stock of PubCo shall not be considered an indirect “Transfer” of Units. The terms “Transferee,” “Transferor,” “Transferred”, and other forms of the word “Transfer” shall have the correlative meanings. Notwithstanding anything to the contrary contained herein, no Transfer of any direct or indirect interest in: (i) the any funds or managed accounts managed by Fortress or Milestone or one of their respective Affiliates, or (ii) the general partners, investment managers or advisors of any of the entities included in clause (i) hereof, shall constitute a “Transfer” for purposes of this Agreement.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Undertaking” is defined in Section 7.5(c).

“Underwritten Shelf Takedown” is defined in the Registration Rights Agreement.

“Units” means the Common Units, the Earnout Units and any other Equity Securities of the Company.

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“Vesting Event” means, with respect to each Series 1 Earnout Unit, a Series 1 Vesting Event, with respect to each Series 2 Earnout Unit, a Series 2 Vesting Event, with respect to each Series 3 Earnout Unit, a Series 3 Vesting Event, with respect to each Series 4 Earnout Unit, a Series 4 Vesting Event, and, with respect to each Series 5 Earnout Unit, a Series 5 Vesting Event.

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock, with respect to measurement periods (or portions thereof) following the Effective Time, on the New York Stock Exchange or such other principal United States securities exchange on which the shares of Class A Common Stock are listed, quoted or admitted to trading.

“VWAP 1 Vesting Event” means the satisfaction of the $12.00 Earnout Milestone (as defined in the Sponsor Letter Agreement).

“VWAP 2 Vesting Event” means the satisfaction of the $13.00 Earnout Milestone (as defined in the Business Combination Agreement).

“VWAP 3 Vesting Event” means the satisfaction of the $13.50 Earnout Milestone (as defined in the Sponsor Letter Agreement).

“VWAP 4 Vesting Event” means the satisfaction of the $17.00 Earnout Milestone (as defined in the Business Combination Agreement).

“VWAP 5 Vesting Event” means the satisfaction of the $17.00 Earnout Milestone (as defined in the Sponsor Letter Agreement).

Section 1.2      Interpretive Provisions. For all purposes of this LLC Agreement, except as otherwise provided in this LLC Agreement or unless the context otherwise requires:

(a)      the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b)      an accounting term not otherwise defined in this LLC Agreement has the meaning assigned to it under GAAP;

(c)      all references to currency, monetary values and dollars set forth in this LLC Agreement shall mean United States (U.S.) dollars and all payments under this LLC Agreement shall be made in United States dollars;

(d)      when a reference is made in this LLC Agreement to an Article, Section, clause, Exhibit or Schedule, such reference is to an Article, Section or clause of, or an Exhibit or Schedule to, this LLC Agreement unless otherwise indicated;

(e)      whenever the words “include”, “includes” or “including” are used in this LLC Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)       “or” is not exclusive;

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(g)          pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(h)          references in this LLC Agreement to any Law shall be deemed also to refer to such Law, any amendments thereto, any successor provisions thereof, and all rules and regulations promulgated thereunder; and

(i)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this LLC Agreement, refer to this LLC Agreement as a whole and not to any particular provision of this LLC Agreement.

Article II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1      Formation. The Company shall continue its existence as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this LLC Agreement.

Section 2.2      Filing. The Company’s Certificate of Formation was filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the operation of a limited liability company in all states and counties in which the Company may conduct business.

Section 2.3      Name. The name of the Company is “OP Group Holdings, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Board, under any other name.

Section 2.4      Registered Office: Registered Agent. The location of the registered office of the Company required by the Act to be maintained in the State of Delaware shall be at such location (which need not be a place of business of the Company) as the Board may designate from time to time.

Section 2.5      Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Board from time to time.

Section 2.6      Purpose; Powers. The nature of the business or purposes to be conducted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7      Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

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Section 2.8      Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and applicable state and local income and franchise tax purposes. The Company and each Member shall file all tax returns and shall otherwise take all tax, financial and other reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action inconsistent with the intent of the Parties set forth in this Section 2.8. No election (including an entity classification election for the Company) contrary to the intent of the Parties as set forth in this Section 2.8 shall be made by the Company or any Member, and the Company shall not convert into or merge into (with the Company not being the surviving entity in such merger) an entity treated as a corporation for U.S. federal or applicable state and local income or franchise tax purposes without the prior written consent of CF OMS (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary set forth in this Section 2.8, this Section 2.8 shall not prevent the Company from entering into or consummating any transaction which constitutes a Subsequent Transaction to the extent such transaction is duly authorized by the Board in accordance with this LLC Agreement, subject to the rights set forth in the Tax Receivable Agreement, if any, applicable to such transaction.

Article III
CLOSING TRANSACTIONS

Section 3.1      Business Combination Agreement Transactions. Pursuant to the terms of the Business Combination Agreement, immediately after the consummation of the transactions contemplated by the Business Combination Agreement, the total number of Common Units and Earnout Units held by the Continuing Members and MDH SPAC as of the Effective Time is set forth next to each such Member’s name on Exhibit A under the headings “Effective Time Common Units” and “Effective Time Earnout Units”. The number of vested shares of Class B Common Stock held by each Exchanging Member shall equal the number of Common Units held by such Exchanging Member, and the number of unvested shares of Class B Common Stock held by each Exchanging Member shall equal the number of Earnout Units held by such Exchanging Member.

Article IV
OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1      Authorized Units; General Provisions with Respect to Units.

(a)          Units. Subject to the provisions of this LLC Agreement, the Company shall be authorized to issue from time to time such number of Common Units and Equity Securities as the Board shall determine in accordance with and subject to the restrictions in this Section 4.1 and Section 4.3. Subject to this Section 4.1 and Section 4.3, each authorized Unit may be issued pursuant to such agreements as the Board shall approve, including pursuant to warrants, options, or other rights or property to acquire Units or that may be converted into Units. The Company may reissue any Units that have been repurchased or acquired by the Company otherwise in accordance with this LLC Agreement. The Units shall be uncertificated. The Company shall not, and the Board shall not cause the Company to, issue any Units if such issuance would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) or cause the Company to be a publicly traded partnership within the meaning of Section 7704 of the Code. The Company and the Board shall be entitled to rely upon the representation by each Continuing Member herein that such Continuing Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

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(b)          Outstanding Units. Each Continuing Member previously was admitted as a Member and shall remain a Member of the Company at the Effective Time. Immediately after the Effective Time, the Units will comprise (i) one class of Common Units, and (ii) five classes of Earnout Units, comprising Series 1 Earnout Units, Series 2 Earnout Units, Series 3 Earnout Units, Series 4 Earnout Units and Series 5 Earnout Units. Except as otherwise provided in this LLC Agreement, each outstanding Common Unit shall be identical to each other Common Unit, each outstanding Series 1 Earnout Unit shall be identical to each other Series 1 Earnout Unit, each outstanding Series 2 Earnout Unit shall be identical to each other Series 2 Earnout Unit, each outstanding Series 3 Earnout Unit shall be identical to each other Series 3 Earnout Unit, each outstanding Series 4 Earnout Unit shall be identical to each other Series 4 Earnout Unit, and each outstanding Series 5 Earnout Unit shall be identical to each other Series 5 Earnout Unit. The number of outstanding Company Units shall at all times equal the number of outstanding shares of Class A Common Stock and shares of vested Class B Common Stock.

(c)          Schedule of Members. The Company shall maintain a schedule, appended as Exhibit A (as updated and amended from time to time in accordance with the terms of this LLC Agreement), which shall include: (i) the name and address of each Member and (ii) the aggregate number of and type of Units issued and outstanding and held by each Member.

(d)          Earnout Units. Each Earnout Unit will be held in accordance with this LLC Agreement unless and until a Vesting Event occurs with respect to such Earnout Unit. Upon the occurrence of a Vesting Event, on the Conversion Date, each applicable Earnout Unit shall be converted immediately and automatically, without any further action on the part of the holder thereof or any other person (including the Company and the Board) into one Common Unit, with all rights and privileges of a Common Unit under this LLC Agreement from and after the Conversion Date. Notwithstanding anything to the contrary contained in this LLC Agreement, if, upon the occurrence of a Vesting Event, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) for the immediate conversion of Earnout Units into Common Units, then the Conversion Date with respect to each such Earnout Units shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such conversion under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such conversion shall automatically occur without any further action by the holders of any such Earnout Units. Each of the Continuing Members and PubCo agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company. In the event of a subdivision or combination referred to in Section 4.1(i)(i) or Section 4.1(i)(ii), the number of shares of Class B Common Stock to which an Exchanging Member shall be entitled upon vesting of its Earnout Units shall equal the number of Earnout Units held by the Exchanging Members as a result of such subdivision or combination that have converted into Common Units. If a Vesting Event has not occurred with respect to an Earnout Unit on or before the seventh anniversary of the Effective Time, and such Earnout Unit has not vested and converted into a Common Unit under this LLC Agreement, then immediately and without any further action under this LLC Agreement, on the date that is the seventh anniversary of the Effective Time, any such Earnout Units outstanding under this LLC Agreement shall be canceled and extinguished for no consideration.

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(e)          New PubCo Issuances.

(i)          Subject to Section 4.6 and Section 4.1(e)(ii), if, at any time after the Effective Time, PubCo issues shares of its Class A Common Stock or any other Equity Security of PubCo (other than shares of Class B Common Stock), (x) the Company shall concurrently issue to PubCo an equal number of Common Units (if PubCo issues shares of Class A Common Stock), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A Common Stock), and with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued, in each case as adjusted, to the extent deemed necessary or appropriate by the Board, to take into account any tax consequences related thereto (including such issuances or distributions), and (y) PubCo shall concurrently contribute (i) to the Company the net proceeds or other property received by PubCo, if any, for such share of Class A Common Stock or other Equity Security and (ii) to MDH SPAC (or other wholly owned Subsidiary that is a Member) such Common Units or other Equity Securities issued to PubCo.

(ii)         Notwithstanding anything to the contrary contained in Section 4.1(e)(i) or Section 4.1(e)(iii), this Section 4.1(e) shall not apply to (x) the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Common Units for Class A Common Stock, such Class A Common Stock shall be issued together with a corresponding right under such plan) or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

(iii)        In the event any outstanding Equity Security of PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued (including as a result of the exercise of PubCo Warrants), (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Common Units or equivalent Equity Securities of the Company shall be issued to PubCo as required by the first sentence of Section 4.1(e)(i), and (z) PubCo shall concurrently contribute (i) to the Company the net proceeds received by PubCo from any such exercise or conversion and (ii) to MDH SPAC (or other wholly owned Subsidiary that is a Member) such Common Units or other Equity Securities issued to PubCo.

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(f)           PubCo Debt Issuance. If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company the net proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities.

(g)          New Company Issuances. Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock (or relevant Equity Security of such Subsidiary) to another Person or Persons, and (ii) such issuance is in accordance with Section 4.1(e), and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company, and (ii) such issuance is in accordance with Section 4.1(e).

(h)          Repurchases and Redemptions.

(i)          Subject to Section 4.1(h)(ii), PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) and, substantially simultaneously therewith, the Company shall redeem, repurchase or otherwise acquire from PubCo (or its wholly owned Subsidiary that owns Common Units) an equal number of Common Units for the same price per security, if any, or (B) any other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) and, substantially simultaneously therewith, the Company shall redeem, repurchase or otherwise acquire from PubCo (or its wholly owned Subsidiary that owns such Equity Securities) an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for the same price per security, if any.

(ii)         In the event that a tender offer, share exchange offer, or take-over bid or similar transaction with respect to Class A Common Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders, the holders of Common Units shall be permitted to participate in such PubCo Offer by delivery of an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such PubCo Offer (and shall be contingent upon such PubCo Offer and not be effective if such PubCo Offer is not consummated)). In the case of a PubCo Offer proposed by PubCo, PubCo shall use its reasonable best efforts to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of Common Units to participate in such PubCo Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination. Without limiting the generality of the prior sentence (and without limiting the ability of any Member holding Common Units to consummate an Exchange at any time pursuant to the terms of this LLC Agreement), the Board shall use its reasonable best efforts to ensure that such holders of Common Units may participate in such PubCo Offer without being required to consummate the Exchange with respect to their Common Units and cancel their shares of Class B Common Stock, as the case may be, prior to the closing of the transactions contemplated by the PubCo Offer. In no event shall the holders of Common Units be entitled to receive in such PubCo Offer aggregate consideration for each Common Unit and share of Class B Common Stock, taken together, that is greater than or less than the consideration payable in respect of each share of Class A Common Stock in connection with such PubCo Offer (it being understood that payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration).

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(iii)        The Company may not redeem, repurchase or otherwise acquire (x) any Common Units from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) for the same price per security an equal number of Equity Securities of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary.

(iv)        Notwithstanding the foregoing clauses (i) through (iii), to the extent that any consideration payable by PubCo in connection with the redemption, repurchase or acquisition of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant (or other convertible right or security)) other than under PubCo’s employee benefit plans for which there is no corresponding Common Units or other Equity Securities of the Company, then the redemption, repurchase or acquisition of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(v)         Nothing set forth in this Section 4.1(h) shall apply to any redemption effected pursuant to Section 6.2(b) hereof.

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(i)           Equity Subdivisions and Combinations.

(i)          The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock or other related class or series of Equity Security of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and PubCo.

(ii)         Except in accordance with Section 4.6(c), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock or any other class or series of Equity Security of PubCo, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and PubCo.

(j)           General Authority. Subject to Sections 4.1(a), (d), (e), (g), (h) and (i) and Section 4.3, the Company and PubCo shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Common Units or Earnout Units, as applicable, to maintain at all times a one-to-one ratio between (i) the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, and (ii) the number of outstanding shares of Class B Common Stock held by any Person (other than PubCo or its wholly owned Subsidiaries) and the number of Common Units and Earnout Units held by such Person disregarding, for purposes of maintaining the one-to-one ratios in clauses (i) and (ii), (A) options, rights or securities of PubCo issued under any plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible or into or exercisable or exchangeable for Class A Common Stock (solely, in each case, prior to such conversion or exchange).

Section 4.2      Capital Contributions. Except as otherwise expressly set forth in this LLC Agreement, no Member shall be required to make additional Capital Contributions to the Company.

Section 4.3      Issuance of Additional Units. Subject to the terms and conditions of this LLC Agreement (including Section 4.1 and this Section 4.3), the Company may issue, on such terms (including price) as may be determined by the Board, (a) additional Common Units or Equity Securities in the Company having such rights, preferences and privileges as determined by the Board, which rights, preferences and privileges may be senior to the Units, and (b) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that at any time following the Effective Date, in each case the Company shall not issue Equity Securities in the Company to any Person other than PubCo or then-existing Members unless such Person shall have executed a counterpart to this LLC Agreement and all other documents, agreements or instruments deemed necessary or desirable as determined in good faith by the Board. Upon any such issuance and execution, (a) such Person shall be admitted as a Member of the Company, and (b) the Board shall update the Company’s books and records and amend Exhibit A to reflect such issuance. Subject to Section 4.1, this Section 4.3 and Section 12.1, the Board is authorized to amend this LLC Agreement to set forth the designations, preferences, rights, powers and duties of such additional Common Units or other Equity Securities in the Company authorized or issued pursuant to this Section 4.3.

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Section 4.4      Capital Accounts. A Capital Account shall be maintained by the Board for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this LLC Agreement. Each Member’s Capital Account balance as of the Effective Time shall be equal to the amount of its respective Closing Date Capital Account Balance retained in the books and records of the Company. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). Upon the conversion of any Earnout Units into Common Units upon a Vesting Event, the parties intend that the allocations and capital maintenance rules shall be governed under Treasury Regulations Section 1.704-3 with adjustments being made in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) and consistent with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder in order to effectuate the Members’ agreed upon economic sharing of items within the Company. In the event of a Transfer of Units made in accordance with this LLC Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(i)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l). This Section 4.4 and other provisions of this LLC Agreement relating to the maintenance of Capital Accounts are intended to comply with the Treasury Regulations promulgated under Code Section 704(b), including Treasury Regulations Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations. The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Board, but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Board.

Section 4.5      Other Matters Regarding Capital Contributions.

(a)          The Company shall not be obligated to repay any Capital Contributions of any Member. Whenever distributions are made by the Company, no Member has the right to receive property other than cash.

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(b)          No Member shall receive any interest, salary, compensation or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in this LLC Agreement.

(c)          A Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or to make any additional contributions or payments to the Company.

Section 4.6      Exchange of Common Units.

(a)          Exchange Procedures.

(i)          Upon the terms and subject to the conditions set forth in this Section 4.6, after the expiration of the period commencing on the Closing Date and ending on the date that is six (6) months following the Closing Date (the “Lock-Up Period”), an Exchanging Member (together with its Permitted Transferees) shall be entitled to cause the Company to effect an Exchange up to three times per calendar quarter collectively with any other Exchanging Members (and no more frequently), in each case with respect to a number of Common Units at least equal to or exceeding the Minimum Exchange Amount, by delivering an Exchange Notice to the Company, with a copy to PubCo. Each Exchange Notice shall be in the form set forth on Exhibit B and shall include all information required to be included therein. In the event that an Exchange is being exercised in order to participate in a Demand Registration, Piggyback Registration or Underwritten Shelf Takedown, the Exchange Notice Date shall be prior to the expiration of the time period in which a holder of securities is required to notify PubCo that it wishes to participate in such transaction in accordance with Article II of the Registration Rights Agreement.

(ii)         Within two Business Days of the giving of an Exchange Notice, PubCo may elect to cause the Company to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of shares of Class A Common Stock), exercisable by giving written notice of such election to the Exchanging Member within such two Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Common Units subject to the Exchange which shall be exchanged for cash in lieu of Class A Common Stock. To the extent such Exchange relates to the exercise of the Exchanging Member’s registration rights under Article II of the Registration Rights Agreement, PubCo and the Company shall cooperate in good faith with such Exchanging Member to exercise such Exchange in a manner which preserves such Exchanging Member’s rights thereunder. At any time following the giving of a Cash Exchange Notice and prior to the Exchange Date, PubCo may elect (exercisable by giving written notice of such election to the Exchanging Member) to revoke the Cash Exchange Notice with respect to all or any portion of the Exchanged Units and make the Stock Exchange Payment with respect to any such Exchanged Units on the Exchange Date.

(iii)        In the event the Board does not timely give a Cash Exchange Notice (or revokes a Cash Exchange Notice), the Exchanging Member may, if and only if any Exchange Condition exists, elect to (x) retract its Exchange Notice or (y) delay the consummation of an Exchange, in each case, exercisable by giving written notice of such election to the Board within two Business Days of the occurrence of an Exchange Condition and in any event no later than one Business Day prior to the Exchange Date (such notice under clause (y), an “Exchange Delay Notice”); provided that any such notice must specify the particular Exchange Condition giving rise to such election. The giving of any notice pursuant to clause (x) of the previous sentence shall terminate all of the Exchanging Member’s, the Board’s and Company’s rights and obligations under this Section 4.6 arising from such retracted Exchange Notice, but shall not count against the maximum number of Exchanges that an Exchanging Member may effect in a calendar quarter.

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(iv)        Earnout Units are not permitted to be treated as Exchanged Units under this LLC Agreement, and in no event shall the Company or PubCo effect an Exchange of an Earnout Unit unless and until a Vesting Event and Conversion Date has occurred with respect to such Earnout Unit and it has been converted to a Common Unit in accordance with the terms hereof.

(b)          Exchange Payment. The Exchange shall be consummated on the Exchange Date. Unless PubCo has exercised its PubCo Call Right pursuant to Section 4.6(f), on the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date) (i) PubCo shall, directly or indirectly through a wholly-owned Subsidiary of PubCo, contribute to the Company for delivery to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company, free and clear of all liens and encumbrances, (iii) the Company shall issue to PubCo or such Subsidiary a number of Common Units equal to the number of Common Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with an Exchange, PubCo shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Stock to maintain a one-to-one ratio between the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 4.6, (v) the Company shall (x) cancel the redeemed Common Units which were Exchanged Units held by the Exchanging Member and (y) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable, and (vi) PubCo shall cancel the surrendered shares of Class B Common Stock. On or prior to the Exchange Date, and as a condition to the Exchange, the Exchanging Member shall make any applicable Certificate Delivery. Upon the Exchange of all of a Member’s Units, such Member shall cease to be a Member of the Company.

(c)          Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 4.6(c) is intended to preserve the intended economic effect of Section 4.1 and this Section 4.6 and to put each Member in the same economic position, to the greatest extent possible, with respect to Exchanges as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.

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(d)          PubCo Covenants. PubCo shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Exchange of all outstanding Common Units and Earnout Units (other than those Common Units and Earnout Units held by PubCo or any Subsidiary of PubCo). Nothing contained in this LLC Agreement shall be construed to preclude PubCo from satisfying its obligations with respect to an Exchange by delivery of a Cash Exchange Payment or shares of Class A Common Stock that are held in treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances. In addition, for so long as the shares of Class A Common Stock are listed on a stock exchange or automated or electronic quotation system, PubCo shall cause all shares of Class A Common Stock issued upon an Exchange to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 4.6(d), references to the “Class A Common Stock” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Common Stock that any Member would be entitled to receive pursuant to Section 4.6(c).

(e)          Exchange Taxes. The issuance of shares of Class A Common Stock upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided that if any such shares of Class A Common Stock are to be issued in a name other than that of the Exchanging Member (subject to the restrictions in Article IX), then the Person or Persons in whose name the shares are to be issued (i) shall pay to PubCo the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Member or (ii) shall establish to the satisfaction of PubCo that such additional tax has been paid or is not payable.

(f)           PubCo Call Rights. Notwithstanding anything to the contrary contained in this Section 4.6, with respect to any Exchange Notice, an Exchanging Member shall be deemed to have offered to sell its Exchanged Units as described in any Exchange Notice directly to PubCo (rather than to the Company), and PubCo may, by delivery of a written notice (such notice, a “PubCo Call Notice”) to the Exchanging Member no later than three Business Days following the giving of an Exchange Notice, elect to (or cause the Company to elect to) purchase directly and acquire such Exchanged Units on the Exchange Date by paying to the Exchanging Member (or such other Person specified in the Exchange Notice) the Stock Exchange Payment and/or the Cash Exchange Payment, whereupon PubCo (or the Company, as applicable) shall acquire the Exchanged Units on the Exchange Date and be treated for all purposes of this LLC Agreement as the owner of such Common Units. Except as otherwise provided in this Section 4.6(f), an exercise of the PubCo Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if PubCo had not given a PubCo Call Notice, in each case as relevant, including that Section 4.6(a)(ii) shall apply mutatis mutandis and that clauses (iv) and (vi) of Section 4.6(b) shall apply (notwithstanding that the other clauses thereof do not apply).

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(g)          Distribution Rights. No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Common Units redeemed pursuant to such Exchange in respect of a record date that occurs prior to the Exchange Date for such Exchange. No Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Common Units redeemed by the Company from such Exchanging Member and on shares of Class A Common Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange.

(h)          Exchange Restrictions. The Board may impose additional limitations and restrictions on Exchanges (including limiting Exchanges or creating priority procedures for Exchanges) to the extent it reasonably determines in good faith that such limitations and restrictions are necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided that, for such purposes, the Company and the Board shall be entitled to rely upon the representation by each Continuing Member herein that such Continuing Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law. No Exchange of any Unit or economic interest shall be permitted or recognized by the Company or the Board (within the meaning of Treasury Regulation Section 1.7704-1(d)) if and to the extent that such Exchange would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)), or cause the Company to be a publicly traded partnership within the meaning of Section 7704 of the Code.

(i)           Tax Matters. In connection with any Exchange, the Exchanging Member shall deliver to PubCo or the Company, as applicable, a certificate, dated as of the Exchange Date and sworn under penalties of perjury, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law). Each of PubCo and the Company (i) shall be entitled to deduct and withhold from any payment made to an Exchanging Member pursuant to any Exchange consummated under this Agreement all taxes required to be deducted or withheld with respect to such payment under the Code (or any other provision of applicable Law) and (ii) may at its sole discretion reduce the amount of Class A Common Stock issued to an Exchanging Member in an Exchange by a number of shares equal to the amount of the required withholding described in the immediately preceding sentence and all such amounts shall be treated as having been paid to such Exchanging Member. On the basis of applicable Law as of the Effective Date, no U.S. federal income tax withholding would be required with respect to an Exchange by any Exchanging Member who has provided a certification described in the first sentence of this Section 4.6(i) and who, if required, has properly certified that such Exchanging Member is not subject to U.S. federal backup withholding. For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Member, the Company and PubCo agree to treat each Exchange as involving a sale by the Exchanging Member of the Exchanging Member’s Common Units (together with an equal number of shares of Class B Common Stock, which shares shall not be allocated any economic value) to PubCo in exchange for the payment by PubCo of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member and no Party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations and each of PubCo and CF OMS consents in writing, such consent not to be unreasonably withheld, conditioned, or delayed.

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(j)           Representations and Warranties. In connection with any Exchange or exercise of a PubCo Call Right, (i) the Exchanging Member shall represent and warrant that the Exchanging Member is the owner of the number of Common Units that the Exchanging Member is electing to Exchange and that such Common Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this LLC Agreement, the charter and governing documents of PubCo and applicable Law), and (ii) if the Board elects a Stock Exchange Payment, the Company shall represent that (A) the shares of Class A Common Stock issued to the Exchanging Member in settlement of the Stock Exchange Payment are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance in all material respects with applicable securities laws, and (B) the issuance of such shares of Class A Common Stock issued to the Exchanging Member in settlement of the Stock Exchange Payment does not conflict with or result in any breach of the organizational documents of PubCo.

Section 4.7      Representations and Warranties of the Members. Each Member who acquires Units after the Effective Time severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units (other than, in the case of acquisition of additional Units, Section 4.7(b) to the extent any conflict under Section 4.7(b) is related to the occurrence of a Subsequent Transaction resulting from such acquisition) that:

(a)          Organization; Authority.

(i)          To the extent it is not a natural person, (x) it is duly formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this LLC Agreement and to perform its obligations under this LLC Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this LLC Agreement by that Member have been duly taken.

(ii)         It has duly executed and delivered this LLC Agreement, and this LLC Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

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(b)          Non-Contravention.

(i)          Its authorization, execution, delivery, and performance of this LLC Agreement does not breach or conflict with or constitute a default under (x) such Member’s charter or other governing documents to the extent it is not a natural person, (y) any material obligation under any other material agreement to which that Member is a party or by which it is bound or (z) applicable Law.

(ii)         No governmental, administrative or other material third party consents or approvals are required or necessary on the part of it in connection with its admittance as a Member or its ownership of its Units.

(c)          Due Inquiry.

(i)          It has had, prior to the execution and delivery of this LLC Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as it has requested.

(ii)         In determining whether to enter into this LLC Agreement in respect of its Units, it has relied solely on its own knowledge and understanding of the Company and its business based upon its own due diligence investigation and the information furnished pursuant to this clause (c) and it has not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its operations and/or prospects;

(d)          Purpose of Investment. It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this LLC Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units;

(e)          Transfer Restrictions. It understands the Units are being Transferred in a transaction not involving a public offering within the meaning of the Securities Act and the Units will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this LLC Agreement and applicable Law. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units, such Units may be offered, resold, pledged or otherwise Transferred only pursuant to an effective Registration Statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units.

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(f)           Investor Status. It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this LLC Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).

Article V
ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1      Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.2 and Section 5.4, Profits and Losses (and, to the extent reasonably determined by the Board to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Taxable Year or other taxable period shall be allocated among the Members during such Taxable Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Taxable Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 11.3(b)(iii) if all assets of the Company on hand at the end of such Taxable Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b)(iii), to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and (without duplication) the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 5.2      Special Allocations.

(a)          Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Members on a pro rata basis in accordance with the number of Common Units owned by each Member. The amount of Nonrecourse Deductions for a Taxable Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Taxable Year or other taxable period over the aggregate amount of any distributions during that Taxable Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

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(b)          Any Member Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)          Notwithstanding any other provision of this LLC Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Taxable Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 5.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)          Notwithstanding any other provision of this LLC Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 5.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)          Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Taxable Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)           Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Taxable Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and Section 5.2 have been tentatively made as if this Section 5.2(f) were not in this LLC Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.

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(g)          If any Member has a deficit balance in its Capital Account at the end of any Taxable Year or other taxable period that is in excess of the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in Section 5.1 and Section 5.2 have been made as if Section 5.2(f) and this Section 5.2(g) were not in this LLC Agreement.

(h)          To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1 (b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete or partial liquidation of such Member’s Units in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such Section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)           Notwithstanding anything to the contrary contained in this LLC Agreement, (1) no allocation (of Profits or Losses or otherwise) shall be made in respect of any Earnout Units in determining Capital Accounts unless and until such Earnout Units are converted into Common Units upon the occurrence of a Vesting Event and (2) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b)(vi) of the definition of Gross Asset Value, any Profits or Losses resulting from such adjustment shall, in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or in any other manner reasonably determined by the Board, be allocated among the Members (including the Members who held the Earnout Units giving rise to such adjustment) such that the Capital Account balance relating to each Common Unit (including any Earnout Units that have been converted into Common Units) is equal in amount (or as close to equal in amount as possible) immediately after making such allocation; provided, that if the foregoing allocations pursuant to clause (2) are insufficient to cause the Capital Account balance relating to each Common Unit to be so equal in amount, then the Board, in its reasonable discretion, shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Common Unit to be so equal in amount.

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(j)           The allocations set forth in Sections 5.2(a) through 5.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. In general, the Members anticipate that this shall be accomplished by specially allocating other Profits and Loss among the Members so that the net amount of Regulatory Allocations and such special allocations to each such Member is zero. This Section 5.2(j) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

Section 5.3      Allocations for Tax Purposes in General.

(a)          Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

(b)          In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using (i) with respect to any such differences that exist at the Effective Time, the “traditional method” without curative allocations under Treasury Regulations Section 1.704-3(b) and (ii) with respect to any other such differences, any other permissible method or methods determined by the Board to be appropriate and in accordance with the applicable Treasury Regulations.

(c)          Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, as applicable, to the Members who received the benefit of such deductions and (ii) tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Board taking into account the principles of Treasury Regulations Sections 1.704-1(b)(4)(ii), 1.704-1(b)(3)(iv), and 1.704-1(b)(4)(viii).

(d)          Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this LLC Agreement.

(e)          If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.2(i), the Board causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Board shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).

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(f)           Any adjustment to the adjusted tax basis of Company property pursuant to Code Section 743(b) resulting from a transfer of Units shall be handled in accordance with Treasury Regulations Section 1.743-1(j).

Section 5.4      Other Allocation Rules.

(a)          The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this LLC Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for U.S. federal and applicable state and local income tax purposes.

(b)          The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2 and 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Board reasonably determines that the application of the provisions in Sections 4.4, 5.1, 5.2 or 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Board is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law, including to allocate properly items of income, gain, loss, deduction and credit to those Members who bear the economic burden or benefit associated therewith, or to otherwise cause the Members to achieve the economic objectives underlying this LLC Agreement and the Business Combination Agreement. The Board also shall (i) make any adjustments that it reasonably determines are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(iv)(g) and (ii) make any reasonable and appropriate modifications in the event unanticipated events would reasonably be expected to otherwise cause this LLC Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(c)          Profits or Losses for the Taxable Year that includes the Effective Date shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder. If during any Taxable Year there is any other change in any Member’s Units in the Company, the Board shall allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Board in its reasonable good faith discretion.

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(d)          Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Board shall allocate such liabilities in a manner that complies with the Code and the Treasury Regulations thereunder and that the Board reasonably determines to be in the best interests of the Members as a whole.

Section 5.5      Earnout Units. The Parties intend that, for U.S. federal income tax purposes, (a) the Earnout Units received by the Continuing Members in connection with the Business Combination Agreement not be treated as being received in connection with the performance of services and (b) no such Member be treated as having taxable income or gain as a result of such receipt of such Earnout Units or as a result of holding any such Earnout Units at the time of any Vesting Event (other than as a result of corrective allocations made pursuant to Section 5.2(i)). The Company shall prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

Article VI
DISTRIBUTIONS

Section 6.1      Distributions.

(a)          Distributions.

(i)          To the extent permitted by applicable Law, distributions to Members may be declared by the Board out of Distributable Cash in such amounts, at such time and on such terms (including the payment dates of such distributions) as the Board shall determine using such record date as the Board may designate. All distributions made under this Section 6.1(a) shall be made to the Members as of the close of business on such record date on a pro rata basis based on the number of Common Units held by each Member. Notwithstanding the foregoing, (i) repurchases or redemptions made in accordance with Section 4.1(h), Section 6.2(b) or payments made in accordance with Section 7.5 need not be on a pro rata basis, as long as such payments are otherwise made in accordance with the terms of this LLC Agreement, (ii) the Board shall have the obligation to make distributions as set forth in Section 6.2 and Section 11.3(b)(iii), and (iii) no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of this LLC Agreement, “insolvent” means the inability of the Company to meet its payment obligations when due.

(ii)         Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1(a), the Board shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(iii)        No Earnout Unit shall be entitled to receive any distributions pursuant to Section 6.1(a).

(b)          Successors. For purposes of determining the amount of distributions (including Tax Distributions), each Member shall be treated as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

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(c)          PubCo Distributions. Notwithstanding the provisions of Section 6.1(a), after the Effective Date, the Board shall authorize that cash distributions be made to any Member that is a wholly owned subsidiary of PubCo (which distributions shall be made without pro rata distributions to the other Members) (each such distribution, a “PubCo Distribution”), without duplication of any reimbursements actually paid to PubCo and its wholly-owned Subsidiaries, in amounts required for PubCo or any of its wholly-owned Subsidiaries to pay (i) the operating, administrative and other similar costs relating to the business or affairs of the Company or any of its Subsidiaries, (ii) payments by PubCo representing interest with respect to payments not made when due under the terms of the Tax Receivable Agreement, (iii) legal, tax, accounting and other professional fees and expenses of PubCo or such Subsidiary, (iv) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, PubCo which relate to the business or affairs of the Company or any of its Subsidiaries or actions taken by PubCo to the extent related to being a public company, (v) fees and expenses (including any underwriting discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the PubCo Board principally for the benefit of the Company and its Subsidiaries, and (vi) other fees and expenses in connection with the maintenance of the existence and operation of PubCo (including any costs or expenses associated with being a public company listed on a national securities exchange (such as public reporting obligations, proxy statements, stockholder meetings, compensation and meeting costs of any board of directors or similar body, any salary, bonus, incentive compensation and other amounts paid to any Manager to perform services for the Company, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses). For the avoidance of doubt, distributions made under this Section 6.1(c) may not be used to pay or facilitate dividends or distributions on the PubCo Common Stock or any other equity securities of PubCo or any of its Subsidiaries and must be used solely for one of the express purposes set forth under clauses (i) through (vi) of the immediately preceding sentence. Reimbursements pursuant to this Section 6.1(c) shall be in addition to any reimbursement to PubCo as a result of indemnification pursuant to Section 7.5(a).

(d)          No Distributions In-Kind. Any distributions made pursuant to this Agreement shall be made in cash.

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Section 6.2      Tax-Related Distributions.

(a)          Effective immediately after the Effective Date, prior to making any other distributions under this LLC Agreement, on each Tax Distribution Date, unless prohibited by applicable Law, the Board shall cause the Company, from available cash, available borrowings and other funds legally available therefor, including legally made distributions from available cash of the Company’s Subsidiaries (taking into account (i) any restrictions applicable to tax distributions contained in the Company’s or its Subsidiaries’ then applicable bank financing agreements by which the Company or its Subsidiaries are bound and (ii) the other obligations of the Company and its Subsidiaries to their creditors, as reasonably determined by the Board) (collectively, “Cash Available For Tax Distributions”) to make distributions of cash (each, a “Tax Distribution”) to the Members holding Common Units, pro rata in proportion to their respective number of Common Units in an amount such that the Member with the highest Tier 1 Tax Amount per Common Unit receives an amount equal to such Member’s Tier 1 Tax Amount. If the amount of Tax Distributions actually made with respect to a quarter or a Taxable Year is greater than or less than the Tax Distributions that would have been made under this Section 6.2 for such period based on subsequent tax information and assuming no limitations based on prohibitions under applicable Law, Cash Available For Tax Distributions, or insolvency under this Section 6.2 (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distributions for a Taxable Year were greater than or less than the amount calculated based on actual taxable income for such Taxable Year or because such Tax Distribution would have rendered the Company insolvent (as defined in Section 6.1(a)), then, on subsequent Tax Distribution Dates, starting with the next Tax Distribution Date, and prior to any additional distributions pursuant to Section 6.1, the Board shall, subject to the Liquidity Limitations, cause the Company to adjust the next Tax Distribution and subsequent Tax Distributions downward (but not below zero) or upward (but in any event pro rata in proportion to the Members’ respective number of Common Units) to reflect such excess or shortfall. Notwithstanding any other provision in this LLC Agreement to the contrary, (A) Tax Distributions shall not be required to the extent any such distribution would render the Company insolvent, and (B) the Board shall not be required to cause the Company to make any Tax Distributions on any date other than a Tax Distribution Date. Notwithstanding anything to the contrary contained in this LLC Agreement, (a) the Board shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Common Units) to take into account increases or decreases in the number of Common Units held by each Member during the relevant period (including as a result of conversion of any Earnout Units into Common Units in connection with the occurrence of a Vesting Event); provided that no such adjustments shall be made that would have a material adverse effect on CF OMS without the Continuing Member Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and (b) no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) shall be made other than on a pro rata basis in proportion to the Members’ respective number of Common Units.

(b)          In addition to the foregoing, with respect any Tax Distribution Date, to the extent the Tier 2 Tax Amount with respect to any Member exceeds the Tier 1 Tax Amount with respect to such Member (such excess, the “Available Amount”), then to the extent such Member provides written notice to the Company at least ten days prior to such Tax Distribution Date (a “Tax Distribution Request”) and subject to the Liquidity Limitations, the Board shall cause the Company, from Cash Available for Tax Distributions, to increase distributions of cash to such Member on such Tax Distribution Date up to an amount equal to the lesser of (i) the amount specified on the applicable Tax Distribution Request and (ii) the Available Amount with respect to such Member for such Tax Distribution Date (the amount of cash so distributed, the “Excess Tax Distribution Amount”), in complete redemption of a number of Common Units held by such Member equal to (x) the Excess Tax Distribution Amount divided by (y) a price per Common Unit as of the applicable Tax Distribution Date determined in accordance with the principles set forth in the definition of “Cash Exchange Payment” (the “Price Per Common Unit”). Notwithstanding anything to the contrary herein, no Member shall be entitled to receive any cash distribution pursuant to this Section 6.2(b) in excess of the aggregate Price Per Common Unit with respect to all Common Units held by such Member as of immediately prior to such distribution (and in such case, in connection with the redemption of all such Common Units). In connection with any redemption of Common Units pursuant to this Section 6.2(b), (A) the applicable Member shall (I) transfer and surrender the applicable number of Common Units to the Company, free and clear of all liens and encumbrances and (II) surrender the corresponding number of outstanding shares of Class B Common Stock held by such Member (if any), (B) the Company shall cancel the redeemed Common Units and (C) PubCo shall cancel the surrendered shares of Class B Common Stock, in each case for no consideration other than the Excess Tax Distribution Amount.

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Section 6.3      Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Units in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as provided in this LLC Agreement.

Article VII
MANAGEMENT

Section 7.1      Management of the Company.

(a)          Establishment. In accordance with Section 18-402 of the Act, the business and affairs of the Company shall be managed by a board of Managers (the “Board”). Except for situations in which the approval of the Members is expressly required by this LLC Agreement or by nonwaivable provisions of the Act, the Board shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all acts or activities customary or incident to the management of the Company’s business. A Manager acting individually will not have the power to bind the Company.

(b)          Composition. Subject to any contractual obligations of PubCo, PubCo shall have the sole right to appoint all of the members of the Board. The Board shall initially consist of seven Managers and such Managers shall be the same as the directors of the PubCo Board.

(c)          Successors; Removal. Each Manager shall hold office until his or her successor is duly appointed and qualified or until his or her earlier death, removal by PubCo or resignation. PubCo may remove any Manager at any time; provided, that PubCo may not remove a Manager who is also a director of PubCo.

(d)          Resignation. Any Manager may resign at any time by so notifying the remaining Managers in writing. Such resignation shall take effect upon receipt of such notice by any remaining Manager or at such later time as is therein specified, and unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective.

(e)          Committee Representation. The Board may designate one or more committees consisting of one or more Managers, which, to the extent provided by the Board, shall have and may exercise, subject to the terms of the PubCo Charter, the PubCo Bylaws and the provisions of the DLLCA, the powers and authority of the Board. Such committee or committees shall have such name or names as may be determined from time to time by the Board. The members of any committee possessing a majority of the voting power possessed by the total number of authorized members of such committee (assuming no vacancies) may fix the time and place, if any, of its meeting and specify what notice thereof, if any, shall be given, unless the Board shall provide otherwise. The Board shall have the power to remove any members of any such committee at any time, for any reason, or to change the members of any such committee at any time to fill vacancies. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

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(f)            Compensation. No Manager shall be entitled to receive any fees, salary or remuneration for services rendered to the Company in his or her capacity as Manager. The Managers shall be entitled to reimbursement of expenses reasonably incurred by them in their capacity as a Manager on behalf of the Company.

(g)            Limitation of Liability. Except as otherwise required by the Act, no current or former Member or any current or former Manager or Officer shall be obligated personally for any Liability of the Company solely by reason of being a Member, or, with respect to an Officer, acting in his or her capacity as an Officer. Notwithstanding anything to the contrary contained in this LLC Agreement, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this LLC Agreement or the Act shall not be grounds for imposing personal liability of the Managers for Liabilities of the Company.

(h)            Role of PubCo Board. Notwithstanding any provision herein to the contrary, in connection with the performance of its duties as the Member of the Company under this Agreement, the Members acknowledge that the Board will take action through the PubCo Board, and the officers of PubCo, and that the members of the PubCo Board and such officers of PubCo will owe fiduciary duties to the stockholders of PubCo in respect of any such actions taken or omitted in connection with the performance of the Board’s duties hereunder. Nothing in the foregoing shall abrogate or diminish the rights of the holders of Company Units under this Agreement or applicable Law.

Section 7.2      Meetings of the Board and Voting by Managers.

(a)            The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by either the Chief Executive Officer of PubCo or the Manager that is the Chairperson of the PubCo Board on 24 hours’ notice to each Manager, either personally or by telephone or by mail, facsimile, wireless or other form of recorded or electronic transmission, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Notice of any such meeting need not be given to any Manager, however, if waived by such Manager in writing or by electronic transmission, or if such Manager shall be present at such meeting, except if the Manager attends the meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(b)            The requirements for a quorum of the PubCo Board as set forth in the PubCo Charter, the PubCo Bylaws and Investor Rights Agreement shall be the requirements for a quorum of a meeting of the Board. Each Manager shall be entitled to one vote on each matter to be voted on by the Board. Managers may participate in any meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if there is filed with the records of the proceedings of the Board a written consent that sets forth the action and is signed by all of the Managers.

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Section 7.3      General Powers; Operations. The Board’s authority and discretion shall include those items set forth on Exhibit C.

Section 7.4      Officers.

(a)            Appointment. The Board may, from time to time, appoint individuals as Officers of the Company, having such titles as it may select, including the titles of Chairperson, Chief Executive Officer, President, Vice President, Treasurer and Secretary, to act on behalf of the Company, with such power and authority as the Board may delegate to any such individual. Each Officer shall hold office from the date of his appointment until his or her successor shall have been elected and qualified or until such Officer’s earlier death, resignation or removal. Unless the Board decides otherwise, if an Officer’s title is one commonly used for officers of a business corporation formed under the DGCL, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation or limitation of authority and duties made pursuant to this Section 7.4.

(b)            Resignation. Any Officer may resign at any time by giving 30 days’ written notice to the Board, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract by which such Officer is a party. Any Officer may be removed at any time by the Board (other than the vote of the subject Officer, if such Officer is a member of the Board), with or without cause. Any such removal shall be without prejudice to the rights, if any, under any contract of employment between the Company and such Officer.

(c)            Vacancies; Salary. A vacancy in any office may be filled by the Board. The salaries or other compensation of the Officers of the Company shall be fixed from time to time by the Board and no Officer shall be prevented from receiving such salary by reason of the fact that he is also a Member of the Company or employed by a Member of the Company or an Affiliate thereof.

(d)            Chairperson. The chairperson of the Board shall be the same as the chairperson of the PubCo Board and shall preside at all meetings of the Board, and he or she shall have such other powers and duties as the Board may from time to time prescribe, except that unless the chairperson of the Board and the Chief Executive Officer are the same person, then the Chairperson of the Board shall be a non-executive chairperson. The initial chairperson of the Board shall be Franklin McLarty.

(e)            Officers of PubCo. Any person who is an officer, consultant or employee of both PubCo or one of the PubCo Members, on the one hand, and the Company (or one of the Company’s Subsidiaries), on the other hand, shall only receive cash renumeration by the Company or one of its Subsidiaries so that all of the compensation payable to such person as compensation rendered for PubCo and its Subsidiaries (including the Company) shall be borne pro rata by the Members.

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Section 7.5      Indemnification.

(a)            Right to Indemnification. Each Person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any Action, by reason of the fact that he, she or it is or was a Manager, Member or Officer or, at the discretion of the Board, any employee or agent of the Company or any of its Subsidiaries, or is or was an officer, or, at the discretion of the Board, any employee or agent, of another corporation, partnership, joint venture, limited liability company, trust or other entity or which relates to or arises out of the property, business or affairs of the Company or any of its Subsidiaries, including service with respect to an employee benefit plan (an “Indemnitee”) shall be indemnified by the Company against all expense, Liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”), whether the basis of such Action is alleged action in an official capacity as a manager, director, officer, employee or agent or in any other capacity while serving as a manager, director, officer, employee or agent. However, such Indemnitee shall not be entitled to indemnification if such Indemnitee’s conduct constituted fraud, intentional misconduct or a knowing violation of Law. Notwithstanding the foregoing, except as provided in Section 7.5(d) with respect to Actions to enforce rights to indemnification, the Company shall only indemnify any such Indemnitee pursuant to this Section 7.5 in connection with an Action (or part thereof but excluding any compulsory counterclaim) initiated by such Indemnitee only if such Action (or part thereof but excluding any compulsory counterclaim) was authorized by the PubCo Board.

(b)            Indemnification Priority. The Company acknowledges that the rights to indemnification, advancement of expenses and/or insurance provided pursuant to this Section 7.5 may also be provided to certain Indemnitees by other sources (collectively, the “Affiliate Indemnitors”). The Company hereby agrees that, as between itself and the Affiliate Indemnitors (i) the Company is the indemnitor of first resort with respect to all such indemnifiable claims against such Indemnitees, whether arising under this Agreement or otherwise (i.e., its obligations to such Indemnitees are primary and any obligation of the Affiliate Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitees are secondary), (ii) the Company will be required to advance the full amount of expenses incurred by such Indemnitees and will be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnitee), without regard to any rights such Indemnitee may have against the Affiliate Indemnitors and (iii) the Company irrevocably waives, relinquishes and releases the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company agrees to indemnify the Affiliate Indemnitors directly for any amounts that the Affiliate Indemnitors pay as indemnification or advancement on behalf of any such Indemnitees and for which such Indemnitees may be entitled to indemnification from the Company pursuant to this Section 7.5. The Company further agrees that no advancement or payment by the Affiliate Indemnitors on behalf of any such Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company will affect the foregoing and the Affiliate Indemnitors will be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company, and the Company will cooperate with the Affiliate Indemnitors in pursuing such rights. The Company and the Indemnitees acknowledge that the Affiliate Indemnitors are express third party beneficiaries of the terms of this Section 7.5(b).

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(c)            Right to Advancement of Expenses. The right to indemnification conferred in Section 7.5(a) shall include the right to advancement by the Company of any and all expenses (including attorneys’ fees and expenses) incurred in participating in or defending any such Action in advance of its final disposition (an “Advancement of Expenses”). An Advancement of Expenses incurred by an Indemnitee shall be made pursuant to this Section 7.5(c) only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.5(c). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.5(c) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.5(a) with respect to the related Action or the absence of any prior determination to the contrary.

(d)            Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 7.5(a), (b) and (c) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, estate, executors, administrators and legal representatives.

(e)            Right of Indemnitee to Bring Suit. If a claim under Sections 7.5(a), (b) or (c) is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 30 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification under this LLC Agreement (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Board or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Board or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses under this LLC Agreement, or brought by the Company to recover an Advancement of Expenses under this LLC Agreement pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.

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(f)            Appearance as a Witness. Notwithstanding any other provision of this Section 7.5, the Company shall pay or reimburse out of pocket expenses incurred by any Person entitled to be indemnified pursuant to this Section 7.5 in connection with such Person’s appearance as a witness or other participation in an Action at a time when such Person is not a named defendant or respondent in the Action.

(g)            Nonexclusivity of Rights. The rights to indemnification and the Advancement of Expenses conferred in this Section 7.5 shall not be exclusive of any other right which a Person may have or hereafter acquire under any Law, this LLC Agreement, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Section 7.5 shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.

(h)            No Duplication of Payments. The Company shall not be liable under this Section 7.5 to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

(i)            Maintenance of Insurance. The Company or PubCo shall maintain directors’ and officers’ insurance from a financially sound and reputable insurer (at a minimum, in such amounts as are standard in the industry) to protect directors and officers of the Company and its Subsidiaries against Indemnifiable Losses of such Indemnitee, whether or not the Company has the authority to indemnify such Indemnitee against such Indemnifiable Losses under this Section 7.5, in each case to the extent available under the directors’ and officers’ insurance policy of PubCo.

Section 7.6      Operations of PubCo. The Company shall, and the Board shall cause the Company to, provide to PubCo such services and support as may be necessary or desirable to maintain the existence of and operate PubCo, including by providing such legal, accounting, finance, treasury, administration and other services as may be necessary or desirable in connection with maintaining and operating PubCo as a public company listed on a national securities exchange for so long as the PubCo Board so determines.

Article VIII
ROLE OF MEMBERS

Section 8.1      Rights or Powers. The Members, acting in their capacity as Members, shall not have any right or power to take part in the operation, management or control of the Company or its business and affairs, transact any business in the Company’s name or to act for or bind the Company in any way and shall not have any voting rights. Notwithstanding the foregoing sentence, the Members have all the rights and powers set forth in this LLC Agreement and, to the extent not inconsistent with this LLC Agreement, in the Act. Any Member, its Affiliates and its and their employees, managers, owners, agents, directors and officers may also be an employee or be retained as an agent of the Company. Nothing in this Article VIII shall in any way limit any Member’s rights pursuant to, and subject to the terms and conditions of, the Tax Receivable Agreement.

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Section 8.2      Investment Opportunities.

(a)            To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to (i) any Member and Members who are officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such, (ii) any of their respective Affiliates (other than the Company or any of its respective Subsidiaries), (iii) the Sponsor (or any of its members or Affiliates), each Continuing Member or any of its respective Affiliates (other than the Company or any of its respective Subsidiaries) or any Person specified in clause (i) or (iii) any of the respective officers, managers, directors, agents, shareholders, members, and partners of any of the foregoing, including any such Person acting as a director of PubCo at the request of such Member (each, a “Business Opportunities Exempt Party”). The Company and each of the Members, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party and irrevocably waives any right to require any Business Opportunity Exempt Party to act in a manner inconsistent with the provisions of this Section 8.2. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders shall have any duty to communicate or offer such opportunity to the Company and none of PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders will acquire or be entitled to any interest or participation in any such transaction, agreement, arrangement or other matter or opportunity as a result of participation therein by a Business Opportunity Exempt Party. This Section 8.2 shall not apply to, and no interest or expectancy of the Company is renounced with respect to, any opportunity offered to any director of PubCo if such opportunity is expressly offered or presented to, or acquired or developed by, such Person solely in his or her capacity as a director or officer of the Company.

(b)            In furtherance of the foregoing, to the fullest extent permitted by applicable Law, no Member, nor any of their respective Affiliates (other than PubCo) (or any partner, officer, employee, investor, or other representative of any of the foregoing Persons) (collectively, the “Covered Persons”) shall be liable to the Company or any other Person for any claim arising out of, or based upon, (i) the investment by any Covered Person in any entity competitive with the Company or any of its Subsidiaries, or (ii) actions taken by any Covered Person to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company or its Subsidiaries; provided that such Covered Person complies with any fiduciary relationship or duties owed to PubCo, the Company or its Subsidiaries in such Covered Person’s capacity as an officer or director (but not Manager) of PubCo, the Company or any of its Subsidiaries.

(c)            No amendment or repeal of this Section 8.2 shall apply to or have any effect on the Liability or alleged Liability of any Business Opportunities Exempt Party or any Covered Person for or with respect to any opportunities of which any such Person becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 8.2. Neither the amendment or repeal of this Section 8.2, nor the adoption of any provision of this LLC Agreement inconsistent with this Section 8.2, shall eliminate or reduce the effect of this Section 8.2 in respect of any business opportunity first identified or any other matter occurring, or any cause of Action that, but for this Section 8.2, would accrue or arise, prior to such amendment, repeal or adoption. No action or inaction taken by any Business Opportunities Exempt Party or any Covered Person in a manner consistent with this Section 8.2 shall be deemed to be a violation of any fiduciary or other duty owed to any Person.

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Section 8.3      Outside Activities. Neither the PubCo Members nor the Board (on behalf of the PubCo Members) shall, directly or indirectly, enter into or conduct any business or operations, other than in connection with (i) the ownership, acquisition and disposition of Company Units, (ii) the management of the business and affairs of the Company and its Subsidiaries, (iii) the operation of PubCo as a reporting company with a class (or classes) of securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, and listed on a securities exchange, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (vi) such activities as are incidental to the foregoing. Except as otherwise provided herein, the net proceeds of any financing raised by PubCo pursuant to clauses (iv) and (v) of the preceding sentence shall be made available to the Company, whether as Capital Contributions, loans or otherwise (subject to the terms and conditions set forth herein), as appropriate. Notwithstanding the foregoing, PubCo may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage loan or otherwise. Nothing contained herein shall be deemed to prohibit PubCo from executing any guarantee of indebtedness of the Company or its Subsidiaries.

Article IX
TRANSFERS OF UNITS

Section 9.1      Restrictions on Transfer.

(a)            No Member shall Transfer all or any portion of its Units, except Transfers made in accordance with the provisions of Section 9.1(b). If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Units are Transferred by such Member in violation of this Section 9.1(a), involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other Parties under this LLC Agreement, the Transferee of such Units (or portion thereof) shall not be admitted to the Company as a Member nor be entitled to any rights as a Member under this LLC Agreement, and the Transferor will continue to be bound by all obligations under this LLC Agreement. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1(a) shall, to the fullest extent permitted by Law, be null and void and of no force or effect whatsoever. Subject to the restrictions set forth herein, (i) no shares of Class B Common Stock may be Transferred by a Member unless an equal number of Common Units are Transferred therewith in accordance with this LLC Agreement (including in respect of those Transfers permitted by Section 9.1(b)), and (ii) no Common Units may be Transferred by a Member holding Class B Common Stock unless an equal number of shares of Class B Common Stock are Transferred therewith in accordance with this LLC Agreement (including in respect of those Transfers permitted by Section 9.1(b)).

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(b)            The restrictions contained in Section 9.1(a) shall not apply to any Transfer (each, a “Permitted Transfer”): (i) in connection with an “Exchange” made in accordance with the provisions of Section 4.6, (ii) by a Member to PubCo or any of its wholly-owned Subsidiaries, (iii) by a Member to any of such Member’s Permitted Transferees, (iv) approved by the Board or (v) with respect to CF OMS, for indirect Transfers as a result of Transfers of interest in (A) any funds, managed accounts or similar investment vehicles sponsored or otherwise managed by Fortress or one of its Affiliates, or (B) the general partners, investment managers or advisors of any of the entities included in clause (A) hereof. If a Transfer pursuant to clause (iii) of the prior sentence would result in a Subsequent Transaction, such Member must provide the Board with written notice of such Transfer at least 60 calendar days prior to the consummation of such Transfer. The restrictions contained in this LLC Agreement will continue to apply to Units after any Permitted Transfer of such Units, and the Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this LLC Agreement. In the case of a Permitted Transfer of any Common Units by a Continuing Member, such Transferring Member shall be required to Transfer an equal number of shares of Class B Common Stock corresponding to the number of such Member’s Common Units that were Transferred in the transaction to such Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 9.1(c).

(c)            In addition to any other restrictions on Transfer contained in this Article IX, in no event may any Transfer or assignment of Units by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Units; (ii) if a material risk would exist that such Transfer would (A) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (B) result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), (C) cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or to be treated as an association taxable as a corporation pursuant to the Code, or (D) cause the Company to have a withholding obligation under Section 1446(f) of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of any equity securities issued upon any exchange of such Units, pursuant to any applicable U.S. federal or state securities Laws, and no registration statement covering such securities is then in effect; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1(c) shall be null and void and of no force or effect whatsoever.

Section 9.2      Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this LLC Agreement, but prior to any Transfer of Units, give written notice to the Company and the other Members of such proposed Transfer. Each such notice shall describe the manner and circumstances of the Transfer and include a representation from the Transferring Member that such Transfer was made in accordance with applicable securities Laws.

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Section 9.3      Transferee Members. A Transferee of Units pursuant to this Article IX shall have the right to become a Member only if (a) the requirements of this Article IX are met, (b) such Transferee executes a joinder in the form attached to this LLC Agreement as Exhibit E, and (c) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Board agreeing to be bound by the terms and provisions of this LLC Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Units. Unless agreed to in writing by the Board the admission of a Member shall not result in the release of the Transferor from any Liability as of the date of transfer that the Transferor may have to each remaining Member or to the Company under this LLC Agreement or any other contract between the Board, the Company or any of its Subsidiaries, on the one hand, and such Transferor, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

Section 9.4      Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF OP GROUP HOLDINGS, LLC, DATED AS OF [●], 2021, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME IN ACCORDANCE WITH SUCH AGREEMENT (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY MEMBER MAKING A REQUEST THEREFOR), AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.”

Article X
ACCOUNTING

Section 10.1      Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which complete and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

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Section 10.2      Tax Elections. As long as the Company is treated as a partnership for U.S. federal income tax purposes, the Company Representative shall cause the Company and any eligible Subsidiary to make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any analogous provision of any applicable state, local or non-U.S. Law) for the Taxable Year that includes the Effective Date and for each Taxable Year in which an Exchange occurs, and shall not thereafter revoke any such election. In addition, the Company shall make the following elections on the appropriate forms or tax returns:

(i)            to adopt the accrual method of accounting for U.S. federal income tax purposes;

(ii)            to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code; and

(iii)            except as otherwise provided in this LLC Agreement, any other election the Company Representative may deem appropriate and in the best interests of the Company.

Section 10.3      Tax Returns; Information.

(a)            The Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during the relevant quarter of the relevant Taxable Year an estimated K-1, including reasonable quarterly estimates of such Member’s state tax apportionment information and the allocations to such Member of taxable income, gains, losses, deductions or credits for such Taxable Year for U.S. federal, and applicable state and local, income tax reporting purposes at least 15 days prior to the individual or corporate quarterly estimate payment deadline for U.S. federal income taxes for calendar year filers (whichever is earlier). As promptly as reasonably practicable following the end of each Taxable Year, the Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during such Taxable Year (i) an estimated IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) or similar documents with such information of the Company and all relevant information regarding the Company reasonably necessary for the Members to estimate their taxable income for such Taxable Year, and (ii) in no event later than 45 days prior to the individual or corporate filing deadline (with extensions) for U.S. federal income taxes for calendar year filers (whichever is earlier), a final IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) and all relevant information regarding the Company reasonably necessary for the Members to file their tax returns on a timely basis (including extensions) for such Taxable Year. The Company shall use commercially reasonable efforts to furnish to each Member and former Member, as soon as reasonably practicable after an applicable request, all information relating to the Company and in the Company’s possession reasonably requested by such Member and that is reasonably necessary for such Member to prepare and file its own tax returns and pay its own taxes or make distributions to its members in order for them to pay their taxes (including copies of the Company’s federal, state and local income tax returns). Each Member and former Member shall furnish to the Company all pertinent information in its possession that is reasonably necessary to enable the Company’s tax returns to be prepared and filed. Each Member further agrees (including with respect to the Taxable Year that such Member becomes a former Member) that such Member shall notify the Company and consult with the Company regarding a position on its tax return in the event such Member intends to file its tax returns in a manner that is inconsistent with the Schedule K-1 or other statements furnished by the Company to such Member for purposes of preparing tax returns.

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(b)            In addition to each Member’s rights to information pursuant to and in accordance with Section 18-305 of the Act, each Member shall be entitled to examine, either directly or through its representatives, the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Board shall reasonably approve during normal business hours for any purpose reasonably related to such Member’s interest as a Member of the Company with the information to which such Member shall be entitled about the Company or any of its Subsidiaries being the same information to which a stockholder of a Delaware corporation would have with respect to such corporation; provided that, in any event, the Board has a right to keep confidential from the Members certain information in accordance with Section 18-305 of the Act.

Section 10.4      Company Representative.

(a)            PubCo is designated as the Company Representative. In addition, PubCo is authorized to designate or remove any other Person selected by PubCo as the Company Representative; provided that all actions taken by the Company Representative pursuant to this Section 10.4 shall be subject to the overall oversight and authority of the Board. For each Taxable Year in which the Company Representative is an entity, the Company shall appoint the “designated individual” identified by the Company Representative and approved by the PubCo Board to act on its behalf in accordance with the applicable Treasury Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Board is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations, including removing any Person designated as the Company Representative (including any “designated individual”) prior to the date of this LLC Agreement.

(b)            Subject to this Section 10.4, the Company Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the Internal Revenue Service or any other tax authority (each an “Audit”), and to reasonably expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Subject to the provisions of Section 10.4(d), the Company Representative will have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any tax authority.

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(c)            The Company Representative is authorized, to the extent permissible under applicable Law, to cause the Company to pay any imputed underpayment of taxes and any related interest, penalties and additions to tax determined in accordance with Code Section 6225 that may from time to time be required to be made under Code Section 6232 and to pay any similar amounts arising under state, local, or foreign tax Laws (together, “Imputed Tax Underpayments”). Imputed Tax Underpayments also shall include any imputed underpayment within the meaning of Code Section 6225 (any similar amounts arising under state, local, or foreign tax Laws) paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by Law or contract. To the extent permissible under applicable Law, the Company Representative may cause the Company to allocate the amount of any Imputed Tax Underpayment among the Members (including any former Members) in an equitable manner, taking into account, among other factors, the magnitude of the Imputed Tax Underpayment, the nature of the tax items that are the subject of the adjustment giving rise to the Imputed Tax Underpayment, the classification of the Members for U.S. federal income tax purposes, and the Persons who received (and the proportions in which they received) the benefits of the activities that gave rise to that Imputed Tax Underpayment. To the extent that the Company Representative elects to cause the Company to pay an Imputed Tax Underpayment, the Company Representative shall use commercially reasonable efforts to pursue available procedures under applicable Law to reduce such Imputed Tax Underpayment on account of its Members’ (or any of the Members’ direct or indirect beneficial owners’) tax status, with any corresponding reduction being credited to the applicable Member for purposes of allocating such Imputed Tax Underpayment among the relevant Members or former Members to the extent relevant.

(d)            Without limiting the foregoing, the Company Representative shall give prompt written notice to the Continuing Member Representative of the commencement of any income tax Audit of the Company or any of its Subsidiaries that would reasonably be expected to have a material adverse effect on the Continuing Members (or their owners), other than any Audit that is the subject of Section 10.1(h) of the Business Combination Agreement to the extent that such Audit is governed by such provisions of the Business Combination Agreement (any such Audit that is not the subject of Section 10.1(h) of the Business Combination Agreement, a “Specified Audit”). The Company Representative shall (i) keep the Continuing Member Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) consider in good faith any timely written comments delivered by the Continuing Member Representative to the Company Representative with respect to such Specified Audit to the extent such Specified Audit would reasonably be expected to affect the Continuing Members or their owners, and (iii) promptly notify the Continuing Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The obligations of the Company and the Company Representative under this Section 10.4(d) with respect to any Specified Audit affecting Continuing Members as a result of their prior ownership of Units shall continue after the Continuing Members Transfer any or all of such Units.

(e)            If the Company Representative causes the Company to make a Push-Out Election, each Member who was a Member of the Company for U.S. federal income tax purposes for the “reviewed year” (within the meaning of Code Section 6225(d)(1) or similar concept under applicable state, local, or non-U.S. Law), shall take any adjustment to income, gain, loss, deduction, credit or otherwise (as determined in the notice of final partnership adjustment or similar concept under applicable state, local, or non-U.S. Law) into account as provided for in Code Section 6226(b) (or similar concept under applicable state, local, or non-U.S. Law).

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(f)            Promptly following the written request of the Company Representative, the Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Company Representative (including any “designated individual”) for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Company Representative in connection with the exercise of its rights and fulfillment of its duties under this Section 10.4. Nothing in this LLC Agreement will be construed to restrict the Company or the Company Representative from engaging an accounting firm or legal counsel to assist the Company Representative in discharging its duties under this LLC Agreement.

(g)            Each Member shall cooperate in good faith with the Company Representative and do or refrain from doing any or all things reasonably requested by the Company Representative with respect to this Section 10.4, including timely providing any information reasonably necessary or advisable for the Company Representative to comply with its obligations under Section 10.4(c), that is or are reasonably necessary or advisable to reduce the amount of any tax, interest, penalties or similar amounts the cost of which is (or would otherwise be) borne by the Company (directly or indirectly) or to make any election permitted by this LLC Agreement and the Code or other relevant tax Law unless such Member is restricted from providing such information under any applicable Law or contract. Each Member acknowledges that any action taken by the Company Representative in its capacity as such may be binding upon such Members and that such Member shall not independently act with respect to Audits affecting the Company or its Subsidiaries. Notwithstanding anything to the contrary contained in this LLC Agreement, no provision of this LLC Agreement shall require, or give any Person the right to require, PubCo or the Continuing Members to file any amended tax return.

(h)            Notwithstanding anything to the contrary contained in this LLC Agreement, in the event of any conflict between Section 11.1 of the Business Combination Agreement and this LLC Agreement, Section 11.1 of the Business Combination Agreement shall control. Each of the Parties acknowledges and agrees to the foregoing sentence and expressly agrees to be bound by the terms of Section 11.1 of the Business Combination Agreement, including that, with respect to any Audit of the Company or any of its Subsidiaries for any taxable period and for which a Push-Out Election is available, all such available elections shall be made in accordance with applicable Laws.

(i)            This Section 10.4 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

Section 10.5      Withholding Tax Payments and Obligations.

(a)            If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any Imputed Tax Underpayments allocated to a Member in accordance with Section 10.4, and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Company may withhold such amounts and make such tax payments as so required, and each Member hereby authorizes the Company to do so; provided, the Company shall use commercially reasonable efforts to cooperate in good faith with the Continuing Member Representative to minimize, to the extent permissible under applicable Law, the amount of any such withholding which relates to any Continuing Member. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding Tax Distribution or Tax Distributions and, if applicable, the proceeds of liquidation that would otherwise have been made to such Member under this LLC Agreement; provided, that if a Tax Advance is made on behalf of a former Member, then such former Member shall indemnify and hold harmless the Company for the entire amount of such Tax Advance. For all purposes of this LLC Agreement, such Member shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance and (if applicable) as having paid such Tax Advance to the relevant taxing jurisdiction. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Member exceeds the actual Tax Distributions that would have otherwise been made to such Member during the fifteen (15) months following such Tax Advances, then such Member shall indemnify and hold harmless the Company for the entire amount of such excess (which has not offset Tax Distributions pursuant to this Section 10.5); provided, that such indemnification obligation shall be the several obligation of such Member and shall not be treated as Capital Contributions. Any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 10.4(c)), in each case as reasonably determined by the Company Representative.

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(b)            This Section 10.5 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose, to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

Article XI
DISSOLUTION

Section 11.1      Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)            the sale of all or substantially all of the assets of the Company;

(b)            the determination of the Board;

(c)            the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by this LLC Agreement or the Act; and

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(d)            the entry of a decree of judicial dissolution under Section 18-802 of the Act.

The Members agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event. In the event of a dissolution pursuant to Section 11.1, the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more Members and subject to compliance with applicable Laws, unless, with respect to any class of Units, (x) for so long as the Continuing Members hold Common Units, the Continuing Member Representative and (y) holders of at least 75% of the Units of such class consent in writing to a treatment other than as described above; provided that unless and until a Vesting Event has occurred with respect to the Earnout Units (including a Vesting Event as a result of such Liquidating Event), and in which case the Earnout Units shall not have any economic rights under this LLC Agreement.

Section 11.2      Bankruptcy. For purposes of this LLC Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) (i) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or (ii) a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days, (b) a Member shall (i) admit in writing its inability to pay its debts when due, or make an assignment for the benefit of creditors, (ii) apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property or (iii) institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.

Section 11.3      Procedure.

(a)            In the event of the dissolution of the Company for any reason, the Board (or in the event that there is no Board, any Person selected by the majority of Members holding Common Units) shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), the Board shall have full right to determine in good faith the time, manner and terms of any sale or sales of the property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share Profits and Losses during the period of liquidation in the same manner and proportion as immediately prior to the Liquidating Event. The Company shall engage in no further business except as may be necessary to preserve the value of the Company’s assets during the period of dissolution and liquidation.

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(b)            Following the allocation of all Profits and Losses as provided in Article V, the net proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)            First, to the payment and discharge of all expenses of liquidation and discharge of all of the Company’s Liabilities to creditors (whether third parties or, to the fullest extent permitted by law, Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts or liabilities under 18-601 or 18-604 of the Act;

(ii)            Second, to set up such cash reserves which the Board reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in this Section 11.3(b) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (iii), below); and

(iii)            Third, the balance to the Members in accordance with Section 6.1(a).

(c)            Except as provided in Section 11.4(b), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)            Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Board shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

(e)            Prior to the distribution of the proceeds of the liquidation and any other funds of the Company in liquidation, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution, and a final allocation of all items of income, gain, loss, deduction and credit in accordance with Article V shall be made in such a manner that, immediately before distribution of assets pursuant to Section 11.3(b)(iii), the positive balance of the Capital Account of each Member shall, to the greatest extent possible, be equal to the net amount that would so be distributed to such Member (and any non-cash assets to be distributed will first be written up or down to their Fair Market Value, thus creating hypothetical gain or loss (if any), which resulting hypothetical gain or loss shall be allocated to the Members’ Capital Accounts in accordance with the requirements of Treasury Regulations Section 1.704-1(b) and other applicable provisions of the Code and this LLC Agreement).

Section 11.4      Rights of Members.

(a)            Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

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(b)            Except as otherwise provided in this LLC Agreement, no Member shall have priority over any other Member as to distributions or allocations and the PubCo Distributions, if any, as provided in Section 6.1(c). The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 11.5      Notices of Dissolution. In the event a Liquidating Event occurs, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as reasonably determined by the Board), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6      Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 11.7      No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Article XII
GENERAL

Section 12.1      Amendments; Waivers.

(a)            Except as otherwise provided in this LLC Agreement, the terms and provisions of this LLC Agreement may be altered, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with the approval of the Board. Written notice of any alteration, modification or amendment shall be provided to the Members. Each Member shall have the right to file an Exchange Notice prior to the effectiveness of such alteration, modification or amendment with respect to all of such Member’s remaining Common Units. Notwithstanding the foregoing, no amendment to this LLC Agreement may (i) (A) disproportionately and adversely affect a Member or (B) remove a right or privilege specifically granted to a Member, without such Member’s prior written consent (provided that the creation or issuance of any new Unit or Equity Security of the Company permitted pursuant to Section 4.1 and Section 4.3 and any amendments or modifications to this LLC Agreement to the extent necessary to reflect such creation or issuance shall not be deemed to disproportionately and adversely affect a Member or remove a right or privilege specifically granted to a Member in any event); (ii) modify the limited liability of any Member, or increase the Liabilities of any Member, in each case, without the prior written consent of each such affected Member (including any amendments requiring any additional Capital Contributions by such Member); (iii) alter or change any rights, preferences or privileges of any Units in a manner that is different or prejudicial relative to any other Units in the same class of Units, without the prior written consent of each such affected Member; (iv) for so long as CF OMS, Paylink Holdings or MDH SPAC are Members of the Company, or for so long as Normandy Holdco, CF OMS or MDIH or any of their respective Permitted Transferees have the right to designate one or more directors of PubCo pursuant to the Investor Rights Agreement, modify Section 7.1 or Section 7.2 without the prior written consent of Paylink Holdings, MDH SPAC, Normandy Holdco, CF OMS and MDIH, as applicable; and (v) for so long as CF OMS and its Permitted Transferees hold Common Units, require any additional Capital Contributions or modify Sections 6.2, 8.2 or 12.1(a) without the prior written consent of CF OMS.

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(b)            Notwithstanding the foregoing clause (a), the Board, acting alone, may amend this LLC Agreement, including Exhibit A, (i) to reflect the admission of new Members, Transfers of Units, the issuance of additional Units, in each case in accordance with the terms of this LLC Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in accordance with Section 4.1(h) and (ii) as necessary, and solely to the extent necessary, based on the reasonable written advice of legal counsel or a qualified tax advisor (including any nationally recognized accounting firm) to the Company, to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c)            No waiver of any provision or default under, nor consent to any exception to, the terms of this LLC Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2      Further Assurances. Each Party will from time to time, upon the reasonable request of another Party, execute such documents and instruments and take such further action as may be reasonably required to carry out the provisions of this LLC Agreement. The consummation of Transfers, Exchanges and issuances of Equity Securities pursuant to this LLC Agreement shall be subject to, and conditioned on, the completion of any required regulatory filings with any applicable Governmental Entity (or the termination or expiration of any waiting period in connection therewith), including the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to the extent required in connection with such Transfer, Exchange or issuance. The Members shall reasonably cooperate in connection with any such filing.

Section 12.3      Successors and Assigns. All of the terms and provisions of this LLC Agreement shall be binding upon the Parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms of this LLC Agreement. No Party may assign its rights under this LLC Agreement except as permitted pursuant to this LLC Agreement, including assignment of such rights to a Permitted Transferee and a Transferee of Units pursuant to and in accordance with Section 9.3.

Section 12.4      Entire Agreement. This LLC Agreement, together with all Exhibits and Schedules to this LLC Agreement, the Business Combination Agreement, the Registration Rights Agreement, the Investor Rights Agreement, the Tax Receivable Agreement, the Sponsor Letter Agreement and all other Ancillary Agreements (as such term is defined in the Business Combination Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements between the Parties in connection with such subject matter except as set forth in this LLC Agreement and therein.

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Section 12.5      Rights of Members Independent. The rights available to the Members under this LLC Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.6      Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this LLC Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this LLC Agreement, and the performance of the obligations imposed by this LLC Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS LLC AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS LLC AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS LLC AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS LLC AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this LLC Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this LLC Agreement in any other courts. Nothing in this Section 12.6, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 12.7      Headings. The descriptive headings of the Articles, Sections and clauses of this LLC Agreement are for convenience only and do not constitute a part of this LLC Agreement.

Section 12.8      Counterparts; Electronic Delivery. This LLC Agreement and any amendment hereto or any other agreements delivered pursuant to this LLC Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

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Section 12.9      Notices. All notices, demands and other communications to be given or delivered under this LLC Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 12.9, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Company, PubCo, the PubCo Members or the Board:

OP Group Holdings, LLC
222 S. Riverside Plaza, Suite 950
Chicago, Illinois 60606

Attention:	Rebecca Howard
Kevin Hovis
Email:	RHoward@paylinkdirect.com
KHovis@paylinkdirect.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, California 90067

Attention:	Jonathan Benloulou, P.C.
Evan Roberts
Email:	jonathan.benloulou@kirkland.com
evan.roberts@kirkland.com

If to any other Member, to the address for such Member set forth on Exhibit A.

Section 12.10      Representation by Counsel; Interpretation. The Parties acknowledge that each Party to this LLC Agreement has been represented by counsel in connection with this LLC Agreement and the transactions contemplated by this LLC Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this LLC Agreement against the Party that drafted it has no application and is expressly waived.

Section 12.11      Severability. Whenever possible, each provision of this LLC Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this LLC Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this LLC Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this LLC Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

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Section 12.12 Expenses. Except as otherwise provided in this LLC Agreement (or as set forth in the Business Combination Agreement with respect to expenses incurred in connection with the entry into this LLC Agreement), each Party shall bear its own expenses in connection with the transactions contemplated by this LLC Agreement.

Section 12.13 No Third Party Beneficiaries. Except as provided in Section 7.4 and Section 10.3(a), this LLC Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this LLC Agreement.

Section 12.14 Confidentiality. Except as required by applicable Law, each Member (other than PubCo or any of its wholly owned Subsidiaries) agrees to hold the Company’s Confidential Information in confidence and shall not, unless authorized in writing by the Board, (a) disclose any Confidential Information to any third party or (b) use such information except in furtherance of the business of the Company; provided that (i) each Member may disclose Confidential Information to such Member’s Affiliates, and to its and their respective directors, officers, employees, members, managers, investors, potential investors, attorneys, accountants, consultants and other advisors who are bound by an obligation of confidentiality with respect to such Confidential Information; provided such Member will be responsible for any violation by any of the foregoing of the confidentiality provisions in this Section 12.14, (ii) each Member may disclose Confidential Information as required in response to any summons, subpoena or other legal requirement, provided that such Member shall promptly notify the Board in writing so the Company may seek a protective order or appropriate remedy, (iii) each Member may disclose Confidential Information to a proposed Transferee if such disclosure is reasonably required in connection with any proposed Transfer of Units to such Transferee pursuant to the terms of this LLC Agreement, and (iv) each Member may disclose Confidential Information to the extent necessary for such Member to prepare and file its tax returns, to respond to any inquiries regarding such tax returns from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such tax returns. In addition, each of the Continuing Members that is private equity, venture capital or other investment firm or similarly regulated entity or Affiliate thereof (x) may disclose Confidential Information in connection with routine supervisory audit or regulatory examinations (including by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and (y) shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination, provided that such routine audit or examination does not specifically target PubCo, any of its Subsidiaries or the Confidential Information, and (z) may provide information about the subject matter of this LLC Agreement to prospective and existing investors in connection with fund raising, marketing, informational, transactional or reporting activities. Each Member and the Company acknowledges and agrees that the certain of the Continuing Members and their respective Affiliates may currently be invested in, may invest in, or may consider investments in companies that compete either directly or indirectly with PubCo and its Subsidiaries, or operate in the same or similar business as PubCo and its Subsidiaries, and that nothing herein shall be in any way construed to prohibit or such Continuing Members or their respective Affiliates’ ability to maintain, make or consider such other investments; provided that no Confidential Information is used or disclosed in connection with such activities.

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Section 12.15      No Recourse. Notwithstanding anything that may be expressed or implied in this LLC Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Action, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this LLC Agreement or the transactions contemplated by this LLC Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise required by this LLC Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this LLC Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this LLC Agreement, or the negotiation, execution or performance of this LLC Agreement, may only be brought against the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third party beneficiary of this Section 12.15.

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IN WITNESS WHEREOF, each of the Parties has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:

OP GROUP HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC]

PUBCO:

OLIVE VENTURES HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC]

MEMBERS:

CF OMS LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC]

PAYLINK HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC]

MDH ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC]

NORMANDY HOLDCO LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC]

MDIH Sponsor LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC]

EXHIBIT A - Capitalization

Immediately after the execution of this Agreement and prior to the consummation of the Transactions (as defined in the Business Combination Agreement):

Name of the Members	Company Units
CF OMS LLC c/o Fortress Investment Group 1345 Avenue of the Americas, 46th Fl. New York, NY 10105’ Attention: General Counsel – Credit Funds E-mail: gc.credit@fortress.com	Common Units: 43,475,000 Series 2 Earnout Units: 1,250,000 Series 4 Earnout Units: 1,250,000
Paylink Holdings Inc. c/o Milestone Partners 555 East Lancaster Ave., Suite 500 Radnor, PA 19087 Attention: Adam Curtin Email: acurtin@milestonepartners.com	Common Units: 43,475,000 Series 2 Earnout Units: 1,250,000 Series 4 Earnout Units: 1,250,000
Totals	Common Units: 86,950,000 Series 2 Earnout Units: 2,500,000 Series 4 Earnout Units: 2,500,000

Immediately after consummation of the Transactions: 1

Name of the Members	Company Units
CF OMS LLC c/o Fortress Investment Group 1345 Avenue of the Americas, 46th Fl. New York, NY 10105’ Attention: General Counsel – Credit Funds E-mail: gc.credit@fortress.com	Common Units: [●] Series 2 Earnout Units: 1,250,000 Series 4 Earnout Units: 1,250,000
Paylink Holdings Inc. c/o Milestone Partners 555 East Lancaster Ave., Suite 500 Radnor, PA 19087 Attention: Adam Curtin Email: acurtin@milestonepartners.com	Common Units: [●] Series 2 Earnout Units: 1,250,000 Series 4 Earnout Units: 1,250,000
MDH Acquisition Corp. 600 North Caroll Avenue, Suite 100 Southlake, Texas 76092 Attention: Franklin McLarty Email: fmoffice@mclartydiversified.com	Common Units: [●] Series 1 Earnout Units: 1,725,000 Series 3 Earnout Units: 1,725,000 Series 5 Earnout Units: 1,725,000
Totals	Common Units: [●] Series 1 Earnout Units: 1,725,000 Series 2 Earnout Units: 2,500,000 Series 3 Earnout Units: 1,725,000 Series 4 Earnout Units: 2,500,000 Series 5 Earnout Units: 1,725,000

1 To be updated prior to the Closing.

EXHIBIT B - Exchange Notice

Dated: _____________

OP Group Holdings, LLC
222 S. Riverside Plaza, Suite 950
Chicago, Illinois 60606

Attention:	Rebecca Howard
Kevin Hovis
Email:	RHoward@paylinkdirect.com
KHovis@paylinkdirect.com

Olive Ventures Holdings, Inc.
c/o Milestone Partners

555 East Lancaster Ave., Suite 500

Radnor, PA 19087

Attention:	Adam Curtin
Email:	acurtin@milestonepartners.com

Reference is hereby made to the Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC (the “Company”), dated as of [●], 2021 (as amended from time to time, the “LLC Agreement”), by and among Olive Ventures Holdings, Inc., a Delaware corporation (“PubCo”), the other Members set forth on Exhibit A to the LLC Agreement (the “Continuing Members”) and each other Person who is or at any time becomes a Member in accordance with the terms of this LLC Agreement and the Act (such Persons, together with PubCo and the Continuing Members, the “Unitholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

Effective as of the Exchange Date as determined in accordance with the LLC Agreement, the undersigned Unitholder hereby transfers and surrenders to the Company the number and type of Common Units set forth below and an equal number of shares of Class B Common Stock held by such Unitholder in Exchange for the issuance to the undersigned Unitholder of that number of shares of Class A Common Stock equal to the number of Common Units so exchanged (to be issued in its name as set forth below), or, at the election of PubCo, for a Cash Exchange Payment to the account set forth below, in each case in accordance with the LLC Agreement. The undersigned acknowledges that the Exchange of Common Units shall include the cancellation of an equal number of outstanding shares of Class B Common Stock held by the undersigned that have been surrendered in such Exchange.

Legal Name of Unitholder: ________________________________________

Address: _______________________________________________________

Number of Common Units to be Exchanged: __________________________

Cash Exchange Payment instructions: ________________________________

If the Unitholder desires the shares of Class A Common Stock be settled through the facilities of The Depositary Trust Company (“DTC”), please indicate the account of the DTC participant below.

In the event PubCo elects to certificate the shares of Class A Common Stock issued to the Unitholder, please indicate the following:

Legal Name for Certificate Delivery: ___________________________________

Address for Certificate Delivery: ______________________________________

The undersigned hereby represents and warrants that the undersigned is the owner of the number of Common Units the undersigned is electing to Exchange pursuant to this Exchange Notice, and that such Common Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by the LLC Agreement, the charter and governing documents of PubCo and applicable Law).

The undersigned hereby irrevocably constitutes and appoints any officer of PubCo, as applicable, as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, solely to do any and all things and to take any and all actions necessary to effect the Exchange elected hereby.

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IN WITNESS WHEREOF the undersigned has caused this Exchange Notice to be executed and delivered as of the date first set forth above.

[Unitholder]

By:

Name:

Title:

EXHIBIT C - Authority of the Board

The Board’s authority and discretion shall include, whether similar or dissimilar, for Company purposes, the powers set forth in the LLC Agreement and the power to:

(a)           acquire by purchase, lease or otherwise, any real or personal property, tangible or intangible, including equity and debt securities of the Company’s Subsidiaries;

(b)           act on behalf of the Company with respect to any securities held by the Company, including equity and debt securities of the Company’s Subsidiaries;

(c)            construct, operate, maintain, finance and improve, and to own, sell, convey, assign, mortgage or lease any real estate and any personal property;

(d)           sell, dispose, trade or exchange Company assets in the ordinary course of business;

(e)           enter into agreements and contracts and to give receipts, releases and discharges;

(f)            purchase liability or other insurance to protect the Company’s properties and businesses;

(g)           execute any and all other instruments which may be necessary or in the opinion of the Board desirable to carry out the intent and purpose of this LLC Agreement;

(h)           approve any annual budget or make any and all expenditures which the Board deems necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this LLC Agreement, including, without limitation, all legal, accounting and other related expenses incurred in connection with the organization, financing and operation of the Company; and

(i)            enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company, including delegating to one or more committees of Managers or one or more Officers the certain rights and powers of the Board to manage and control the business and affairs of the Company;

(j)            require or accept any Capital Contribution;

(k)            issue any Units (or any Equity Securities of any Subsidiary of the Company) or admit any Person as a Member of the Company other than a Permitted Transferee;

(l)            subject to the Investor Rights Agreement and in accordance with this LLC Agreement, increase or decrease the number of Managers comprising the Board;

(m)           remove or appoint a new Chief Executive Officer of the Company or any Subsidiary of the Company (or any direct report to the Chief Executive Officer);

(n)           subject to the approval of the PubCo Board and in accordance with this LLC Agreement, enter into, amend, modify, supplement, or terminate any agreement with an Officer of the Company or any Subsidiary of the Company (or any direct report to the Chief Executive Officer) or otherwise materially change such Person’s compensation or benefits;

(o)            subject to the approval of the PubCo Board, borrow money for and on behalf of the Company or any its Subsidiaries, assume or guarantee any debt, or encumber any Company asset (or any assets of any Subsidiary of the Company); and

(p)            sell any material Company assets (or assets of any subsidiary of the Company) outside of the ordinary course; provided that such sale is approved by the PubCo Board and in accordance with applicable law, including the DGCL and DLLCA.

EXHIBIT D - Officers

Rebecca Howard – President and Chief Executive Office

Armon Withey – Chief Financial Officer and Treasurer

Kevin Hovis – Secretary

EXHIBIT E - Form of Joinder

This Joinder (this “Joinder”) to the LLC Agreement (as defined below), made as of                                         , is between                                          (“Transferor”) and                                          “Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring                                          (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to the Amended and Restated Limited Liability Company Agreement of OP Group Holdings, LLC (the “Company”), dated as of [●], 2021, by and among the Company, Olive Ventures Holdings, Inc., a Delaware corporation, the Members set forth on Exhibit A to the LLC Agreement, and each other Person who is or at any time becomes a Member in accordance with the terms of the LLC Agreement (as the same may be amended or restated from time to time, the “LLC Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the LLC Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the rights and obligations as a Member) for all purposes of the LLC Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1      Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the LLC Agreement.

Section 1.2      Acquisition. Transferor hereby Transfers to Transferee all of the Acquired Interests.

Section 1.3      Joinder. Transferee acknowledges and agrees that (a) such Transferee has received and read the LLC Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the LLC Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the LLC Agreement.

Section 1.4      Notice. Any notice, demand or other communication under the LLC Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 12.9 of the LLC Agreement.

Section 1.5      Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 1.6      Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

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IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

Email:

EXHIBIT B

FORM OF TAX RECEIVABLE AGREEMENT

(see attached)

Exhibit B to Business Combination Agreement

Final Form

TAX RECEIVABLE AGREEMENT

by and among

CF OMS LLC

NORMANDY HOLDCO LLC

MDH ACQUISITION CORP.

OP GROUP HOLDINGS, LLC

and

OLIVE VENTURES HOLDINGS, INC.

DATED AS OF [__], 2021

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [__], 2021 (the “Effective Date”), is hereby entered into by and among CF OMS LLC, a Delaware limited liability company (“CF OMS”), Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), MDH Acquisition Corp., a Delaware corporation (“MDH”), OP Group Holdings, LLC, a Delaware limited liability company (“OP Group”) and Olive Ventures Holdings, Inc., a Delaware corporation (“Parent Corporation”).

RECITALS

WHEREAS, the CF OMS, Blocker Owner, MDH, Parent Corporation and certain other parties entered into the Business Combination Agreement, dated July 21, 2021 (the “BCA”);

WHEREAS, pursuant and subject to the terms and conditions set forth in the BCA, the parties thereto will consummate a series of transactions pursuant to which, among other things, (i) Parent Corporation will acquire, through the merger of its direct wholly-owned subsidiary, Milestone Merger Sub Inc., a Delaware corporation, with and into Paylink Holdings Inc. a Delaware corporation (“Blocker”), with Blocker as the surviving company, all of the issued and outstanding stock of Blocker from Blocker Owner (the “Blocker Share Sale”) and (ii) CF OMS will purchase for cash from Parent Corporation a number of shares of vested Parent Corporation Class B Common Stock and a number of shares of unvested Parent Corporation Class B Common Stock (the “CF OMS Class B Purchase,” and together with the Blocker Share Sale, the “Sale Transactions”).

WHEREAS, following the Sale Transactions, CF OMS, Blocker and MDH will collectively own all of the equity interests of OP Group, which will continue to be treated as a partnership for U.S. federal income tax purposes;

WHEREAS, CF OMS and Blocker will each hold Common Units in OP Group (“Common Units”) and Earnout Units in OP Group (“Earnout Units”), which Common Units and Earnout Units held by CF OMS will, together with shares of Class B Common Stock of Parent Corporation, be redeemable or exchangeable in certain circumstances for shares of Class A Common Stock, $0.0001 par value per share, of Parent Corporation (the “Class A Shares”) pursuant to the Amended and Restated Limited Liability Company Agreement, dated as of the Effective Date, of OP Group (the “OP Group LLC Agreement”);

WHEREAS, OP Group will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year that includes the Sale Transactions and for each other taxable year in which an Exchange (as defined below) occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by OP Group and its Subsidiaries, solely with respect to any member(s) of the Parent Corporation Group (as defined below), at the time of the CF OMS Sale, an Exchange or any other acquisition of Common Units or Earnout Units for cash or otherwise, by reason of such CF OMS Sale, Exchange or such other acquisition of Common Units or Earnout Units, and the receipt of payments under this Agreement; and

WHEREAS, the parties are entering into this Agreement to set forth the agreements regarding the sharing of certain Tax benefits realized by the Parent Corporation Group resulting from an Exchange or other acquisition of Common Units or Earnout Units.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

Article I

DEFINITIONS

Section 1.1            Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” means, with respect to any portion of a Net Tax Benefit, the interest on the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (including extensions) for filing the Parent Corporation Return for such Taxable Year until the Payment Date. The Accrued Amount shall not be treated as interest for Tax purposes, but shall instead be treated as additional consideration unless otherwise required by Law.

“Actual Other Tax Liability” means, with respect to any Taxable Year, the product of (i) the actual U.S. federal taxable income determined for the Parent Corporation Group (determined without regard to the Parent Corporation Group’s proportionate share (by units) of Taxes imposed on OP Group and its Subsidiaries for such Taxable Year and without regard to the deduction for state or local Tax liabilities for such Taxable Year) and, without duplication, the Parent Corporation Group’s proportionate share (by units) of Taxes imposed on OP Group and its Subsidiaries for such Taxable Year and (ii) the Blended Rate for such Taxable Year.

“Actual Tax Liability” means, with respect to any Taxable Year, (i) the actual liability for U.S. federal income Taxes of the Parent Corporation Group and, without duplication, the Parent Corporation Group’s proportionate share (by units) of Taxes imposed on OP Group and its Subsidiaries for such Taxable Year, plus (ii) the Actual Other Tax Liability for such Taxable Year.

“Additional Basis” means any Basis Adjustment resulting from payments made pursuant to this Agreement as described in Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble.

“Amended Schedule” has the meaning set forth in Section 2.4(b).

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of the CF OMS Sale, any Exchange, and the payments made pursuant to this Agreement (as calculated under Section 2.3) that are treated as additional consideration received by CF OMS under Section 4.6, including, but not limited to: (i) under Sections 734(b), 743(b), 754 and 755 of the Code (in situations where OP Group remains classified as a partnership for U.S. federal income Tax purposes) and (ii) under Sections 732(b), 734(b) and 1012 of the Code (in situations where OP Group becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes).

3

“Basis Schedule” has the meaning set forth in Section 2.2.

“BCA” has the meaning set forth in the Recitals of this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blended Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of Tax imposed on the aggregate net income of the Parent Corporation Group in each U.S. state or local jurisdiction in which the Parent Corporation Group (or any member thereof) files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Parent Corporation Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Parent Corporation Group solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 60% and 40%, respectively, then the Blended Rate for such Taxable Year is equal to 6.10% (i.e., the sum of (a) 6.5% multiplied by 60%, plus (b) 5.5% multiplied by 40%).

“Board” means the Board of Directors of Parent Corporation.

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.

“CF OMS Sale” has the meaning set forth in the BCA.

“Change of Control” means the occurrence of any of the following events:

(i)            any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, excluding (i) the Members as of the Effective Date and their Affiliates and (ii) a group of Persons, which, if it includes any Member or any of his Affiliates, includes all Members then employed by the Parent Corporation or any of its Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent Corporation representing more than 50% of the combined voting power of the Parent Corporation’s then outstanding voting securities;

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(ii)           there is consummated a merger or consolidation of the Parent Corporation or any direct or indirect subsidiary of the Parent Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, all or a portion of the Persons who were the respective Beneficial Owners of the voting securities of the Parent Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(iii)          the stockholders of the Parent Corporation approve a plan of complete liquidation or dissolution of the Parent Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Parent Corporation of all or substantially all of the Parent Corporation’s assets, other than the sale or other disposition by the Parent Corporation of all or substantially all of the Parent Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are Beneficially Owned by stockholders of the Parent Corporation in substantially the same proportions as their Beneficial Ownership of such securities of the Parent Corporation immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of (a) except with respect to clause (ii) above, the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Parent Corporation (or successor thereto) immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent Corporation immediately following such transaction or series of transactions or (b) the automatic conversion of all of the shares of Class B Common Stock, $0.0001 par value per share, of the Parent Corporation in accordance with its certificate of incorporation or the OP Group LLC Agreement.

“Closing Date” means the closing date of the Sale Transactions.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Common Units” means the Common Units as defined in the OP Group LLC Agreement.

“Confidential Information” has the meaning set forth in Section 7.12(b).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Entity” means Blocker and any other Subsidiary of the Parent Corporation that is classified as a corporation for U.S. federal income tax purposes.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the excess, if any, of the cumulative amount of Realized Tax Benefits for all Taxable Years of the Parent Corporation Group, up to and including such Taxable Year, over the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

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“Default Rate” means LIBOR plus 400 basis points.

“Designated Tax Attributes” means, without duplication, any Basis Adjustment, any Additional Basis, and any Imputed Interest.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax, including a concession of an issue by the taxpayer or agreement with a Taxing Authority on any issue.

“Disclosing Person” has the meaning set forth in Section 7.12(a).

“Disputing Parties” has the meaning set forth in Section 7.5(b).

“Early Termination” has the meaning set forth in Section 4.1.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.4.

“Early Termination Notice” has the meaning set forth in Section 4.4.

“Early Termination Payment” has the meaning set forth in Section 4.5(b).

“Early Termination Rate” means LIBOR plus 150 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.4.

“Exchange” means any Exchange as defined in the OP Group LLC Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Date” means the date of the consummation of an Exchange.

“Excluded Assets” shall have the meaning set forth in Section 7.11(c).

“Expert” means such nationally recognized expert in the particular area of disagreement as is mutually acceptable to both parties and is described in Section 7.5(b).

“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of the Parent Corporation Group and, without duplication, the Parent Corporation Group’s proportionate share (by units) of Taxes imposed on OP Group and its Subsidiaries (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Parent Corporation Return), but (i) without taking into account any Designated Tax Attributes and (ii) treating as a deduction the Hypothetical Other Tax Liability (rather than another amount for state or local Tax liabilities). Hypothetical Federal Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Designated Tax Attribute.

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“Hypothetical Other Tax Liability” means, with respect to any Taxable Year, the product of (i) the U.S. federal taxable income determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year (determined without regard to clause (ii) of the definition of “Hypothetical Federal Tax Liability”) and (ii) the Blended Rate for such Taxable Year.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, (a) the Hypothetical Federal Tax Liability for such Taxable Year, plus (b) the Hypothetical Other Tax Liability for such Taxable Year.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Parent Corporation’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any applicable local or foreign law (including common law), statute, ordinance, code, treaty, rule, regulation, instruction, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a governmental authority.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period. Notwithstanding the foregoing sentence: (i) if the Parent Corporation reasonably determines on or prior to the relevant date of determination, that the one-year LIBOR rate has been discontinued or such rate has ceased to be published permanently or indefinitely, then “LIBOR” for the relevant interest period shall be deemed to refer to a substitute or successor rate that the Parent Corporation reasonably determines, after consulting an investment bank of national standing in the United States and other reasonable sources, to be (a) the industry-accepted successor rate to the relevant LIBOR or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant LIBOR; and (ii) if the Parent Corporation has determined a substitute or successor rate in accordance with the foregoing, the Parent Corporation may reasonably determine, after consulting an investment bank of national standing in the United States and other reasonable sources, any relevant methodology for calculating such substitute or successor rate, including any adjustment factor it reasonably determines is needed to make such substitute or successor rate comparable to the relevant LIBOR, in a manner that is consistent with industry-accepted practices for such substitute or successor rate.

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“Market Value” means the Fair Market Value (as defined in the OP Group LLC Agreement) of the Class A Shares on the applicable Exchange Date. When calculated for an Early Termination Payment, “Market Value” means the Fair Market Value (so defined) of the Class A Shares for the trailing 90-day average as of the applicable Exchange Date.

“Material Objection Notice” has the meaning set forth in Section 4.4.

“Net Tax Benefit” for each Taxable Year shall mean an amount equal to the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (B) the total amount of payments previously made under Section 3.1 in respect of the Cumulative Net Realized Tax Benefit (excluding payments attributable to Accrued Amounts).

“Objection Notice” has the meaning set forth in Section 2.4(a).

“OP Group” has the meaning set forth in the Recitals of this Agreement.

“OP Group LLC Agreement” has the meaning set forth in the Recitals of this Agreement.

“Parent Corporation” has the meaning set forth in the Preamble of this Agreement.

“Parent Corporation Group” means the Parent Corporation, Blocker, OP Group, any other direct or indirect Subsidiary of the Parent Corporation and any consolidated, combined, unitary or similar group of entities that join in filing any Tax Return with the Parent Corporation.

“Parent Corporation Return” means the U.S. federal income Tax Return of the Parent Corporation (including any consolidated group of which the Parent Corporation is a member, as further described in Section 7.11) filed with respect to any Taxable Year.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any direct or indirect transfer (including upon the death of a Member) of one or more Common Units or Earnout Units (i) that occurs prior to an Exchange of such Common Units or Earnout Units, and (ii) to which Section 743(b) of the Code applies.

“Protected Person” has the meaning set forth in Section 7.12(a).

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

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“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.5(b).

“Reconciliation Procedures” means the procedures described in Section 7.5(b).

“Reference Asset” means an asset (other than cash or a cash equivalent) that is held by OP Group or any of the direct or indirect Subsidiaries of OP Group treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Representatives” has the meaning set forth in Section 7.12(a).

“Sale Transactions” has the meaning set forth in the Recitals of this Agreement.

“Schedule” means any of the following: (i) the Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“SEC” means the Securities and Exchange Commission.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of OP Group that is treated as a corporation for U.S. federal income tax purposes.

“Tax Benefit Payment” has the meaning set forth in Section 3.1.

“Tax Benefit Schedule” has the meaning set forth in Section 2.3.

“Tax Proceeding” has the meaning set forth in Section 6.1.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

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“Taxable Year” means a taxable year of the Parent Corporation as defined in Section 441(b) of the Code (and, therefore, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all taxes, assessments or similar charges imposed by the United States or any state or locality that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holders” means CF OMS, Blocker Owner and their respective successors and assigns pursuant to Section 7.7(a).

“Transferor” has the meaning set forth in Section 7.11(b).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Parent Corporation Group will have taxable income sufficient to fully utilize the deductions arising from all Designated Tax Attributes during such Taxable Year, (2) the federal income Tax rates and state, local, and foreign income tax rates for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factor applicable in the Taxable Year of such Early Termination Date, (3) any loss carryovers generated by the Designated Tax Attributes available as of the date of the Early Termination Schedule will be utilized by the Parent Corporation Group ratably each year from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers (or, if there is no scheduled expiration date, then the scheduled expiration date for these purposes shall be deemed to be the tenth anniversary of such Early Termination Date), (4) any Subsidiary Stock will never be disposed of, (5) any non-amortizable assets (other than any Subsidiary Stock to which Valuation Assumption (4) applies) are deemed to be disposed of for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset, on the later of (A) the fifth anniversary of the Early Termination Date or (B) the fifteenth anniversary of the applicable Basis Adjustment, provided that in the event of a Change of Control, non-amortizable assets shall be deemed disposed of at the earlier of (i) the time of direct (for U.S. federal income tax purposes) sale of the relevant asset if such asset is disposed of as part of a Change of Control or (ii) as generally provided in this Valuation Assumption, and (6) if, at the Early Termination Date, there are Common Units or Earnout Units that have not been Exchanged, then each such Common Unit or Earnout Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

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Section 1.2             Interpretation. The headings and captions used herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital or Schedule shall refer, respectively, to Sections, Subsections, Recitals or Schedules hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided that nothing contained in this Section 1.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract (including this Agreement) mean such contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. References herein to any Law shall be deemed also to refer to such Law, as amended, or any successor Law thereto and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties, and the language used herein shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Article II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1            Basis Adjustment. The parties acknowledge and agree, without expanding, limiting or altering the obligations of any party hereunder or under the BCA or the OP Group LLC Agreement, and for the avoidance of doubt, that Basis Adjustments are intended to result from any Exchange, and the payments made pursuant to this Agreement in respect of any Basis Adjustment in connection with any Exchange. Payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are made to Blocker Owner (or its successors and assigns) or are treated as Imputed Interest. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from the CF OMS Sale, an Exchange of one or more Common Units or Earnout Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred.

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Section 2.2            Basis Schedule. Within 120 calendar days after the filing of the Parent Corporation Return for the Taxable Year in which the Sale Transactions are effected, the Parent Corporation shall deliver to the TRA Holders a schedule (the “Closing Date Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Basis Adjustments resulting from the CF OMS Sale and any Exchanges effected in such Taxable Year, if any and (ii) the period (or periods) over which such Basis Adjustments resulting therefrom are amortizable and/or depreciable. Within 120 calendar days after the filing of the Parent Corporation Return for each subsequent Taxable Year, the Parent Corporation shall deliver to each TRA Holder a schedule (together with the Closing Date Attribute Schedule, the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the items set forth on the Closing Date Attribute Schedule, taking into account any adjustments thereto since the Closing Date Attribute Schedule was delivered to each TRA Holder pursuant to this Section 2.2, (ii) the actual unadjusted tax basis of the Reference Assets as of each applicable Exchange Date, (iii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) with respect to Exchanges by the applicable TRA Holder, (iv) the period or periods, if any, over which the Reference Assets are amortizable and/or depreciable, and (v) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable.

Section 2.3            Tax Benefit Schedule.

(a)               Within 120 calendar days after the filing of the Parent Corporation Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Parent Corporation shall provide to each TRA Holder: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, and (B) an allocation of the amount of any Net Tax Benefit among the TRA Holders, which allocation shall set forth the portion of such Net Tax Benefit payable to each TRA Holder in accordance with Schedule A attached hereto (a “Tax Benefit Schedule”), (ii) a reasonably detailed calculation by the Parent Corporation of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation by the Parent Corporation of the Actual Tax Liability, and (iv) any other work papers related thereto that are reasonably available to the Parent Corporation and reasonably requested by any TRA Holder. The Parent Corporation may use reasonable estimation methodologies for calculating the portion of any Realized Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes. The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b)               For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any Tax item (or portions thereof) that is attributable to any Designated Tax Attribute shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Designated Tax Attribute and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) any payment under this Agreement (to the extent permitted by Law and other than amounts accounted for as Imputed Interest) will have the effect of creating Additional Basis in Reference Assets for the Parent Corporation Group in the year of payment to the extent that the payment is made to CF OMS or its successors and assigns, and (ii) to the extent that Additional Basis is created, such Additional Basis will be incorporated into the calculation for the year of payment and into future year calculations, as appropriate.

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Section 2.4             Procedure; Amendments.

(a)               An applicable Schedule or amendment thereto shall become final and binding on all parties 45 calendar days from the first date on which all TRA Holders are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless any TRA Holder (i) within 45 calendar days after receiving an applicable Schedule or amendment thereto, provides the Parent Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith that sets forth in reasonable detail such TRA Holder’s material objections or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Parent Corporation. If the Parent Corporation and the TRA Holders, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within 45 calendar days after receipt by the Parent Corporation of such Objection Notice, the Parent Corporation and the TRA Holders shall employ the Reconciliation Procedures.

(b)               The applicable Schedule for any Taxable Year may be amended from time to time by the Parent Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the TRA Holders, (iii) to correct inaccuracies in the Schedule as a result of a change in Law or applicable rules or regulations (including, if applicable, any such change having retroactive effect); provided that any such amendment, to the extent applicable, must be consistent with the Tax Returns (including any amendments) of the Parent Corporation Group, (iv) to correct inaccuracies in the Schedule as a result of a clerical or computational error in preparation of the Schedule, (v) to comply with the Expert’s determination under the Reconciliation Procedures, (vi) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (vii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (viii) to adjust a Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Parent Corporation shall provide an Amended Schedule to each TRA Holder within 60 calendar days of the occurrence of an event referenced in clauses (i) through (viii) of the preceding sentence. If a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

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Article III
TAX BENEFIT PAYMENTS

Section 3.1            Payments. Within five Business Days after a Tax Benefit Schedule for a Taxable Year becomes final in accordance with Section 2.4(a), the Parent Corporation shall (or shall cause one of its Subsidiaries, including MDH to) pay the Net Tax Benefit to the TRA Holders and the Accrued Amount with respect thereto. The payment of the Net Tax Benefit for such Taxable Year shall be made to the TRA Holders in accordance with the Tax Benefit Schedule for such Taxable Year. Payment of the portion of Net Tax Benefit and the Accrued Amount with respect thereto that is payable to each TRA Holder (together a “Tax Benefit Payment”) shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Parent Corporation, or as otherwise agreed by the Parent Corporation and the TRA Holder. Notwithstanding anything in this Agreement to the contrary, (a) no Tax Benefit Payment shall be made in respect of estimated Tax payments, including U.S. federal estimated income Tax payments and (b) with respect to each Exchange, if any applicable TRA Holder notifies the Parent Corporation in writing of a stated maximum selling price (within the meaning of Section 15A.453-1(c)(2) of the Treasury Regulations), then the amount of the consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Holder in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

Section 3.2            No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in (i) 85% of the Cumulative Net Realized Tax Benefit and (ii) the Accrued Amount with respect to clause (i), being paid to the Persons due payments pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3            Pro Rata Payments. If for any reason the Parent Corporation does not fully satisfy its payment obligations to make (or cause to be made) all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then interest will begin to accrue at the Default Rate pursuant to Section 5.2 (or, if so provided in Section 4.2(b), at the Agreed Rate), and the Parent Corporation and the other parties agree that (a) the Parent Corporation will pay the same proportion of each Tax Benefit Payment due to each Person due a payment under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (b) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

Section 3.4            Overpayments. To the extent the Parent Corporation (or any of its Affiliates) makes any Tax Benefit Payment to a TRA Holder in respect of a particular Taxable Year in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year (taking into account this Article III) under the terms of this Agreement, then such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments to be paid by the Parent Corporation (or any of its Affiliates) to such TRA Holder and such TRA Holder shall not receive any further Tax Benefit Payments until such TRA Holder has foregone an amount of Tax Benefit Payments equal to such excess. The amount of any excess Tax Benefit Payment shall be deemed to have been paid by the Parent Corporation (or its applicable Affiliate) to the relevant TRA Holders on the original due date for the filing of the subsequent Tax Return to which the excess Tax Benefit Payment relates.

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Article IV
TERMINATION

Section 4.1            Early Termination at Election of the Corporate Taxpayer. The Parent Corporation may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5(b) (an “Early Termination”). The Parent Corporation may withdraw any notice to execute its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Parent Corporation, the Parent Corporation shall not have any further payment obligations under this Agreement, other than for any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2            Breach of Agreement.

(a)               If the Parent Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make (or cause to be made) any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and such breach is not cured by the Parent Corporation within 30 days after written notice is provided by any TRA Holder, then if the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the breach (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement as of the date of the breach) so elect, such breach shall be treated as an Early Termination. Upon such election, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include (i) the Early Termination Payment, calculated as if an Early Termination Notice had been delivered on the date of a breach and (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of a breach. Notwithstanding the foregoing, if the Parent Corporation or Blocker breaches this Agreement, the TRA Holders shall be entitled to elect to receive the amounts set forth in clauses (i) and (ii) above or to seek specific performance of the terms hereof.

(b)               The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Parent Corporation fails to make any Tax Benefit Payment when due to the extent that the Parent Corporation has insufficient funds to make such payment. The interest provisions of Section 5.2 shall apply to such late payment (unless the Parent Corporation does not have sufficient cash to make such payment as a result of limitations imposed by existing debt agreements to which Parent Corporation or any Subsidiary of Parent Corporation is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate). It shall be a breach of this Agreement, and the provisions of Section 4.2(a) shall apply as of the original due date of the Tax Benefit Payment, if the Parent Corporation makes any distribution of cash or other property to its stockholders while any Tax Benefit Payment is due and payable but unpaid.

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Section 4.3            Change of Control. In the event of a Change of Control, any TRA Holder shall have the option, by written notice to the Parent Corporation, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.3, and such payment obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication: (i) the Early Termination Payments calculated with respect to all TRA Holders as if the Early Termination Date is the date of such Change of Control, (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Change of Control (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i) above), and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Change of Control (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of the Parent Corporation) or are included in clause (ii)); provided that the procedures of Section 4.4 (and Section 2.3, to the extent applicable) and Section 4.5 shall apply mutatis mutandis with respect to the determination of the amount payable by the Parent Corporation pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five Business Days after such amount has become final pursuant to Section 4.4 or, if applicable, Section 7.5. In the event of an acceleration following a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for an “Early Termination Date,” and if an Exchange occurs after the Parent Corporation makes all such required Early Termination Payments and other payments described in this Section 4.3, the Parent Corporation shall have no obligations under this Agreement with respect to such Exchange.

Section 4.4            Early Termination Notice. If the Parent Corporation chooses to exercise its right of early termination under Section 4.1 above, the Parent Corporation shall deliver to each TRA Holder notice of such intention to exercise such right (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties 30 calendar days from the first date on which all TRA Holders have received such Schedule or amendment thereto unless any TRA Holder (i) within 30 calendar days after receiving the Early Termination Schedule, provides the Parent Corporation with written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”), including reasonable details for such objection or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Parent Corporation (the “Early Termination Effective Date”). If the Parent Corporation and the TRA Holders, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Parent Corporation of the Material Objection Notice, the Parent Corporation and the TRA Holders shall employ the Reconciliation Procedures.

Section 4.5            Payment upon Early Termination.

(a)               Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within five Business Days after the Early Termination Effective Date, the Parent Corporation shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated in writing by the TRA Holder, or as otherwise agreed by the Parent Corporation and the TRA Holder.

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(b)               The “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Parent Corporation to such TRA Holder beginning from the Early Termination Date (including any Tax Benefit Payment due and unpaid for the Taxable Year ending with or including the date of the Early Termination Notice) and assuming that the Valuation Assumptions are applied.

Section 4.6            Treatment of Tax Benefit Payments. The parties acknowledge and agree that (i) the timing, amounts and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable as of the Effective Date and (ii) except as otherwise required pursuant to a Determination, all Tax Benefit Payments (other than Imputed Interest) paid to CF OMS or Blocker Owner pursuant to this Agreement shall be treated as additional consideration received by CF OMS or Blocker Owner, respectively, to the maximum extent permitted by applicable Law. Notwithstanding any provision of this Agreement to the contrary, any TRA Holder may elect, with respect to any Exchange, to limit the aggregate Tax Benefit Payments made to such TRA Holder in respect of any such Exchange to a dollar amount specified by such TRA Holder (or, in each case, such other limitation selected by the TRA Holder and consented to by the Parent Corporation, which consent shall not be unreasonably withheld, conditioned or delayed).

Article V
SUBORDINATION AND LATE PAYMENTS

Section 5.1            Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Parent Corporation to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any secured obligations or obligations in respect of indebtedness for borrowed money of the Parent Corporation and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Parent Corporation that are not Senior Obligations. Notwithstanding the above, the determination of whether it is a breach of this Agreement if the Parent Corporation fails to make any Tax Benefit Payment when due is governed by Section 4.2(a).

Section 5.2            Late Payments by the Parent Corporation. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.2(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

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Article VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1            Participation in the Parent Corporation Group’s Tax Matters. Except as otherwise provided herein, the Parent Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Parent Corporation Group, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Parent Corporation shall notify each TRA Holder of, and keep each TRA Holder reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of any member of the Parent Corporation Group by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, and shall provide to each TRA Holder reasonable opportunity to provide information and other input to the members of the Parent Corporation Group and their respective advisors concerning the conduct of any such portion of such Tax Proceeding; provided that the Parent Corporation Group shall not be required to take any action that is inconsistent with any provision of the OP Group LLC Agreement.

Section 6.2            Consistency. Except in the case of a Determination to the contrary, the Parent Corporation and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Designated Tax Attributes and each Tax Benefit Payment) in a manner consistent with that set forth in any Schedule or Amended Schedule required to be provided by or on behalf of the Parent Corporation under this Agreement, as finally determined pursuant to Section 2.4.

Section 6.3            Cooperation. Each TRA Holder shall (i) furnish to the Parent Corporation in a timely manner such information, documents and other materials as the Parent Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding (excluding any information, documents or materials relating to the owners of a TRA Holder), (ii) make itself and any necessary personnel available to the Parent Corporation and its representatives to provide explanations of the documents and materials and such other information as the Parent Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter, and the Parent Corporation shall cause one of its Subsidiaries to reimburse each TRA Holder for any reasonable and documented third-party costs and expenses incurred pursuant to this Section 6.3.

Article VII
MISCELLANEOUS

Section 7.1            Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered (or, if delivery is refused, upon presentment), received by email (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and communications to the Parent Corporation, CF OMS and Blocker Owner shall be sent to the addresses indicated below (or to such other address or addresses as the parties may from time to time designate in writing):

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If to the Parent Corporation, to:

c/o Olive Ventures Holdings, Inc.

222 S. Riverside Plaza, Suite 950

Chicago, Illinois 60606

Attention: Rebecca Howard
                   Kevin Hovis

Email: RHoward@paylinkdirect.com
KHovis@paylinkdirect.com

with copies (which shall not constitute notice to the Parent Corporation) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, California 90067

Attention: Jonathan Benloulou, P.C.
                   Evan Roberts

Email: jonathan.benloulou@kirkland.com
            evan.roberts@kirkland.com

If to CF OMS, to:

CF OMS LLC

c/o Fortress Investment Group

1345 Avenue of the Americas, 46th Fl.

New York, NY 10105

Attention: General Counsel – Credit Funds

Email: gc.credit@fortress.com

with a copy to (which shall not constitute notice): Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 Attention: Kevin Mausert, P.C. Email: kmausert@kirkland.com

If to Blocker Owner, to:

Normandy Holdco LLC
c/o Milestone Partner
555 East Lancaster Ave., Suite 500
Radnor, PA 19087

Attention: Adam Curtin

Email: acurtin@milestonepartners.com

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with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders, LLP

301 Carnegie Center, Suite 400

Princeton, New Jersey 08540

Attention: Donald Readlinger

Email: donald.readlinger@troutman.com

Section 7.2            Counterparts; Electronic Delivery. This Agreement and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

Section 7.3            Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Schedules to this Agreement) contains the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way (including term sheets and letters of intent). The parties have voluntarily agreed to define their rights and liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. This Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted assigns, any legal or equitable rights hereunder.

Section 7.4            Further Assurances. Each of the parties covenants and agrees, on behalf of itself, its successors and its permitted assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the purposes hereof.

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Section 7.5            Governing Law; Waiver of Jury Trial; Jurisdiction.

(a)               The Laws of the State of Delaware shall govern (i) all actions, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action arising out of or relating to this Agreement, agrees that all claims in respect of the action shall be heard and determined in any such court and agrees not to bring any action arising out of or relating to this Agreement in any other courts. Nothing in this Section 7.5(a), however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party agrees that a final judgment in any action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

(b)               Reconciliation. If Parent Corporation and the TRA Holders (with respect to matters governed by the definition of “Valuation Assumptions,” Section 2.4 and Section 4.4) (as applicable, the “Disputing Parties”) are unable to resolve a disagreement with respect to such matters within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Parent Corporation and the Disputing Parties agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Parent Corporation or the Disputing Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within 15 calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution; provided that in resolving any matter, the Expert shall not require the Parent Corporation or any Affiliate thereof to take a position, or to make any payment based on a position, that is not “more likely than not” to be sustained. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Parent Corporation, subject to adjustment or amendment upon resolution. The Parent Corporation and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert entirely adopts such Disputing Party’s position, in which case the Parent Corporation shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert entirely adopts the Parent Corporation’s position, in which case such Disputing Party shall reimburse the Parent Corporation for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.5(b) shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.5(b) shall be binding on the Parent Corporation and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

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Section 7.6            Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 7.7            Assignment; Successors

(a)               Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by (i) the Parent Corporation without the prior written consent of the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the proposed assignment or (ii) any TRA Holder without the prior written consent of the Parent Corporation, and any such assignment without such prior written consent shall be null and void; provided that (A) to the extent Common Units are effectively transferred in accordance with the terms of the OP Group LLC Agreement or any other agreements the TRA Holders may have entered into with each other and any other agreements a TRA Holder may have entered into with any member of the Parent Corporation Group, as applicable, the transferring TRA Holder may, in the case of any transfer by a TRA Holder, assign to the transferee of such Common Units the transferring TRA Holders’ rights under this Agreement with respect to such transferred Common Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent Corporation, agreeing to become a “TRA Holder” for all purposes of this Agreement, except as otherwise provided in such joinder, and (B) any and all payments that may become payable to a TRA Holder pursuant to this Agreement may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent Corporation, agreeing to be bound by Section 7.12.

(b)               Except as otherwise expressly provided herein, this Agreement shall be binding on inure to the benefit of the parties, their respective heirs, executors, administrators, successors and permitted assigns. Parent Corporation shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Parent Corporation by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Parent Corporation would be required to perform if no such succession had taken place.

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Section 7.8             Amendments; Waiver.

(a)               Amendments. Amendments hereto must be approved in writing by each of the Parent Corporation and by the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the proposed amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement as of the date of the proposed amendment); provided that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b)               Waiver. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 7.9            Expenses. Each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby. All costs and expenses incurred in connection with the provision and preparation of any Schedule for each TRA Holder in compliance with this Agreement shall be borne by OP Group.

Section 7.10        Withholding. The Parent Corporation and its Affiliates (including OP Group and its Subsidiaries) shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Parent Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax Law. To the extent that amounts are so withheld and paid to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, the relevant TRA Holder shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority not so deducted or withheld, together with any reasonable costs and expenses related thereto. Each TRA Holder shall promptly provide the Parent Corporation or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax Law.

Section 7.11        Parent Corporation Consolidated Group; Transfers of Corporate Assets.

(a)               The parties acknowledge and agree that (i) the Parent Corporation is the parent of an affiliated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code (and applicable corresponding provisions of U.S. state or local tax Law); (ii) the provisions of this Agreement shall be applied with respect to such group as a whole; and (iii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of such group as a whole to the extent that any applicable Designated Tax Attributes can be used against such consolidated taxable income of the group as a whole.

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(b)               If the Parent Corporation (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder) or any of its direct or indirect Subsidiaries (a “Transferor”) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by the Transferor shall be equal to the fair market value of the transferred Reference Assets, plus (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For this purpose, such fair market value of a transferred Reference Asset shall take into account a proper reduction for the amount of debt to which such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset, or the amount of debt allocated to such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

(c)               Notwithstanding any other provision of this Agreement, if any member of the Parent Corporation Group acquires one or more assets that, as of an Exchange Date, have not been contributed to OP Group (other than the Parent Corporation Group’s interests in OP Group) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to OP Group on the date such assets were first acquired by such member of the Parent Corporation Group; provided that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(c), such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to OP Group (other than any interests in OP Group) on the date on which the applicable member of the Parent Corporation Group acquired stock of such corporation.

Section 7.12        Confidentiality.

(a)               Each TRA Holder and each of their respective assignees shall not, and shall cause his, her or its Affiliates not to (each of the foregoing, in such capacity, the “Disclosing Person”), from and after the Effective Date use in any manner detrimental to the business of the Parent Corporation Group or its Affiliates, or disclose, publish or divulge to any Person, any Confidential Information of the Parent Corporation Group or its Affiliates and successors or the TRA Holders (each, a “Protected Person”), learned by such TRA Holder heretofore or hereafter. Notwithstanding the foregoing, each party shall be permitted to disclose Confidential Information of the Protected Persons (i) to any Representative of such Person so long as such Representative has a “need to know” such Confidential Information for a valid business purpose and has been advised of the confidential nature of such Confidential Information and has agreed to comply with this Section 7.12 applicable to such Confidential Information; provided that such Disclosing Person shall be liable for any breach of this Section 7.12 by any such Representative (assuming for purposes of this proviso that such Representative is a Disclosing Person subject to the restrictions set forth in this Section 7.12) or (ii) to the extent required to be disclosed by such Person or any of its Representatives pursuant to Law or the rules of any securities exchange on which the securities of the Parent Corporation or any of its Affiliates is listed. “Representatives” means, with respect to any Person, such Person’s officers, directors, employees, equityholders, partners, members, Affiliates, accountants, attorneys, consultants, co-investors, investors, potential partners, financing sources, bankers, advisors and other agents or representatives.

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(b)               “Confidential Information” means, with respect to each Protected Person, all data, information, reports, interpretations, forecasts and records, financial or otherwise, of such Protected Person that are not available to the general public; provided that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Disclosing Person not otherwise permitted pursuant to this Section 7.12, (ii) was or becomes available to a Disclosing Person on a non-confidential basis from a source other than the Protected Person; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Protected Person with respect to such information, (iii) is developed independently by the Disclosing Party without the use of any Confidential Information (other than in such Person’s capacity as an officer, manager, director, employee or consultant of the Parent Corporation Group or its Affiliates), (iv) is provided to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder; provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.12, (v) is required to be disclosed by applicable Law or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, it being understood that, so long as it is permitted by applicable Law or such process or standards, the Disclosing Person shall provide written notice to the Protected Person as far in advance as reasonably practicable of such requirement and cooperate with the Protected Person, at the Protected Person’s sole expense, in seeking a protective order with respect to the Confidential Information sought pursuant to such requirement or (vi) is necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute and defend any Tax Proceeding with respect to such Tax Returns.

(c)               Notwithstanding anything to the contrary herein, (i) each party may disclose Confidential Information to any federal, state, local or foreign regulatory or self-regulatory body, or any securities exchange or listing authority, as part of a routine audit not targeted at such Confidential Information without providing notice to any other party and (ii) nothing herein shall prohibit a party from (1) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC, (2) providing Confidential Information to the SEC or providing the SEC with information that would otherwise violate any part hereof to the extent permitted by Section 21F of the Exchange Act, (3) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Parent Corporation Group or any of its Affiliates or any TRA Holder or (4) receiving a monetary award as set forth in Section 21F of the Exchange Act.

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Section 7.13        Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

Section 7.14        OP Group LLC Agreement. To the extent this Agreement imposes obligations upon OP Group or a managing member of OP Group, this Agreement shall be treated as part of the limited liability company agreement of OP Group for tax purposes as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.15        Joinder. Each of Blocker and the Parent Corporation agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the Effective Date, it shall cause such Person to execute and deliver a joinder to this Agreement promptly upon acquisition of such interest, and such person shall be treated in the same manner as Blocker or the Parent Corporation, as applicable, for all purposes of this Agreement. The Parent Corporation shall cause any Corporate Entity that acquires an interest in OP Group (or any entity described in the foregoing sentence) to execute a joinder to this Agreement (to the extent such Person is not already a party) promptly upon such acquisition, and such Corporate Entity shall be treated in the same manner as the Parent Corporation and Blocker for all purposes of this Agreement. OP Group shall have the power and authority (but not the obligation) to permit any Person who becomes a member of OP Group to execute and deliver a joinder to this Agreement promptly upon acquisition of membership interests in OP Group by such Person, and such Person shall be treated as a “Member” for all purposes of this Agreement.

[Signature Page Follows]

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Each of the undersigned has caused this Tax Receivable Agreement to be duly executed as of the date first written above.

CF OMS:

CF OMS LLC

By:
Name:
Title:

BLOCKER OWNER:

NORMANDY HOLDCO LLC

By:
Name:
Title:

OP GROUP:

OP GROUP HOLDINGS, LLC

By:
Name:
Title:

MDH:

MDH ACQUISITION CORP.

By:
Name:
Title:

PARENT CORPORATION:

OLIVE VENTURES HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Schedule A

Allocation of Net Tax Benefits

100% of the Net Tax Benefits up to an aggregate of $700,000 shall be payable to CF OMS (its successors and assigns).

All Net Tax Benefits in excess of $700,000 shall be allocated and payable 50% to CF OMS (its successors and assigns) and 50% to Blocker Owner (its successors and assigns).

EXHIBIT C

FORM OF INVESTOR RIGHTS AGREEMENT

(see attached)

Exhibit C to Business Combination Agreement

INVESTOR RIGHTS AGREEMENT

Final Form

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time, this “Agreement”), dated as of [●], 2021 (the “Effective Date”), is made by and among: (i) Olive Ventures Holdings, Inc., a Delaware corporation (“PubCo”); (ii) Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”); (iii) CF OMS LLC, a Delaware limited liability company (“CF OMS”); and (iv) MDIH Sponsor LLC, a Delaware limited liability company (the “Sponsor”). Each of PubCo, Blocker Owner, CF OMS and the Sponsor, a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, PubCo has entered into the Business Combination Agreement, dated as of July 21, 2021 (as it may be amended, supplemented or restated from time to time, the “BCA”), by and among PubCo, MDH Acquisition Corp., a Delaware corporation (“MDH”), MDH Merger Sub (as defined in the BCA), Milestone Merger Sub (as defined in the BCA), Blocker (as defined in the BCA), Blocker Owner, CF OMS, and OP Group Holdings, LLC, a Delaware limited liability company (the “Company”), in connection with the business combination of PubCo and the Company (the “Business Combination”) and other transactions contemplated therein;

WHEREAS, to effectuate the transactions contemplated by the BCA, the Company amended and restated its operating agreement (as it may be further amended, supplemented or restated from time to time, the “LLC Agreement”) to, among other things, revise the capitalization of the Company and amend and restate the rights and preferences of the Company Units;

WHEREAS, pursuant to the BCA, at the Closing, among other things (i) Milestone Merger Sub will merge with and into Blocker with Blocker as the surviving company and a wholly-owned subsidiary of PubCo (the “Blocker Merger”), and (ii) MDH Merger Sub will merge with and into MDH, with MDH as the surviving company and a wholly-owned subsidiary of PubCo (the “MDH Merger,” and together with the Blocker Merger, the “Mergers”);

WHEREAS, in connection with (i) the Blocker Merger, Blocker Owner shall receive shares of Class A Common Stock and the right to receive Earnout Shares, certain rights under the Tax Receivable Agreement, and cash consideration and (ii) the MDH Merger, equityholders of MDH shall receive a number of shares of Class A Common Stock and a number of Warrants, in each case, in accordance with the BCA;

WHEREAS, following the Mergers, CF OMS (i) shall deliver an amount of cash to PubCo in exchange for a number of shares of Class B Common Stock as set forth in the BCA and (ii) thereafter sell Common Units to MDH in exchange for certain rights under the Tax Receivable Agreement and cash consideration;

WHEREAS, in connection with the Business Combination, the Sponsor shall receive the right to receive Earnout Shares in accordance with the Sponsor Letter Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance and certain other matters, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1      Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. Notwithstanding the foregoing, no portfolio company of any Affiliate of a Group Company shall be deemed an “Affiliate” of any Group Company. Notwithstanding the foregoing, SoftBank and members of the SoftBank Group shall not be deemed Affiliates of CF OMS, of the members of CF OMS, or their respective Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“BCA” has the meaning set forth in the Recitals.

“Beneficial Owner” with respect to any Equity Interests, means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such Equity Interests or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such Equity Interests. The terms “Beneficially Owned” and “Beneficial Ownership” have a correlative meaning.

“Blocker Owner” has the meaning set forth in the Preamble.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day, other than a Saturday or Sunday: (i) on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or (ii) in the case of determining a date when any payment is due, on which commercial banks are not required or authorized to close in the State of New York.

“Bylaws” means the bylaws of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“CEO Director” has the meaning set forth in Section 3.1(a).

“Certificate of Incorporation” means the amended and restated certificate of incorporation of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

“CF OMS” has the meaning set forth in the Preamble.

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“Class A Common Stock” means, as applicable, (a) the Class A common stock, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that are issued or issuable in consideration for the Class A common stock or into which the Class A common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, as applicable, (a) the Class B common stock, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that are issued or issuable in consideration for the Class B common stock or into which the Class B common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing” has the meaning given to such term in the BCA.

“Closing Date” has the meaning given to such term in the BCA.

“Common Unit” means a Common Unit of the Company, having the rights and preferences of such Common Unit as set forth in the LLC Agreement.

“Company” has the meaning set forth in the Recitals.

“Company Units” means the Common Units and the Earnout Units.

“Confidential Information” has the meaning set forth in Section 3.4.

“Covered Securities” means (a) the Class A Common Stock (including any Class A Common Stock issued upon any exchange, conversion or exercise of any other security of PubCo), (b) the Warrants, and (c) other Equity Interests of PubCo, other than any Equity Interest received pursuant to an incentive plan adopted by PubCo on or after the Effective Date.

“Earnout Shares” means shares of Class A Common Stock that may become issuable pursuant to the BCA or the Sponsor Letter Agreement.

“Earnout Unit” means an Earnout Unit of the Company, having the rights and preferences of such Earnout Unit as set forth in the LLC Agreement.

“Economic Interest Percentage” with respect to any Holder means a quotient (expressed as a percentage) obtained by dividing (a) shares of Class A Common Stock (including Earnout Shares that may be issuable in accordance with the terms of the BCA or Sponsor Letter Agreement) and Class B Common Stock, plus any shares of Class A Common Stock issuable upon the exercise of Warrants, in each case owned by such Person and its Permitted Transferees, by (b) the total number of issued and outstanding shares of Class A Common Stock (including Earnout Shares that may be issuable in accordance with the terms of the BCA or Sponsor Letter Agreement), shares of Class B Common Stock and the total number of shares of Class A Common issuable upon exercise of all Warrants. Shares of Class A Common Stock or Class B Common Stock that are unvested or subject to forfeiture shall be included in computing a Holder’s Economic Interest Percentage. Upon the forfeiture, cancellation or expiration of any shares of Class A Common Stock or Warrants, such shares of Warrants shall no longer be included in computing Economic Interest Percentage.

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“Effective Date” has the meaning set forth in the Preamble.

“Equity Interests” means, with respect to any Person, (a) all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, (b) all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, (c) all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, (d) warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and (e) all of the other ownership or profit interests of such Person (including partnership, member or trust interests).

“Family Member” means with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“Fortress Director” has the meaning set forth in Section 3.1(a).

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Holder” means any holder of Covered Securities who is, or becomes Party to this Agreement.

“Investor Directors” has the meaning set forth in Section 3.1(a).

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, rulings and any Orders of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“LLC Agreement” has the meaning set forth in the Recitals.

“Milestone Director” has the meaning set forth in Section 3.1(a).

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result. Such actions include (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.

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“Proceeding” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity or arbitration.

“PubCo” has the meaning set forth in the Preamble.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person (including any Person controlling or under common control with such Member and any Affiliated investment fund or vehicle), but excluding any Affiliate under this clause (b) who primarily and directly operates or engages in a business which competes with the business of PubCo or the Company, and (c) the equityholders of such Person; provided that any Transfer is an in-kind distribution or dividend to equityholders of any such Person for no consideration. No Affiliated investment fund or vehicle of any Person (excluding portfolio companies) shall be deemed to operate or engage in any such competing business, including as a result of ownership of securities (including a controlling interest) of any portfolio company that primarily and directly engages in or competes with the business of PubCo or the Company so long as such securities are not a majority of the value of all securities held by such Affiliated investment fund or vehicle of such Person.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“SoftBank” means SoftBank Group Corp.

“SoftBank Group” means any Person Controlling, Controlled by or under common Control with SoftBank that is not also Controlled by Fortress Investment Group LLC.

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“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Director” has the meaning set forth in Section 3.1(a).

“Sponsor Letter Agreement” has the meaning given to such term in the BCA.

“Standstill Period” means the period from, and including, the Effective Date until, and including, the date that is the later of (a) one year after the Effective Date and (b) the date on which PubCo’s 2022 annual meeting of stockholders at which directors are elected occurs (or any postponement or adjournment thereof).

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition by the Transferor (whether by operation of law, contract or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. Notwithstanding anything to the contrary contained herein, no Transfer of any direct or indirect interest in: (i) any funds or managed accounts managed by such Holder or one of its Affiliates, or (ii) the general partners, investment managers or advisors of any of the entities included in clause (i) hereof, shall constitute a “Transfer” for purposes of this Agreement.

“Warrants” means the warrants of PubCo entitling the holder thereof to purchase shares of Class A Common Stock.

Section 1.2      Interpretation. The headings and captions used herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

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Article II
REPRESENTATIONS AND WARRANTIES

Each of the Parties represents and warrants to each other Party that as of the Effective Date:

Section 2.1      Existence; Authority; Enforceability. Such Party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Party who is not an individual is duly organized and validly existing under the laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

Section 2.2      Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such Party who is not an individual; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a Party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party.

Section 2.3      Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

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Article III
GOVERNANCE

Section 3.1      Board of Directors.

(a)            Composition of the Board.

(i)            Each of the Sponsor, Blocker Owner and CF OMS, severally and not jointly, agrees with PubCo to take all Necessary Action to cause (x) the Board to initially be comprised of seven directors and (y) those individuals to be nominated in accordance with this Article III. As of the Effective Date, two individuals have been or will be nominated by the Sponsor, initially Stephen Beard and Franklin McLarty, and thereafter designated pursuant to Section 3.1(b) or Section 3.1(e) of this Agreement (each, a “Sponsor Director”). As of the Effective Date, two individuals have been or will be independent directors nominated by the Blocker Owner, initially John Shoemaker and Adam Curtin and thereafter designated pursuant to Section 3.1(c) or Section 3.1(e) of this Agreement (each, a “Milestone Director”). As of the Effective Date, two individuals have been or will be independent directors nominated by CF OMS, initially David King and Hank Reeves, and thereafter designated pursuant to Section 3.1(b) or Section 3.1(e) of this Agreement (each, a “Fortress Director” and, together with the Sponsor Directors and Milestone Directors, the “Investor Directors”). As of the Effective Date, the CEO of the Company will be nominated by the Holders, initially Rebecca Howard (the “CEO Director”). Each of the Milestone Directors and each of the Fortress Directors shall be “independent” within the meaning of the rules of the New York Stock Exchange.

(ii)            Any vacancies existing on the Board as of the Effective Date shall be filled in accordance with Section 3.1(f).

(iii)            The Chairman of the Board shall initially be Franklin McLarty, and thereafter shall be appointed by the Board.

(b)            Blocker Owner Representation. For so long as the Blocker Owner and its Permitted Transferees Beneficially Own the percentage shown below of the Economic Interest Percentage held by the Blocker Owner as of the Effective Date, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Blocker Owner shown in the column labeled “Number of Milestone Nominees” below. After the number of Milestone Nominees is reduced because the percentage of such Economic Interest Percentage is reduced, the Blocker Owner and its Permitted Transferees cannot subsequently increase the number of Milestone Nominees entitled to be nominated as a result of their acquisition of Beneficial Ownership of a greater Economic Interest Percentage.

Percentage of the Economic Interest Percentage Held by the Blocker Owner as of the Effective Date that Continue to be Held by Blocker Owner and Its Permitted Transferees	Number of Milestone Nominees
15% or greater	2
10% or greater, but less than 15%	1
Less than 10%	0

(c)            CF OMS Representation. For so long as CF OMS and its Permitted Transferees Beneficially Own the percentage shown below of the Economic Interest Percentage held by CF OMS as of the Effective Date, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by CF OMS shown in the column labeled “Number of Fortress Nominees” below. After the number of Fortress Nominees is reduced because the percentage of such Economic Interest Percentage is reduced, CF OMS and its Permitted Transferees cannot subsequently increase the number of Fortress Nominees entitled to be nominated as a result of their acquisition of Beneficial Ownership of a greater Economic Interest Percentage.

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Percentage of the Economic Interest Percentage Held by CF OMS as of the Effective Date that Continue to be Held by CF OMS and Its Permitted Transferees	Number of Fortress Nominees
15% or greater	2
10% or greater, but less than 15%	1
Less than 10%	0

(d)            Sponsor Representation. For so long as the Sponsor and its Permitted Transferees (including MDH) Beneficially Own the percentage shown below of the Economic Interest Percentage Beneficially Owned by Sponsor as of the Effective Date, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by Sponsor shown in the column labled “Number of Sponsor Nominees” below. After the number of Sponsor Nominees is reduced because the percentage of such Economic Interest Percentage is reduced, the Sponsor and its Permitted Transferees cannot subsequently increase the number of Sponsor Nominees entitled to be nominated as a result of its acquisition of Beneficial Ownership of a greater Economic Interest Percentage.

Percentage of the Economic Interest Percentage Beneficially Owned by Sponsor as of the Effective Date that Continue to be Held by Sponsor and Its Permitted Transferees	Number of Sponsor Nominees
75% or greater	2
50% or greater, but less than 75%	1
Less than 50%	0

(e)            Decrease in Directors. Upon any decrease in the number of Investor Directors that the Blocker Owner, CF OMS or the Sponsor, as applicable, is entitled to designate for nomination to the Board pursuant to Section 3.1(b), Section 3.1(c) or Section 3.1(d) the Blocker Owner, CF OMS or the Sponsor, as applicable, shall take all Necessary Action to cause the appropriate number of Investors Directors, as applicable, to offer to tender their resignation promptly, and no later than 60 days prior to the expected date of PubCo’s next annual meeting of stockholders. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion and with the express written consent of such individual, recommend for nomination a Milsetone Director, Fortress Director or Sponsor Director that has tendered his or her resignation pursuant to this Section 3.1(e).

(f)            Removal; Vacancies. Except as provided in Section 3.1(e), and subject to the Organizational Documents, the Blocker Owner, CF OMS or Sponsor, as applicable, shall have the exclusive right to (i) remove their nominees from the Board, and (ii) designate directors for election to the Board to fill vacancies existing on the Effective Date or created by reason of death, removal or resignation of its nominees to the Board. PubCo, the Sponsor, the Blocker Owner and CF OMS shall take all Necessary Action to cause any such vacancies created pursuant to clauses (i) or (ii) of the foregoing sentence to be filled by replacement directors designated by the applicable Party as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything to the contrary contained in this Section 3.1(f), no Party shall have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors nominated by such Party in excess of the number of directors that such Party is then entitled to nominate for membership on the Board pursuant to this Agreement.

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(g)            Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, including such committees’ authority and leadership, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. For so long as (i) the Blocker Owner is entitled to designate at least one director to serve on the Board pursuant to Section 3.1(b), each committee of the Board shall, at the Blocker Owner’s option, include at least one Milestone Director, (ii) CF OMS is entitled to designate at least one director to serve on the Board pursuant to Section 3.1(c), each committee of the Board shall, at CF OMS’ option, include at least one Fortress Director, and (iii) Sponsor is entitled to designate at least one director to serve on the Board pursuant to Section 3.1(d), each committee of the Board shall, at Sponsor’s option, including at least one Sponsor Director, in each case subject to applicable Laws and applicable stock exchange regulations, and subject to requisite independence requirements applicable to such committee.

(h)            Reimbursement of Expenses. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(i)            Indemnification. For so long as any Milestone Director, Fortress Director or Sponsor Director serves as a director of PubCo, (i) PubCo shall provide such Milestone Director, Fortress Director or Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo, and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Milestone Director, Fortress Director or Sponsor Director nominated pursuant to this Agreement as and to the extent consistent with applicable Law, Article IV of the Certificate of Incorporation, Article IX of the Bylaws and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

Section 3.2      Voting Agreement. Each of the Sponsor, the Blocker Owner and CF OMS, severally and not jointly, agree with PubCo to cause all Equity Interests such Person has the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting in favor of each director nominated in accordance with Section 3.1(a), Section 3.1(b), Section 3.1(c) and Section 3.1(d), and recommended by the Board for election at any such meeting or through any such written consent. The Sponsor, the Blocker Owner and CF OMS, severally and not jointly, agree with PubCo not to take action to remove any director (other than a director nominated by such person) from office unless such removal is for cause or if the applicable Party nominating such director is no longer entitled to nominate such director pursuant to Section 3.1.

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Section 3.3      Standstill.

(a)            Each of the Sponsor, the Blocker Owner and CF OMS, severally and not jointly, agree with PubCo that, during the Standstill Period, such Person shall not, directly or indirectly:

(i)            make, engage in, or in any way, participate in any “solicitation” of “proxies” (as such terms are used in Regulation 14 of the Securities Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any Equity Interests of PubCo or any of its Subsidiaries in favor of the election of any person as a director who is not nominated pursuant to this Agreement or by the Board (or its nominating committee) or in opposition of any individual nominated or designated for appointment or election to the Board by PubCo pursuant to this Agreement (including any “withhold,” “vote no” or similar campaign even if conducted as an exempt solicitation) or otherwise in opposition of any Investor Director (including by “solicitation” of “proxies” in favor of any opposing nominee of any such individual);

(ii)            nominate any person as a director who is not nominated pursuant to this Agreement or by the Board (or its nominating committee) (other than by making a non-public proposal or request to the Board or its nominating committee in a manner which would not require the Board or PubCo to make any public disclosure);

(iii)            take any action in support of or make any proposal or request that constitutes: (A) a change in the number or term of directors or to fill any vacancies on the Board (other than in accordance with this Agreement) or (B) a change to the composition of the Board, other than by making a non-public proposal or request to the Board (or its nominating committee) in a manner which would not require the Board or PubCo to make any public disclosure;

(iv)            enter into a voting trust, voting agreement or similar voting arrangement with respect to any Equity Interests of PubCo, or subject any Equity Interests of PubCo to any voting trust, voting agreement or similar voting arrangement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and similar other accounts), in each case other than (A) this Agreement, (B) solely with its Affiliates or its Permitted Transferees or (C) granting proxies in solicitations approved by the Board;

(v)            form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act), or knowingly advise, assist or encourage, or enter into any agreement with, any other Person, in connection with any action contemplated by this Section 3.3(a); or

(vi)            make any public disclosure inconsistent with this Section 3.3(a), or take any action that would reasonably be expected to require PubCo to make any public disclosure with respect to the matters set forth in this Section 3.3(a).

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(b)            Notwithstanding the foregoing provisions of this Section 3.3, the foregoing provisions of Section 3.3(a) shall not, and are not intended to:

(i)            prohibit any Party or its Affiliates from privately communicating with, including making any offer or proposal to, the Board (in a manner which would not require the Board or PubCo to make any public disclosure);

(ii)            restrict in any manner how a Party or its Affiliates vote their Common Stock, except as provided in Section 3.2 or otherwise as set forth in this Agreement;

(iii)            restrict the manner in which any Investor Director may (A) vote on any matter submitted to the Board or the stockholders of PubCo, (B) participate in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (C) take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board, provided the foregoing shall not limit any Party’s obligations hereunder; or

(iv)            restrict the Sponsor, the Blocker Owner or CF OMS, or any of their respective Permitted Transferees, from selling or transferring any of their Common Stock or other Equity Interests in PubCo in accordance with this Agreement.

Section 3.4      Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of the Sponsor, the Blocker Owner and CF OMS, severally and not jointly, agrees with PubCo and acknowledges that the Sponsor Director, the Milestone Director and the Fortress Director, as applicable, may share confidential, non-public information about PubCo and its subsidiaries (“Confidential Information”) with the Sponsor, the Blocker Owner and CF OMS, respectively. Further, each of the Sponsor, the Blocker Owner and CF OMS recognizes that it, or its Affiliates, Permitted Transferees and Representatives, has acquired or will acquire Confidential Information in connection with this Agreement or otherwise, the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the Sponsor, the Blocker Owner and CF OMS, severally and not jointly, covenants and agrees with PubCo that it will not (and will cause its respective Affiliates, Permitted Transferees and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Nothing in this Agreement shall prohibit any of the Sponsor, the Blocker Owner or CF OMS from disclosing Confidential Information to any Affiliate or Representative, limited partner, member, equityholder, manager, investor or potential investor of such Party; provided that such Party shall be responsible for any breach of this Section 3.4 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of the Sponsor, the Blocker Owner or CF OMS, unless such Confidential Information is actually provided to such Person. PubCo and each other Party, severally and not jointly, acknowledges and agrees with PubCo that each of the Sponsor, the Blocker Owner and CF OMS and their respective Affiliates may currently be invested in, may invest in, or may consider investments in companies that compete either directly or indirectly with PubCo and its subsidiaries, or operate in the same or similar business as PubCo and its subsidiaries, and that nothing herein shall be in any way construed to prohibit or restrict the Sponsor, the Blocker Owner, CF OMS or their respective Affiliates’ ability to maintain, make or consider such other investments (including purchasing publicly traded securities). PubCo and each other Party, severally and not jointly, agrees with PubCo that, to the extent permitted under applicable Law, each of the Sponsor, the Blocker Owner and CF OMS (other than any equityholder that is an employee of PubCo or any of its subsidiaries) and their respective Affiliates shall not be liable to PubCo, or any other Party for any claim arising out of, or based upon, (i) the investment by such Party, or such Party’s Affiliates in any entity competitive with PubCo, or (ii) actions taken by any partner, officer, employee or other representative of any such Party, or such Party’s Affiliates to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on PubCo; provided that (x) no Confidential Information is used or disclosed in connection with such activities and (y) the foregoing shall not relieve any director or officer of PubCo from any liability associated with his or her fiduciary duties to PubCo. Notwithstanding the foregoing or anything to the contrary herein, (1) each of the Sponsor, the Blocker Owner and CF OMS (a) may disclose Confidential Information in connection with routine supervisory audit or regulatory examinations (including by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and (b) shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination, provided that such routine audit or examination does not specifically target PubCo, any of its subsidiaries or the Confidential Information and (2) each Party (other than PubCo) that is, or is an Affiliate of, a private equity, venture capital or other investment firm, and its respective Affiliates may provide information about the subject matter of this Agreement to prospective and existing investors in connection with fund raising, marketing, informational, transactional or reporting activities.

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Section 3.5      Legend. In order to enforce the obligations set forth in this Article III, PubCo shall place restrictive legends in the form set forth below on the certificates or book entries representing the Covered Securities subject to this Agreement, including any Covered Securities Transferred to a Permitted Transferee. Within two Business Days of PubCo’s receiving a request to remove such legend by a Holder or the duly appointed transfer agent of PubCo, PubCo shall notify the Sponsor, the Blocker Owner and CF OMS of such request in writing, including the number of Covered Securities with respect to which such request relates and, if in connection with a proposed Transfer, the date such Transfer is, or is to be, effected. All certificates or book entries representing Covered Securities, as the case may be, shall bear a legend substantially in the following form:

THESE SECURITIES ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT, DATED [●], 2021 (THE “INVESTOR RIGHTS AGREEMENT”), BY AND AMONG OLIVE VENTURES HOLDINGS, INC. (THE “COMPANY”), MDIH SPONSOR LLC, Normandy Holdco LLC AND CF OMS LLC, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY PARTY MAKING A BONA FIDE REQUEST THEREFOR). AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL ANY CONDITIONS CONTAINED IN THE INVESTOR RIGHTS AGREEMENT, IF ANY, HAVE BEEN FULFILLED.

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Article IV
GENERAL PROVISIONS

Section 4.1      Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a)            Except as otherwise permitted hereunder, no Party may assign such Party’s rights and obligations under this Agreement, in whole or in part, without the prior written consent (i) the Sponsor and Blocker Owner (for so long as each such Party has the right to appoint a nominee to the Board), in the case of an assignment by CF OMS, (ii) the Blocker Owner and CF OMS (for so long as each such Party has the right to appoint a nominee to the Board), in the case of an assignment by the Sponsor and (iii) CF OMS and the Sponsor (for so long as each such Party has the right to appoint a nominee to the Board), in the case of an assignment by the Blocker Owner. PubCo shall not be entitled to assign any of its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other Parties. Any such assignee may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void.

(b)            Notwithstanding anything to the contrary herein (other than the succeeding sentence of this Section 4.1(b)), no Holder may Transfer such Holder’s rights or obligations under this Agreement, in whole or in part, except in connection with a Transfer of such Holder’s Covered Securities, in whole or in part, to (a) any Person with the prior written consent of PubCo or (b) any of such Holder’s Permitted Transferees. In no event can the Sponsor, the Blocker Owner or CF OMS assign any of such Person’s rights under Section 3.1, except to a Permitted Transferee. Any Transferee of Covered Securities pursuant to this Section 4.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement, as applicable and to the extent in accordance with this Section 4.1(b).

(c)            All of the terms and provisions of this Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms hereof.

(d)            Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

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Section 4.2      Termination. Section 3.1 shall terminate in accordance with its terms. Section 3.3 shall terminate at the end of the Standstill Period. The remainder of this Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to hold any Covered Securities; provided that a Party may elect to terminate all of its rights and obligations under this Agreement prior to such time (which termination shall terminate such Party’s rights under Section 4.4(b), but shall not, for the avoidance of doubt, terminate such Party’s obligations under Section 3.1, Section 3.2, Section 3.3, and Article IV).

Section 4.3      Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by any court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 4.4      Entire Agreement; Amendments; No Waiver.

(a)            This Agreement, together with Exhibit A to this Agreement, the BCA, the LLC Agreement, the Sponsor Letter Agreement and all other Ancillary Agreements (as such term is defined in the BCA), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Agreement and therein.

(b)            No provision of this Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) the Sponsor, for so long as the Sponsor or its Permitted Transferees have the right to designate any directors pursuant to Section 3.1, (iii) the Blocker Owner, for so long as the Blocker Owner and its Permitted Transferees have the right to designate any directors pursuant to Section 3, and (iv) CF OMS, for so long as CF OMS and its Permitted Transferees have the right to designate any directors pursuant to Section 3.1. Notwithstanding the foregoing, (i) any such amendment or modification that would be materially adverse in any respect to any Holder shall require the prior written consent of such Holder and (ii) a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Economic Interest Percentage shall not be considered in computing any applicable percentages) with respect to amending or modifying such provision.

(c)            No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

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Section 4.5      Counterparts; Electronic Delivery. This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 4.6      Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 4.6, notices, demands and other communications shall be sent to the addresses indicated below.

if to PubCo, to:

c/o OP Group Holdings, LLC

222 S. Riverside Plaza, Suite 950

Chicago, Illinois 60606

Attention:	Rebecca Howard
Kevin Hovis
Email:	RHoward@paylinkdirect.com
KHovis@paylinkdirect.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, California 90067

Attention:	Jonathan Benloulou, P.C.
Evan Roberts
Email:	jonathan.benloulou@kirkland.com
evan.roberts@kirkland.com

if to the Sponsor, to:

c/o MDH Acquisition Corp.

600 North Caroll Avenue, Suite 100

Southlake, TX 76092

Attention: Franklin McLarty

Email: franklin@mclartydiversified.com

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with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

401 9th Street NW

Washington, D.C. 20004

Attention:	Christopher M. Zochowski
Bradley A. Noojin
Alain Dermarkar
Email:	Chris.Zochowski@Shearman.com
Bradley.Noojin@Shearman.com
Alain.Dermarkar@Shearman.com

if to the Blocker Owner, to:

Milestone Partners

555 East Lancaster Ave., Suite 500

Radnor, PA 19087

Attention: Adam Curtin

Email: acurtin@milestonepartners.com

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP

301 Carnegie Center, Suite 400

Princeton, New Jersey 08540

Attention: Donald Readlinger

Email: donald.readlinger@troutman.com

if to CF OMS, to:

CF OMS LLC

c/o Fortress Investment Group

1345 Avenue of the Americas, 46th Fl.

New York, NY 10105

Attention: General Counsel – Credit Funds

Email: gc.credit@fortress.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Kevin Mausert, P.C.

Email:kmausert@kirkland.com

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Section 4.7      Governing Law; Waiver of Jury Trial; Jurisdiction. The Laws of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 4.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 4.8      Specific Performance. Each Party agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 4.9      Subsequent Acquisition of Shares. Any Equity Interests of PubCo or Company acquired by a Holder subsequent to the Effective Date shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Covered Securities” as such term is used in this Agreement.

[Signature Pages Follow]

18

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the Effective Date.

PUBCO:

OLIVE VENTURES HOLDINGS, INC.

By:
Name:
Title:

SPONSOR:

MDIH SPONSOR LLC

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

BLOCKER OWNER:

NORMANDY HOLDCO LLC

By:
Name:
Title:

CF OMS:

CF OMS LLC

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Investor Rights Agreement (each as defined below), made as of                        , is between                        (“Transferor”) and                        (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring            Covered Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [●], 2021, among Olive Ventures Holdings, Inc. (“PubCo”) and the other persons party thereto (the “Investor Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1      Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Section 1.2      Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3      Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

Section 1.4      Notice. Any notice, demand or other communication under the Investor Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 4.6 of the Investor Rights Agreement.

Section 1.5      Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 1.6      Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

Email:

[Signature Page to Joinder to Investor Rights Agreement]

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

(see attached)

Exhibit D to Business Combination Agreement

Final Form

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, (the “Closing Date)” is made and entered into by and among Olive Ventures Holdings, Inc., a Delaware corporation (including its successors, “PubCo”), Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), CF OMS LLC, a Delaware limited liability company (“CF OMS”), MDIH Sponsor LLC, a Delaware limited liability company (“Sponsor”), the undersigned parties listed on the signature page hereto under “Existing Holders” (the “Existing Holders”), and the undersigned parties listed on the signature page hereto under “New Holders” (the “New Holders” and, together with the Existing Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the BCA (as defined below).

RECITALS

WHEREAS, PubCo entered into a Business Combination Agreement with Blocker Owner, CF OMS, OP Group Holdings, LLC, a Delaware limited liability company (the “Company”), MDH Acquisition Corp., a Delaware corporation, Milestone Merger Sub Inc., a Delaware corporation, MDH Merger Sub Inc., a Delaware corporation and Paylink Holdings Inc., a Delaware corporation, dated as of July 21, 2021 (as amended or modified from time to time in accordance with the terms of such agreement, the “BCA”, and the transactions contemplated thereby, the “Transactions”);

WHEREAS, concurrently with the execution and delivery of the BCA, PubCo entered into subscription agreements with the investors named therein (collectively, the “PIPE Investors”) pursuant to which (i) the PIPE Investors purchased shares of PubCo Class A Common Stock in a private placement transaction (the “PIPE Shares”) that closed immediately prior to the consummation of the Transactions and (ii) the PIPE Investors were granted certain registration rights with respect to the PIPE Shares;

WHEREAS, contemporaneously with the execution and delivery of this Agreement and the consummation of the Transactions, PubCo will enter into (i) an Investor Rights Agreement with Sponsor, CF OMS and Blocker Owner (collectively, the “Investor Parties”), dated as of the Closing Date (the “Investor Rights Agreement”) and (ii) a Lock-Up Agreement with the Investor Parties (the “Lock-Up Agreement”), pursuant to which, in each case, the Investor Parties shall agree to certain rights and restrictions with respect to shares held in PubCo, including shares in PubCo received as consideration pursuant to the BCA;

WHEREAS, as a result of the consummation of the Transactions, among other things, the Holders have received Registrable Securities (as defined below); and

WHEREAS, PubCo and the Holders desire to enter into this Agreement, pursuant to which PubCo shall grant the Holders certain registration rights with respect to certain securities of PubCo, as set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

Article I
Definitions

1.1            Definitions. The terms defined in this Article I shall have the respective meanings set forth below:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of PubCo, or the Board, after consultation with counsel to PubCo, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) PubCo has a bona fide business purpose for not making such information public.

“Agreement” has the meaning set forth in the Preamble.

“BCA” has the meaning set forth in the Recitals.

“Block Trade” means an offering or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) effected pursuant to a Registration Statement without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” means the board of directors of PubCo.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Closing Date” has the meaning set forth to such term in the BCA.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the Recitals.

“Company A&R LLCA” has the meaning set forth to such term in the BCA.

“Demand Registration” has the meaning set forth in subsection 2.2.1.

“Demanding Holder” has the meaning set forth in subsection 2.1.3.

“Form S-1 Shelf” has the meaning set forth in subsection 2.1.1.

“Form S-3 Shelf” has the meaning set forth in subsection 2.1.1.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Holders” has the meaning set forth in the Preamble.

“Lock-Up Agreement” has the meaning set forth in the Recitals.

“Lock-Up Period” has the meaning set forth to such term in the Lock-Up Agreement.

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“Maximum Number of Securities” has the meaning set forth in subsection 2.3.2.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” means any Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period or any other lock-up period, as the case may be, under the Lock-Up Agreement, this Agreement and any other applicable agreement between such Holder and PubCo, and to any transferee thereafter.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Piggyback Registration” has the meaning set forth in subsection 2.3.1.

“Pro Rata” has the meaning set forth in subsection 2.3.2.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“PubCo Class A Common Stock” means the Class A Common Stock of PubCo, par value one ten-thousandth of one dollar ($0.0001).

“PubCo Class B Common Stock” means the Class B Common Stock of PubCo, par value one ten-thousandth of one dollar ($0.0001).

“PubCo Warrants” means the warrants of PubCo entitling the holder thereof to purchase PubCo Class A Common Stock.

“Registrable Security” means (a) the PubCo Class A Common Stock, including any PubCo Class A Common Stock (i) to be issued pursuant to the Company A&R LLCA upon exchange of units of the Company (along with the cancelation of an equal number of shares of PubCo Class B Common Stock), and (ii) to be issued as a result of the conversion of shares of PubCo Class B Common Stock, (b) any PubCo Warrants or any shares of PubCo Class A Common Stock issued or issuable upon the exercise thereof, and (c) any Equity Interests of PubCo or any Subsidiary of PubCo, in each case, that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date. Notwithstanding the foregoing, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities cease to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) with no volume or other restrictions or limitations; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” means a registration effected by preparing and filing a registration statement or prospectus in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement or prospectus becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the PubCo Class A Common Stock is then listed;

(B)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)	printing, messenger, telephone and delivery expenses;

(D)	reasonable fees and disbursements of counsel for PubCo;

(E)	reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

(F)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.

“Special Holder” means each of Blocker Owner, CF OMS and their Permitted Transferees.

“Sponsor” has the meaning set forth in the Recitals.

“Sponsor Holder” means each of the Sponsor and its Permitted Transferees.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition by the Transferor (whether by operation of law, contract or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

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“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration (including an Underwritten Shelf Takedown) in which securities of PubCo are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II
Registrations

2.1            Shelf Registration.

2.1.1            Filing.

(a)            PubCo shall use its reasonable best efforts to file, within sixty (60) days of the Closing Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration Statement), each, a “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing) on a delayed or continuous basis. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder.

(b)            PubCo shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the Commission reviews and has written comments to the Registration Statement, the ninetieth (90th) calendar day following the filing thereof), (ii) the tenth (10th) business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review, or (iii) if the day determined under clause (i) or clause (ii) falls on a Saturday, Sunday or other day that the Commission is closed for business, the next business day immediately following the day determined under clause (i) or clause (ii) on which the Commission is open for business (the date determined under clause (i), (ii) and (iii), the “Effectiveness Deadline”). PubCo shall use commercially reasonable efforts to maintain a Shelf in accordance with the terms of this Agreement, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

(c)            In the event PubCo files a Form S-1 Shelf, PubCo shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

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2.1.2            Subsequent Shelf Registration.

(a)            If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder whose Registrable Securities are included therein. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form.

(b)            If a Subsequent Shelf Registration Statement is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof; provided, that the Subsequent Shelf Registration Statement shall be an Automatic Shelf Registration Statement (as defined under Rule 405 of the Securities Act) if PubCo is a Well-Known Seasoned Issuer (as defined under Rule 405 of the Securities Act), and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit all Holders whose Registrable Securities are included thereon to sell such Registrable Securities.

2.1.3            Underwritten Shelf Takedowns.

(a)            At any time and from time to time after the Shelf has been declared effective by the SEC, each of the Special Holders and Sponsor Holders collectively holding at least five percent (5%) of the then outstanding number of Registrable Securities (each Special Holder and Sponsor Holder being in such case a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering (which may include a Block Trade) that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”).

(b)            All requests for a Shelf Underwritten Offering shall be made by giving written notice to PubCo (the “Shelf Take Down Notice”). Each Shelf Take Down Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) days after receipt of any Shelf Take Down Notice, PubCo shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “PubCo Shelf Takedown Notice”) and, subject to the provisions of subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which PubCo has received written requests for inclusion therein, within five (5) days after sending the PubCo Shelf Takedown Notice. PubCo shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by PubCo with the managing Underwriter or Underwriters selected by the Holders after consultation with PubCo and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and PubCo shall enter shall contain such representations, covenants, indemnities and other rights and obligations of PubCo and the selling stockholders as are customary in underwritten offerings of securities by PubCo.

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(c)            Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Special Holder or any Transferee thereof be entitled to request an Underwritten Shelf Takedown (and PubCo shall not be obligated to consummate any Underwritten Shelf Takedown with respect to any Special Holder or any Transferee thereof) during the Lock-Up Period applicable to such person or entity.

(d)            PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. Except as set forth in the preceding sentence (and subject to Section 2.1.3(c)), there shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Special Holder.

2.1.4            Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the pricing of such Underwritten Shelf Takedown by PubCo. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Special Holders that had elected to participate in such Underwritten Shelf Takedown. If PubCo receives a Withdrawal Notice, a Special Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Special Holder.

2.2            Demand Registration.

2.2.1            Request for Registration. Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, and provided that PubCo does not have an effective Registration Statement pursuant to subsection 2.1.1, outstanding covering Registrable Securities, following the expiration of the Lock-up Period, a Demanding Holder may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand, a “Demand Registration”). Under no circumstances shall PubCo be obligated to effect an aggregate of more than three (3) Registrations pursuant to a Demand Registration initiated by the Demanding Holders, in each case under this subsection 2.2.1 with respect to any or all Registrable Securities. Notwithstanding the foregoing, (i) PubCo shall not be required to give effect to a Demand Registration from a Demanding Holder if PubCo has registered Registrable Securities pursuant to a Demand Registration from such Demanding Holder in the preceding one hundred and eighty (180) days, or (ii) PubCo’s obligations with respect to any Demand Registration shall be deemed satisfied so long as the Registration Statement filed pursuant to subsection 2.1.1 includes all of such Demanding Holder’s Registrable Securities and is effective.

2.2.2            Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission, (b) PubCo has complied with all of its obligations under this Agreement with respect thereto and (c) at least 75% of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Registration pursuant to a Demand Registration have been sold. If, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify PubCo in writing, but in no event later than ten (10) days, of such election. PubCo shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Demanding Holder becomes effective or is subsequently terminated.

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2.2.3            Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, if a majority-in-interest of the Demanding Holders so advise PubCo as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with PubCo and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to PubCo.

2.2.4            Demand Registration Withdrawal. A Demanding Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.2.3 for any or no reason whatsoever upon written notification to PubCo and the Underwriter(s) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Takedown Threshold), PubCo shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. For the avoidance of doubt, any Demand Registration withdrawn pursuant to this subsection 2.2.4 shall be counted toward the aggregate number of Demand Registrations PubCo is obligated to effect pursuant to subsection 2.2.1. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.4.

2.3            Piggyback Registration.

2.3.1            Piggyback Rights. If, at any time on or after the Closing Date, PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, or to effect an Underwritten Offering, for its own account or for the account of stockholders of PubCo (or by PubCo and by the stockholders of PubCo including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of PubCo or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed filing or offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or anticipated commencement date of the offering, as applicable, such notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter(s), in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of, or include in such offering, such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). PubCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by PubCo.

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2.3.2            Reduction of Piggyback Registration. If the managing Underwriter(s) in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of PubCo Class A Common Stock that PubCo desires to sell, taken together with (i) the shares of PubCo Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.1, Section 2.2 and Section 2.3 hereof, and (iii) the shares of PubCo Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of PubCo, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Registration without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then:

(a)            If the Registration is undertaken for PubCo’s account or by a Demanding Holder or Holders, PubCo shall include in any such Registration (A) first, the PubCo Class A Common Stock or other equity securities that PubCo or such Demanding Holders(s), as applicable, desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to this Section 2.3 (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration and the aggregate number of Registrable Securities that the Holders have requested be included in such Registration (such proportion is referred to herein as “Pro Rata”)), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the PubCo Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities

(b)            If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Registration (A) first, the PubCo Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to this Section 2.3, Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the PubCo Class A Common Stock or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the PubCo Class A Common Stock or other equity securities for the account of other persons or entities that PubCo is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

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2.3.3            Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4            Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2.

2.4            Block Trades. Notwithstanding any other provision of this Agreement, but subject to Sections 2.4 and 3.4, if the Special Holders desire to effect a Block Trade, then notwithstanding any other time periods in this Article II, the Special Holders shall provide written notice to PubCo at least two (2) business days prior to the date such Block Trade is anticipated to commence. If requested by the Special Holders, PubCo will promptly notify other Holders of such Block Trade and such notified Holders may elect whether or not to participate no later than the next business day (i.e., one (1) business day prior to the day such offering is to commence) (unless a longer period is agreed to by the Special Holders), and PubCo will as expeditiously as possible use its best efforts to facilitate such Block Trade (which may close as early as two (2) business days after the date it commences). Notwithstanding anything to the contrary in this Agreement, no Holder (other than a Special Holder) will be permitted to participate in a Block Trade without the consent of the Special Holders. Any Holder’s request to participate in a Block Trade shall be binding on such Holder.

2.5            Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to PubCo’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that PubCo has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and PubCo and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to PubCo and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case PubCo shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to PubCo for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, PubCo shall have the right to defer such filing for a period of not more than thirty (30) days; provided that PubCo shall not defer its obligation in this manner more than once in any 12-month period.

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Article III
Company Procedures

3.1            General Procedures. If at any time on or after the Closing Date PubCo is required to effect the Registration of Registrable Securities, PubCo shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

3.1.1            (a) prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold and (b) notify the Holders within two Business Days of the filing and effectiveness of any such Registration Statement;

3.1.2            (a) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and (b) notify the Holders within two Business Days of the filing and, as applicable, effectiveness of any such amendments, post-effective amendments and supplements to the Prospectus;

3.1.3            prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4            prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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3.1.5          cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

3.1.6          provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7          advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8          at least five (5) days (or, in the case of a Block Trade, at least one (1) day) prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement furnish a copy thereof to each seller of such Registrable Securities and its counsel;

3.1.9          notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10        permit a representative of the Holders (such representative to be selected by a majority in interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

3.1.11        obtain a “cold comfort” letter from PubCo’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12        on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13        in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

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3.1.14            make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15            if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16            otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2            Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3            Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of PubCo pursuant to a Registration initiated by PubCo hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by PubCo and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4            Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities under the Registration Statement (i.e, without an exemption from registration such as in accordance with Rule 144) until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5            Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Securities Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Closing Date pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of PubCo Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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Article IV
Indemnification and Contribution

4.1            Indemnification.

4.1.1            PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein.

4.1.2            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify PubCo, its directors and officers and agents and each person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of PubCo.

4.1.3            Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or such Holder’s indemnification is unavailable for any reason.

4.1.5            If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V
Miscellaneous

5.1            Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to PubCo, to: 222 S. Riverside Plaza, Suite 950, Chicago, Illinois 60606, and, if to any Holder, at such Holder’s address or contact information as set forth in PubCo’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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5.2            Assignment; No Third Party Beneficiaries.

5.2.1            This Agreement and the rights, duties and obligations of PubCo hereunder may not be assigned or delegated by PubCo in whole or in part.

5.2.2            Prior to the expiration of the Lock-Up Period, no Holder that is an Investor Party may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become a party to this Agreement.

5.2.3            This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

5.2.4            This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5            No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3            Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4            Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW CASTLE COUNTY IN THE STATE OF DELAWARE.

5.5            Amendments and Modifications. Upon the written consent of PubCo and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified. Notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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5.6            Other Registration Rights. PubCo represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration filed by PubCo for the sale of securities for its own account or for the account of any other person. Further, each party hereto represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7            Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the Closing Date or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities without registration pursuant to Rule 144 (or any similar provision) under the Securities Act with no volume or other restrictions or limitations. The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PUBCO:

OLIVE VENTURES HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

EXISTING HOLDERS

BLOCKER OWNER:

NORMANDY HOLDCO LLC, a Delaware limited liability company

By:
Name:
Title:

SPONSOR:

MDIH SPONSOR LLC, a Delaware limited liability company

By:
Name:
Title:

CF OMS:

CF OMS LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

NEW HOLDERS:

[●]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT E

FORM OF LOCK-UP AGREEMENT

(see attached)

Exhibit E to Business Combination Agreement

FORM OF LOCK-UP AGREEMENT

Final Form

This Lock-Up Agreement (this “Agreement”) is dated as of [●], 2021 (the “Effective Date”) by and between Olive Ventures Holding, Inc., a Delaware corporation (including any of its successors or assigns, “PubCo”) and ________________ (the “Holder”). Each of PubCo and Holder, a “Party” and collectively as the “Parties”. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the BCA.

RECITALS

WHEREAS, PubCo entered into a Business Combination Agreement with OP Group Holdings, LLC, a Delaware limited liability company (the “Company”), MDH Acquisition Corp., a Delaware corporation (“MDH”), Milestone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Milestone Merger Sub”), MDH Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“MDH Merger Sub,” and together with Milestone Merger Sub, the “Merger Subs”), Paylink Holdings Inc., a Delaware corporation (“Blocker”), Normandy Holdco LLC, a Delaware limited liability company (“Blocker Owner”), MDIH Sponsor LLC, a Delaware limited liability company (“Sponsor”), and CF OMS LLC, a Delaware limited liability company (“CF OMS”), dated as of July 21, 2021 (as amended or modified from time to time in accordance with the terms of such agreement, the “BCA”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement and the consummation of the Transactions, PubCo will enter into (i) an Investor Rights Agreement with Sponsor, CF OMS and Blocker Owner (collectively, the “Investor Parties”), dated as of the Effective Date (the “Investor Rights Agreement”) and (ii) a Registration Rights Agreement with the Investor Parties (the “Registration Rights Agreement”), pursuant to which, in each case, the Investor Parties shall agree to certain rights and restrictions with respect to shares held in PubCo, including shares in PubCo received as consideration pursuant to the BCA.

WHEREAS, as a result of the consummation of the Transactions, among other things, the Holder has received Lock-Up Securities (as defined below).

WHEREAS, the Parties desire to set forth their agreement with respect to certain matters, in each case, in accordance with the terms and conditions of this Agreement with respect to the Lock-Up Securities received by Holder under the BCA.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
Lock Up

Section 1.1      Lock-Up.

(a)            Holder shall not Transfer, or make a public announcement of any intention to effect a Transfer, of any Lock-Up Securities Beneficially Owned or otherwise held by the Holder during the Lock-Up Period. Such prohibition shall not apply to Transfers permitted pursuant to Section 1.2.

(b)            During the Lock-Up Period, any purported Transfer of Lock-Up Securities other than in accordance with this Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c)            The Holder acknowledges and agrees that, notwithstanding anything to the contrary herein, the PubCo Capital Stock and the Equity Interests in the Company, as the case may be, Beneficially Owned by the Holder, shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC, and under the Company A&R LLCA.

(d)            During the Lock-Up Period, each certificate or book-entry position evidencing any Lock-Up Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●] 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e)            For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of PubCo with respect to the Lock-Up Securities during the Lock-Up Period, including the right to vote any Lock-Up Securities that are entitled to vote. PubCo agrees to (i) instruct its transfer agent to remove the legend in clause (d) immediately above upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).

Section 1.2      Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, the Holder may Transfer, without the consent of PubCo, any of its Lock-Up Securities to (i) any of its Permitted Transferees, upon written notice to PubCo or (ii) (a) a charitable organization, upon written notice to PubCo; (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of PubCo Capital Stock for cash, securities or other property subsequent to the Effective Date. In connection with any Transfer of such Lock-Up Securities pursuant to clause (ii) of the immediately preceeding sentence, (x) the restrictions and obligations contained in Section 1.1 and this Section 1.2 will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities, and (y) the Transferee of such Lock-Up Securities shall have no rights under this Agreement, unless such Transferee is a Permitted Transferee. Any Transferee of Lock-Up Securities who is a Permitted Transferee of the Transferor pursuant to this Section 1.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a joinder in the form attached to this Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Agreement.

Section 1.3      Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Beneficial Owner” with respect to any Equity Interests, means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such Equity Interests or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such Equity Interests. The terms “Beneficially Own” and “Beneficial Ownership” have a correlative meaning.

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”Family Member” with respect to any Person means a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“Lock-Up Period” means the period commencing on the Effective Date and ending on the date that is six months following the Effective Date.

“Lock-Up Securities” means all Equity Interests of Pubco, including Earnout Shares.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person (including any Person controlling or under common control with such Member and any Affiliated investment fund or vehicle), but excluding any Affiliate under this clause (b) who primarily and directly operates or engages in a business which competes with the business of PubCo or the Company, and (c) the equityholders of such Person; provided that any Transfer is an in-kind distribution or dividend to equityholders of any such Person for no consideration. No Affiliated investment fund or vehicle of any Person (excluding portfolio companies) shall be deemed to operate or engage in any such competing business, including as a result of ownership of securities (including a controlling interest) of any portfolio company that primarily and directly engages in or competes with the business of PubCo or the Company so long as such securities are not a majority of the value of all securities held by such Affiliated investment fund or vehicle of such Person.

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. Notwithstanding anything to the contrary contained herein, no Transfer of any direct or indirect interest in: (i) any funds or managed accounts managed by such Holder or one of its Affiliates, or (ii) the general partners, investment managers or advisors of any of the entities included in clause (i) hereof, shall constitute a “Transfer” for purposes of this Agreement.

ARTICLE II
Miscellaneous

Section 2.1      Amendment and Waiver. No amendment of any provision hereof shall be valid unless in writing and signed by PubCo; provided that any such amendment that would be materially adverse in any respect to the Holder shall require the prior written consent of the Holder. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 2.2      Notices. All notices, demands, requests, instructions, claims, consents waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (having obtained electronic delivery confirmation thereof, not to be unreasonably withheld, conditioned or delayed) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 2.2, notices, demands and other communications shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

if to PubCo, to:

c/o OP Group Holdings, LLC

222 S. Riverside Plaza, Suite 950

Chicago, Illinois 60606

Attention:	Rebecca Howard
Kevin Hovis
Email:	RHoward@paylinkdirect.com
KHovis@paylinkdirect.com

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with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, California 90067

Attention:	Jonathan Benloulou, P.C.
Evan Roberts

Email:	jonathan.benloulou@kirkland.com
evan.roberts@kirkland.com

if to the Holder, to the name, address and email set forth on the Holder’s signature page hereto.

Section 2.3      Assignment; No Third Party Beneficiaries.

(a)            This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assinged or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted unde this Section 2.3(a) shall be null and void.

(b)            Nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, permitted assigns, heirs and representatives, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

Section 2.4      Termination. The Holder’s obligations under this Agreement shall terminate concurrently with the termination of the Lock-Up Period.

Section 2.5      Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by any court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

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Section 2.6      Entire Agreement. This Agreement, together with Exhibit A to this Agreement, the BCA, the Company A&R LLCA, and all other Ancillary Agreements, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way (including term sheets and letters of intent). The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owned any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 2.7      Counterparts; Electronic Delivery. This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 2.8      Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 2.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

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Section 2.9      Specific Performance. Each Party acknowledges the rights of each Party under this Agreement are unique and recognize and affirm that if any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement to the extent expressly contemplated herein in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 2.9 shall not be required to provide any bond or other security in connection with any such injunction.

Section 2.10      Subsequent Acquisition of Shares. Any Equity Interests of PubCo or the Company acquired subsequent to the Effective Date and prior to the expiration of the Lock-Up Period by the Holder shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Lock-Up Securities” as such term is used in this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, PubCo and Holder have duly executed this Agreement as of the Effective Date.

PUBCO:

Olive Ventures Holding, Inc.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

HOLDER

Name:
Address:

Email:

[Signature Page to Lock-Up Agreement]

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Lock-Up Agreement (each as defined below), made as of                        , is between                        (“Transferor”) and                        (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring             Lock-Up Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Lock-Up Agreement, dated as of [●], 2021 between Olive Ventures Holding, Inc. (“PubCo”) and                  (the “Lock Up-Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Lock-Up Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Lock-Up Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1      Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Lock-Up Agreement.

Section 1.2      Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3      Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Lock-Up Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Lock-Up Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Lock-Up Agreement.

Section 1.4      Notice. Any notice, demand or other communication under the Lock-Up Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 2.2 of the Lock-Up Agreement.

Section 1.5      Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 1.6      Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

Email:

EXHIBIT F

FORM OF PUBCO A&R CHARTER

(see attached)

Exhibit F to Business Combination Agreement

Final Form

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

OLIVE VENTURES HOLDINGS, INC.

Article I
NAME

Section 1.1 Name. The name of the corporation is Olive Ventures Holdings, Inc. (the “Corporation”).

Article II
ReGISTERED AGENT AND OFFICE

Section 2.1 Address. The registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article III
PURPOSE

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV
AUTHORIZED STOCK

Section 4.1 Capitalization.

(a)            The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,000,000,000 shares, consisting of (i) 200,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), (ii) 500,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and (iii) 300,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock and Class B Common Stock, the “Common Stock”). The number of authorized shares of any class or series of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(b)            Except as otherwise provided in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), no share of stock of the Corporation shall entitle any holder thereof to any preemptive, preferential, or similar rights with respect to the issuance of shares of stock of the Corporation.

Section 4.2 Preferred Stock.

(a)            The Board of Directors of the Corporation (the “Board”) is expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b)            Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

Article V
TERMS OF COMMON STOCK

Section 5.1 Voting.

(a)            Except as otherwise provided in this Certificate of Incorporation or required by the DGCL, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.

(b)            On all matters on which holders of Class A Common Stock shall be entitled to vote, each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

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(c)            On all matters on which holders of Class B Common Stock shall be entitled to vote, each holder of record of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record by such holder. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class B Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Section 5.2 Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends in cash, stock of the Corporation or property of the Corporation, such dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Dividends may not be declared or paid on shares of Class B Common Stock.

Section 5.3 Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of Class B Common Stock, as such, shall not be entitled to receive any assets upon such liquidation, dissolution or winding up of the affairs of the corporation.

Section 5.4 Issuances and Cancellations of Class B Common Stock. At any time and from time to time that the Company issues any vested or unvested Company Units to a Company Member other than the Corporation, the Corporation shall, in consideration of, among other things, the corporate benefits received by the Corporation, which consideration shall be at least equal to the aggregate par value of the shares of Class B Common Stock to be issued pursuant to this Section 5.4, issue one share of Class B Common Stock to each holder of record of such Company Units (other than the Corporation and its Subsidiaries) issued by the Company on such date, whether or not such Company Unit is vested. Such share of Class B Common Stock may be subject to vesting as determined by the Corporation. In addition, if any Person that is not already a holder of a share of Class B Common Stock shall become a holder of record of a Company Unit (other than the Corporation and its Subsidiaries), whether or not such Company Unit is vested, the Corporation shall, in consideration of, among other things, the corporate benefits received by the Corporation, which consideration shall be at least equal to the aggregate par value of the shares of Class B Common Stock to be issued pursuant to this Section 5.4, issue one share of Class B Common Stock to such Person on such date for each Common Unit held of record by such Person. At any time and from time to time, a Company Member may in its sole discretion elect to surrender to the Corporation for no consideration all of its shares of Class B Common Stock and, upon such surrender, shall cease to be a holder of Class B Common Stock. If a holder of a share of Class B Common Stock shall cease to be the holder of any such Common Unit corresponding therewith, the shares of Class B Common Stock held by such holder with respect to any such Company Unit that such holder thereupon ceases to hold shall be automatically cancelled for no consideration without any further action on the part of any Person or the Corporation and such holder shall cease to be a stockholder with respect to the shares of Class B Common Stock so cancelled.

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Section 5.5 Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock and Class B Common Stock may not be subdivided, combined or reclassified unless the shares of such other class or series are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate voting power between the holders of the outstanding shares of Class A Common Stock, as such, and Class B Common Stock, as such, on the record date for such subdivision, combination or reclassification.

Section 5.6 Reservation of Common Stock.

(a)            The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of Class A Common Stock and Class B Common Stock, as applicable, as shall from time to time be sufficient to satisfy any outstanding warrants for shares of Class A Common Stock or other security of the Corporation that is convertible or exchangeable for shares of Class A Common Stock.

(b)            The Corporation, the Company and the other parties thereto have entered into an Amended and Restated Limited Liability Company Agreement which provides for the exchange by certain Company Members of Common Units (and cancellation of an equivalent number of shares of Class B Common Stock), on the one hand, for Class A Common Stock, on the other hand (as it may be amended and/or restated from time to time, the “Company A&R LLC Agreement”). The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, for the purpose of effecting the exchange of Common Units (and cancellation of an equivalent number of shares of Class B Common Stock) pursuant to the Company A&R LLC Agreement, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the exchange of all Common Units (and cancellation of an equivalent number of shares of Class B Common Stock) outstanding from time to time into shares of Class A Common Stock pursuant to the Company A&R LLC Agreement.

Article VI
Bylaws

Section 6.1 Bylaws. Subject to the Investor Rights Agreement, in furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.

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Article VII
BOARD OF DIRECTORS

Section 7.1 General; Number of Directors; Term. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to the rights, if any, granted to the holders of any one or more series of Preferred Stock then outstanding, and subject to and in accordance with the Investor Rights Agreement, the Investors shall have the sole power to set the total number of directors which shall constitute the Board. The initial Board shall have seven directors. If the Investors cease to beneficially own the requisite amount of economic interests set forth in the Investor Rights Agreement, the number of directors which will constitute the Board shall be set by resolution adopted by the Board, subject to the rights, if any, granted to the holders of any one or more series of Preferred Stock then outstanding.

Section 7.2 Election.

(a)            Subject to applicable law and to the rights, if any, granted to the holders of any one or more series of Preferred Stock then outstanding, directors shall be elected at an annual meeting of the stockholders of the Corporation held at such date and time and at such place, if any, within or outside the State of Delaware as may be fixed by the Board or a duly authorized committee thereof in accordance with Article IX. Subject to the rights, if any, granted to the holders of any one or more series of Preferred Stock then outstanding, directors shall be elected by a plurality of the votes cast by the holders of the outstanding shares of Common Stock and any other shares of capital stock of the Corporation entitled to vote in the election of directors present in person or represented by proxy and entitled to vote on the election of directors at any annual meeting of the stockholders of the Corporation, voting together as a single class. Each elected director shall hold office until the next annual meeting and until his successor shall be elected and duly qualified, or his earlier death, resignation, retirement, disqualification or removal from office in accordance with this Article VIII.

(b)            Notwithstanding anything in this Article VIII to the contrary, for so long as the Investors beneficially own the economic interests as set forth in the Investor Rights Agreement, to the fullest extent permitted by Section 141(a) of the DGCL and subject to and in accordance with the Investor Rights Agreement, the Board shall have the power and authority to nominate any candidates for election to the Board, provided that a number of such directors will qualify as independent as required by applicable rules of the New York Stock Exchange (or if the Class A Common Stock is not traded on the New York Stock Exchange, the principal securities exchange on which such stock is listed or quoted).

(c)            Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so provide.

Section 7.3 Removal; Resignation; Vacancy.

(a)            Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series of Preferred Stock, as the case may be) may be removed, with or without cause, at any time, by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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(b)            Any director may resign at any time by giving notice of such director’s resignation in writing or by electronic transmission to the Corporation. Any such resignation shall take effect at the time specified in such notice, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon receipt by the Corporation of such resignation. Unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

(c)            So long as each Investor beneficially owns its requisite economic interest as set forth in the Investor Rights Agreement, unless otherwise required by applicable law, any vacancy for any cause or newly created directorship on the Board (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series of Preferred Stock, as the case may be) shall to the fullest extent permitted by Section 141(a) of the DGCL be filled exclusively by the Investors in accordance with the Investor Rights Agreement, and any such director appointed to fill any such vacancy shall have the same remaining term as that of such director’s predecessor and any such director appointed to fill any such vacancy or newly created directorship shall serve until such director’s successor is duly elected and qualified, or until his earlier death, resignation, disqualification or removal. In the event an Investor ceases to beneficially own the requisite economic interest to designate directors or fill vacancies in accordance with the Investor Rights Agreement, unless otherwise required by applicable law, (i) any newly created directorship on the Board resulting from any increase in the authorized number of directors or vacancy for any cause on the Board shall be filled exclusively by a majority of the directors in office, even if less than a quorum is present, or by a sole remaining director (in each case, subject to the rights of the holders of any series of Preferred Stock, if any), (ii) any director elected to fill a vacancy shall have the same remaining term as that of such director’s predecessor and any director elected to fill a vacancy or newly created directorship shall serve until such director’s successor is duly elected and qualified, or until his earlier death, resignation, disqualification or removal, and (iii) if there are no directors in office, then an election of directors may be held in the manner provided by the DGCL.

Section 7.4 Committees. Subject to and in accordance with the Investor Rights Agreement: (a) the Board may designate one or more committees consisting of one or more directors, which, to the extent provided by the Board, shall have and may exercise, subject to the terms of this Certificate of Incorporation, the Bylaws and the provisions of the DGCL, the powers and authority of the Board; (b) such committee or committees shall have such name or names as may be determined from time to time by the Board; (c) the members of any committee possessing a majority of the voting power possessed by the total number of authorized members of such committee (assuming no vacancies) fix the time and place, if any, of its meeting and specify what notice thereof, if any, shall be given, unless the Board shall provide otherwise; and (d) the Board shall have the power to remove any members of any such committee at any time, for any reason, and/or to change the members of any such committee at any time to fill vacancies.

Section 7.5 Quorum; Voting. At all meetings of the Board, the presence of directors possessing a majority in voting power of the total number of authorized directors (assuming no vacancies) shall constitute a quorum. At all meetings of any committee of the Board, the presence of directors possessing a majority of the voting power possessed by the total number of authorized members of such committee shall constitute a quorum. If a quorum shall not be present at any meeting of the Board or any committee thereof, the directors possessing a majority in voting power of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting.

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Article VIII
Stockholders

Section 8.1 Meetings of Stockholders.

(a)            Annual Meetings. An annual meeting of holders of stock of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

(b)            Special Meetings. Subject to the rights, if any, granted to the holders of one or more series of Preferred Stock then outstanding with respect to actions by the holders of shares of such series, special meetings of the holders of stock of the Corporation may be called only by (i) the Board or (ii) the Chairperson of the Board, and may not be called by any other Person or Persons. Business transacted at special meetings of the holders of stock of the Corporation shall be confined to the purpose or purposes stated in the notice of the meeting.

Section 8.2 Action by Written Consent. Notwithstanding anything to the contrary in this Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any annual or special meeting of holders of capital stock of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the then outstanding shares of stock of the Corporation entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL.

Article IX
limited Liability and indemnification

Section 9.1 Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article X shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that would accrue or arise, prior to such amendment or repeal.

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Section 9.2 Indemnification.

(a)            Right to Indemnification. The Corporation shall indemnify any Person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer (including a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such Person, an “indemnitee”), to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except as provided in Section 10.2(g) with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

(b)            Successful Defense. To the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 10.2(a), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(c)            Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by a present or former director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided that, to the extent required by the DGCL, as the same exists or may hereafter be amended, a present or former director or officer of the Corporation shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking (an “undertaking”) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that such director or officer is not entitled to be indemnified by the Corporation for such expenses as authorized in this Section 10.2.

(d)            Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Section 10.2 shall not be deemed exclusive of any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any director or officer of the Corporation providing indemnification for such Person against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action, suit or proceeding by or in the right of the Corporation, that arises by reason of the fact that such Person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

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(e)            Insurance. The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section 10.2.

(f)            Certain Definitions. For the purposes of this Section 10.2, (i) any director, officer or employee of the Corporation who shall serve or has served as a director or officer of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (ii) any current or former director or officer of any subsidiary corporation, limited liability company, partnership, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director or officer at the request of the Corporation, unless the Board shall determine otherwise. In all other instances where any Person shall serve or has served as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such Person is or was serving as such director or officer at the request of the Corporation, the Board may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Section 10.2, references to a corporation include all constituent corporations absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving corporation so that any Person who is or was a director or officer of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 10.2 with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity. For purposes of this Section 10.2, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries.

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(g)            Proceedings to Enforce Rights to Indemnification.

(i)            If a claim under Section 10.2(a) is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under Section 10.2(c) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under Section 10.2(a) shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Section 10.2(a), Section 10.2(b), and Section 10.2(c) shall include reasonable documentation of the expenses incurred by the indemnitee.

(ii)            If successful in whole or in part in any suit brought pursuant to Section 10.2(g)(i), or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

(iii)            In (A) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (B) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 10.2 or otherwise shall be on the Corporation.

(h)            Preservation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 10.2 shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be a director or officer of the Corporation, or has ceased to serve at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a Person. Any repeal or modification of this Section 10.2 by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a director or officer of the Corporation, or any Person serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.

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Article X
Section 203 of the DGCL

Section 10.1 Section 203. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

Article XI
other matters

Section 11.1 Amendments. In addition to any other vote required by the DGCL or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 11.2 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim (i) arising pursuant to any provision of the DGCL, this Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (ii) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be solely and exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction. Notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Section 12.2, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.2.

Section 11.3 Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance or for whatever reason whatsoever: (a) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph or section containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent of the law.

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Article XII
Definitions

Section 12.1 Definitions. The following definitions shall be applied to the terms used in this Certificate of Incorporation:

“Board” has the meaning set forth in Section 4.2(a).

“Bylaws” means the bylaws of the Corporation as in effect from time to time.

“Class A Common Stock” has the meaning set forth in Section 4.1(a).

“Class B Common Stock” has the meaning set forth in Section 4.1(a).

“Common Stock” has the meaning set forth in Section 4.1(a).

“Common Unit” means each Common Unit (as such term is defined in the Company A&R LLC Agreement).

“Company” means OP Group Holdings, LLC, a Delaware limited liability company.

“Company Member” means a member of the Company.

“Company Unit” means each Company Unit (as such term is defined in the Company A&R LLC Agreement).

“Corporation” has the meaning set forth in Section 1.1.

“DGCL” has the meaning set forth in Section 3.1.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of or about the date hereof, by and among the Corporation, Normandy Holdco LLC, CF OMS LLC and MDIH Sponsor LLC, as amended, supplemented or restated from time to time.

“Investors” mean the holders of shares of Class A Common Stock or Class B Common Stock that are parties to the Investor Rights Agreement.

“Person” shall be construed broadly and includes any individual, estate, corporation, partnership (limited or general), limited partnership, limited liability company, limited company, joint venture, business association, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Preferred Stock” has the meaning set forth in Section 4.1(a).

*           *           *

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IN WITNESS WHEREOF, the undersigned of the Corporation has executed this Amended and Restated Certificate of Incorporation this [●] day of [●], 2021.

[●]

By:
Name: [__________]
Title: [__________]

[Signature Page to Amended and Restated Certificate of Incorporation]

EXHIBIT G

FORM OF PUBCO A&R BYLAWS

(see attached)

Exhibit G to Business Combination Agreement

Final Form

AMENDED AND RESTATED

BYLAWS

OF

OLIVE VENTURES HOLDINGS, inc.

Article I
STOCKHOLDERS

Section 1. Annual Meetings. The annual meeting of the stockholders of Olive Ventures Holdings, Inc. (the “Corporation”) for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware as may be designated from time to time by the Board of Directors of the Corporation (the “Board”) or a duly authorized committee thereof. The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2. Special Meetings. Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or the certificate of incorporation of the Corporation, and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the certificate of incorporation of the Corporation), special meetings of the stockholders of the Corporation may be called only by or at the direction of (a) the Board or (b) the Chairperson of the Board, and may not be called by any other Person or Persons. Business transacted at special meetings of the holders of stock of the Corporation shall be confined to the purpose or purposes stated in the notice of the meeting. The Corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.

Section 3. Notice. Except as otherwise provided by the DGCL, the certificate of incorporation of the Corporation or these Bylaws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than sixty, nor less than ten, days previous thereto, to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 4. Quorum. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by the DGCL or by the certificate of incorporation of the Corporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairperson of the meeting or, by a majority in voting power thereof, the stockholders present may, to the extent permitted by law, adjourn the meeting from time to time without further notice other than announcement at the meeting of the date, time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

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Section 5. Conduct of the Meeting. The Chairperson of the Board, or in the Chairperson of the Board’s absence or at the Chairperson of the Board’s direction, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s direction, any officer of the Corporation shall call all meetings of the stockholders to order and shall act as chairperson of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairperson of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairperson of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and (for any or no reason) recessing and/or adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at the meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to the meeting after the time fixed for commencement thereof, limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders and prescribing any such other rules, regulations and procedures, and doing all such other acts, as are appropriate for the product conduct of the meeting in the judgment of the chairperson of the meeting. Unless and to the extent determined by the Board or the chairperson over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6. Voting by Proxy. At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (a) a stockholder, or such stockholder’s authorized officer, director, employee or agent, may execute a document authorizing another person or persons to act for the stockholder as proxy, or (b) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of election or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

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A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

Any copy, facsimile telecommunication or other reliable reproduction of the document (including any electronic transmission) created pursuant to the preceding paragraphs of this Section 6 may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original document.

Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 7. Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation which are present in person or by proxy at such meeting and entitled to vote thereon shall decide any question brought before such meeting, unless the question is one upon which by express provision of the certificate of incorporation of the Corporation (including any certificate of designation relating to any series of Preferred Stock), these Bylaws, the DGCL, the rules or regulations of any stock exchange applicable to the Corporation or any other law or regulation applicable to the Corporation or its securities a different or minimum vote is required, in which case such different or minimum vote shall govern and control the decision of such question.

Section 8. Record Date. (a)      In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

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(b)            In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9. Action by Consent. Except as otherwise provided in the certificate of incorporation of the Corporation, any action that may be taken at a meeting of the stockholders entitled to vote may be taken without a meeting, without prior notice and without a vote, if a consent or consents setting forth the action so taken shall be signed by the stockholders of the Corporation holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stockholders of the Corporation entitled to vote thereon were present and voted and are delivered in the manner contemplated by Section 228 of the DGCL. Prompt notice of the taking of action without a meeting shall be given to the stockholders of the Corporation entitled thereto pursuant to the DGCL.

Section 10. List of Stockholders. The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 11. Inspectors of Election. The Board, in advance of all meetings of the stockholders, may appoint one or more inspectors of election, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that the Board fails to so appoint one or more inspectors of election or, in the event that one or more inspectors of election previously designated by the Board fails to appear or act at the meeting of stockholders, the chairperson of the meeting may appoint one or more inspectors of election to fill such vacancy or vacancies.

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Section 12. (a)  Annual Meetings of Stockholders.

(i)            Nominations of persons for election to the Board to be considered by the stockholders may be made at an annual meeting of stockholders only (A) on behalf of the Corporation, by or at the direction of the Board or any duly authorized committee thereof (B) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Article I, Section 3 of these Bylaws (provided that any such nominations made on behalf of the Corporation while the Investors beneficially own the shares of Common Stock representing the requisite economic interests in accordance with the Investor Rights Agreement must be made by or at the direction of such in the manner provided in the Investor Rights Agreement) or (C)  by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in Section 12(a)(ii) and Section 12(a)(iii) of this Article I and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation. The proposal of business (other than the election of directors) to be considered by the stockholders may be made at an annual meeting of stockholders only (1) by or at the direction of the Board or any duly authorized committee thereof, (2) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Article I, Section 3 of these Bylaws, (3) by the Investors, in accordance with the Investor Rights Agreement or (4) by any stockholder of the Corporation (other than the Investors) who is entitled to vote on such other business at the meeting, who has complied with the notice procedures set forth in Section 12(a)(ii) and Section 12(a)(iii) of this Article I and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.

(ii)            For nominations or other business to be properly brought before an annual meeting by a stockholder (other than the Investors), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety days nor more than one hundred twenty days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days, or delayed by more than seventy days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this Section 12(a)(ii) of this Article I shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these Bylaws, the date of the preceding year’s annual meeting shall be deemed to be the date of the annual meeting held the preceding calendar year. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

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Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (2) the class or classes or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting on the proposal of such business or such nomination such stockholder intends to bring before the annual meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (4) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (5) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (6) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (D) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (E) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (1) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (2) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (3) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 12(a)(ii) or Section 12(b) of this Article I) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is fifteen days prior to the meeting or any adjournment or postponement thereof; provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen days prior to the meeting or any adjournment or postponement thereof) and not later than five days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as the Corporation requests to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules; provided that such information shall be delivered to or be mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation no later than five business days after the request by the Board for subsequent information regarding director qualifications has been delivered to or mailed and received by such shareholder of record, or group of shareholders of record, providing notice of any nomination.

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(iii)            Notwithstanding anything in the second sentence of Section 12(a)(ii) of this Article I to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under Section 12(a)(ii) of this Article I, and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation.

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(b)            Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) on behalf of the Corporation (x) so long as the Investors beneficially own the shares of Common Stock representing the requisite economic interests in accordance with the Investor Rights Agreement , by or at the direction of the applicable Investor in the manner provided in the Investor Rights Agreement and (y) at any time at which an Investor ceases beneficially own the shares of Common Stock representing the requisite economic interests in accordance with the Investor Rights Agreement, by or at the direction of the Board or any duly authorized committee thereof or (2) provided that the Investor or the Board, as applicable, has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 12 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 12. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(ii) of this Section 12 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected.

(c)            General. (i) Subject to the rights of the Investors set forth in the certificate of incorporation of the Corporation and the Investor Rights Agreement and the rights of the holders of any series of Preferred Stock, only persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12. Without limiting the power and authority of the Board to determine in advance of any meeting of stockholders whether any nomination or business proposed to be brought before such meeting was made in accordance with the procedures set forth in this Section 12, except as otherwise provided by law, the certificate of incorporation of the Corporation or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 12 and, if any proposed nomination or business is not in compliance with this Section 12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

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Notwithstanding the foregoing provisions of this Section 12 but subject to the last sentence of this Section 12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(ii)            For purposes of this Section 12, a public announcement may be made by any means permitted by applicable law, including disclosure in a press release, on the website of the Corporation or in a document publicly filed with the Securities and Exchange Commission pursuant to the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder.

(iii)            No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new time period (or extend any time period) for the giving of a stockholder’s notice as described above, and in order for any notice required to be delivered by a stockholder pursuant to this Section 12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(iv)            Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 12 (including Section 12(a)(i)(C), Section 12(a)(i)(4) and Section 12(b) hereof), and compliance with Section 12(a)(i)(C), Section 12(a)(i)(4) and Section 12(b) of this Article I shall be the exclusive means for a stockholder (other than the Investors) to make nominations or submit other business. Nothing in this Section 12 shall apply to the right, if any, of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the certificate of incorporation of the Corporation.

Notwithstanding anything to the contrary contained herein, the Investors and the holders of any series of Preferred Stock shall not be subject to the notice procedures or other requirements set forth in this Section 12.

Article II
BOARD OF DIRECTORS

Section 1. Number of Directors, Election, Removal. The total number of directors constituting the Board shall be fixed in the manner provided in the certificate of incorporation of the Corporation. Directors shall be elected and removed in the manner provided in the certificate of incorporation of the Corporation.

Section 2. Resignations. Any director may resign at any time by giving notice of such director’s resignation in writing or by electronic transmission to the Corporation. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon receipt by the Corporation of such resignation. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

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Section 3. Vacancies. Any vacancies and newly created directorships on the Board shall be filled in the manner provided in the certificate of incorporation of the Corporation.

Section 4. Regular Meetings. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

Section 5. Special Meetings. Special meetings of the Board may be called by either the Chief Executive Officer or the Chairperson of the Board on 24 hours’ notice to each director, either personally or by telephone or by mail, facsimile, wireless or other form of recorded or electronic transmission, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Notice of any such meeting need not be given to any director, however, if waived by such director in writing or by electronic transmission, or if such director shall be present at such meeting, except if the director attends the meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 6. Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the certificate of incorporation of the Corporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

Section 7. Committees. Subject to the approval rights of the Investors and in accordance with the Investor Rights Agreement: (a) the Board may designate one or more committees consisting of one or more directors, which, to the extent provided by the Board, shall have and may exercise, subject to the terms of the certificate of incorporation of the Corporation, these Bylaws and the provisions of the DGCL, the powers and authority of the Board; (b) such committee or committees shall have such name or names as may be determined from time to time by the Board; (c) the members of any committee possessing a majority of the voting power possessed by the total number of authorized members of such committee (assuming no vacancies) may fix the time and place, if any, of its meeting and specify what notice thereof, if any, shall be given, unless the Board shall provide otherwise; and (d) the Board shall have the power to remove any members of any such committee at any time, for any reason, and/or to change the members of any such committee at any time to fill vacancies. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

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Section 8. Action by Written Consent. Unless otherwise restricted by the certificate of incorporation of the Corporation or these Bylaws, any action required or permitted to be taken at any meeting by the Board or any committee thereof, as the case may be, may be taken without a meeting if a consent thereto is signed or transmitted electronically, as the case may be, by all members of the Board or of such committee, as the case may be. If then required by the DGCL, after any such action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the minutes of proceedings of the Board or such committee. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

Section 9. Telephonic Meetings. The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

Section 10. Director Compensation. Subject to the certificate of incorporation of the Corporation, the Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

Article III
OFFICERS

Section 1. General. The Board may, from time to time as it deems advisable, elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairperson of the Board, who may or may not also be an officer of the Corporation.

Section 2. Terms. All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by the Board. Any vacancies occurring in any office may be filled by the Board in the same manner as such officers are appointed and selected pursuant to Section 1 of this Article III.

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Section 3. Powers; Duties. Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these Bylaws shall have the powers and duties prescribed by law, by these Bylaws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these Bylaws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4. Delegation. Unless otherwise provided in these Bylaws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

Article IV
INDEMNIFICATION and advancement of expenses

Section 1. Right to Indemnification. The Corporation shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer (including, without limitation, a trustee), employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against claims, liabilities, losses, damages, judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees), reasonably incurred or suffered by him or her in connection with such action, suit or proceeding. Notwithstanding the foregoing, except as provided in Section 7 of this Article IV with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

Section 2. Successful Defense. To the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article IV, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred or suffered by him or her in connection therewith.

Section 3. Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by an indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Corporation deems appropriate, by resolution of the Board.

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Section 4. Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article IV shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any director, officer or employee of the Corporation providing indemnification for such person against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action, suit or proceeding by or in the right of the Corporation, that arises by reason of the fact that such person is or was a director, officer or employee of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer (including, without limitation, a trustee), employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law.

Section 5. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer (including, without limitation, a trustee), employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article IV.

Section 6. Certain Definitions. For the purposes of this Article IV, (a) any current or former director, officer or employee of the Corporation who shall serve or has served as a director, officer (including, without limitation, a trustee), employee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any current or former director, officer, employee or agent of any subsidiary corporation, limited liability company, partnership, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director, officer (including, without limitation, a trustee), employee or agent at the request of the Corporation, unless the Board shall determine otherwise. In all other instances where any person shall serve or has served as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director, officer (including, without limitation, a trustee), employee or agent at the request of the Corporation, the Board may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article IV, references to a corporation include all constituent corporations absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving corporation so that any person who is or was a director, officer or employee of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer (including, without limitation, a trustee), employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity. For purposes of this Article IV, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer (including, without limitation, a trustee), employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer (including, without limitation, a trustee) or employee with respect to an employee benefit plan, its participants, or beneficiaries.

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Section 7. Proceedings to Enforce Rights to Indemnification.

(a)            If a claim under Section 1 of this Article IV (following the final disposition of such proceeding) is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under Section 3 of this Article IV is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under Section 1 of this Article IV shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Sections 1, 2 and 3 of this Article IV shall include reasonable documentation of the expenses incurred by the indemnitee.

(b)            If successful in whole or in part in any suit brought pursuant to Section 7(a) of this Article IV, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking to the extent an undertaking would be required of a present director or officer of the Corporation pursuant to Article X of the certificate of incorporation of the Corporation (an “undertaking”), the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

(c)            In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. To the fullest extent permitted by applicable law, neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IV or otherwise shall be on the Corporation.

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Section 8. Preservation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IV shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer or employee of the Corporation, or has ceased to serve at the request of the Corporation as a director, officer or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article IV by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a director, officer or employee of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.

Article V
CORPORATE BOOKS

The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

Article VI
CHECKS, NOTES, PROXIES, ETC.

All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairperson of the Board, the Chief Executive Officer, or by such officers as the Chairperson of the Board, Chief Executive Officer or the Board may from time to time determine.

Article VII
FISCAL YEAR

The fiscal year of the Corporation shall be, unless otherwise determined by resolution of the Board, the calendar year ending on December 31.

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Article VIII
CORPORATE SEAL

The Board may provide a suitable seal, containing the name of the Corporation

Article IX
GENERAL PROVISIONs

Section 1. Notice. Whenever notice is required to be given by law or under any provision of the certificate of incorporation of the Corporation or these Bylaws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 2. Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 3. Severability. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the certificate of incorporation of the Corporation or the DGCL, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Section 4. Certain Defined Terms. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in these Bylaws:

“Investor Rights Agreement” means the Investor Rights Agreement, dated on or about the date hereof by and among the Corporation, Normandy Holdco LLC, CF OMS LLC and MDIH Sponsor LLC, as it may be amended, supplemented or restated from time to time.

“Investors” means the holders of shares of Class A Common Stock or Class B Common Stock of the Corporation that are parties to the Investor Rights Agreement.

“Person” shall be construed broadly and includes any individual, estate, corporation, partnership (limited or general), limited partnership, limited liability company, limited company, joint venture, business association, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

Article X
AMENDMENTS

These Bylaws may be made, amended, altered, changed, added to or repealed as set forth in the certificate of incorporation of the Corporation.

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